As filed with the Securities and Exchange Commission on October 6, 2020
Registration No. 333-249299

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DraftKings Inc.
(Exact name of registrant as specified in its charter)
Nevada	7990	84-4052441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
222 Berkeley Street, 5th Floor
Boston, MA 02116
(617) 986-6744
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Stanton Dodge
Chief Legal Officer
DraftKings Inc.
222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
(617) 986-6744
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Tel: (212) 558-4000	Joel L. Rubinstein Jonathan P. Rochwarger Elliott M. Smith White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Class A common stock, par value $0.0001 per share	18,400,000(4)	$56.12	$1,032,608,000	$112,657.54
Total Registration Fee			$1,032,608,000	$112,657.54(5)

(1)
Includes the offering of additional shares of Class A common stock pursuant to the underwriters’ option to purchase additional shares.

(2)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $56.12, which is average of the $58.39 (high) and $53.85 (low) sales price of our Class A common stock as reported on The Nasdaq Global Select Market on September 28, 2020, which date was within five business days of the date that this Registration Statement was first filed.

(3)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00010910.

(4)
Includes an aggregate of 18,400,000 shares of Class A common stock offered by the registrant. As set forth below, an additional 18,400,000 shares of the registrant’s Class A common stock previously registered for resale on Registration No. 333-238051 are being carried forward to this registration statement pursuant to Rule 429 under the Securities Act and are being offered by the selling stockholders named herein. A filing fee of $44,494.40 was previously paid in connection with the prior registration statement.

(5)
Previously paid.

Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement is being filed as a combined prospectus with respect to (a) 18,400,000 shares of the registrant’s Class A common stock remaining unsold under Registration No. 333-238051 and (b) 18,400,000 shares of the registrant’s Class A common stock offered by the registrant, which are being newly registered hereunder. Pursuant to Rule 429, this registration statement constitutes Post-Effective Amendment No. 2 to Registration No. 333-238051 with respect to the offering of such unsold shares thereunder, which are not currently being terminated by the registrant. No other changes shall be deemed to be made to Registration No. 333-238051 other than with respect to the specific shares being sold hereunder by the selling stockholders. Such post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 6, 2020
PRELIMINARY PROSPECTUS
DRAFTKINGS INC.
16,000,000 Shares of Class A Common Stock
16,000,000 Shares of Class A Common Stock Offered by the Selling Stockholders
We are offering 16,000,000 shares of our Class A common stock and the selling stockholders named in this prospectus are offering 16,000,000 shares of our Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions incurred by the selling stockholders. We intend to use the net proceeds from our offering for general corporate purposes.
Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “DKNG”. On October 5, 2020, the closing price of our Class A common stock was $60.55 per share.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page  13 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)
See “Underwriting” beginning on page 186 for additional information regarding underwriting compensation.

We and the selling stockholders have granted the underwriters an option to purchase up to 4,800,000 additional shares of Class A common stock at the public offering price less the underwriting discount, at any time within 30 days of the date of this prospectus.
The underwriters expect to deliver the shares of Class A common stock to purchasers on or about October   , 2020.
Joint Book-Running Managers
Credit Suisse	Goldman Sachs & Co. LLC
The date of this prospectus is October   , 2020.

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ABOUT THIS PROSPECTUS
Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus is a combined prospectus relating to (a) 18,400,000 shares of Class A common stock offered by the selling stockholders that are currently registered and remain outstanding under Registration No. 333-238051 and (b) 18,400,000 shares of Class A common stock offered by us that are being newly registered hereunder as part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”).
You should rely only on the information contained in this prospectus. See “Where You Can Find More Information.”
Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context indicates otherwise, references to “we”, “us” and “our” refer to DraftKings Inc., a Nevada corporation, and its consolidated subsidiaries following the Business Combination (as defined herein).
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS
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“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 22, 2019, as amended on April 7, 2020, by and among DEAC, Old DK, SBT, the SBT Sellers party thereto, the SBT Sellers’ Representative, DEAC Nevada and Merger Sub.

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“Board” or “board of directors” refers to our board of directors.

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“Business Combination” refers to the transactions contemplated by the BCA.

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“Charter” refers to our amended and restated articles of incorporation.

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“Class A common stock” refers to the Class A common stock, par value $0.0001 per share, of the Company.

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“Class B common stock” refers to the Class B common stock, par value $0.0001 per share, of the Company.

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“Closing” refers to the closing of the Business Combination.

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“Closing Date” refers to April 23, 2020, the date on which the Closing occurred.

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“Continental” refers to Continental Stock Transfer & Trust Company, the transfer agent, warrant agent and escrow agent of DEAC.

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“Convertible Notes” refers to those certain subordinated convertible notes, issued by Old DK on or after December 16, 2019 to certain investors in an aggregate principal amount of approximately $109.2 million.

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“DEAC” refers to Diamond Eagle Acquisition Corp., a Delaware corporation.

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“DEAC Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of DEAC.

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“DEAC Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of DEAC.

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“DEAC NV” refers to DEAC NV Merger Corp., a Nevada corporation, which was renamed DraftKings Inc. in connection with the Closing.

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“DEAC Shares” refers to shares of DEAC Class A common stock and shares of DEAC Class B common stock.

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“DEAC Stockholders” refers to, collectively, holders of shares of DEAC Class A common stock and holders of shares of DEAC Class B common stock, but does not include the PIPE Investors or the holders of the Convertible Notes.

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“dollars” or “$” refers to U.S. dollars.

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“DraftKings” refers to, prior to the Business Combination, DraftKings Inc., a Delaware corporation, and following the Business Combination, DraftKings Inc., a Nevada corporation, and its consolidated subsidiaries.

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“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

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“founder shares” refers to shares of DEAC Class B common stock initially purchased by our Sponsor and Harry Sloan in a private placement prior to DEAC’s initial public offering and the shares of Class A common stock that were issued upon the automatic conversion of those shares in connection with the Closing.

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“Merger Sub” refers to DEAC Merger Sub Inc., a Delaware corporation.

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“Nasdaq” refers The Nasdaq Global Select Market.

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“Old DK” refers to, prior to the Business Combination, DraftKings Inc., a Delaware corporation.

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“Old DK Warrants” refers to the 120,670 warrants initially issued by Old DK to certain institutional investors and which were assumed by the Company and remain outstanding.

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“PIPE Investors” refers to certain institutional and accredited investors who are party to the Subscription Agreements.

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“PIPE Warrants” refers to the 3.0 million redeemable warrants issued in the Private Placement, each of which is exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and upon the Closing, became warrants to acquire shares of Class A common stock on the same terms as DEAC’s public warrants.

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“Private Placement” refers to the issuance of an aggregate of 30,471,352 shares of DEAC Class A common stock and the PIPE Warrants pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

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“private placement warrants” refers to the 3,333,332 warrants initially issued to DEAC’s Sponsor and Harry Sloan in a private placement simultaneously with the closing of DEAC’s initial public offering, each of which is exercisable for one share of our Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and does not include the PIPE Warrants.

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“public warrants” refers to the warrants to purchase shares of DEAC Class A common stock sold as part of the units in DEAC’s initial public offering, each of which, until July 7, 2020 when we redeemed all of our outstanding public warrants that had not been exercised as of July 2, 2020, was exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and upon the Closing, became warrants to acquire shares of Class A common stock on the same terms as DEAC’s public warrants.

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“reincorporation” refers to the change of DEAC’s jurisdiction of incorporation from Delaware to Nevada in connection with the Business Combination through the merger of DEAC with and into DEAC NV, with DEAC NV surviving the merger, pursuant to the terms and subject to the conditions of the Reincorporation Merger Agreement.

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“Reincorporation Merger Agreement” refers to the Agreement and Plan of Merger, dated as of March 12, 2020, by and between DEAC and DEAC NV.

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“SBT” or “SBTech” refers to SBTech (Global) Limited, a company limited by shares, originally incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V.

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“SBT Sellers” refers to each of the holders of capital stock of SBT party to the BCA.

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“SBT Sellers’ Representative” refers to Shalom Meckenzie in his capacity as representative of the SBT Sellers under the BCA.

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“Securities Act” refers to the Securities Act of 1933, as amended.

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“SBT shares” refers to the ordinary shares, par value $0.10 per share, of SBT.

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“SEC” refers to the U.S. Securities and Exchange Commission.

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“Sponsor” refers to Eagle Equity Partners, LLC, a Delaware limited liability company controlled by Jeff Sagansky and Eli Baker.

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“Subscription Agreements” refers to the subscription agreements, dated December 22, 2019, between DEAC and the PIPE Investors, pursuant to which DEAC agreed to issue an aggregate of 30,471,352 shares of DEAC Class A common stock plus 3.0 million PIPE Warrants to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share. In connection with the Closing, the currently issued and outstanding shares of DEAC Class A common stock were exchanged, on a one-for-one basis, for shares of Class A common stock and all of DEAC’s outstanding warrants became warrants to acquire shares of Class A common stock on the same terms as DEAC’s warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements relating to our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
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our ability to raise financing in the future;

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our success in retaining or recruiting officers, key employees or directors;

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factors relating to our business, operations and financial performance, including:

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our ability to effectively compete in the global entertainment and gaming industries;

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our ability to successfully acquire and integrate new operations;

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our ability to obtain and maintain licenses with gaming authorities;

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our inability to recognize deferred tax assets and tax loss carryforwards;

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market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (“COVID-19”) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel;

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intense competition and competitive pressures from other companies worldwide in the industries in which we operate;

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litigation and the ability to adequately protect our intellectual property rights; and

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other factors detailed herein under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Statements” and the financial statements included elsewhere in this prospectus.
The Company
We are a digital sports entertainment and gaming company. We provide users with daily fantasy sports (“DFS”), sports betting and iGaming opportunities, and we are also involved in the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products.
Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through daily fantasy sports contests, sports betting and iGaming.
We seek to innovate and to constantly improve our games and product offerings. Our focus is on creating unique and exciting experiences for our users. We are also highly focused on our responsibility as stewards of this new era in real-money gaming. Our ethics guide every decision we make, both in our respect for the tradition of sports and in our investment in regulatory compliance and consumer protection that have guided our company.
Recent Developments
The novel coronavirus is having a significant impact on most businesses, including ours. Our financial performance trends, including the impact of the coronavirus pandemic on our results for the six months ended June 30, 2020, are discussed in the section titled “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The direct impact on the business of DraftKings beyond disruptions in normal business operations in several of our offices has been primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. Although many major sports seasons and sporting events have recommenced in recent months, COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to DraftKings, our performance, and our financial results and could adversely affect our financial results. In particular, these changes have reduced customers’ use of, and spending on, our product offerings, and have caused us to issue refunds for canceled events, and some retail casinos where we have branded sportsbook and DFS remain closed or have reduced their capacity. Our revenue continues to depend on major sports seasons and sporting events, and we may not generate as much revenue as we would have without the cancellation or postponements in the wake of COVID-19.
On July 7, 2020, we redeemed all of our outstanding public warrants that had not been exercised as of July 2, 2020, which resulted in the exercise of 17.6 million warrants for proceeds to us of $201.4 million and the redemption of 78,156 public warrants at a redemption price of $0.01 per warrant. The private placement warrants were not subject to redemption and, to the extent not exercised, remain outstanding and exercisable. As of October 1, 2020, we had 1,939,171 private placement warrants outstanding.
During the third quarter of 2020, Michael Jordan joined DraftKings as a special advisor to our board of directors. As a special advisor, Mr. Jordan will provide strategic and creative input to the board of directors on company strategy, product development, inclusion, equality and belonging, marketing activities and other key initiatives. On September 23, 2020, we announced that we had appointed Jocelyn Moore and Valerie Mosley to our board of directors, effective as of that date. Ms. Moore and Ms. Mosley fill two newly created seats on our board of directors, which now consists of 15 total members. Additionally, during the third quarter of 2020, we entered into multi-year agreements with: (i) ESPN to become a co-exclusive sportsbook link-out provider and exclusive daily fantasy sports link-out provider to ESPN across a selection of their digital properties, (ii) the Chicago Cubs (to be their official sports betting and daily fantasy partner), (iii) the New York Giants (to be their official sports betting, iGaming and daily fantasy operator), (iv) the PGA TOUR (to be their official betting operator), and, (v) on October 1, 2020, the Philadelphia Eagles (to be their official sports betting and daily fantasy partner).
Operationally, we launched our standalone casino app in Pennsylvania and West Virginia in July 2020, following the app’s debut in New Jersey in June 2020, and launched retail and online sports betting in Illinois in August 2020.
Our financial results for the three months ended September 30, 2020 are not yet finalized. As of the date of this preliminary prospectus, we expect to report unaudited revenue for the three months ended September 30, 2020 of between $131 million and $133 million on a U.S. generally accepted accounting principles (“GAAP”) basis, an increase of approximately 97% as compared with the three months ended September 30, 2019, and approximately 41% as compared with the three months ended September 30, 2019, after giving pro forma effect to the Business Combination as if it had occurred on January 1, 2019 (in each case assuming a midpoint of $132 million for the three months ended September 30, 2020). Atypical hold rates from NFL wagering during the three months ended September 30, 2020 resulted in an estimated negative impact on revenue of approximately $15 million based on our historic average hold rate for online sports betting of approximately 6.5%. As a result of strong customer engagement, we expect our sales and marketing expense, inclusive of stock-based compensation, depreciation and other non-cash expenses, for the three months ended September 30, 2020 to be between $200 million and $210 million on a GAAP basis. Increased time spent at home due to COVID-19 has resulted in increased response rates to our advertising spending and, even with our scaled-up spending on customer acquisition, recent customer acquisition costs have been better than our expectations. We expect our B2C monthly unique payers (“MUPs”) for the three months ended September 30, 2020, to be approximately 1,020,000, representing growth of approximately 64% compared to the same period last year. We expect our gross margin percentage for the three months ended September 30, 2020 compared to the same period in the prior year (63%) to decline due to a relative shift in product offering mix from DFS to faster-growing online Sportsbook and iGaming product offerings, which have lower gross margin percentages due to the newer nature of these product offerings, amortization of acquired intangibles related to the SBTech acquisition, and inherent cost structure differences such as the applicability of gaming taxes. We expect the gross margin percentage for the three months ended September 30, 2020 to decline at a similar rate as the year over year decline for the period ended June 30, 2020 (3565 basis points) with any modest increase in the rate of decline that we may experience being due primarily to amortization of acquired intangibles related to the SBTech acquisition. We expect our general and administrative expense, including stock-based compensation, as a percentage of revenue for the period ended September 30, 2020 to be approximately 100 to 120% of revenue for the three month period ended September 30, 2020.
The unique sports calendar, with overlapping seasons for all four major U.S. sports during a portion of the three months ended September 30, 2020, has also favorably impacted our handle in a manner that may not be representative of our performance in other periods. While handle is indicative of the volume of users’ engagement with our product offerings, it is not intended to be a proxy for net revenue. Handle does not include important factors affecting net revenue such as hold percentage (win rate), which can vary due to factors such as product offering mix (e.g., iGaming versus online Sportsbook), game mix within each product offering (e.g., in-game vs. pre-game wagering, slots vs. blackjack), or sports outcomes. Handle also does not include discretionary promotional spending, which depends largely on the maturity of a state’s legalization of product offerings, where more mature states tend to have lower promotional spend than new states. Promotional expenses, which are recognized as contra revenue as described below under “— Key Components of Revenue and Expenses — Revenue,” increased year-over-year as a number of new states were introduced. In addition, total company net revenue is a function not only of online Sportsbook and iGaming, but also DFS and our B2B business, both of which grew less rapidly on a year-over-year basis.
Because our financial results for the three months ended September 30, 2020 are not yet finalized and due to the unique nature of the sports calendar during this period, we are providing preliminary data regarding our handle, which we do not intend to provide in the normal course of our financial reporting. Our online sports betting handle for the three months ended September 30, 2020, is expected to have grown approximately 460% compared to the same period last year, including online sports betting handle growth in New Jersey of approximately 110%. Our iGaming handle for the three months ended September 30, 2020 is expected to have grown approximately 335% compared to the same period last year, including iGaming handle growth in New Jersey of approximately 150%.
Cautionary Statement Regarding Preliminary Results
The results for the three months ended September 30, 2020, are preliminary, unaudited and subject to completion, reflect our management’s current views and may change as a result of our management’s review of our results and other factors, including economic and competitive risks and uncertainties. Such preliminary results for the three months ended September 30, 2020, are subject to the finalization and closing of our accounting books and records (which have yet to be performed), and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with U.S. GAAP. We caution you that these preliminary results for the three months ended September 30, 2020, are not guarantees of future performance or outcomes and that actual results may differ from those described above. You should read this information together with the sections of this prospectus entitled “Selected Consolidated Financial Information” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and our unaudited condensed combined interim financial statements included elsewhere in this prospectus.
These preliminary results have been prepared by and are the sole responsibility of our management. BDO USA, LLP (“BDO”) has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, BDO does not express an opinion or any other form of assurance with respect thereto.
Our Story
We aspire to deliver a product that is developed with our users in mind and to be as trustworthy as we are innovative in everything we bring to market. This comes in the form of what we believe to be leading-edge, proprietary technology that powers real-money games and betting experiences designed for the “skin-in-the-game” sports fan — the fan who seeks a deeper connection to the sporting events that he or she already loves. Our vision for DraftKings has been shaped by this user, both in who he or she is today and who we anticipate he or she will become as the entertainment and gaming industries evolve. At our core, we are a digital sports entertainment and gaming company with roots in technology and analytics that fosters dynamic and personalized experiences for the sports fan.
This vision underpins our position as a leader in today’s fast-growing global entertainment and gaming industries. As of June 30, 2020, DraftKings has hosted over 4.6 million unique paid users. That number encompasses a user base that continues to steadily grow:
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During the six months ended June 30, 2020, we had 507,628 average MUPs and revenue of $159.5 million, resulting in an average revenue per MUP (“ARPMUP”) of $47. By comparison, during the same time period in 2019, we had 537,142 average MUPs and revenue of $125.5 million, resulting in an ARPMUP of $39.

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During the year ended December 31, 2019, we had 684,103 average MUPs and revenue of $323 million, resulting in an ARMUP of $39. By comparison, during 2018, we had 600,886 average MUPs and revenue of $226 million, resulting in an ARPMUP of $31.

Our growth is driven both by acquiring new users, engaging our existing users and re-engaging our past users. Research tells us that our typical user craves a more immersive and curated fan experience. This was the user we sought with the launch of DFS, our first product offering following our founding in 2011, which has served as the foundation for our growth. Unlike traditional, season-long fantasy sports offerings, DFS challenges users to create a lineup of players within a predefined fantasy “budget” and to make decisions tied to a single day’s sporting events, requiring an elevated level of skill and providing a heightened degree of real-time gratification. This format has fundamentally changed the landscape of sports consumption, driving millions of users to download the DraftKings app and visit our website to make DFS a staple of how they engage with teams, athletes and sports statistics on an everyday basis.
As the popularity of our offerings grew, so did our brand equity, which has been critical to our success over the past eight years. DraftKings became a recognized name among gaming and sports enthusiasts because it represented an entirely new way of interacting with sports. We have remained a recognized name due to the strong and lasting relationships we have formed with our users over time. We have placed our users at the center of our operating model. Built at the intersection of agile technology, data-driven decision-making and dynamic product development, our product offerings and platform are grounded in an absolute focus on our users — who they are and what experiences they want. By leveraging research and analytics to inform our roadmaps, we have built a mobile-first ecosystem that offers experiences tailored to the interests and behaviors of our users, resulting in a truly distinctive and personalized experience for the “skin-in-the-game” sports fan.
Powering our product offerings is a highly scalable platform that allows us to prioritize speed to market without sacrificing the integrity of our products’ performance. Over the past 18 months, we have leveraged the DraftKings’ platform to expand our operations from DFS into two new product offerings: Sportsbook and iGaming, and created a standalone casino app. In August 2018, less than three months after the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992, we launched our online Sportsbook offering in New Jersey. The relative speed with which we moved into this nascent space was no accident: it reflected nearly a decade’s work in agile software development and regulatory know-how that allowed us to navigate this environment. Our implementation of critical responsible-gaming staples like user protection and data security would have been virtually impossible to deliver quickly into an online Sportsbook offering without the strength of our existing infrastructure. Since launching in 2018, we have deepened our understanding of who our sports betting users are and what they value. As of September 1, 2020, our Sportsbook app and website are available in Colorado, Illinois Indiana, Iowa, New Hampshire, New Jersey, Oregon, Pennsylvania and West Virginia. Our standalone casino app is also live in New Jersey, Pennsylvania and West Virginia. As a result of the highly personalized and engaging user experience we offer, we have quickly emerged as one of the most recognized brands in unaided brand association among current online sports bettors and the top website used among sports bettors in the United States, according to a June 2019 survey issued by Ipsos and the Fantasy Sports & Gaming Association.
That model defines our brand in the eyes of both our users and our employees: move rapidly and deliver the experiences that our users love. Our entry into the iGaming space has been no different. Shortly after the launch of our online Sportsbook offering in New Jersey, we turned to iGaming as a clear strategic adjacency for a growing, mobile-centric user base seeking entertainment in real time. We entered an industry with several incumbent land-based licensed operators with mobile offerings and, in less than a year, surged to one of the top operators in the iGaming space in New Jersey based on revenue, according to Eilers & Krejcik Gaming, LLC’s (“Eilers”) U.S. Online Casino Tracker for December 2019. We offer hundreds of games on our iGaming platform across traditional offerings like blackjack, roulette and slot machines, many of which have been designed by our in-house games studio (and which are our most popular in-app offerings). The continued evolution of this platform will serve as a distinct differentiator in our ability to achieve rapid growth in the iGaming space over time.
The intersection between the continued evolution of the distinct experiences we offer and our user-centric DNA is what sets DraftKings apart.
We plan to expand our offerings to begin serving other operators within our industry. We will begin by migrating DraftKings’ own consumer offering onto the SBTech proprietary sports betting platform over time, allowing us to become a fully vertically integrated sports betting operator. We will also leverage our shared infrastructure to service adjacent branded operators in both the United States and internationally at greater scale. This could include online sportsbooks, retail sportsbooks, iGaming operators, as well as governments or lotteries seeking to manage their own sportsbook or iGaming offerings. Our SBTech platform offers one of the industry’s most robust platform solutions to satisfy customers’ sports betting technology needs, ranging from trading and risk management to platform services to support reporting, customer management and regulatory reporting requirements. Our B2B business competes with a variety of other sports betting technology providers and differentiates itself through this full suite platform offering. In addition, we are able to offer through SBTech, a leading iGaming solution via a proprietary platform with integrations to third-party iGaming suppliers.
These capabilities provide the foundation for what we believe to be a best-in-class enterprise offering whose reach will continue to expand. Ultimately, we believe we are uniquely positioned to continue delivering optimal experiences for sports fans who engage deeply with our offerings and to service other companies who seek to offer those experiences themselves.
What Makes Us Different
In order to build the best real-money games and product offerings, we have invested in core disciplines across technology, analytics and marketing, which have become our operational bedrock and have allowed us to rapidly bring innovative new experiences to market while gaining a unique understanding of our users. The result was market leadership in the DFS industry, fueled by a brand reputation and a depth of user trust that has set us apart from our competitors.
Our DFS investments positioned us to successfully compete in online sports betting and iGaming, in addition to DFS. The core strengths that were born out of our DFS experience have been critically important in the first 18 months of our entry into Sportsbook and iGaming, from the resonance of our brand to the scalability of our technology. Similarly important were the regulatory experience and technical infrastructure we built in adapting to the responsible gaming requirements of DFS, which have served as the foundation of our speed to market in online sports betting and iGaming.
These are the strengths that not only set us apart as a DFS operator, but also will continue to differentiate us as a digital sports entertainment and gaming company:
Mobile-First Product Innovation.   From DraftKings’ inception, we have prided ourselves on our ability to deliver new and exciting product offerings to our users. We were the first company to launch a mobile daily fantasy sports app in 2013, anticipating the impending behavioral shift of a user base that had historically relied on a desktop-only experience. The rapid adoption of this product pushed us to extend native mobile experiences across all of our offerings on both iOS and Android, the result of which has been industry-leading app reviews within the sports and games categories. We have extended this investment to build in-house capabilities in order to deliver proprietary mobile games, ranging from DFS offerings across every major professional sport to the native development of our own casino games. These offerings are unified by a consistent experience that reinforces retention within our apps. Additionally, as a result of user-driven feedback around our in-app experience and our product innovation, we have created programs with DraftKings-built social features, including our private DFS leagues for friends, as well as loyalty programs like our daily virtual rewards program. We continue to reinforce this investment in product innovation by recruiting top-tier engineers, with a particular emphasis on experience in consumer-facing mobile app development.
Scalable Platform and Infrastructure.   The consumer experiences described above sit on a shared technology platform that has allowed for maximum flexibility in our product development strategy. We have established a “one-platform” model by launching features like single sign-on, an integrated wallet and universal user profile, while simultaneously leveraging our technological investments in DFS around responsible gaming, compliance and data security to establish similar infrastructure within Sportsbook and iGaming. The net result is an integrated experience that allows a user to move seamlessly between a DFS contest, a sports bet and a hand of blackjack, all while earning money into one wallet and earning rewards into one profile.
Highly Dependable Source of Users.   In addition to building innovative, scalable product offerings, we also have the ability to effectively acquire users to engage with those offerings. The trusted base of DFS users that we have built over time has provided us recognition among a highly dependable source of users that are willing to engage with our new product offerings. This allows us to establish a foothold for Sportsbook in new jurisdictions from the moment sports betting is legalized in such jurisdiction. Our foothold begins with the strength of our brand, which is honed to create a voice and a message that resonates positively with the American sports fan. We have invested in optimizing the new user experience, both from the perspective of product innovation — such as our seamless registration flow and a first-time user experience that educates our users without intimidating them — and in proprietary growth marketing technology that optimizes user acquisition at scale. We layer marketing on top of this foundation in various forms, from targeted campaigns to our “Refer-a-Friend” program that rewards friend-to-friend invitations. We have invested deeply in marketing technology to create promotional capabilities that match users dynamically to programs and offers we know they will enjoy. We have spent years honing our model with this type of marketing across TV, digital and offline channels, relying entirely on in-house analytics to reduce our cost of acquisition by algorithmically matching the right user to the right offer on the right channel.
User Retention and Monetization.   Tied to the strengths we have built in amassing an existing user base are the capabilities we have harnessed with our existing users. We function from the perspective that no user is more important than our existing ones — these are the users around whom our business has been built, and for whom we continue to operate. To that end, we have made major investments in building a research-and-feedback loop that connects our users directly to our product and marketing teams, ensuring that we are constantly listening and making decisions based on their needs. This informs the way in which we think about retention. For example, we have implemented various creative reinvestment programs tied to mechanisms like giveaways, missions, achievements and rewards, all of which were designed based entirely on input from our users. These programs sit on top of a data-driven customer relationship management operation that leverages user insights and a suite of models to optimize our retention channels, which we have supplemented with technology that creates automated triggers connecting users to customized offers. All of this technology is underpinned by a data science framework which allows us to build user personae that cut across all of our consumer product offerings, enabling us to intelligently cross sell across all of our product offerings.
Market Access and Compliance Platform.   We have developed technology, product offerings and partnerships to create a sustainable advantage in the gaming and DFS industries. Strategic multi-year arrangements with lotteries, governments and casinos enable us to offer our products to end users.
Additionally, we have obtained licenses in nine states, where it is required, in the United States, and internationally in the United Kingdom, Australia and Malta, to operate our DFS platform. We are also a registered DFS operator in four additional U.S. states where registration versus licensing is required to operate.
Our B2B business, formerly SBTech, has obtained licenses (and approval, as applicable) in six states in the United States and in the United Kingdom, Gibraltar, Malta and Romania. Additionally, our B2B business has certified its software in various territories, including in Denmark, Italy, Nigeria, Portugal, South Africa and Spain, and its services are available in Azerbaijan, Belgium, Cyprus, Czech Republic, Greece, Mexico, Poland and Spain under local licenses held by operators using SBTech’s platform in these jurisdictions.
Underpinning our regulatory access is our DraftKings platform that allows us to efficiently and safely scale our product offerings into multiple jurisdictions. We have developed our DraftKings platform from the ground up to meet the needs of the unique regulatory environment that the United States offers, while maintaining ease of use for our users. We provide a single experience for login, verification and wallet.
Our SBTech platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on user behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.

Our Business Model
Across all of our offerings, we provide users with a single integrated platform that provides one account, one wallet, a centralized payment system and responsible gaming controls, compliant with regulations across all jurisdictions in which we operate (we refer to this as our “platform”). This platform enables us to develop a seamless and personalized experience across our product offerings. Our product offerings, consisting of daily fantasy sports, Sportsbook and iGaming, available through both web and mobile applications, generate substantially all of our revenue. Our business model relies on our ability to leverage this multijurisdictional platform and create innovative product offerings that will both attract new users and retain our growing base of users.
Monetizing our Platform
We monetize our platform through the following principal offerings:
•
Business-to-Consumer (“B2C”)

•
Daily Fantasy Sports (DFS).   Since launching our platform, we have monetized our DFS offering by facilitating peer-to-peer play, whereby users compete against each other for prize money. We provide users with a technology platform that establishes daily fantasy sports contests, scores the contest, distributes the prize money and performs other administrative activities to enable the “skin-in-the-game” sports fan experience. Our revenue is the difference between the entry fees collected and the amounts paid out to users as prizes and customer incentives in a period.

•
Sportsbook.   To further enhance the “skin-in-the-game” sports fan experience, shortly after the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), we enabled our platform to offer online sports betting. In Sportsbook, we generate revenue from “hold” as users play against the house (us).

•
iGaming.   iGaming includes the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines, all integrated with our other offerings through our platform. For these offerings, we function similarly to land-based casinos, generating revenue through “hold” as users play against the house (us).

•
Business-to-Business (“B2B”).   Our B2B business is composed of the legacy SBTech business, a turnkey supplier of an end-to-end suite of services, such as a fully- and semi-managed Internet-based (e.g., mobile) sportsbook with industry-leading risk management tools and an in-house multi-channel technology platform configured with all major payment gateways and adaptable to regulatory requirements, casino providers and customer relationship management tools. In addition, through our B2B business, we offer a leading mobile casino gaming solution via the SBTech proprietary platform with integrations to all leading third-party mobile gaming suppliers. This proprietary platform allows leading mobile sportsbook and casino gaming operators to deliver products under their own brands, powered by SBTech’s leading industry platform engine.

Across all of our principal offerings, as more users place more bets or enter more contests, we earn more revenue. We also generate revenue from offering advertising and sponsorship packages to targeted advertisers across our entertainment and gaming offerings.
Our Priorities
As we continue to invest in our core competitive advantages, we believe we will remain positioned to build a leadership position within the burgeoning global entertainment and gaming industries. We have established several major areas of strategic focus that will guide the way we think about our future growth:
Continue to invest in our products and platform.   We have established a set of competencies that position us at the forefront of the evolving digital sports entertainment and gaming industries. In the immediate term, our focus will be on reinforcing our competitive strengths and our core competencies, in order to continue iterating on our core user experiences while we reinforce the analytical, marketing and technological infrastructure that allows us to scale our offerings. We plan to continue to invest in our users and in our product offerings as we remain dually driven to keep our existing users engaged while we expand the capabilities of the platform that will enable us to rapidly reach new geographies and attract new audiences.
Launch our product offerings in new geographies.   With our experience in regulated gaming jurisdictions in the United States, we are prepared to enter new states as regulations on sports betting and iGaming open up these jurisdictions to us. Whether the appropriate route for a geography is to operate as a mobile consumer operator, a mobile consumer operator with a retail presence, a technology solution provider to a government entity, or any permutation of the foregoing, our goal is to be ready to enter jurisdictions that provide for daily fantasy sports, sports betting and iGaming. We are also well prepared to continue growing our B2B customer base outside of the United States given the flexible and robust nature of the SBTech platform.
Effectively integrate with SBTech to form a vertically integrated operation.   We expect to realize synergies with SBTech by transitioning to its risk and trading sports betting platform over time, with full integration occurring by September 2021, instead of relying on a third-party platform in order to offer Sportsbook. This will provide us with the opportunity to reduce costs and differentiate our offering in North America from other gaming operators in order to establish ourselves as an end-to-end operation across all of our offerings. We expect the transition to SBTech’s risk and trading platform will deliver efficiencies over time as we consolidate redundant capabilities. Additionally, we expect that we will be able to serve other branded consumer operators in the United States and internationally — such as online sportsbooks, retail sportsbooks and iGaming operators — with our proprietary sports betting and player-management technology. SBTech will allow us to access jurisdictions and opportunities within the footprint of SBTech that would otherwise not be available to us.
Create replicable and predictable state-level unit economics in sports betting and iGaming.    We believe that creating the best state-level unit economics in our industry will be necessary for achieving and maintaining long-term significant market share in the U.S. Using as a baseline the economic framework we have refined over our first 18 months operating in New Jersey, we believe we can create a replicable model that balances the right levels of investment and efficiency within each new jurisdiction that we enter. This will be aided by our integration of the SBTech platform in order to reduce our platform fees and ultimately remove our reliance on third-party platforms to operate our Sportsbook offering. We plan to leverage our national scale to improve our user acquisition costs, reduce our variable operational costs by investing in technology and data science to increase automation, and leverage our combined product, technology and existing user database to create strong strategic partnerships with casinos, lotteries and governments.
Expand our consumer offerings.   In addition to rapidly expanding into new jurisdictions, the strength of our platform is that it allows us to seamlessly integrate new product offerings into the DraftKings ecosystem. This comes in the form of extensions of our existing offerings such as the addition of daily fantasy sports for sporting events like the Olympics, or a deeper investment in our proprietary live-betting mobile experience, as well as in potential expansion into adjacent industries. We are capable of quickly bringing offerings like these to market via our existing technology platform, and to immediately cross-market them to users according to our data analytics.
Government Regulation
We are subject to various U.S. and foreign laws and regulations that affect our ability to operate in the DFS, sports betting and iGaming industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.
The gaming industry (inclusive of our iGaming and sports betting product offerings) is highly regulated and we must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction from which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions from which we operate.

These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the iGaming and sports betting product offering. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Company’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.
Corporate Information
We are a Nevada corporation and were incorporated as DEAC NV Merger Corp., a wholly-owned subsidiary of our legal predecessor, DEAC, a special purpose acquisition company. On April 23, 2020, DEAC consummated the Business Combination and, in connection therewith, (i) DEAC merged with and into us, whereby we survived the merger and became the successor issuer to DEAC by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) we changed our name to “DraftKings Inc.,” (iii) we acquired Old DK by way of a merger and (iv) we acquired all of the issued and outstanding share capital of SBTech. Upon consummation of the foregoing transactions, Old DK and SBT became our wholly-owned subsidiaries.
Our principal executive offices are located at 222 Berkeley Street, 5th Floor, Boston, MA 02116. Our telephone number is (617) 986-6744, and our website address is www.draftkings.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING
Class A common stock offered by us	16,000,000 shares (or 18,400,000 shares if the underwriters exercise their option to purchase additional shares in full)
Class A common stock offered by selling stockholders	16,000,000 shares (or 18,400,000 shares if the underwriters exercise their option to purchase additional shares in full)
Option to purchase additional shares of Class A common stock	We and the selling stockholders have granted the underwriters an option to purchase up to an aggregate of 4,800,000 shares of Class A common stock. This option is exercisable, in whole or in part, within 30 days after the date of this prospectus.
Class A common stock to be outstanding immediately after this offering	373,402,499 shares (or 375,802,499 shares if the underwriters exercise their option to purchase additional shares in full)
Use of proceeds
We estimate that after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $      million of net proceeds from this offering (or $       million if the underwriters exercise their option to purchase additional shares).
We currently intend to use the net proceeds from the offering for general corporate purposes.
We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions. See “Use of Proceeds.”

Risk Factors	Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” in this prospectus.
Ticker Symbol	“DKNG” for our Class A common stock.
The number of shares of Class A common stock to be outstanding immediately after this offering is based on 357,402,499 shares of Class A common stock outstanding as of October 1, 2020 and does not include (i) 52,870,000 shares of Class A common stock reserved for issuance under the DraftKings Inc. 2020 Incentive Plan (the “Incentive Plan”), (ii) 5,840,000 shares of Class A common stock reserved for issuance under the DraftKings Employee Stock Purchase Plan (“ESPP”), (iii) 43,485,819 shares of Class A common stock issuable upon the exercise of outstanding options to purchase shares of our Class A common stock, outstanding as of October 1, 2020 and with a weighted average exercise price of $3.10, (iv) 20,147,886 shares of Class A common stock issuable upon the exercise of outstanding restricted stock units, outstanding as of October 1, 2020, and (v) 1,939,171 shares of Class A common stock underlying our private placement warrants.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The merger between DraftKings and Merger Sub was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization for which Old DK has been determined to be the accounting acquirer (the “Reverse Recapitalization”) was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. DraftKings’ acquisition of all of the issued and outstanding share capital of SBTech (the “SBTech Acquisition”) was treated as a business combination under Financial Accounting Standards Board’s ASC 805, and was accounted for using the acquisition method of accounting. We recorded the fair value of assets acquired and liabilities assumed from SBTech. The summary unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination and the related transactions as if they had occurred on January 1, 2019.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company and the related notes appearing elsewhere in this prospectus. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of DEAC, Old DK and SBTech and related notes included in this prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s results of operations actually would have been had the Business Combination and the related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination and the related transactions.
Pro Forma Combined
(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Six Months Ended June 30, 2020
Revenue	$188,443
Net loss per share – basic and diluted	$(0.69)
Weighted-average Class A shares outstanding — basic and diluted	351,964,934
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2019
Revenue	$431,834
Net loss per share – basic and diluted	$(0.50)
Weighted-average Class A shares outstanding — basic and diluted	351,964,934

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Selected Consolidated Financial Information,” “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risk Factors Relating to Our Business and Industry
Competition within the broader entertainment industry is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our offerings do not continue to be popular, our business could be harmed.
We operate in the global entertainment and gaming industries within the broader entertainment industry with our business-to-consumer offerings such as DFS, Sportsbook and iGaming, and our business-to-business offerings through the SBT platform. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are more well established and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our recently launched sports betting and iGaming platforms in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.
The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, new competitors, whether licensed or not, may enter the iGaming industry. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business could suffer.
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.
Our financial performance is subject to global and U.S. economic conditions and their impact on levels of spending by users and advertisers. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business and financial condition. In the past decade, global and U.S. economies have experienced tepid growth following the financial crisis in

2008 – 2009 and there appears to be an increasing risk of a recession due to international trade and monetary policy, the global coronavirus pandemic and other changes. If the national and international economic recovery slows or stalls, these economies experience another recession or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.
In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’ disposable income and advertisers’ budgets. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.
Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects.
Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as daily fantasy sports, sports betting and iGaming. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending on leisure activities, such as daily fantasy sports and gaming.
For example, the recent outbreak of COVID-19, a virus originating in China, causing potentially deadly respiratory tract infections, has negatively affected economic conditions regionally as well as globally, and has caused a reduction in consumer spending. Efforts to contain the effect of the virus have included travel restrictions and restrictions on public gatherings. Many businesses have eliminated non-essential travel and canceled in-person events to reduce instances of employees and others being exposed to large public gatherings, and state and local governments across the United States have restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home.
The direct impact on our business beyond disruptions in normal business operations in several of our offices has been primarily through the suspension, postponement and cancellation of major sports and sporting events. Although many major sports seasons and sporting events have recommenced in recent months, COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to DraftKings, our performance, and our financial results and could adversely affect our financial results. In particular, these changes have reduced customers’ use of, and spending on, our product offerings, and have caused us to issue refunds for canceled events, and some retail casinos where we have a branded sportsbooks and DFS remain closed or have reduced their capacity. Cancellation of March Madness, delay in the MLB season, truncated NBA playoffs, and other events affected by COVID-19 has had an adverse impact on our revenue. Our revenue continues to depend on major sports seasons and sporting events, and we may not generate as much revenue as we would have without the cancellation or postponements in the wake of COVID-19. If a large number of our employees and/or a subset of our key employees and executives are impacted by COVID-19, our ability to continue to operate effectively may be negatively impacted. The ultimate severity of the coronavirus outbreak is uncertain at this time and therefore we cannot predict the full impact it may have on our end markets and our operations; however, the effect on our results could be material and adverse. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, results of operations and prospects.
We may experience fluctuations in our operating results, which make our future results difficult to predict and could cause our operating results to fall below expectations.
Our quarterly financial results have fluctuated in the past and we expect our financial results to fluctuate in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.
Our financial results in any given quarter may be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the impact of seasonality and our betting results, and the other risks and uncertainties set forth herein. In particular, our betting operations have significant exposure to, and may be materially impacted by, sporting events and seasons, which can result in short-term volatility in betting win margins and user engagement, thus impacting revenues. While we have been able to forecast revenues from our daily fantasy sports business with greater precision than for new offerings, we cannot provide assurances that consumers will engage with our DFS platform on a consistent basis. Consumer engagement in our daily fantasy sports, sports betting and iGaming services may decline or fluctuate as a result of a number of factors, including the popularity of the underlying sports, the user’s level of satisfaction with our platforms, our ability to improve and innovate, our ability to adapt our platform, outages and disruptions of online services, the availability of live sporting events, the services offered by our competitors, our marketing and advertising efforts or declines in consumer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.
In our iGaming product offering, operator losses are limited per stake to a maximum payout. When looking at bets across a period of time, however, these losses can potentially be significant. Our quarterly financial results may also fluctuate based on whether we may pay out any jackpots to our iGaming users during the relevant quarter. As part of our iGaming offering, we may offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the user is contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is reset with a predetermined base amount. While we maintain a provision for these progressive jackpots in the event we choose to offer them, the cost of the progressive jackpot payout would be a cash outflow for our business in the period in which it is won with a potentially significant adverse effect on our financial condition and cash flows. Because winning is underpinned by a random mechanism, we cannot predict with absolute certainty when a jackpot will be won. In addition, we do not insure against random outcomes or jackpot wins.
Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.
We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states, which are uncertain. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.
Additionally, as described above under “— Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted.
We have a new business model, which makes it difficult for us to forecast our financial results, creates uncertainty as to how investors will evaluate our prospects, and increases the risk that we will not be successful.
DraftKings was incorporated in 2011 and began operating the DFS product offering in 2012. DraftKings expanded from its DFS product offering to include Sportsbook and iGaming product offerings in 2018. Following the consummation of the Business Combination, we have a new business model and new offerings, including a sports betting technology platform. Accordingly, it will be difficult for us to forecast our future financial results, and it will be uncertain how our new business model will affect investors’ perceptions and expectations, which can be idiosyncratic and vary widely, with respect to our prospects. Additionally, as the only vertically integrated U.S.-based sports betting and online gaming company, it may be difficult for investors to evaluate our business due to the lack of similarly situated competitors. Furthermore, our new business model may not be successful. Consequently, you should not rely upon DraftKings’ and SBT’s past quarterly financial results as indicators of our future financial performance, and our financial results and stock price may be negatively affected.
DraftKings has a history of losses and we may continue to incur losses in the future.
Since DraftKings was incorporated in 2011, it has experienced net losses and negative cash flows from operations. We experienced net losses of $230 million and $58 million in the six months ended June 30, 2020 and 2019, respectively, and $143 million in the year ended December 31, 2019. We may continue to experience losses in the future, and we cannot assure you that we will achieve profitability. We may continue to incur significant losses in future periods. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we have incurred and expect to continue to incur additional legal, accounting and other expenses that Old DK did not incur as a private company. If our revenue does not grow at a greater rate than our expenses, we will not be able to achieve or maintain profitability. We may incur significant losses in the future for many reasons, including those described in the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods. If our expenses exceed our revenue, our business may be negatively impacted and we may never achieve or maintain profitability.
Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.
Our DFS and Sportsbook operations may fluctuate due to seasonal trends and other factors. We believe that significant sporting events such as the playoffs and championship games, tend to impact, among other things, revenues from operations, key metrics and customer activity, and as such, DraftKings’ historical revenues generally have been highest in the fourth quarter when most of those games occur. A majority of our current sports betting and DFS revenue is and will continue to be generated from bets placed on, or contests relating to, the National Football League and the National Basketball Association, each of which have their own respective off-seasons, which may cause decreases in our future revenues during such periods. Our revenues may also be affected by the scheduling of major sporting events that do not occur annually, such as the World Cup, or the cancellation or postponement of sporting events and races, such as the postponement of the 2020 Summer Olympic Games that were supposed to take place this summer. In addition, certain individuals or teams advancing or failing to advance and their scores and other results within specific tournaments, games or events may impact our financial performance.

The success, including win or hold rates, of existing or future sports betting and iGaming products depends on a variety of factors and is not completely controlled by us.
The sports betting and iGaming industries are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of sports bet or iGame, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our iGames and sports betting we offer to our users. We use the hold percentage as an indicator of an iGame’s or sports bet’s performance against its expected outcome. Although each iGame or sports bet generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates (hold percentages) may also (depending on the game involved) be affected by the spread of limits and factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users, the volume of bets placed and the amount of time spent gambling. As a result of the variability in these factors, the actual win rates on our online iGames and sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our iGame’s or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.
Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our users’ needs and improve and enhance our existing platforms to maintain or increase our user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.
We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.
Our technology infrastructure is critical to the performance of our platform and offerings and to user satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and user information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.
Additionally, our products may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when users attempt to access it or navigation through our platforms is slower than they expect, users may be unable to place their bets or set their line-ups in time and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.
If our user base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the coronavirus) or other catastrophic events.
We believe that if our users have a negative experience with our offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.
Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, which could adversely affect our business.
The secure maintenance and transmission of user information is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed or taken without our guests’ consent. We have experienced cyber-attacks, attempts to breach our systems and other similar incidents in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future.
We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.
In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. While we maintain cybersecurity insurance coverage that we believe is adequate for our business, such coverage may not cover all potential costs and expenses associated with cybersecurity incidents that may occur in the future.
In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected subscribers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.
We rely on Amazon Web Services to deliver our offerings to users on our platform, and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.
We currently host our sports betting, iGaming and daily fantasy sports platforms and support our operations using Amazon Web Services (“AWS”), a third-party provider of cloud infrastructure services, along with other service providers traditionally used by SBT. We do not, and will not, have control over the operations of the facilities or infrastructure of the third-party service providers that we use. Such third parties’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance will be critical to our success. We have experienced, and we expect that in the future we will experience, interruptions, delays and outages in service and availability from these third-party service providers from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in these third parties’ service levels may adversely affect our ability to meet the requirements of our users. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our offerings increases. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our offerings.
Our commercial agreement with AWS will remain in effect until terminated by AWS or us. AWS may only terminate the agreement for convenience after complying with the contractual 30 day prior notice requirement, except for extraordinary circumstances as laid out in AWS standard terms. AWS may also terminate the agreement for cause upon a breach of the agreement or for failure to pay amounts due, in each case, subject to AWS providing prior written notice and a 30-day cure period. In the event that our agreement with AWS is terminated or we add additional cloud infrastructure service providers, such as the one currently used by SBT, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Although alternative providers could host our platform on a substantially similar basis to AWS, transitioning the cloud infrastructure currently hosted by AWS to alternative providers could potentially be disruptive and we could incur significant one-time costs.
Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant loss of revenue, increase our costs and impair our ability to attract new users, any of which could adversely affect our business, financial condition and results of operations.
We rely on third-party providers to validate the identity and identify the location of our users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.
There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately, or be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition and results of operations could be adversely affected.
Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.
Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.
Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.
We rely on third-party payment processors to process deposits and withdrawals made by our users into the platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.
We rely on a limited number of third-party payment processors to process deposits and withdrawals made by our users into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our users.
Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.
For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.
Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.
We rely on other third-party sports data providers for real-time and accurate data for sporting events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
We rely on third-party sports data providers such as SportRadar and BetGenius to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to determine when and how bets are settled or how users rank in their fantasy contests. We have experienced, and may continue to experience, errors in this data feed which may result in us incorrectly settling bets or ranking users in their contests. If we cannot adequately resolve the issue with our users, our users may have a negative experience with our offerings, our brand or reputation may be negatively affected and our users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.
Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
Our success depends in part on our relationships with other third-party service providers. For example, we rely on third parties for content delivery, load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our users may experience issues or interruptions with their experiences. Furthermore, if any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third parties into our platform. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.
If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.
We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.
Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.
In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.
Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.
If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.
A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. See “— We rely on Amazon Web

Services to deliver our offerings to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.” We require technology-based service providers to implement cyber-attack-resilient systems and processes. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our users to access our platform or offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our users. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our users’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our platform and offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause users to lose confidence in our offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
We rely on strategic relationships with casinos, tribes and horse-tracks in order to be able to offer our products in certain jurisdictions. If we cannot establish and manage such relationships with such partners, our business, financial condition and results of operations could be adversely affected.
Under some states’ sports betting laws, online sports betting is limited to a finite number of retail operators, such as casinos, tribes or tracks, who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer online sports betting services provided by a casino. The “skin” provides a market access opportunity for mobile operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins,” and the numbers of  “skins” available, are typically determined by a state’s sports betting law. In most of the jurisdictions in which we offer sports betting and iGaming, we currently rely on a casino, tribe or track in order to get a “skin.” These “skins” are what allows us to gain access to jurisdictions where online operators are required to have a retail relationship. If we cannot establish, renew or manage our relationships, our relationships could terminate and we would not be allowed to operate in those jurisdictions until we enter into new ones. As a result, our business, financial condition and results of operations could be adversely affected.
Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.
We rely on relationships with sports leagues and teams, professional athletes and athlete organizations, advertisers, casinos and other third parties in order to attract users to our platform. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to our platform. In addition, many of the parties with whom we have advertising arrangements provide advertising services to other companies, including other fantasy sports and gaming platforms with whom we compete. While we believe there are other third parties that could drive users to our platform, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.
Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.
DraftKings was founded in 2011 with a singular focus on the DFS industry and has primarily focused its efforts in the last eight years on growing the DFS product offering. In 2018, DraftKings expanded its product offerings to include its Sportsbook and iGaming offerings. DraftKings has rapidly expanded and we anticipate expanding further as new product offerings mature and as we pursue our growth strategies.
The industries in which we operate are subject to rapid and frequent changes in standards, technologies, products and service offerings, as well as in customer demands and expectations and regulations. We must continuously make decisions regarding which offerings and technology to invest in to meet customer demand in compliance with evolving industry standards and regulatory requirements and must continually introduce and successfully market new and innovative technologies, offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain, and increase our user base and to increase our revenue will depend heavily on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing platforms and offerings or develop and introduce new and unproven products, with which we have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by users, even if well-reviewed and of high quality. If we are unable to develop technology and products that address users’ needs or enhance and improve our existing platforms and offerings in a timely manner, that could have a material adverse effect on our business, financial condition, results of operations and prospects.
Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our users or partners, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our users’ wallets in a manner that could negatively impact their ecosystem. Furthermore, such expansion of our business increases the complexity of our business and places a significant strain on our management, operations, technical systems and financial resources and we may not recover the often-substantial up-front costs of developing and marketing new offerings, or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise to support such growth and the quality of our platforms, offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, results of operations and prospects.
Any new offerings may also require our users to utilize new skills to use our platform. This could create a lag in adoption of new offerings and new user additions related to any new offerings. To date, new offerings and enhancements on our existing platforms have not hindered our user growth or engagement, but that may be the result of a large portion of our user base being in a younger demographic and more willing to invest the time to learn to use our products most effectively. To the extent that future users, including those in older demographics, are less willing to invest the time to learn to use our products, and if we are unable to make our products easier to learn to use, our user growth or engagement could be affected, and our business could be harmed. We may develop new products that increase user engagement and costs without increasing revenue.
Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose users or users may decrease their spending on our platforms. New customer demands, superior competitive offerings, new industry standards or changes in the regulatory environment could render our existing offerings unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our platforms or business model. Our failure to adapt to a rapidly changing market or evolving customer demands could harm our business, financial condition, results of operations and prospects.
Our growth will depend on our ability to attract and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.
Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings, retain existing users of our offerings and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We have used and expect to continue to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives. For paid marketing, we intend to leverage a broad array of advertising channels, including television, radio, social media platforms, such as Facebook, Instagram, Twitter and Snap, affiliates and paid and organic search, and other digital channels, such as mobile display. If the search engines on which we rely modify their algorithms, change their terms around gaming, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer users may click through to our website. If links to our website are not displayed prominently in online search results, if fewer users click through to our website, if our other digital marketing campaigns are not effective, of it the costs of attracting users using any of our current methods significantly increase, then our ability to efficiently attract new users could be reduced, our revenue could decline and our business, financial condition and results of operations could be harmed.
In addition, our ability to increase the number of users of our offerings will depend on continued user adoption of DFS, Sportsbook and iGaming. Growth in the DFS, Sportsbook and iGaming industries and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.
Additionally, as technological or regulatory standards change and we modify our platform to comply with those standards, we may need users to take certain actions to continue playing, such as performing age verification checks or accepting new terms and conditions. Users may stop using our product offerings at any time, including if the quality of the user experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings.
Our core values of focusing on our users first and acting for the long term may conflict with the short-term interests of our business.
One of our operating principles is to put our users first, which we believe is essential to our success and serves the best, long-term interests of our company and our stakeholders. Therefore, we have made in the past and we may make in the future, certain investments or changes in strategy that we think will benefit our users, even if our decision negatively impacts our operating results in the short term.

Our business model depends upon the continued compatibility between our app and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple App Store prevent users from downloading our apps or block advertising from being delivered to our users, our ability to grow our revenue, profitability and prospects may be adversely affected.
The substantial majority of our users access our DFS, Sportsbook and iGaming product offerings primarily on mobile devices, and we believe that this will continue to be increasingly important to our long-term success. Our business model depends upon the continued compatibility between our app and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices.
In addition, we rely upon third-party platforms for distribution of our product offerings. The DFS product offering is delivered as a free application through both the Apple App Store and the Google Play Store and is also accessible via mobile and traditional websites. The Sportsbook and iGaming product offerings are primarily distributed through the Apple App Store and a traditional website. The Google Play store and Apple App Store are global application distribution platforms and the main distribution channels for our app. As such, the promotion, distribution and operation of our app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.
There is no guarantee that popular mobile devices will start or continue to support or feature our product offerings, or that mobile device users will continue to use our product offerings rather than competing products. We are dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.
Moreover, our products require high-bandwidth data capabilities in order to place time-sensitive bets. If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, our user growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality content over mobile cellular networks, our product offerings must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our platforms, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against content providers like us, such as providing for faster or better access to our competitors, over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects.
Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our users to access and use our platform on their mobile devices, if our users choose not to access or use our platform on their mobile devices, or if our users choose to use mobile products that do not offer access to our platform, our user growth, retention, and engagement could be seriously harmed.

In addition, if any of the third-party platforms used for distribution of our product offerings were to limit or disable advertising on their platforms, either because of technological constraints or because the owner of these distribution platforms wished to impair our ability to serve ads on them, our ability to generate revenue could be harmed. Also, technologies may be developed that can block the display of our ads. These changes could materially impact the way we do business, and if we or our advertising partners are unable to quickly and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations or prospects.
We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.
We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.
As part of our business strategy, we have made, and we intend to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:
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the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

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increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

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entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

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diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

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the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

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the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of Class A common stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our Class A common stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.
We are party to pending litigation in various jurisdictions and with various plaintiffs and we may be subject to future litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.
In the past we have been party to, and we may in the future increasingly face the risk of, claims, lawsuits, and other proceedings involving competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters. See “Business — Legal Proceedings.” Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects.
Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.
We are generally subject to laws and regulations relating to fantasy sports, sports betting and iGaming in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our services or those are available, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.
We offer our DFS product offering in 23 states that have adopted legislation permitting online fantasy sports. In those states that currently require a license or registration, we have either obtained the appropriate license or registration, have obtained a provisional license, or are operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. We also have three foreign licenses and operates under those licenses in eight countries.
We operate in 21 states and one country, Canada, that do not have fantasy sports-specific laws or regulations. In those jurisdictions, our business may be subject to future legislative and regulatory action, court decisions or other governmental action that could alter or eliminate our ability to operate. On February 6, 2020, a state intermediate appellate court in New York determined in a split decision that a law specifically authorizing paid fantasy sports contests in New York violated the New York constitution. This decision is currently stayed; however, if upheld, it could jeopardize our ability to operate our DFS offering in New York. In addition, in certain states in which DraftKings operates, including Texas and Florida, the applicable office of the Attorney General has issued an adverse legal opinion regarding DFS. In the event that one of those Attorneys General decides to take action on the opinion from their office, we may have to withdraw our operations from such state, which could have a material adverse effect on our business, financial condition and results of operations.
In May 2018, the U.S. Supreme Court struck down as unconstitutional PASPA. This decision has the effect of lifting federal restrictions on sports betting and thus allows states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states (including Washington D.C.) have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or user base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. See “Business — Government Regulation.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.
Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the DFS, sports betting and iGaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.
There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the DFS, iGaming and sports betting industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

In the context of our EU-facing operations, we may be subject to specific compliance obligations under the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and implementing legislation in different EU Member States in which we operate. In addition, portions of our business established outside the EU may be required to comply with the requirements of the GDPR with respect to the offering of products or services to, or the monitoring of, individuals in the EU. We may also be subject to the local privacy and data protection laws of the EU Member States in which we offer products or services, which can carry penalties and potential criminal sanctions. In addition, Directive 2002/58/EC (as amended by Directive 2009/136/EC) (together, the “e-Privacy Directive”) governs, among other things, the use of cookies and the sending of electronic direct marketing within the European Union and, as such, will apply to our marketing activities within the EU.
In our efforts to comply with these requirements, we rely on positions and interpretations of the law that have yet to be fully tested before the relevant courts and regulators. If a regulator or court of competent jurisdiction determined that one or more of our compliance efforts does not satisfy the applicable requirements of the GDPR or the e-Privacy Directive, or if any party brought a claim in this regard, there could be potential governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and that could cause customers to lose trust in us and damage our reputation. Likewise, a change in guidance could be costly and have an adverse effect on our business.
Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, predominantly within the United States, which is an initial area of focus, and legalization may not occur in as many states as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.
A number of states have legalized, or are currently considering legalizing, real money gaming, and our business, financial condition, results of operations and prospects are significantly dependent upon legalization of real money gaming. Our business plan is partially based upon the legalization of real money gaming for a specific percent of the population on a yearly basis and the legalization may not occur as we have anticipated. Additionally, if a large number of additional states or the federal government enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports betting or iGaming websites in U.S. jurisdictions where such games are legalized, our future growth in online sports betting and iGaming could be materially impaired.
As we enter into new jurisdictions, states or the federal government may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain states require us to have a relationship with a land-based, licensed casino for online Sportsbook access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial tax rates on online sports betting and iGaming revenue, in addition to sales taxes in certain jurisdictions and a federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.
Therefore, even in cases in which a jurisdiction purports to license and regulate DFS, sports betting or iGaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements in a particular jurisdiction, or the failure to successfully obtain a license or permit applied for in a particular jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other jurisdictions, or could cause the rejection of license applications or cancelation of existing licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our users, or otherwise to deliver and promote our services.
Compliance with the various regulations applicable to fantasy sports and real money gaming is costly and time-consuming. Regulatory authorities at the non-U.S., U.S. federal, state and local levels have broad powers with respect to the regulation and licensing of fantasy sports and real money gaming operations and may revoke, suspend, condition or limit our fantasy sports or real money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business.
Any fantasy sports or real money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our DFS, Sportsbook and iGaming operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.
Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our user base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our DFS, Sportsbook and iGaming operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.
We have been the subject of governmental investigations and inquiries with respect to the operation of our businesses and we could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.
We have received formal and informal inquiries from time to time, from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business.
Participation in the sports betting industry exposes us to trading, liability management and pricing risk. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of its sports risk management processes.
Our fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events and therefore, over the long term, our gross win percentage has remained fairly constant. However, there can be significant variation in gross win percentage event-by-event and day-by-day. We have systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in reducing our exposure, and consequently our exposure to this risk in the future. As a result, in the short term, there is less certainty of generating a positive gross win, and we may experience (and we have from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross-win basis could have a material adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.
Palpable (obvious) errors in Sportsbook odds making occasionally occur in the normal course of business, sometimes for large liabilities. While it is a worldwide standard business practice to void bets associated with palpable errors or to correct the odds, there is no guarantee regulators will approve voiding palpable errors moving forward in every case.
Our Sportsbook offers a huge spectrum of betting markets across dozens of sports, and the odds are set through a combination of algorithmic and manual odds making. Bet acceptance is also a combination of automatic and manual acceptance. In some cases, the odds offered on the website constitute an obvious error. Examples of such errors are inverted lines between teams, or odds that are significantly different from the true odds of the outcome in a way that all reasonable persons would agree is an error. It is commonplace virtually worldwide for operators to void bets associated with such palpable errors, and in most mature jurisdictions these bets can be voided without regulatory approval at operator discretion. In the U.S., it is unclear long term if state-by-state regulators will consistently approve voids or re-setting odds to correct odds on such bets. In some cases, we require regulatory approval to void palpable errors ahead of time. If regulators were to not allow voiding of bets associated with large obvious errors in odds making, we could be subject to covering significant liabilities.
We follow the industry practice of restricting and managing betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that states will allow operators such as us to limit on the individual customer level.
Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for sports betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. We believe this practice is beneficial overall, because if it were not possible, the betting options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all state legislation and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.
Negative events or negative media coverage relating to, or a declining popularity of, daily fantasy sports, sports betting, the underlying sports or athletes, online sports betting or iGaming in particular, or other negative coverage may adversely impact our ability to retain or attract users, which could have an adverse impact on our business.
Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships or the underlying sports (including declining popularity of the sports or athletes) could seriously harm our reputation. In addition, a negative shift in the perception of sports betting and iGaming by the public or by politicians, lobbyists or others could affect future legislation of sports betting and iGaming, which could cause jurisdictions to abandon proposals to legalize sports betting and iGaming, thereby limiting the number of jurisdictions in which we can operate. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also lead to new restrictions on or to the prohibition of iGaming or sports betting in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customer base and result in decreased revenue or slower user growth rates, which could seriously harm our business.
We may have difficulty accessing the service of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.
Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming and fantasy sports businesses. Consequently, those businesses involved in our industry, including our own, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. If we were unable to maintain our bank accounts or our users were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan.
The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.
We became a public company following the Closing of the Business Combination, and as such (and particularly after we are no longer an “emerging growth company”), have incurred, and will continue to incur, significant legal, accounting and other expenses that DraftKings and SBT did not incur as private companies. We are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of The Nasdaq Stock Market, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to DraftKings and SBT as private companies. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other publicly-listed companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
As private companies, DraftKings and SBT were not required to document and test their internal controls over financial reporting nor was their management required to certify the effectiveness of their internal controls or have their respective auditors opine on the effectiveness of their internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business now that we are a public company.
DraftKings and SBT were not required to document and test their internal controls over financial reporting nor was their management required to certify the effectiveness of their internal controls or have their respective auditors opine on the effectiveness of their internal control over financial reporting. Similarly, as an “emerging growth company,” DEAC was exempt from the SEC’s internal control reporting requirements. We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We will be subject to the SEC’s internal control reporting and attestation requirements with respect to our annual report on Form 10-K for the year ending December 31, 2021. Additionally, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls over financial reporting commencing with our second annual report on Form 10-K (i.e. for the year ending December 31, 2021). We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.
If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our consolidated financial statements could be misstated, we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our common stock.
Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.
We depend on a limited number of key personnel to manage and operate our business, including DraftKings’ co-founders, our Chief Financial Officer and our Chief Legal Officer. The leadership of these key personnel was a critical element of Old DK’s success and we expect that such leadership will continue to be a critical element of DraftKings’ success going forward. The leadership of our current executive officers has been a critical element of Old DK’s success, and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We are the beneficiary of a $2 million key man insurance policy covering our Chief Executive Officer, but we are not protected by key man or similar life insurance covering other executive officers or members of senior management.
In addition, certain of our other employees have made significant contributions to our growth and success. We believe our success and our ability to compete and grow will depend in large part on the efforts and talents of our employees and on our ability to retain highly skilled personnel. The competition for these types of personnel is intense and we compete with other potential employers for the services of our employees. As a result, we may not succeed in retaining the executives and other key employees that we need. Employees, particularly analysts and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.
All of our Named Executive Officers (as defined below) are employees-at-will. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, as we grow and develop the infrastructure as a public company, we may find it difficult to maintain our entrepreneurial, innovative and team-based culture. Our retention and recruiting may require significant increases in compensation expense as we transition to a public company, which would adversely affect our results of operation. Moreover, there may also be disparities of wealth between those of our employees who were employees of DraftKings or SBT prior to the Business Combination and those who join us after the Closing, which may harm our culture and relations among employees.
If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be seriously harmed.
In some jurisdictions our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities.
As part of obtaining real money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, operations and prospects. See “Business — Government Regulation.”
In addition, our Charter provides that any of our common stock or other equity securities owned or controlled by any stockholder whom the Board determines in good faith (following consultation with reputable outside gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board, is an unsuitable person, will be subject to mandatory sale and transfer to either us or one or more third-party transferees.
Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on our present activities or the past activities of DraftKings or SBT, or the past or present activities of their or our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our operations or financial condition. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of our operations. To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.
Due to the nature of our business, we are subject to taxation in a number of jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our financial condition and results of operations. SBT’s historic operating structure afforded it a relatively low effective corporate tax rate, and we expect to have a higher effective corporate tax rate.
Our tax obligations will be varied and include U.S. federal, state and international taxes due to the nature of our business. The tax laws that will be applicable to our business are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may materially affect our consolidated financial statements.
The gaming industry represents a significant source of tax revenue to the jurisdictions in which we will operate. Gaming companies and business-to-business providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as DraftKings. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period. As of June 30, 2020, Old DK’s estimated contingent liability for indirect tax liabilities was $40.9 million. DraftKings’ estimated contingent liability for indirect taxes represents its best estimate of tax liability for jurisdictions in which it believes taxation is probable.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions DraftKings or SBT has taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult. We are currently under Internal Revenue Service audit for prior tax years, with the primary unresolved issues relating to excise taxation of fantasy sports contests and informational reporting and withholding. The final resolution of that audit, and other audits or litigation, may differ from the amounts recorded in Old DK’s consolidated financial statements included herein and may materially affect our consolidated financial statements in the period or periods in which that determination is made.
Although SBT’s corporate and tax structure resulted in relatively low effective corporate tax rate for the business, we cannot guarantee the same tax efficiency due to the change in corporate structures, as well as developments in the cross-border taxation of international businesses with particular focus on the digital economy, as contemplated under the Base Erosion and Profit Shifting project and transfer pricing legislation. Further, in light of such structure, we may be exposed to a substantial tax liability if the relevant authorities raise claims with regards to SBT’s tax status in various jurisdictions, including in particular the manner in which it allocated or allocates profit amongst relevant jurisdictions for tax purposes.
Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition and results of operations.
We rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. In the United States and internationally, we have filed various applications to protect aspects of our intellectual property, and currently hold a number of issued patents in multiple jurisdictions. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. There can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.
Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our DFS, Sportsbook and iGaming product offerings or platforms are accessible. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. Any of these events could seriously harm our business.
We will rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.
We will rely on products, technologies and intellectual property that we license from third parties, for use in our business-to-business and business-to-consumers offerings. Substantially all of our offerings and services use intellectual property licensed from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses for popular technologies and games in a competitive market. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.
Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a material adverse effect on our results of operations, cash flows and financial condition. Our license agreements generally allow for assignment in the event of a strategic transaction but contain some limited termination rights post-assignment. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.
The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.
Our insurance may not provide adequate levels of coverage against claims.
We maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.
Risk Factors Relating to the Integration of DraftKings’ and SBTech’s Businesses
While we work to integrate the DraftKings and SBT businesses and operations, management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful integration of SBT’s operations, sports betting and gaming technology and personnel into those of DraftKings may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on our systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel for a period of time after the Business Combination.
Furthermore, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customers and other relationships. The difficulties of combining the operations of the companies include, among others, difficulties in integrating operations and systems; conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures; assimilating employees, including possible culture conflicts and different opinions on technical decisions and product roadmaps; managing the expanded operations of a larger and more complex company, including coordinating a geographically dispersed organization; and keeping existing customers and obtaining new customers. Many of these factors will be outside our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations.

We may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.
We may be subject to certain liabilities of DraftKings and SBT. DraftKings and SBT at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters. From time to time, we may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. We may initiate claims to assert or defend their own intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect us negatively.
We may also face inquiry and investigation by governmental authorities, which could in turn lead to fines, as the regulatory landscape of sport betting and iGaming changes.
Although we expect that the Business Combination will produce substantial synergies, the integration of the two companies, incorporated in different countries, with geographically dispersed operations, and with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.
The Business Combination involved the integration of two businesses that previously operated as independent businesses. We are devoting management attention and resources to integrating the businesses. We may encounter potential difficulties in the integration process including the following:
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the inability to successfully integrate the two businesses, including operations, technologies, products and services, in a manner that permits us to achieve the cost savings and operating synergies anticipated to result from the Business Combination, which could result in the anticipated benefits of the Business Combination not being realized partly or wholly in the time frame currently anticipated or at all;

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the loss of customers as a result of certain customers of either or both of the two businesses deciding not to continue to do business with us, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

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the necessity of coordinating geographically separated organizations, systems and facilities;

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potential unknown liabilities and unforeseen expenses associated with the Business Combination;

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the integration of personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

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the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities;

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the potential weakening of relationships with regulators; and

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the challenge of preserving important relationships and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers. The loss of talented employees and skilled workers could adversely affect our ability to successfully conduct our businesses because of such employees’ experience and knowledge of the respective business. In addition, we could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of DraftKings and SBT. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If we experience difficulties with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on our business, results of operations, financial condition or prospects during this transition period and for an undetermined period after completion of the Business Combination.
Our business now includes a B2B business model, primarily in international jurisdictions, which business depends on the underlying financial performance of our direct operators and its resellers. As a material part of SBT’s revenue is currently generated through resellers and direct sales to operators, a decline in such resellers’ or direct operators’ financial performance or a termination of some or all of the agreements with such resellers or operators could have a material adverse effect on our business.
SBT historically offered its services directly to operators in Europe and uses a reseller model in Asia. SBT’s historical financial performance depended on the underlying financial performance of its direct operators and its resellers. In particular, SBT relied primarily on one reseller for its Asia revenue. This reseller accounted for approximately 46% of SBT’s revenue in the year ended December 31, 2019. An adverse decline in the underlying financial performance of key SBT operators or resellers, or a termination of some or all of the agreements with such resellers or operators, could have a material adverse effect on our business.
Given the increased number of jurisdictions in which we operate, we may experience delays in the licensing application and approval process, depending on the regulatory requirements in each relevant jurisdiction.
Regulated gaming license applications frequently involve an in-depth suitability review of the applicant’s business and associated individuals including certain officers, directors, key employees and significant shareholders. These applications take substantial time to prepare and submit, often requiring the production of multiple years’ worth of business and personal financial records and disclosures which take considerable time to compile, followed by the regulator’s investigatory process which may take months or even years to complete. Due to the increased number of jurisdictions in which we now operate, as well as additional jurisdictions which may pass laws authorizing and requiring licensure to operate sports betting, iGaming or daily fantasy sports, we may experience delays in the licensing application and approval process due to the volume of application materials we must prepare and submit and the number of jurisdictions for which information is required. Many jurisdictions in which we are already licensed will require additional applications and disclosures as a result of the Business Combination which may also contribute to delays in the licensing application and approval process in additional jurisdictions.
SBT has historically relied on a less formal financial reporting system and only began integrating a group-wide consistent financial reporting system in 2018, which may affect our ability to report historical financial performance accurately.
In January 2018, SBT implemented a global enterprise resource planning system which produces periodic consolidated financial reports. Prior to January 2018, SBT relied on internally generated financial reporting which consolidated a number of financial booking systems. It is possible that historical financial information was not fully aligned from the less formal system to the new system, which could affect the accuracy of historical financial information.
SBT’s business, which includes significant international operations, is likely to expose us to foreign currency transaction and translation risks. As a result, changes in the valuation of the U.S. dollar in relation to other currencies could have positive or negative effects on our profit and financial position.
SBT’s global operations are likely to expose us to foreign currency transaction and translation risks. Currency transaction risk occurs in conjunction with purchases and sales of products and services that are made in currencies other than the local currency of the subsidiary involved, for example if the parent company pays, or transfers U.S. dollars to a subsidiary in order to fund its expenses in local currencies. Currency translation risks occurs when the income statement and balance sheet of a foreign subsidiary is converted into currencies other than the local currency of the company involved, for example when the results of these subsidiaries are consolidated in the results of a parent company with a different reporting currency. As a result, SBT historically was, and we are expected to be, exposed to adverse movements in foreign currency exchange rates, which may adversely impact our financial positions and results of operations.
Our functional currency is the U.S. dollar, and as a result, we will be subject to foreign currency fluctuation due to SBT’s global presence and the fact that a significant majority of its revenues, operating expenses and assets and liabilities were non-U.S. dollar denominated. For example, an increase in the value of non-U.S. dollar currencies against the U.S. dollar could increase costs for delivery of products, services and also increase cost of local operating expenses and procurement of materials or services that we must purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. These risks related to exchange rate fluctuations may increase in future periods as our operations outside of the United States expand.
Our foreign currency exposure will reflect SBT’s historical operations, which have been primarily in Euro (reflecting over 90% of its revenue in all reporting periods), which was SBT’s functional and reporting currency, and the British pound (which accounted for 10.2% and 5.0% of SBT’s revenue in the years ended December 31, 2019 and 2018, respectively. See “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Exchange Rate Risk.” SBT historically did not hedge its foreign currency transaction or translation exposure, though we may consider doing so in the future. Foreign currency exchange rate volatility, as well as the cost of any hedging arrangements entered into in the future, may negatively affect our financial position and results of operations, and may adversely impact the comparability of results between periods.
We currently depend on the Kambi platform to operate our Sportsbook, and we intend to transition these operations to the SBT platform over time. As we plan and implement this transition, we may face a range of issues including the possibility that we may suffer service disruptions or impediments that make it more difficult for our customers to access our product offerings, all which could have a material adverse effect on our business, financial condition and results of operations.
We currently depend on Kambi and its platform to operate our Sportsbook product offering; however, we intend to transition the Sportsbook platform to that of SBT over time. Any transition of the Sportsbook platform currently provided by Kambi to that of SBT will be difficult to implement and could cause us to incur significant time and expense. Pursuant to an addendum entered into on July 23, 2020, we committed to pay Kambi for use of its platform until September 30, 2021. Until such time, any significant disruption of, or interference with, our use of Kambi would negatively impact our operations and our business could be seriously harmed. If our users are not able to access Sportsbook or encounter difficulties in doing so, we may lose users, and our business, financial condition and results of operations could be adversely affected.
In addition, Kambi may take actions beyond our control that could seriously harm our business, including discontinuing or limiting our access to its sports betting platform; increasing pricing terms; terminating or seeking to terminate our contractual relationship altogether; establishing more favorable relationships with one or more of our competitors; or modifying or interpreting its terms of service or other policies in a manner that impacts our ability to run our business and operations.
Risk Factors Relating to Our Common Stock
This offering and future sales of substantial amounts of Class A common stock in the public market, or the perception that such sales may occur, could cause the market price for our Class A common stock to decline.
The sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon the closing of this offering, we expect to have outstanding an aggregate of 373,402,499 shares of Class A common stock (or 375,802,499 shares if the underwriters exercise their option to purchase additional shares), based on 357,402,499 shares outstanding on October 1, 2020 and including the 16,000,000 shares of Class A common stock offered by us in this offering (and an additional 2,400,000 underlying the underwriters option to purchase additional shares from us). 182.5 million of these shares will be freely tradable without restriction or further registration under the Securities Act, except for shares of Class A common stock held by certain of our “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”), whose sales would be subject to the restrictions on resale set forth in Rule 144.
In connection with this offering, we, our executive officers and directors and the selling stockholders have entered into amended and restated lock-up agreements with the underwriters of this offering, under which: (i) we and the selling stockholders have agreed, or will agree, that, subject to certain exceptions, we and they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Class A common stock for 90 days following the date of this prospectus and (ii) our executive officers and directors have agreed, or will agree, that, subject to certain exceptions, they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Class A common stock for 45 days following the date of this prospectus. At any time and without public notice, Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC may, in their sole discretion, release all or some of the securities.
In addition, in contemplation of this offering, the selling stockholders who were subject to the transfer restrictions under the Underwriters Lock Up Agreement entered into in connection with our June offering, the Stockholders Agreement (as further described in the section entitled “Shares Available for Future Sale — Lock-Up Agreements”) and other Company lock-ups, were released from such transfer restrictions solely with respect to the portion of their securities offered for sale hereunder. Their remaining shares will continue to be subject to the transfer restrictions under the Stockholder Agreement, other Company lock-ups (as applicable), as well as those in the amended and restated lock-up agreement with the underwriters discussed above (which is for 90 days following the date of this prospectus). On October 5, 2020, we and the parties to the Stockholders Agreement entered into an amendment to the Stockholders Agreement, which releases all of the stockholders party to the Stockholders Agreement from the lock-up restrictions set forth therein effective as of October 20, 2020. As a result, no stockholders will remain bound by a lock-up under the Stockholders Agreement effective as of October 20, 2020. However, our directors and officers have entered into amended and restated lock-up agreements with the underwriters of this offering, under which they have agreed, or will agree, that, subject to certain exceptions, they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Class A common stock for 45 days following the date of this prospectus.
The transfer restrictions in the lock-up agreement with the underwriters and the Stockholders Agreement include certain exclusions, including a carveout for shares transferred pursuant to a pledge of our common stock in connection with a margin loan. A transfer of shares pursuant to a pledge or subsequent margin call could result in additional shares becoming freely tradable prior to the expiration of the applicable lock-up period.
Following the Closing of the Business Combination, certain stock and optionholders agreed not to transfer the shares and options held by them until October 20, 2020. The shares held by such stockholders were subsequently registered for resale.
In addition, we have reserved a total of 52,870,000 shares of Class A common stock for issuance under our Incentive Plan and 5,840,000 shares under our ESPP. Additionally, each of our Incentive Plan and ESPP provide for an automatic increase in the number of shares that will be reserved for issuance. Any shares of Class A common stock that we issue under our Incentive Plan, ESPP or other equity incentive plans that we may adopt in the future would dilute the percentage ownership held by the investors who purchase shares of Class A common stock in this offering.

As restrictions on resale end or if these stockholders exercise their sale, exchange or registration rights and sell shares or are perceived by the market as intending to sell shares, the market price of our shares of Class A common stock could drop significantly. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.
In the future, we may also issue securities in connection with investments, acquisitions or capital raising activities. In particular, the number of shares of our Class A common stock issued in connection with an investment or acquisition, or to raise additional equity capital, could constitute a material portion of our then-outstanding shares of our Class A common stock. Any such issuance of additional securities in the future may result in additional dilution to you or may adversely impact the price of our Class A common stock.
We have broad discretion over the use of net proceeds we receive from the sale of shares of Class A common stock in this offering, and despite our efforts may not use them in a manner that increases the value of your investment.
Our management has broad discretion to use the net proceeds we receive from the sale of shares of Class A common stock in this offering for general corporate purposes and could spend these funds in ways that do not improve our results of operations or enhance the value of our Class A common stock. The failure by our management to apply these funds effectively could have an adverse effect on our business and cause the price of our Class A common stock to decline.
The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A common stock.
We, our executive officers and directors and the selling stockholders have entered or will enter into amended and restated lock-up agreements pursuant to which (i) we and the selling stockholders will be subject to certain restrictions with respect to the sale or other disposition of our Class A common stock until 90 days following the date of this prospectus and (ii) our executive officers and directors will be subject to certain restrictions with respect to the sale or other disposition of our Class A common stock until 45 days following the date of this propsectus. Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, as the representatives of the underwriters, at any time and without notice, may release all or any portion of the Class A common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Class A common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Class A common stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.
We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, a stockholder could suffer a reduction in the value of their shares.
The trading price of our Class A common stock may be volatile.
The trading price of our Class A common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Class A common stock and our Class A common stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our Class A common stock may include:
•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•
changes in the market’s expectations about our operating results;

•
success of competitors;

•
lack of adjacent competitors;

•
our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning DraftKings or the industries in which we operate in general;

•
operating and stock price performance of other companies that investors deem comparable to us;

•
our ability to market new and enhanced products and services on a timely basis;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of shares of our Class A common stock available for public sale;

•
any major change in our board or management;

•
sales of substantial amounts of our Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our Class A common stock irrespective of our operating performance. The stock market in general, and The Nasdaq Stock Market, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Class A common stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our Class A common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
The coverage of our business or our Class A common stock by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.
The trading market for our Class A common stock is influenced in part by the research and other reports that industry or securities analysts publish about us or our business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. Analysts who publish information about our securities may have had relatively little experience with our company given our history, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.
Because we are a “controlled company” under The Nasdaq Stock Market listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors of DraftKings is held by an individual, a group or another company, we will qualify as a “controlled company” under The Nasdaq Stock Market listing requirements. Mr. Robins controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under The Nasdaq Stock Market listing standards and are not subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Mr. Robins may have his interest in DraftKings diluted due to future equity issuances or his own actions in selling shares of Class A common stock, in each case, which could result in a loss of the “controlled company” exemption under The Nasdaq Stock Market listing rules. We would then be required to comply with those provisions of The Nasdaq Stock Market listing requirements.
Our dual class structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of our Class B common stock have 10 votes per share, while shares of our Class A common stock have one vote per share. Mr. Robins, one of the founders of DraftKings, holds all of the issued and outstanding shares of our Class B common stock. Accordingly, Mr. Robins holds approximately 90% of the voting power of our capital stock on a fully-diluted basis and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Robins may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of DraftKings, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of DraftKings, and might ultimately affect the market price of shares of our Class A common stock. For information about our dual class structure, see the section titled “Description of Capital Stock.”
Our dual class structure may affect the trading price of our Class A common stock.
Our dual class structure may result in volatility in the market price of our Class A common stock whether due to adverse publicity or reaction from institutional or other investors or proxy advisory firms. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies with dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make shares of our Class A common stock less attractive to other investors. As a result, the market price of shares of our Class A common stock could be adversely affected.
Nevada law and provisions our amended and restated articles of incorporation and bylaws could make a takeover proposal more difficult.
Our organizational documents are governed by Nevada law. Certain provisions of Nevada law and of our amended and restated articles of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by our stockholders. These provisions provide for, among other things:
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the ability of our Board to issue one or more series of preferred stock;

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stockholder action by written consent only until the first time when Mr. Robins ceases to beneficially own a majority of the voting power of our capital stock;

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certain limitations on convening special stockholder meetings;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

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amendment of certain provisions of the organizational documents only by the affirmative vote of (i) a majority of the voting power of our capital stock so long as Mr. Robins beneficially owns shares representing a majority of the voting power of our capital stock and (ii) at least two-thirds of the voting power of the capital stock from and after the time that Mr. Robins ceases to beneficially own shares representing a majority of the voting power of our voting stock; and

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a dual class common stock structure, which provides Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though Mr. Robins owns less than a majority of the outstanding shares of our capital stock.

These anti-takeover provisions as well as certain provisions of Nevada law could make it more difficult for a third party to acquire DraftKings, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our common stock. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and to cause us to take other corporate actions. See “Description of Capital Stock.”
Our amended and restated articles of incorporation designate the Eighth Judicial District Court of Clark County, Nevada as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our amended and restated articles of incorporation require that, to the fullest extent permitted by law, and unless we otherwise consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada), will be the exclusive forum for each of the following:
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any action or proceeding brought in the name or right of DraftKings or on its behalf;

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any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of DraftKings to DraftKings or its stockholders;

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any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or our bylaws;

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any action to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our bylaws; or

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any action asserting a claim governed by the internal affairs doctrine.

The exclusive forum provision provides federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts, or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit DraftKings by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

USE OF PROCEEDS
We estimate that the net proceeds from our issuance and sale of shares of our Class A common stock in this offering will be approximately $      million (or $       million if the underwriters exercise their option to purchase additional shares), each after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of Class A common stock offered by the selling stockholders, including any proceeds from the underwriters exercise of their option to purchase additional shares from the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions.
We intend to use the net proceeds from the offering for general corporate purposes.

CAPITALIZATION
The following table sets forth the cash and cash equivalents and capitalization as of June 30, 2020:
•
on an actual basis; and

•
on an adjusted basis after giving effect to the offering, to give effect to the sale of 16,000,000 shares of our Class A common stock by us in this offering at an assumed public offering price of $60.55 per share, the last reported sale price of our Class A common stock on Nasdaq on October 5, 2020, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Information,” DEAC’s, Old DK’s, and SBTech’s audited financial statements and related notes, as well as “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information, included elsewhere in this prospectus.
	As of June 30, 2020
	Actual	As adjusted
Cash and cash equivalents	$1,244,266	$2,190,846	A
Stockholders’ Equity:
Class A common stock, $0.0001 par value; 354,251 shares issued and outstanding at June 30, 2020	35	37	A
Class B common stock, $0.0001 par value; 393,014 shares issued and outstanding at June 30, 2020	39	39
Additional paid-in capital	3,395,129	4,341,707	A
Accumulated deficit	(1,228,901)	(1,228,901)
Accumulated other comprehensive income	24,986	24,986
Total parent stockholders’ equity	2,191,288	3,137,868
Total Capitalization	2,191,288	3,137,868

A
In addition, each $1.00 increase or decrease in the assumed public offering of $60.55 per share, the last reported sale price of our Class A common stock on Nasdaq on October 5, 2020, would increase or decrease as applicable, the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $15.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the as adjusted amount of each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $59.0 million, assuming that the assumed price to the public remains the same, and after deducting the estimated underwriting discounts and commissions.

DILUTION
If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per Class A common stock and the as adjusted net tangible book value per Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the as adjusted net tangible book value per share attributable to our existing owners.
Our net tangible book value attributable to existing shareholders as of June 30, 2020 was $1.2 billion, or $3.30 per share. Our net tangible book value represents the amount of total tangible assets less total liabilities, and historical net tangible book value per share represents net tangible book value divided by the number of Class A common stock outstanding.
The following table illustrates this dilution on a per share basis:
Assumed public offering price per share		$60.55
Net tangible book value per share as of June 30, 2020	$3.30
Increase in as adjusted net tangible book value per share attributable to investors in this offering	$2.41
As adjusted net tangible book value per share after this offering		$5.71
As adjusted dilution per share to investors in this offering		$54.84

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
Market Price and Ticker Symbol
Our Class A common stock is currently listed on Nasdaq under the symbol “DKNG".
The closing price of the Class A common stock on October 5, 2020, was $60.55.
Holders
As of October 1, 2020, there were 1,113 holders of record of our Class A common stock and 279 holders of record of our warrants. Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B common stock.
Dividend Policy
We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
The selected consolidated interim financial information as of June 30, 2020, and for the six months ended June 30, 2020 and 2019 was derived from the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus. The selected historical financial information as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017 was derived from the audited historical consolidated financial statements included elsewhere in this prospectus.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected historical financial information in this section is not intended to replace DraftKings’ consolidated financial statements and the related notes. DraftKings’ historical results are not necessarily indicative of DraftKings’ future results.
The financial information contained in this section relates to DraftKings, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of our results going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.
	For the six months ended June 30,		For the year ended December 31,
Statement of Operations Data	2020	2019	2019	2018	2017
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
	(in thousands)
Revenue	$159,473	$125,482	$323,410	$226,277	$191,844
Total costs and expenses	386,034	184,220	469,955	303,058	265,042
Loss from operations	(226,561)	(58,738)	(146,545)	(76,781)	(73,198)
Other income (expense):
Interest income (expense), net	(2,939)	1,087	1,348	666	(1,541)
Gain on initial equity method investment	—	—	3,000	—	—
Other expense, net	—	—	—	—	(607)
Income Tax Provision	332	16	58	105	210
Loss from equity method investment	285	—	479	—	—
Net Loss	$(230,117)	$(57,667)	$(142,734)	$(76,220)	$(75,556)
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	(134,971)	(39,813)	(78,880)	(45,579)	(88,437)
Net cash provided by (used in) investing activities	(198,652)	(19,420)	(42,271)	(26,672)	(7,715)
Net cash provided by (used in) financing activities	1,501,100	8,775	79,776	140,892	118,531

	As of June 30,	As of December 31,
Balance Sheet Data	2020	2019	2018
	(unaudited)	(audited)	(audited)
	(in thousands)
Total assets	$2,516,137	$330,725	$299,393
Total liabilities	324,849	380,305	223,343
Total redeemable convertible preferred stock and stockholders’ deficit	2,191,288	(49,580)	76,050
Key Performance Indicators
DraftKings’ reports the following financial and operational key performance indicators, which are used by management to assess its performance:
Adjusted EBITDA.   We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, as further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and/or non-core items. Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. GAAP. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information” for important information about the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with U.S. GAAP.
Monthly Unique Payers (“MUPs”).   We define MUPs as the number of unique paid users (“payers”) per month who had a paid engagement (i.e., participated in a real-money DFS contest, sports betting or casino game) across one or more of our product offerings via our platform. For reported periods longer than one month, we average the MUPs for the months in the reported period.
A “unique paid user” or “unique payer” is any person who had one or more paid engagements via our platform during the period (i.e., a user that participates in a paid engagement across each of our product offerings counts as a single unique payer for the period). This measure does not include users who have not played with funds deposited in their wallet on our platform. We exclude users who have made a deposit but have not yet had a paid engagement. Unique payers or unique paid users include users who have participated in a paid engagement with promotional incentives, which are fungible with other funds deposited in their wallets on our platform; the number of these users included in MUPs has not been material to date and a substantial majority of such users are repeat users who have had paid engagements both prior to and after receiving incentives.
Average Revenue per MUP (ARPMUP).   We define and calculate ARPMUP as the average monthly revenue for a reporting period, divided by MUPs (i.e., the average number of unique payers) for the same period.
The following table presents our key performance indicators for the periods indicated:
	Six months ended June 30,		Year ended December 31,
	2020	2019	2019	2018	2017
	(in thousands)
Revenue	$159,473	$125,482	$323,410	$226,227	$191,844
Net Loss	(230,117)	(57,667)	(142,734)	(76,220)	(75,556)
Adjusted EBITDA(1)	$(106,956)	$(41,516)	$(98,640)	$(58,850)	$(48,884)

(1)
Adjusted EBITDA is a non-GAAP financial measure. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information” below for our definition of and additional information about Adjusted EBITDA and reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

(2)
For important information about how we use our MUPs and ARPMUP, see “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Business Model — Growing our User Base.” Our business is seasonal and our results of operations and key performance indicators may not be comparable between fiscal quarters or between comparative year-over-year periods. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quarterly Performance Trend and Seasonality.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, the “Company” refers to DraftKings Inc. and its subsidiaries after the Closing, and DEAC prior to the Closing.
Introduction
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination and the related transactions:
•
The Reverse Recapitalization between Merger Sub and DraftKings Inc., a Delaware corporation (“Old DK”);

•
The SBTech Acquisition;

•
The Private Placement; and

•
The issuance of Convertible Notes, which converted into shares of DEAC’s Class A common stock immediately prior to the consummation of the Business Combination.

DEAC was incorporated as a Delaware corporation on March 27, 2019, and completed its initial public offering on May 14, 2019. DEAC was a blank check company formed to acquire one or more businesses through a business combination transaction. Upon the closing of DEAC’s initial public offering, $400.0 million from the net proceeds thereof was placed in a trust account. At the closing of the Business Combination, the total amount in trust available for transaction consideration, net of cash used for redemptions, was $404.9 million.
The following describes the two operating entities with which DEAC combined on April 23, 2020:
•
Old DK was organized on December 29, 2011 as a Delaware corporation. It was founded with the initial mission of leveraging unique technology, analytics and marketing capabilities to deliver a daily fantasy sports offering.

•
SBTech was incorporated on July 24, 2007 under the laws of Gibraltar. It was originally named Jamtech Limited, subsequently renamed Networkpot Limited and thereafter renamed SBTech (Global) Limited on August 16, 2010.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 and year ended December 31, 2019 present the pro forma effect of the Business Combination and the related transactions as if they had been completed on January 1, 2019.
The unaudited pro forma consolidated financial information does not include an unaudited pro forma consolidated balance sheet as of June 30, 2020 as the Business Combination was consummated on April 23, 2020 and is reflected in our historical unaudited consolidated balance sheet as of June 30, 2020, included elsewhere in this prospectus.
The pro forma combined financial statements do not necessarily reflect what DraftKings’ results of operations would have been had the Business Combination and the related transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future results of operations of the post-combination company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical interim financial information of the Company was derived from the unaudited condensed consolidated financial statements for the six months ended June 30, 2020, which are included elsewhere in this prospectus. The historical financial information of DEAC for the period between March 27, 2019 and December 31, 2019 was derived from the audited consolidated financial statements, which are included elsewhere in this prospectus. The historical financial information of Old DK was derived from the audited consolidated financial statements for the year ended December 31, 2019, which are included elsewhere in this prospectus. The historical financial information of SBTech was derived from the audited consolidated financial statements for the year ended December 31, 2019, which are included elsewhere in this prospectus.
This information should be read together with DEAC’s, Old DK’s, and SBTech’s audited financial statements and related notes, as well as “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information, included elsewhere in this prospectus.
The Reverse Recapitalization was accounted for as a reverse merger for which DraftKings was determined to be the accounting acquirer based on the following predominant factors:
•
Old DK has the largest voting interest in DraftKings;

•
The board of directors has 13 members, and DraftKings has nominated ten members of the Board;

•
Old DK’s former management makes up the vast majority of the management of DraftKings;

•
Old DK is the largest entity by revenue and net income/loss;

•
DraftKings’ Class B common stock issued to one DraftKings stockholder allows for incremental voting rights;

•
The post-combination company assumed Old DK’s name.

Other factors were considered but they would not change the preponderance of factors indicating that Old DK was the accounting acquirer.
The merger between Old DK and Merger Sub was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of Old DK. The SBTech Acquisition was treated as a business combination under Financial Accounting Standards Board’s ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech.
Description of the Business Combination
Pursuant to the Business Combination Agreement, DEAC acquired all of the issued and outstanding equity interests of Old DK and SBTech in exchange for cash and equity.

The following summarizes the consideration issued at closing in the Reverse Recapitalization and SBTech Acquisition at a $17.53 share price (as of April 23, 2020):
Total Consideration (in 000s)	Amounts
Share consideration – DraftKings	$3,620,939
Cash consideration – SBTech(1)	186,476
Share consideration – SBTech(2)	789,065
Total Merger Consideration	$4,596,480

(1)
Includes the cash consideration, adjusted for the Net Debt Amount, the Working Capital Adjustment, and the Aggregate Strike Price Amount, as stipulated by the Business Combination Agreement, resulting in cash consideration of $182.9 million. Also includes other cash consideration of $3.6 million related to transaction costs incurred by SBTech shareholders to be borne by DraftKings, costs related to the SBTech restructuring transaction that were paid by DraftKings, and the tail liability insurance for SBTech’s directors and officers, as specified in the Business Combination Agreement.

(2)
Includes $776,524 for the share consideration for SBTech equity of 40,739 shares and SBTech employees’ vested options of 3,557 options, and $12,541 of contingent consideration for the 720 earnout shares issued to former stockholders of SBTech as part of the Business Combination, recognized at their Acquisition Date fair value.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 are based on the historical financial statements of DEAC, Old DK, and SBTech. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the six months ended June 30, 2020
(Amounts in thousands, except per share data)
	For the Six Months ended June 30, 2020	For the period from January 1, 2020 to April 23, 2020	For the period from January 1, 2020 to April 23, 2020	Accounting Policies and Reclassification Adjustments (Note 2)			Purchase Accounting Adjustments (Note 4 – PPA)		For the Six Months ended June 30, 2020
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)		Pro Forma Adjustments (Note 4 – PF)				Pro Forma Combined
Revenue	$159,473	$—	$28,970	$—	$—		$—		$188,443
Cost of revenue	90,746	—	12,609	—	—		18,275	AA	121,630
Gross Profit	68,727	—	16,361	—	—		(18,275)		66,813
Operating Expenses:
Sales and marketing	99.894	—	4,346	—	—		—		104,240
General and administrative	146,804	1,979	12,291	—	(20,569)	AA	16	BB	130,625
					250	DD
					(10,146)	EE
Product and technology	48,590	—	—	17,635	—		—		66,225
Research and development expenses	—	—	17,635	(17,635)	—		—		—
Total Operating Expenses	295,288	1,979	34,272	—	(30,465)		16		301,090
(Loss) / Income from Operations	(226,561)	(1,979)	(17,911)	—	30,465		(18,291)		(234,277)
Interest income (expense)	(2,939)	—	—	(460)	—		—		(3,399)
Other income - interest on Trust Account	—	1,444	—	—	(1,444)	BB	—		—
Financial Income	—	—	14	(14)	—		—		—
Financial Expenses	—	—	(474)	474	—		—		—
(Loss)/Income before Income Tax Expense	(229,500)	(535)	(18,371)	—	29,021		(18,291)		(237,676)
Income Tax Expense/(Benefit)	332	316	121	—	8,008	CC	(5,048)	CC	3,729
Loss from equity method investment	285	—	—	—	—		—		285
Net (Loss)/Income	(230,117)	(851)	(18,492)	—	21,013		(13,243)		(241,690)
Earnings per Share
Weighted average Class A shares outstanding									351,964,934
Loss per share (Basic and Diluted) attributable to Class A common stockholders									$(0.69)

Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2019
(Amounts in thousands, except per share data)
	For the Year ended December 31, 2019	March 27, 2019 (inception) to December 31, 2019	For the Year ended December 31, 2019	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 4 – PF)		Purchase Accounting Adjustments (Note 4 – PPA)		For the Year ended December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)						Pro Forma Combined
Revenue	$323,410	$—	$108,424	$—	$—		$—		$431,834
Cost of revenue	103,889	—	60,649	—	—		64,253	AA	228,791
Gross Profit	219,521	—	47,775	—	—		(64,253)		203,043
Operating Expenses:
Sales and marketing	185,269	—	7,592	—	—		40	BB	192,901
General and administrative	124,868	1,857	13,230	—	(12,760)	AA	1,188	BB	128,883
					500	DD
Product and technology	55,929	—	—	20,408	—		—		76,337
Research and development expenses	—	—	20,408	(20,408)					—
Total Operating Expenses	366,066	1,857	41,230	—	(12,260)		1,228		398,121
(Loss) / Income from Operations	(146,545)	(1,857)	6,545	—	12,260		(65,481)		(195,078)
Interest income (expense)	1,348	—	—	(164)	—		—		1,184
Other income - interest on Trust Account	—	5,111	—	—	(5,111)	BB	—		—
Gain on initial equity method investment	3,000	—	—	—	—		—		3,000
Financial Income	—	—	26	(26)	—		—		—
Financial Expenses	—	—	(190)	190	—		—		—
(Loss)/Income before Income Tax Expense	(142,197)	3,254	6,381	—	7,149		(65,481)		(190,894)
Income Tax Expense/(Benefit)	58	944	796	—	1,973	CC	(18,081)	CC	(14,310)
Loss from equity method investment	479	—	—	—	—		—		479
Net (Loss)/Income	(142,734)	2,310	5,585	—	5,176		(47,400)		(177,063)
Earnings per Share
Weighted average Class A shares outstanding									351,964,934
Loss per share (Basic and Diluted) attributable to Class A common stockholders									$(0.50)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Basis of Presentation
The merger between a subsidiary of DEAC and Old DK was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of Old DK.
As Old DK was determined to be the accounting acquirer in the SBTech Acquisition, the acquisition is considered a business combination under ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 present pro forma effect to the Business Combination and the related transactions as if they had been completed on January 1, 2019. These periods are presented on the basis of Old DK being the accounting acquirer.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 has been prepared using DEAC’s statement of operations for the period of January 1, 2020 through April 23, 2020, SBTech’s statement of operations for the period from January 1, 2020 through April 23, 2020, and the Company’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes, which are included elsewhere in this prospectus and should be read in conjunction with the unaudited pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:
•
DEAC’s audited statement of operations for the period between March 27, 2019 and December 31 2019 and the related notes, included elsewhere in this prospectus;

•
DraftKings’ audited statement of operations for the twelve months ended December 31, 2019 and the related notes, included elsewhere in this prospectus; and

•
SBTech’s audited statement of operations for the twelve months ended December 31, 2019 and the related notes, included elsewhere in this prospectus.*

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and the related transactions.
The pro forma adjustments reflecting the completion of the Business Combination and the related transactions are based on certain currently available information and certain assumptions and methodologies that DraftKings believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.
Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. DraftKings believes that its assumptions and methodologies

*
The historical financial information for SBTech was prepared under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Refer to Footnote 3 for additional details regarding impact of conversion to U.S. GAAP for unaudited pro forma financial information.

provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Business Combination and the related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DEAC, Old DK, and SBTech.
2.   Accounting Policies and Reclassifications
As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align DEAC’s, Old DK’s and SBTech’s financial statement presentation. The pro forma financial statements may not reflect all the adjustments necessary to conform the accounting policies of DEAC, Old DK and SBTech as the Company is still in the process of conforming the accounting policies of DEAC and SBTech to those of Old DK.
3.   Adjustments to Historical SBTech Financial Information
The historical financial information of SBTech was prepared in accordance with IFRS and presented in Euros. The historical financial information was translated from Euros to U.S. dollars using the following historical exchange rates:
$ / €
Average exchange rate for the period from January 1, 2020 through April 23, 2020	1.10
Average exchange rate for twelve months ended December 31, 2019	1.12

In addition, adjustments were made to convert SBTech’s financial information from IFRS to U.S. GAAP, to align SBTech’s accounting policies to those applied by Old DK. Refer to tables below for impacted line items and adjustment amounts in the pro forma condensed combined balance sheet and statements of operations.
Impact on pro forma income statement for the six months ended June 30, 2020:
	For the period from January 1, 2020 to April 23, 2020			For the period from January 1, 2020 to April 23, 2020	For the period from January 1, 2020 to April 23, 2020
	IFRS SBTech (in EUR)	Total Adjustments (in EUR)		US GAAP SBTech (in EUR)	US GAAP SBTech (in USD)
Revenue	€26,333	€—		€26,333	$28,970
Cost of revenue	11,655	(188)	A	11,467	12,609
Gross Profit	14,678	188		14,866	16,361
Operating Expenses:
Selling and marketing expenses	3,936	16	A	3,952	4,346
General and administrative expenses	11,246	(19)	A	11,227	12,291
Research and development expenses	16,068	3	A	16,071	17,635
Total operating costs and expenses	31,250	—		31,250	34,272
Operating (Loss)/income	(16,572)	188		(16,384)	(17,911)
Financial Income	13	—		13	14
Financial Expenses	669	(238)	A	431	474
Profit before tax	(17,228)	426		(16,802)	(18,371)
Tax expenses	110	—		110	121
Net (Loss)/Profit	(17,338)	426		(16,912)	(18,492)
Impact on pro forma income statement for the year ended December 31, 2019:
	For the Year ended December 31, 2019			For the Year ended December 31, 2019	For the Year ended December 31, 2019
	IFRS SBTech (in EUR)	Total Adjustments (in EUR)		US GAAP SBTech (in EUR)	US GAAP SBTech (in USD)
Revenue	€96,857	€—		€96,857	$108,424
Cost of revenue	54,173	6	A	54,179	60,649
Gross Profit	42,684	(6)		42,678	47,775
Operating Expenses:
Selling and marketing expenses	6,772	10	A	6,782	7,592
General and administrative expenses	11,772	47	A	11,819	13,230
Research and development expenses	18,103	128	A	18,231	20,408

	For the Year ended December 31, 2019			For the Year ended December 31, 2019	For the Year ended December 31, 2019
	IFRS SBTech (in EUR)	Total Adjustments (in EUR)		US GAAP SBTech (in EUR)	US GAAP SBTech (in USD)
Total operating costs and expenses	36,647	185		36,832	41,230
Operating income/(Loss)	6,037	(191)		5,846	6,545
Financial Income	23	—		23	26
Financial Expenses	846	(676)	A	170	190
Profit before tax	5,214	485		5,699	6,381
Tax expenses	638	73		711	796
Net Profit	4,576	412		4,988	5,585

A.
Reflects the reversal of the impact of the adoption and ongoing effects of the accounting treatment of IFRS 16, Leases, recognized by SBTech in their financial statements as of and for the period from January 1, 2020 through April 23, 2020 and year ended December 31, 2019, as Old DK, the accounting acquirer, has not yet adopted the similar U.S. GAAP standard under ASC 842, Leases, and operates under ASC 840, Leases, as of and for the six months ended June 30, 2020 and year ended December 31, 2019.

4.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination and the Offering, (2) factually supportable and (3) expected to have a continuing impact on the results of DraftKings.
There were no intercompany balances or transactions between DEAC, Old DK and SBTech as of the dates and for the periods of these unaudited pro forma combined financial statements.
The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of DEAC’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2019.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed statement of operations for the six months ended June 30, 2020 and year ended December 31, 2019 are as follows:
Pro Forma Adjustments (PF)
AA.
Reflects elimination of transaction-related costs incurred and recorded by DEAC and Old DK.

BB.
Reflects the elimination of interest income on the trust account.

CC.
Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated statutory tax rate of 27.6%.

DD.
Reflects additional compensation expense recorded as a result of the execution of employment agreements with certain members of the management team.

EE.
Reflects the elimination of $10.1 million in non-recurring bonuses paid to management of Old DK upon closing of the transaction.

Purchase Price Allocation Adjustments (PPA)
AA.
Reflects the incremental amortization expense recorded as a result of the fair value adjustment for intangible assets acquired in the SBTech Acquisition.

BB.
Reflects the adjustment to stock-based compensation expense for the post-combination portion of the SBT rolled-over options. The new stock-based compensation expense is amortized on a straight-line basis over the remaining vesting periods.

CC.
Reflects adjustments to income tax expense as a result of the tax impact on the purchase accounting adjustments at the estimated statutory tax rate of 27.6%.

5.   Loss per Share
Represents the net losses per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2019. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and the related transactions have been outstanding for the entire periods presented. For shares redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
	For the Six Months ended June 30, 2020	For the Year ended December 31, 2019
	(in thousands except share and per share data)	(in thousands except share and per share data)
Pro forma net loss	$(241,690)	$(177,063)
Weighted average shares outstanding of Class A common stock	351,964,934	351,964,934
Net loss per share (Basic and Diluted) attributable to Class A common stockholders(1)	$(0.69)	$(0.50)
Weighted average shares outstanding of Class A common stock
Shares outstanding at June 30, 2020	354,250,890	354,250,890
Less: Shares issued for exercise of stock options post Business Combination	(2,285,956)	(2,285,956)
Total shares	351,964,934	351,964,934

(1)
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and the private placement are exchanged to Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Additionally, DraftKings’ Class B shares were issued to Jason Robins, such shares carry 10 votes per share and allow Jason Robins to have 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis. As these shares have no economic or participating rights, they have been excluded from the calculation of earnings per share.

BUSINESS
The following discussion reflects the business of DraftKings both prior to and after giving effect to the Business Combination, as the context indicates. “We,” “us” and “our” generally refer to DraftKings, in the present tense or Old DK on a historical basis, unless the context otherwise refers to SBTech.
Overview
At DraftKings, our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through daily fantasy sports contests, sports betting and iGaming.
We seek to innovate and to constantly improve our games and product offerings. Our focus is on creating unique and exciting experiences for our users. We are also highly focused on our responsibility as stewards of this new era in real-money gaming. Our ethics guide every decision we make, both in our respect for the tradition of sports and in our investment in regulatory compliance and consumer protection that have guided our company.
These values anchor our business. Our desire to innovate, improve and do the right thing drives our people and defines DraftKings, as we pursue our vision to transform the way people experience sports entertainment and gaming.
Our Story
We aspire to deliver a product that is developed with our users in mind and to be as trustworthy as we are innovative in everything we bring to market. This comes in the form of what we believe to be leading-edge, proprietary technology that powers real-money games and betting experiences designed for the “skin-in-the-game” sports fan — the fan who seeks a deeper connection to the sporting events that he or she already loves. Our vision for DraftKings has been shaped by this user, both in who he or she is today and who we anticipate he or she will become as the entertainment and gaming industries evolve. At our core, we are a digital sports entertainment and gaming company with roots in technology and analytics that fosters dynamic and personalized experiences for the sports fan.
This vision underpins our position as a leader in today’s fast-growing global entertainment and gaming industries. As of June 30, 2020, DraftKings has hosted over 4.6 million unique paid users. That number encompasses a user base that continues to steadily grow:
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During the six months ended June 30, 2020, we had 507,628 average MUPs and revenue of $159.5 million, resulting in an ARPMUP of $47. By comparison, during the same time period in 2019, we had 537,142 average MUPs and revenue of $125.5 million, resulting in an ARPMUP of $39.

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During the year ended December 31, 2019, we had 684,103 average MUPs and revenue of $323 million, resulting in an ARPMUP of $39. By comparison, during the same time period in 2018, we had 600,886 average MUPs and revenue of $226 million, resulting in an ARPMUP of $31. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our growth is driven both by acquiring new users, engaging our existing users and re-engaging our past users. Research tells us that our typical user craves a more immersive and curated fan experience. This was the user we sought with the launch of DFS, our first product offering following our founding in 2011, which has served as the foundation for our growth. Unlike traditional, season-long fantasy sports offerings, DFS challenges users to create a lineup of players within a predefined fantasy “budget” and to make decisions tied to a single day’s sporting events, requiring an elevated level of skill and providing a heightened degree of real-time gratification. This format has fundamentally changed the landscape of sports consumption, driving millions of users to download the DraftKings app and visit our website to make DFS a staple of how they engage with teams, athletes and sports statistics on an everyday basis.

As the popularity of our offerings grew, so did our brand equity, which has been critical to our success over the past eight years. DraftKings became a recognized name among gaming and sports enthusiasts because it represented an entirely new way of interacting with sports. We have remained a recognized name due to the strong and lasting relationships we have formed with our users over time. We have placed our users at the center of our operating model. Built at the intersection of agile technology, data-driven decision-making and dynamic product development, our product offerings and platform are grounded in an absolute focus on our users — who they are and what experiences they want. By leveraging research and analytics to inform our roadmaps, we have built a mobile-first ecosystem that offers experiences tailored to the interests and behaviors of our users, resulting in a truly distinctive and personalized experience for the “skin-in-the-game” sports fan.
Powering our product offerings is a highly scalable platform that allows us to prioritize speed to market without sacrificing the integrity of our products’ performance. Over the past 18 months, we have leveraged the DraftKings’ platform to expand our operations from DFS into two new product offerings: Sportsbook and iGaming. In August 2018, less than three months after the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992, we launched our online Sportsbook offering in New Jersey. The relative speed with which we moved into this nascent space was no accident: it reflected nearly a decade’s work in agile software development and regulatory know-how that allowed us to navigate this environment. Our implementation of critical responsible-gaming staples like user protection and data security would have been virtually impossible to deliver quickly into an online Sportsbook offering without the strength of our existing infrastructure. Since launching in 2018, we have deepened our understanding of who our sports betting users are and what they value. As of September 1, 2020, our Sportsbook app and website are available in Colorado, Illinois, Indiana, Iowa, New Hampshire, New Jersey, Oregon, Pennsylvania and West Virginia. As a result of the highly personalized and engaging user experience we offer, we have quickly emerged as one of the most recognized brands in unaided brand association among current online sports bettors and the top website used among sports bettors in the United States, according to a June 2019 survey issued by Ipsos and the Fantasy Sports & Gaming Association.
That model defines our brand in the eyes of both our users and our employees: move rapidly and deliver the experiences that our users love. Our entry into the iGaming space has been no different. Shortly after the launch of our online Sportsbook offering in New Jersey, we turned to iGaming as a clear strategic adjacency for a growing, mobile-centric user base seeking entertainment in real time. We entered an industry with a significant number of incumbent land-based licensed operators with mobile offerings and, in less than a year, surged to one of the top operators in the iGaming space in New Jersey based on revenue, according to Eilers & Krejcik Gaming, LLC’s U.S. Online Casino Tracker for December 2019. We offer hundreds of games on our iGaming platform across traditional offerings like blackjack, roulette and slot machines, many of which have been designed by our in-house games studio (and which are our most popular in-app offerings). The continued evolution of this platform will serve as a distinct differentiator in our ability to achieve rapid growth in the iGaming space over time.
The intersection between the continued evolution of the distinct experiences we offer and our user-centric DNA is what sets DraftKings apart.
We plan to expand our offerings to begin serving other operators within our industry. We will begin by migrating DraftKings’ own consumer offering onto the SBTech proprietary sports betting platform over time, allowing us to become a fully vertically integrated sports betting operator. We will also leverage our shared infrastructure to service adjacent branded operators in both the United States and internationally at greater scale. This could include online sportsbooks, retail sportsbooks, iGaming operators, as well as governments or lotteries seeking to manage their own sportsbook or iGaming offerings. The SBTech platform is one of the industry’s most robust platform solutions to satisfy customers’ sports betting technology needs, ranging from trading and risk management to platform services to support reporting, customer management and regulatory reporting requirements. Our B2B business competes with a variety of other sports betting technology providers and differentiates itself through this full suite platform offering. In addition, we are able to offer a leading iGaming solution via the SBTech proprietary platform with integrations to third-party iGaming suppliers.

These capabilities provide the foundation for what we believe to be a best-in-class enterprise offering whose reach will continue to expand. Ultimately, we believe we are uniquely positioned to continue delivering optimal experiences for sports fans who engage deeply with our offerings and to service other companies who seek to offer those experiences themselves.
Our Timeline
DraftKings was organized on December 29, 2011, as a Delaware corporation. DraftKings was founded by Matt Kalish, Paul Liberman and Jason Robins with the initial mission of leveraging unique technology, analytics and marketing capabilities to deliver a daily fantasy sports offering. Within a few years, DraftKings became one of the largest and most recognized DFS platforms in the United States.
SBTech was incorporated on July 24, 2007, under the laws of Gibraltar. It was originally named Jamtech Limited, subsequently renamed Networkpot Limited and thereafter renamed SBTech (Global) Limited on August 16, 2010.
The following is a timeline of key operational and business milestones for our businesses:
	DraftKings	SBTech
2007		• SBTech was founded and officially began its operations.
2012	• DraftKings began its operations and offered its first DFS contest to the public for the Major League Baseball (“MLB”) season.	• SBTech’s operator base had grown to six.
2013	• MLB became the first major sports organization to invest in, and establish a relationship, with DraftKings.	• SBTech’s operator base had grown to eight and just over 200 employees.
• We launched the first mobile app in the DFS industry.
2014	• We acquired DraftStreet, a DFS operator, increasing our user base by more than 50%, and acquired Starstreet, another DFS operator.	• SBTech’s operator base had grown to 11 and just over 400 employees.
• We signed a two-year deal to become the official DFS provider of the National Hockey League.
2015
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We were named the official DFS game of NASCAR, Ultimate Fighting Championship and Major League Soccer, and announced partnership deals with major sports teams including the New England Patriots, New York Knicks and Chicago Cubs.

• SBTech obtained a license from the United Kingdom Gambling Commission to provide facilities for real event betting and to manufacture gambling software.
• 21st Century Fox America, Inc. (“FOX”) became the first major media company to invest in us.

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We obtained a license from the United Kingdom Gambling Commission to provide facilities to offer daily fantasy sports contests and other forms of pool betting, and to manufacture gambling software.

2016	• We acquired a leading provider of DFS Mixed Martial Arts contests, Kountermove, to bolster our user base in the burgeoning space of combat sports.	• SBTech re-domiciled SBTech in the Isle of Man, and acquired a Maltese B2B license from the Malta Gaming Authority for hosting and management of remote gaming

	DraftKings	SBTech
operators.
	• We explored a possible combination with a DFS competitor, but did not receive Federal Trade Commission approval.	• SBTech acquired two Romanian licenses from the National Gambling Office of Romania for the production of gambling software and the hosting of a gambling platform.
• SBTech launched our Sportsbook into the newly regulated Romanian and Portuguese jurisdictions, opened an office in London and accepted our first retail sports bet in Mexico.
2017	• We were granted a skill gaming license in Malta, allowing for further expansion in the European Union.	• SBTech launched a sportsbook for the Czech Republic National Lottery, marking SBTech’s first major lottery partner.
• SBTech’s sportsbook launched in the Spanish regulated market.
2018	• PASPA was struck down by the U.S. Supreme Court, opening the potential for state-by-state authorization of sports betting.	• SBTech entered the Danish sports betting and iGaming industry by partnering with the Danish National Lottery, Danske Spil, under the brand YOUBET
	• We launched the first online sportsbook in New Jersey.	• SBTech was awarded a B2B remote gambling license in Gibraltar, where we opened an office.
• We opened our first retail sportsbooks in Atlantic City, New Jersey (Resorts Casino and Hotel) and D’Iberville, Mississippi (Scarlet Pearl Casino Resort).
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SBTech became one of the first sportsbook providers to be licensed in the state of Mississippi as a manufacturer and distributor by the Mississippi Gaming Commission, and we debuted our retail sportsbook at the Golden Nugget’s Biloxi Casino as well as two Churchill Downs properties.

• SBTech was awarded a Casino Service Industry Enterprise transactional waiver by the New Jersey Gaming Board and debuted a retail sportsbook at the Golden Nugget Atlantic City.
2019	• We officially launched iGaming in New Jersey with blackjack, roulette, video poker and slots.	• SBTech launched our online sportsbook and iGaming offerings with Churchill Downs, and our online sportsbook with the Golden Nugget in New Jersey.
• We announced a landmark partnership with the National Football League (“NFL”) which made us the Official Daily Fantasy Partner of the NFL.
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SBTech obtained conditional manufacturer and operator licenses from the Pennsylvania Gaming Commission, a manufacturer and Distributer license from the Arkansas Racing Commission and a temporary supplier’s license from the Indiana Gaming Commission, allowing us to launch our retail sportsbook in Pennsylvania, Indiana and Arkansas with Churchill Downs properties.

	DraftKings	SBTech

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We were named the Official Daily Fantasy Game of the PGA Tour.

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Our online sportsbook launched in Indiana, New Hampshire, Pennsylvania and West Virginia.

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We launched retail sportsbooks in Iowa (Wild Rose) and New York (del Lago).

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We were selected by the state of New Hampshire as its exclusive sportsbook partner.

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DraftKings mobile/online Sportsbook launches in New Hampshire.

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SBT Malta Limited signed a five-year agreement with the Oregon State Lottery to provide online and retail sportsbook offering, and successfully launched the first online sportsbook offering in the State of Oregon in October 2019. The retail sportsbook offering is expected to be rolled out mid-2020.

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SBTech launched an online sportsbook for the State Lottery and Monopoly of Azerbaijan, and signed agreements to provide its online and retail sportsbook solution with the Finnish state lottery, Veikkaus, and the Swedish state lottery, Svenska Spel, in 2020.

2020	• DraftKings and the XFL announced a new partnership that makes DraftKings an Official Daily Fantasy Sports Partner and an Authorized Gaming Operator of the league.
• DraftKings launched mobile/online Sportsbook in Iowa and Colorado and iGaming in Pennsylvania.
• DraftKings completed its business combination with DEAC and SBTech and began trading on Nasdaq
• DraftKings added Michael Jordan as a special advisor to its board of directors.
• DraftKings agreed with ESPN to become ESPN’s co-exclusive sportsbook link-out provider and exclusive daily fantasy sports link-out provider.
Our People
From the outset, our founders have embodied and instilled in DraftKings a set of values and entrepreneurial spirit that has set the tone for the company and its employees.
We believe that our people are the reason for our success and that we should be structured to maximize their productivity and performance. We actively work to maintain an exceptional bar for talent to enable our mission, vision and business strategy. We identify, promote and reward talent that is inspired by our purpose and shares our core values: analytical, authentic, bias for action, collaboration, commitment and user focus.
As a technology company at our core, we believe that the best innovation comes from diverse perspectives, thoughts, beliefs, ideas and experiences. We challenge the conventional to ensure our culture and product offerings reflect the expectations of our employees and the users we serve. We work to foster a culture of inclusion, equity and belonging that makes our employees feel safe, empowered, engaged, championed and inspired to be their very best.
Like DraftKings, SBTech was built by founders with an exceptional entrepreneurial spirit, with a focus on driving results, attracting and nurturing great people and teamwork. As a technology supplier, SBTech understands its greatest resource is its human capital and is relentless in creating and fostering a culture where employees feel empowered and inspired to continuously develop and deliver.

As of June 30, 2020, DraftKings had 2,271 employees. None of our employees are represented by a labor organization or are a party to any collective bargaining arrangement.
Our Core Operating Principles
DraftKings has been built on the foundation of four core principles:
Put our users first.   Every decision we make stems from our fundamental desire to keep our users engaged and excited to interact with our product offerings. We have spent eight years refining our understanding of how our users engage and play and what they want most in terms of digital sports entertainment and gaming offerings. The satisfaction of our users remains the single-most critical lens through which we measure our own success moving forward.
Make data-driven decisions.   At our core, DraftKings takes a data-driven approach to decision-making; no doubt a product of the shared analytical background that our three founders possess. This holds true across everything we do — from minute tweaks to our marketing programs to our product evaluation processes and our business development strategy — we ask our teams to justify their decisions using the kind of thoughtful analysis that grounds our approach in objectivity. Analytics are deeply embedded in our day-to-day operations.
Be an employer of choice.   We can only achieve our goals by acquiring, retaining and developing the best talent available. We have invested heavily in building a team of specialized employees to ensure that our team is uniquely skilled to take on the diverse challenges that our industry presents. Those employees are supported by an organizational structure designed to maximize efficiency without trading off velocity. DraftKings currently operates 14 departments with 59 divisions across nine locations, ranging across core disciplines including front- and back-end technology, acquisition and retention marketing, product management and operations, user experience and design, and a range of functions spanning analytics, data science and data engineering. We will continue to make strategic, thoughtful decisions around how to hire the best people for the roles. We achieve the employer of choice status not simply by attracting top talent, but also by fostering a culture that recognizes the contribution and commitment of that talent to our operations, creating continuous opportunities for the growth and development of our team.
Act responsibly.   We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. We have invested in processes that identify and protect vulnerable users. Specifically, we created an internal, independent “Game Integrity and Ethics Team” that actively monitors for any indication of activities that may violate current regulations governing us, our own terms of use or our “Community Guidelines.” This team oversees a framework for our user community to follow in determining when a user may need assistance. With our focus on fair and responsible gaming along with user protection and data security, users have come to know and trust our gaming platform.
What Makes Us Different
In order to build the best real-money games and product offerings, we have invested in core disciplines across technology, analytics and marketing, which have become our operational bedrock and have allowed us to rapidly bring innovative new experiences to market while gaining a unique understanding of our users. The result was clear market leadership in the DFS industry, fueled by a brand reputation and a depth of user trust that has set us apart from our competitors.
Our DFS investments positioned us to successfully compete in online sports betting and iGaming, in addition to DFS. The core strengths that were born out of our DFS experience have been critically important in the first 18 months of our entry into Sportsbook and iGaming, from the resonance of our brand to the scalability of our technology. Similarly important were the regulatory experience and technical infrastructure we built in adapting to the responsible gaming requirements of DFS, which have served as the foundation of our speed to market in online sports betting and iGaming.
These are the strengths that not only set us apart as a DFS operator, but also will continue to differentiate us as a digital sports entertainment and gaming company:

Mobile-First Product Innovation.   From DraftKings’ inception, we have prided ourselves on our ability to deliver new and exciting product offerings to our users. We were the first company to launch a mobile daily fantasy sports app in 2013, anticipating the impending behavioral shift of a user base that had historically relied on a desktop-only experience. The rapid adoption of this product pushed us to extend native mobile experiences across all of our offerings on both iOS and Android, the result of which has been industry-leading app reviews within the sports and games categories. We have extended this investment to build in-house capabilities in order to deliver proprietary mobile games, ranging from DFS offerings across every major professional sport to the native development of our own casino games. These offerings are unified by a consistent experience that reinforces retention within our apps. Additionally, as a result of user-driven feedback around our in-app experience and our product innovation, we have created programs with DraftKings-built social features, including our private DFS leagues for friends, as well as loyalty programs like our daily virtual rewards program. We continue to reinforce this investment in product innovation by recruiting top-tier engineers, with a particular emphasis on experience in consumer-facing mobile app development.
Scalable Platform and Infrastructure.   The consumer experiences described above sit on a shared technology platform that has allowed for maximum flexibility in our product development strategy. We have established a “one-platform” model by launching features like single sign-on, an integrated wallet and universal user profile, while simultaneously leveraging our technological investments in DFS around responsible gaming, compliance and data security to establish similar infrastructure within Sportsbook and iGaming. The net result is an integrated experience that allows a user to move seamlessly between a DFS contest, a sports bet and a hand of blackjack, all while earning money into one wallet and earning rewards into one profile.
It is with these layers of shared technological infrastructure that we bring to market a personalized, interconnected suite of experiences whose back-end meets the standards of a highly regulated environment. As a result, we are now capable of quickly bringing to market new offerings like our Sportsbook app without having to create an entirely new back-end infrastructure. This holds true across multiple enterprise-level disciplines that we are now able to leverage in the world of mobile gaming:
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Configurable back-end software and services that are flexible to new jurisdictional requirements.

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Analytics framework that cuts across all of our user-facing offerings.

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Technical infrastructure across data security, user privacy and compliance that can be leveraged to support various custom responsible gaming requirements.

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A single, integrated sign-in and wallet platform across all of our product offerings.

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A shared marketing technology stack with which we can create hyper-targeted cross-product offers and promotions for every type of user.

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A data science engine driven by eight years’ worth of user data that allows us to personalize many aspects of our products.

Highly Dependable Source of Users.   In addition to building innovative, scalable product offerings, we also have the ability to effectively acquire users to engage with those offerings. The trusted base of DFS users that we have built over time has provided us recognition among a highly dependable source of users that are willing to engage with our new product offerings. This allows us to establish a foothold for Sportsbook in new jurisdictions from the moment sports betting is legalized in such jurisdiction. Our foothold begins with the strength of our brand, which is honed to create a voice and a message that resonates positively with the American sports fan. We have invested in optimizing the new user experience, both from the perspective of product innovation — such as our seamless registration flow and a first-time user experience that educates our users without intimidating them — and in proprietary growth marketing technology that optimizes user acquisition at scale. We layer marketing on top of this foundation in various forms, from targeted campaigns to our “Refer-a-Friend” program that rewards friend-to-friend invitations. We have invested deeply in marketing technology to create promotional capabilities that match users dynamically to programs and offers we know they will enjoy. We have spent years honing our model with this type of marketing across TV, digital and offline channels, relying entirely on in-house analytics to reduce our cost of acquisition by algorithmically matching the right user to the right offer on the right channel.
User Retention and Monetization.   Tied to the strengths we have built in amassing an existing user base are the capabilities we have harnessed with our existing users. We function from the perspective that no user is more important than our existing ones — these are the users around whom our business has been built, and for whom we continue to operate. To that end, we have made major investments in building a research-and-feedback loop that connects our users directly to our product and marketing teams, ensuring that we are constantly listening and making decisions based on their needs. This informs the way in which we think about retention. For example, we have implemented various creative reinvestment programs tied to mechanisms like giveaways, missions, achievements and rewards, all of which were designed based entirely on input from our users. These programs sit on top of a data-driven customer relationship management operation that leverages user insights and a suite of models to optimize our retention channels, which we have supplemented with technology that creates automated triggers connecting users to customized offers. All of this technology is underpinned by a data science framework which allows us to build user personae that cut across all of our consumer product offerings, enabling us to intelligently cross sell across all of our product offerings.
Market Access and Compliance Platform.   We have developed technology, product offerings and partnerships to create a sustainable advantage in the gaming and DFS industries. Strategic multi-year arrangements with lotteries, governments and casinos enable us to offer our products to end users. We have entered into the following arrangements where legislation or regulations require us to enter the market through a relationship with a land-based casino:
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In 2018, we entered into multi-year arrangements with Resorts Digital Gaming, LLC (“Resorts Digital”) and DGMB Casino, LLC d/b/a Resorts Casino Hotel (together, “Resorts”, providing us access to the New Jersey market), with del Lago Resort and Casino (“del Lago”, providing us access to the New York market) and with Land Holdings I, LLC as owner of the Scarlet Pearl Casino Resort (“Scarlet Pearl”, providing us access to the Mississippi market).

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In 2019, we entered into multi-year arrangements with Penn National Gaming Inc. (“Penn National”, providing us access to the Florida, Indiana, Missouri, Ohio, Pennsylvania, Texas and West Virginia markets) and with Wild Rose Jefferson, LLC, Wild Rose Emmetsburg, LLC and Wild Rose Clinton, LLC (collectively, “Wild Rose”, providing us with access to the Iowa market).

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In 2020, we entered into a multi-year arrangement with Twin River Management Group, Inc. (“Twin River”), for retail and online sportsbook services providing us access to the Colorado market. On May 1, 2020, we launched our online Sportsbook in Colorado. On June 4, 2020, we announced our agreement-in-principle (subject to receipt of all applicable governmental approvals) with Bay Mills Indian Community (“Bay Mills”) for the offering of retail and online sportsbook services for multiple years in the State of Michigan. On June 10, 2020, we entered into a multi-year arrangement with Casino Queen Inc. (“Casino Queen”) for retail and online sportsbook services providing us access to the Illinois market.

Our Resorts, del Lago, Bay Mills, Wild Rose, Twin River, Scarlet Pearl and Casino Queen market access agreements are multi-year (5-10 years) business partnerships established with land-based licensed casinos in each of their respective states. Under applicable state gaming law, DraftKings is required to partner with a land-based casino in order to offer sports betting services, both statewide mobile and in-person retail wagering, in that state, should they be authorized by law. In exchange for a fee based on a percentage of net gaming revenue generated by gaming activities in that state, the casino licenses DraftKings the right to offer either online or retail sports betting (or both) pending DraftKings also receiving the necessary licensures and approvals. Under the terms of these agreements, DraftKings has agreed to operate exclusively through the casino in such state for either retail or online or both.
Our Penn National agreement is a 10-year “national” market access agreement that provides us with market access (using a similar payment and services model as the previously noted casinos) in several states where Penn National has properties. For the majority of states covered by this agreement, DraftKings is eligible to use the first mobile license to operate that Penn National receives or has received through its property(ies) in that state. For other states, DraftKings is eligible to use the second or third mobile license to operate that Penn National receives or has received through its property(ies) in that state. As a result, when states covered by this agreement that have not yet passed mobile sports betting bills do so in the future, and if the state’s sports betting law requires that mobile operators partner with an in-state property of the type that Penn National owns in that state in order to have access to the statewide mobile sports betting market, we will have that access (depending on the number of mobile licenses available and the licensing order to which we are entitled under this agreement). Under the terms of the agreement, DraftKings has agreed to operate exclusively through Penn National in such states.
In addition to our casino arrangements, we have entered into the following arrangements with lotteries;
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In 2016, SBTech entered into an agreement with the leading lottery operator in the Czech Republic — its first major lottery partner. The SBTech — Sazka agreement is a multi-year (3 years which was extended to an additional 3 years term) license agreement entered with Sazka for their use of SBTech’s seamless sports betting solution. The license is granted in exchange for a percentage of net gaming revenues generated by Sazka through the use of the sports betting solution as well as an additional charge for the use of sports data feeds. Under the terms of the agreement, Sazka has agreed to exclusively use SBTech’s sports betting solution.

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In 2018, SBTech entered the Danish sports betting and iGaming industry by contracting with the Danske Spil, a Danish retail and online sports gaming provider under the brand YOUBET. The SBTech — Danske Spil (“DS”) agreement is a multi-year (3 years) license agreement entered with DS for the use of SBTech’s platform solution (which includes, player management and integration with third-party casino providers). The license is granted in exchange for a percentage of net gaming revenues (sports betting and third party casino content) generated by DS through the use of the platform solution as well as an additional charge for the use of sports data feeds. Under the terms of the agreement, DS has agreed to exclusively use SBTech’s sports betting solution.

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In 2019, SBTech entered into an exclusive five-year arrangement with the Oregon Lottery to be the sole and exclusive provider of real-money mobile and retail sports betting products and services to the Oregon Lottery. The SBTech — Oregon State Lottery (“OSL”) agreement is a multi-year (5 years) license agreement entered with OSL for the use of SBTech’s platform solution and managed services. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by OSL through the use of the platform solution as well as an additional charge for the use of sports data feeds. The managed services are provided by SBTech in exchange of a percentage of net gaming revenues generated by OSL.

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Additionally in 2019, SBTech signed agreements to provide its online and retail sportsbook solution with Veikkaus, which holds the exclusive right to operate all gambling in Finland under the Finnish Lotteries Act, and Sweden’s leading gambling operator, Svenska Spel. The SBTech — Veikkaus agreement is a multi-year (4 years) license agreement entered into with Veikkaus for the use of SBTech’s platform solution. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by Veikkaus through the use of the platform solution. Veikkaus are expected to launch with SBTech’s solution during 2020. The SBTech — Svenska Spel agreement is a multi-year (4 years) license agreement entered into with Svenska Spel for the use of SBTech’s platform solution. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by Svenska Spel through the use of the platform solution. Svenska Spel are expected to launch with SBTech’s solution during 2020.

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In November 2019, DraftKings entered into an exclusive multi-year arrangement with the State of New Hampshire, acting through the New Hampshire Lottery Commission (the “NH Lottery”), to be an exclusive agent of the NH Lottery to operate mobile and retail sports betting in the state. DraftKings’ relationship with the New Hampshire Lottery is as an agent/contractor for the state of New Hampshire. DraftKings applied for, and received, the exclusive right to offer online and retail sports betting services on behalf of the NH Lottery. As part of the arrangement, DraftKings receives a portion of the revenue that it processes on behalf of the state of New Hampshire.
Lastly, we have obtained licenses in nine states, where it is required, in the United States, and internationally in the United Kingdom, Australia and Malta, to operate our DFS platform. We are also a registered DFS operator in four additional U.S. states where registration versus licensing is required to operate.
Our B2B business, formerly SBTech, has obtained licenses (and approval, as applicable) in six states in the United States and in the United Kingdom, Gibraltar, Malta and Romania. Additionally, our B2B business has certified its software in various territories, including in Denmark, Italy, Nigeria, Portugal, South Africa and Spain, and its services are available in Azerbaijan, Belgium, Cyprus, Czech Republic, Greece, Mexico, Poland and Spain under local licenses held by operators using SBTech’s platform in these jurisdictions.
Underpinning our regulatory access is our DraftKings platform that allows us to efficiently and safely scale our product offerings into multiple jurisdictions. We have developed our DraftKings platform from the ground up to meet the needs of the unique regulatory environment that the United States offers, while maintaining ease of use for our users. We provide a single experience for login, verification and wallet.
SBTech’s platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on user behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.
Our Priorities
As we continue to invest in our core competitive advantages, we believe we will remain positioned to build a leadership position within the burgeoning global entertainment and gaming industries. We have established several major areas of strategic focus that will guide the way we think about our future growth:
Continue to invest in our products and platform.   We have established a set of competencies that position us at the forefront of the evolving digital sports entertainment and gaming industries. In the immediate term, our focus will be on reinforcing our competitive strengths and our core competencies, in order to continue iterating on our core user experiences while we reinforce the analytical, marketing and technological infrastructure that allows us to scale our offerings. We plan to continue to invest in our users and in our product offerings as we remain dually driven to keep our existing users engaged while we expand the capabilities of the platform that will enable us to rapidly reach new geographies and attract new audiences.
Launch our product offerings in new geographies.   With our experience in regulated gaming jurisdictions in the United States, we are prepared to enter new states as regulations on sports betting and iGaming open up these jurisdictions to us. Whether the appropriate route for a geography is to operate as a mobile consumer operator, a mobile consumer operator with a retail presence, a technology solution provider to a government entity, or any permutation of the foregoing, our goal is to be ready to enter jurisdictions that provide for daily fantasy sports, sports betting and iGaming. We are also well prepared to continue growing the customer base of our SBTech platform outside of the United States given the flexible and robust nature of the platform.
Effectively integrate with SBTech to form a vertically integrated operation.   We expect to realize synergies with SBTech by transitioning to its risk and trading sports betting platform over time instead of relying on a third-party platform in order to offer Sportsbook. This will provide us with the opportunity to reduce costs and differentiate our offering in North America from other gaming operators in order to establish ourselves as an end-to-end operation across all of our offerings. We expect the transition to SBTech’s risk and trading platform will deliver efficiencies over time as we consolidate redundant capabilities. Additionally, we expect that we will be able to serve other branded consumer operators in the United States and internationally — such as online sportsbooks, retail sportsbooks and iGaming operators — with our proprietary sports betting and player-management technology. Our B2B business has provided us access to jurisdictions and opportunities within the footprint of SBTech that would otherwise not be available to us.
Create replicable and predictable state-level unit economics in sports betting and iGaming.    We believe that creating the best state-level unit economics in our industry will be necessary for achieving and maintaining long-term significant market share in the U.S. Using as a baseline the economic framework we have refined over our first 18 months operating in New Jersey, we believe we can create a replicable model that balances the right levels of investment and efficiency within each new jurisdiction that we enter. This will be aided by our integration of the SBTech platform in order to reduce our platform fees and ultimately remove our reliance on third-party platforms to operate our Sportsbook offering. We plan to leverage our national scale to improve our user acquisition costs, reduce our variable operational costs by investing in technology and data science to increase automation, and leverage our combined product, technology and existing user database to create strong strategic partnerships with casinos, lotteries and governments.
Expand our consumer offerings.   In addition to rapidly expanding into new jurisdictions, the strength of our platform is that it allows us to seamlessly integrate new product offerings into the DraftKings ecosystem. This comes in the form of extensions of our existing offerings such as the addition of daily fantasy sports for sporting events like the Olympics, or a deeper investment in our proprietary live-betting mobile experience, as well as in potential expansion into adjacent industries. We are capable of quickly bringing offerings like these to market via our existing technology platform, and to immediately cross-market them to users according to our data analytics.
Our Products and Economic Model
Our Revenue-Generating Product Offerings
Our revenues are predominantly generated through our business-to-consumer (“B2C”) offerings and B2B. We have three main B2C product offerings — Daily Fantasy Sports, Sportsbook and iGaming. We consider these three offerings to be of a similar class of product, and together they accounted for 95%, 97% and 99% of DraftKings’ revenues for the fiscal years ended December 31, 2019, 2018 and 2017, respectively. DFS, which was our sole product offering until late 2018, historically drove our revenue results and accounts for a majority of our users; however, since we launched Sportsbook and iGaming in 2018, states with Sportsbook and iGaming together have accounted for a rapidly growing proportion of our users, which drives our revenue.
Our business experiences seasonality based on the relative popularity of certain sports. Although exciting sporting events occur throughout the year, our users are most active in the fourth quarter due to the overlapping calendars of the NFL and NBA seasons, which are our most popular sports.
Below is a breakdown of how each of DraftKings’ offerings function, and their respective economic model:
Daily Fantasy Sports
Daily Fantasy Sports is a peer-to-peer platform in which our users compete against one another for prizes. Users pay an entry fee (ranging from $0 to $10,000 per user) to join a contest and compete against each other in short-duration contests for cash prizes, where the prize money is distributed to the highest performing competitors in the contest as defined by the prize table.
Every paid daily fantasy sports contest consists of an entry fee and prizes paid out to certain contestants based on the finishing position of the contestants. Certain finishing positions in each contest will be paid out in accordance with a prize payout table established at the beginning of the contest. To enter a contest, a user pays an entry fee and builds a fantasy sports team to compete against other users. The users are then ranked based on the number of fantasy points accrued by each user’s fantasy sports team. If a user finishes in a position that is within the prize payout table, the user wins the corresponding prize. Our DFS revenue is generated from contest entry fees from our paid users, net of amounts paid out as prizes and customer incentives. This amount is typically in the range of 8-15% of all entry fees depending on the contest. We offer two basic payout structures for our fantasy sports contests: contests that pay out the entire prize payout table regardless of how many entrants join the contest (“guaranteed contests”) and contests that will only pay out prizes if a minimum number of entrants have joined the contest (“non-guaranteed contests”). Non-guaranteed contests that do not meet the minimum number of entrants are canceled, any entry fees paid by users are returned, and no prizes are awarded.
Illustrative DFS guaranteed contest
Given the nature of the peer-to-peer platform, and the popularity of large guaranteed prize contests, liquidity (the total volume of users and the total amount of money held with an operator) is critical to the success of the game. The more users and money held on the platform, the larger the amount of prizes an operator can offer. This in turn, creates a compelling offering (such as our $1 Million Top Prize contests), which ultimately drives more users.
In contrast to other types of house-banked gaming, such as slots, blackjack or sports betting, where individuals play against the operator, DFS operators are generally not exposed to the risks of game play or the outcome of the game — only to whether or not the operator will fill the guaranteed prize contests. Non-guaranteed contests, such as certain head-to-head contests (one user against another user), only run if filled completely and therefore always result in the targeted revenue expected for each game when run.
Sportsbook
Sports betting involves a user placing a bet by wagering money on an event at some fixed odds (“proposition”) determined by DraftKings. In the event the user wins, DraftKings pays out the bet. Unlike DFS, DraftKings takes some risk on the bet. Our revenue is generated by setting odds such that there is a built-in theoretical margin in each proposition offered to our users. While different outcomes of the events may cause volatility in our revenue, we believe we can deliver a stable betting win margin over the long term.
Illustrative sports bet
Revenue is realized by taking the settled handle for betting markets that have been resolved, and subtracting the payouts for these betting markets such that the difference is the gross revenue, or “hold.” In addition to our online Sportsbook, we also maintain a limited retail distribution in four states, in which our retail revenue is subject to individual agreements with a land-based casino partner (a “skin”) that provide for a revenue share. Retail distribution leverages the foot traffic for existing casino properties to convert their customers to bet in our Sportsbook while on premise.
iGaming
iGaming, or online casino, offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house.

In iGaming, we believe there is typically lower volatility versus land-based casinos, as there is generally a larger number of bets placed at smaller denominations and since the average return to player for specific games is easier to predict in advance based on game rules and statistics.
Our iGaming offering consists of a combination of games that we have built natively in-house and licensed content from suppliers such as International Gaming Technology, iForium, Scientific Games Corporation (“Scientific Games”), Spin and Evolution for Live Dealer services. The latter are subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from the casino games played on our platform dependent on DraftKings’ overall gross gaming revenue for iGaming. In exchange, DraftKings receives a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities. Revenue generated through our self-developed major casino games such as blackjack results in decreased revenue share payments as a percent of revenue.
B2B Revenue for Sportsbook and iGaming
We now supply B2B sports betting and iGaming services globally for various DFS and gaming operators and government-run lotteries. Currently our B2B business generates revenue from operators by providing sports betting and iGaming content directly to operators in exchange for a share of operators’ revenues, as well as through fixed fee contracts with resellers. Contracts with business customers are typically awarded through a sales process or request for proposal.
In addition to providing for a share of gaming revenue, our B2B direct customer contracts are typically non-exclusive and run for a term of 3-5 years (with automatic renewal terms). Our agreements with resellers typically provide for a base fee plus a fixed monthly fee determined by the number of operators with which the reseller contracts to access SBTech’s software and typically run for a term of 3 years (with automatic renewal terms).
Advertising and Sponsorship
We offer advertising and sponsorship packages to targeted advertisers across our DFS product offering, free games and content. In the future, we expect to offer advertising and sponsorships within our Sportsbook and iGaming product offerings.
Our advertising packages range from standard ad placements and background ad placements to more high-touch integrations, such as sponsored DFS contest series or custom site takeovers. These are typically served and tracked by a range of advertising products that have been built directly into our DFS platform — featuring partnerships with brand categories ranging from entertainment to food to automotive — and that only show for contests with no-paying or low-paying users.
Each advertising package is bespoke, and we offer each client a custom “menu” of advertising options, which include online media (such as display, video and audio advertisements and page and “skin” sponsorship takeovers), custom content, including branded video content, live events such as sponsored watch parties and sponsored free or paid games, including Daily Fantasy, Pick’em and Bracket Games.
Each advertising package has a different pricing model, with a variety of factors affecting the pricing of a particular package including, but not limited to, (i) the sport to which the package relates and (ii) the demand for, and supply of, the individual package components.
Sponsorships and custom-built games and content typically have fixed fee pricing. Other packages, such as custom-branded video content or online advertisements, are sold with a guaranteed number of impressions, which are priced per a certain number of guaranteed impressions. Each time a consumer sees an advertisement while playing, watching, reading or listening to a piece of content or playing a game, an impression is counted.
Promotional Expense for DraftKings Daily Fantasy Sports, Sportsbook and iGaming
Offsetting our revenues is the portion of gross revenue that we allocate to new and existing user incentives and promotions, which are awarded as a result of game play or at our discretion, through loyalty programs, free plays, deposit bonuses, discounts, rebates or other rewards and incentives. Offsets are generally used to acquire new users, reactivate prior users and increase monetization from active users. We leverage our return on investment models that are based on lifetime value and expected reactivation rates to determine appropriate promotional levels.
Cost of Revenue
We have four main elements of cost of revenue: payment processing fees and chargebacks, product taxes, platform costs and revenue share/market access arrangements. We incur payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date). Our primary product taxes are state taxes, which are determined on a state-by-state basis, and range from 6.8% to 20% of gross revenue minus applicable deductions, which excludes Pennsylvania at 36%. Importantly, each state defines “gross revenue” differently based on the deductibility of promotion expenses. In addition to state taxes, we pay a federal excise tax of 0.25% of handle. Our platform fees are primarily driven by hosting, third-party vendors that provide certain elements of our platform technology (such as geolocation, risk management and data). We also amortize certain capitalized development costs into our platform expenses. Finally, our revenue share fees are primarily driven by arrangements with land-based casinos in states where online operators are required to have a relationship with a land-based casino. These revenue share fees are driven mainly by levels of paid user activity via our platform, particularly engagement with our Sportsbook and iGaming offerings, in a given period.
Case Study: New Jersey Sportsbook
To better appreciate the mechanics of how DraftKings’ business scales with the opening of new jurisdictions, it is helpful to track our expansion into New Jersey over the past 18 months. Our results in New Jersey are subject to a number of variables, including the accessibility of the state and our competitive position, and as such, we cannot assure you that our results in New Jersey will continue on the same trajectory as our historical results, nor can we assure you that our results in New Jersey will be indicative of our performance in other states. See “Risk Factors — Risk Factors Relating to Our Business and Industry — Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.”

After the U.S. Supreme Court struck down PASPA in 2018, New Jersey was the first state to legalize sports betting, and provide an accessible jurisdiction, in August 2018. Eilers estimates New Jersey’s sports betting market at maturity to be greater than $500 million in gross gaming revenue (“GGR”) per year of which more than 75% is expected to be online. DraftKings also launched iGaming in December 2018. In the year ended December 31, 2019, we generated approximately $86 million in U.S. GAAP revenue from all of our B2C product offerings in New Jersey.
Despite our recent entry into the competitive sports betting and iGaming industries, we have succeeded in beating out dozens of established brick-and-mortar land-based casino operators and European-based companies. We maintain greater than 30% in online sports betting market share as of the first half of 2020, and have emerged as one of the top operators in iGaming despite recent entrance in a five-year-old market, according to Eilers’ U.S. Online Casino Tracker for December 2019.
We believe our success in New Jersey can be attributed primarily to our strong brand presence generated by our DFS offering, along with our existing DFS user base. We have relied on cross-selling to DFS users as a core element of strategic differentiation in New Jersey, with approximately 30% of our DFS user base crossing into our Sportsbook offering as of December 31, 2019. Our results for iGaming are similar; approximately 50% of Sportsbook users cross into our iGaming offering. We have also been increasingly successful at optimizing the highly dependable source of DFS users, and we continue to acquire a growing number of New Jersey users. 98% of DraftKings paid iGaming users in New Jersey have been cross-sold from other DraftKings’ product offerings. Most traditional, land-based operators do not have a comparable user database.
Sportsbook and iGaming in New Jersey had a pronounced impact on our business:
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For the period from August 2018 through July 2019 (our first twelve months of Sportsbook and first seven months of iGaming operations), our revenues from New Jersey grew 8.5x year-over-year and made up approximately 30% of our total revenue. This was almost equally driven by an increase in MUP and ARPMUP year-over-year.

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By the end of 2019, we have recouped approximately 90% of our first 12 month marketing spend.

Following fast on the heels of our entry into New Jersey, we launched online Sportsbook in Indiana, New Hampshire, Pennsylvania and West Virginia during the second half of 2019 and in Colorado and Iowa in the first half of 2020, and recently launched iGaming in Pennsylvania and West Virginia.
Marketing
User Acquisition and Retention
Our ability to effectively market is paramount to our operational success. With a blend of analytics and data science as our foundation, we leverage our marketing to acquire, retain and reactivate users while building a trusted consumer-facing brand. We use a variety of free and paid marketing channels, in combination with compelling offers and exciting games, to achieve our objectives. Furthermore, we optimize our marketing spend using data collected since the beginning of our operations, as well as additional data that we collect from vendors, partners and data providers. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the performance of different marketing channels, predicted lifetime value and behavior of users across various product offerings, the location of our users and our estimate of when enabling legislation and regulations for sports betting and iGaming may come to fruition.
Where paid marketing is concerned, we leverage a broad array of advertising channels, including television, radio, social media platforms such as Facebook, Instagram, Twitter and Snap, affiliates and paid and organic search, and other digital channels such as mobile display. These efforts are concentrated within the specific jurisdictions that have passed enabling legislation and regulations, and in which we operate or intend to operate (which vary on a per-offering basis). Our marketing expenditures tend to be highly seasonal, with most spend correlating with the start of a sports season and during its playoffs and championships.

In addition to traditional paid advertising channels, we cross-promote our product offerings to our existing user base through internal channels such as mobile push notifications, email and text messages, and external channels such as Facebook, Twitter, Instagram and Snapchat. Through those channels, we use a combination of content, contests and promotions to engage existing users. Additionally, we incentivize our users to refer new users through our “Refer-a-Friend” program, offering incentives such as free entries into tournaments or free bets if the referred user ultimately subscribes to our product offerings.
Strategic Relationships
We engage in strategic relationships with sports leagues to improve our brand and awareness, acquire users, improve user retention and create differentiated experiences for our users. In September 2019, we entered into a multi-year relationship with NFL Properties LLC and NFL Enterprises LLC in which our companies agreed to collaborate on a variety of content and product offerings on the DraftKings DFS app, as well as integrations across NFL media properties. The NFL relationship does not include any promotional rights for sports betting. In July 2019, we entered into a multi-year relationship with PGA Tour, Inc and PGATOUR.COM,LLC. As part of the new relationship, DraftKings’ daily fantasy golf users will have the ability to receive real-time video highlights for players in their respective lineups. Other elements of this relationship will create expanded DFS-specific content offerings and brand integration into both the PGA TOUR and DraftKings’ platforms. Lastly, the PGA TOUR, Inc. and DraftKings will collaborate on a variety of real-time product enhancements via the PGA Tour’s proprietary data feed. In August 2020, we expanded our partnership with Major League Baseball to remain the official and exclusive daily fantasy sports partner of the league. The extension includes an expanded partnership providing for an increase in DraftKings’ content rights, product integration, prizing and continued use of MLB images and video within DraftKings’ DFS games.
We engage in similar multi-year relationships with professional sports teams, which serve to bolster our brand affiliation and create unique collaborative integrations for our users.
We also engage in strategic relationship deals with media companies to create content and integrated marketing experiences. In July 2015, we entered into a multi-year relationship with Fox Networks Group, Inc. (“FOX”), which provided DraftKings with committed media and integrations across FOX’s national, local and digital properties. With this relationship, FOX also made a strategic investment in the preferred stock of DraftKings. In September 2020, we entered into a multi-year agreement with ESPN to become a co-exclusive sportsbook link-out provider and exclusive daily fantasy sports link-out provider across a selection of their digital properties. Under the agreement, we will be able to advertise our product offerings across ESPN’s digital platforms and through integrations into ESPN programming. See “Certain Relationships and Related Party Transactions.” We have also established major partnerships with media entities like Vox and plan to pursue additional partnerships with other media entities as we seek to grow our audience of U.S. sports fans.
B2B Business Marketing
Our core B2B marketing strategy is centered around attending and exhibiting at major trade shows around the world, which accounted for approximately 75% of all of SBTech’s 2018 marketing costs. SBTech’s trade show marketing is supplemented with digital and offline marketing campaigns in leading industry publications, websites, regular media pieces and participation on industry panels. SBTech’s reputation and customer testimonials also assist in its marketing and business efforts.
Distribution
We distribute our B2C product offerings through various channels, including traditional websites, direct app downloads and global direct-to-consumer digital platforms such as the Apple App Store and the Google Play store. The latter two digital platforms are the main distribution channels for our product offerings. Our DFS product offering is delivered as a free application through both the Apple App Store and Google Play Store and is also accessible via mobile and traditional websites. Our Sportsbook and iGaming product offerings are primarily distributed through the Apple App Store and a traditional website. We allow our Android Sportsbook and iGaming users to install our Sportsbook and iGaming product offerings through our website. We derive nearly all of our revenue through products distributed via the Apple App Store, Google Play Store and via traditional websites. For all of our offerings, neither Apple nor Google take any revenue share for distributing our product.
On the B2B side, the sportsbook and iGaming products and services are distributed online via the Apple App Store, Google Play Store and traditional websites by operators that have licensed such products and services directly from SBTech, while the retail products and services are distributed primarily via self-service betting terminals and standalone computer terminals. Similarly, Apple and Google do not take any revenue share for distributing those products and services. We also license our B2B products and services to resellers (through a fixed-fee model) who sublicense to operators, and in those situations, the reseller is responsible for the maintenance of the products and services.
Our Technology and Product Development
At a high level, DraftKings’ B2C technology consists of three product offerings: DFS, Sportsbook and iGaming. The individual product offerings are comprised of varying levels of proprietary and third-party software. These product offerings are bound together with a common account management and regulatory compliance platform. Each of the product offerings can be accessed with the same account and wallet. Across our product offerings we have made an effort to own the technology in-house for any critical component, and to utilize a combination of new technologies, including data science and machine learning, to optimize conversion and efficiency.
With respect to our DFS offering, we have developed an in-house proprietary platform, which uses open source and third-party sources. The DFS platform has been designed to run DFS contests at a national scale, and features offerings from 15 different sports/leagues. It has supported contests with more than 1.4 million entries and has processed in excess of 20,000 entries in a minute. To orchestrate the contests, we integrate with a wide range of data providers to retrieve up-to-the-minute information about the status of sporting events. The platform supports the layering of redundant data providers to minimize the risk of disruption.
Our Sportsbook offering relies on a mix of proprietary and third-party software. The proprietary DraftKings’ technology includes our user experience, unique promotional and merchandising capabilities and cross-product account management and compliance. We have invested in developing fully native mobile apps, which are custom iOS and Android applications that offer a consistent user experience and increase our ability to conform to application store guidelines where applicable. Integrated into our Sportsbook platform is a third-party risk and trading platform from Kambi. This platform provides betting markets, odds and risk management. Following the consummation of the Business Combination and as the integration of our operations with SBTech progresses, we intend to utilize the risk and trading capabilities of SBTech over time. This will provide us with the opportunity to deliver efficiencies, reduce costs and enable further innovation within our Sportsbook offering. In July 2020 we reached an agreement with Kambi to mutually support and cooperate on our planned migration from Kambi’s back-end platform services to the SBTech sports betting and iGaming platform. We also agreed to a termination date of September 30, 2021 for our contract with Kambi.
In addition to traditional fixed-odds betting, we have invested in other proprietary sports betting products. For example, we were the first operator in New Jersey to offer paid-entry sports betting pools and brackets.
Similar to our Sportsbook offering, our iGaming offering relies on a mix of proprietary and third-party technology. The proprietary technology includes a growing library of casino and card games, an in-house loyalty program and merchandising capabilities. Additionally, we supplement our own gaming catalog with those of third parties, although over the past year we have built and deployed proprietary blackjack and roulette offerings, which are among the most popular games on our iGaming Platform, and continue to invest in casino games and architecture. For the first six months of 2020, iGaming handle for our proprietary games accounted for approximately 43% of total iGaming handle.
DraftKings’ core product offerings are built on top of an integrated, proprietary account management platform, which we generally refer to as, our “platform.” The platform provides our users with access to their account history across all product offerings and a uniform identity verification system, which is critical in enabling seamless navigation from our national DFS audience to Sportsbook and iGaming products, as existing DFS users need not manage a separate set of account credentials and payment methods for each product offering. Platform users also enjoy a highly functional wallet which, in many cases, permits user funds to flow freely from product to product. The platform is certified to safely store user payment information, which reduces our dependency on any particular payment processor, provides redundancy and gives us the flexibility to route our payment volume to a processor of our choosing. In addition, our platform is built to be customizable to the specific regulations of individual jurisdictions. Through our B2B business, we also maintain an account management platform that is used by our B2B operators, so we expect to realize synergies following completion of our integration with SBTech.
Across our product offerings, we actively use data science and machine learning to help optimize conversion and monetization. Within the DFS offering, data science algorithms are used to customize a user’s contest home screen based upon his or her past play history. We build recommendations by identifying the type of contests that a user is most likely to play, along with the entry fee and prize structure that he or she will find most appealing. In addition, contest-pacing algorithms identify contests that might present a financial exposure and increase the contests’ visibility within the product appropriately. Similarly, within the Sportsbook offering, recommendation engines are used to present betting markets to users based upon their past play history and location. These services are also critical to our back-end infrastructure, as they drive key elements of our fraud and compliance program. Machine-learning models are used to detect proxy play, money laundering, collusion and problematic gaming activity.
The health of our full suite of offerings is dependent on our ability to scale with increased demand on our infrastructure, which naturally grows in real time with live sporting events. We have invested in a hybrid cloud infrastructure comprised of physical data centers and cloud computing that can scale to meet the demand generated by marquee sporting events. We have built substantial technology to facilitate the management of server infrastructure in an automated and efficient way. By taking advantage of a hybrid elastic computing model, we reduce our costs during low demand. In addition to automated scaling and deploying, operational monitoring and responsiveness is critical in our time-sensitive industry. DraftKings has honed its operational support strategy over the course of eight years of operating our DFS platform. Our software is highly instrumented, allowing us to detect and respond to the most common type of irregularities quickly. Our on-call team both actively monitors key site health metrics and responds to automated alerts in real time. In the past 18 months, we have had 99.98% uptime for all of our offerings combined. Our product and engineering workforce consists of approximately 1,100 people.
Through a combination of cash expenses and capitalized expenditures, DraftKings invested $61.0 million in products and technology, and SBTech invested €31.1 million in research and development, for the year ended December 31, 2019.

Intellectual Property
Our business relies substantially on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop and properly run our DFS, Sportsbook and iGaming offerings and related services. Other intellectual property we create includes proprietary daily fantasy sports, sports betting and iGaming-related technology and content as well as proprietary data acquired from the use of our daily fantasy sports, sports betting and iGaming product offerings.
While most of the intellectual property we use is created by us, we have obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. Although we believe these licenses are sufficient for the operation of the company, these licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods.
We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also engage in monitoring the activities of third parties with respect to potential infringing uses of our intellectual property by third parties.
We actively seek patent protection covering inventions originating from us and, from time to time, review opportunities to acquire patents to the extent we believe such patents may be useful or relevant to our business.
In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our daily fantasy sports, sports betting and iGaming product offerings and other intellectual property. We typically own the copyright to the software code to our content, as well as trademarks under which our daily fantasy sports, sports betting and iGaming product offerings and related services are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. Our registered trademarks in the United States include “DraftKings,” and the names of our services and applications, among others.
Companies in the fantasy sports, sports betting, gaming, casino, technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. From time to time, we have faced, and we expect to face in the future, allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights. As our business grows, we will likely face more claims of infringement.
Property
Our corporate headquarters are located in Boston, Massachusetts, where we occupy facilities totaling approximately 105,000 rentable square feet under a lease that expires in 2029, subject to our option to extend the term for two successive terms of five years each, or our early termination right. We use these facilities primarily for our management, technology, product design, sales and marketing, finance, legal, human resources, general administrative and information technology teams. Our lease and our rights under the lease are subordinated under a lien of mortgage.
We also lease office space in several cities in the United States and in Dublin, Ireland, as of June 30, 2020. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.
Our B2B business operates on the Isle of Man, with technology, product design and trading teams based in Bulgaria and Ukraine. General administration is located in Israel and commercial support is located in London. We also have offices in Gibraltar and Malta.

Legal Proceedings
We are involved in a number of legal proceedings (including those described below) concerning matters arising in connection with the conduct of our business activities. These proceedings are at varying stages, and many of these proceedings seek an indeterminate amount of damages. We regularly evaluate the status of the legal proceedings in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss or an additional loss may have been incurred and to determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of the possible loss or range of possible loss can be made.
For certain cases described on the following pages, management is unable to provide a meaningful estimate of the possible loss or range of possible loss because, among other reasons, (i) the proceedings are in various stages; (ii) damages have not been sought; (iii) damages are unsupported and/or exaggerated; (iv) there is uncertainty as to the outcome of pending appeals or motions; (v) there are significant factual issues to be resolved; and/or (vi) there are novel legal issues or unsettled legal theories to be presented or a large number of parties involved. For these cases, however, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on our financial condition, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.
In Re: Daily Fantasy Sports Litigation (Multi-District Litigation)
Between late 2015 and early 2016, certain individuals who allegedly registered and competed in daily sports fantasy contests on our and FanDuel’s websites, and their family members, filed numerous actions (primarily purported class actions) against us, FanDuel, and other related parties (the “DFS defendants”) in courts across the United States. In February 2016, these actions were consolidated in a multi-district litigation in the U.S. District Court for the District of Massachusetts. On September 2, 2016, the consolidated group of plaintiffs filed their First Amended Master Class Action Complaint, superseding their original class action complaint, which superseded their individual complaints.
The plaintiffs assert 27 claims arising under both state and federal law against the DFS defendants. The plaintiffs’ claims against us generally fall into four categories: (1) our online daily fantasy sports contests constitute illegal gambling; (2) we promulgated false or misleading advertisements that emphasized the ease of play and likelihood of winning; (3) we induced consumers to lose money through a deceptive bonus program; and (4) we allowed our employees to participate in competitors’ fantasy sports contests using non-public information, which gave such employees an unfair advantage over other contestants. The plaintiffs seek money damages, equitable relief, and disgorgement of gains against us.
On November 16, 2016, the DFS defendants filed a motion to compel arbitration against all named plaintiffs except one plaintiff asserting claims against the DFS defendants as a concerned citizen of the State of Florida (the “Concerned Citizen Claims”). On November 27, 2019, the Court granted the DFS defendants’ motion to compel arbitration with respect to all named plaintiffs other than a small set of plaintiffs who are family members of individuals who have DraftKings or FanDuel accounts and who assert claims under various state laws regarding gambling (the “Family Member Plaintiffs”). On March 9, 2020, the DFS defendants moved to dismiss the Family Member Plaintiffs’ claims and the Concerned Citizen Claims. On April 7, 2020, an opposition to the motion to dismiss the Concerned Citizen Claims was filed. On April 20, 2020, the Family Member Plaintiffs filed their opposition to the DFS defendants’ motion to dismiss, and on April 29, 2020, the Family Member Plaintiffs filed a motion for leave to amend the First Amended Class Action Complaint. On May 11, 2020, the DFS defendants filed their reply in support of their motion to dismiss the Family Member Plaintiffs’ claims and the Concerned Citizen Claims, and on May 13, 2020, the DFS defendants filed their opposition to the Family Member Plaintiffs’ motion for leave to amend the First Amended Master Class Action Complaint. On March 5, 2020, one named plaintiff with respect to whom the motion to compel was granted filed a renewed motion to remand his case to state court. On May 29, 2020, we filed an opposition to that motion.

We intend to vigorously defend this case. If the plaintiffs were to obtain a judgment in their favor in this lawsuit, we could be subject to substantial damages and we may have to withdraw our DFS operations in certain states. We have established an accrual for this matter, but we cannot provide any assurance as to the outcome of this lawsuit.
Despite the potential for “significant damages”, we do not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on DraftKings’ financial condition, although the outcome could be material to DraftKings’ operating results for any particular period, depending, in part, upon the operating results for such period.
1,000 Mass Arbitration Demands Filed by One Law Firm
On October 21, 2019, a law firm filed 1,000 “mass arbitrations” against us with the American Arbitration Association (“AAA”) on behalf of purported DraftKings users that assert claims similar to those in the multi-district litigation described above. The 1,000 arbitration demands are virtually identical. The law firm that filed the arbitrations has expressed an intention to file a total of more than 20,000 such “mass arbitrations” against us. If these “mass arbitrations” were to proceed, they could result in significant costs to us, which could include a minimum range of $3,200 to $4,700 in fees per arbitration. Consequently, the legal costs incurred by us in connection with defending such arbitrations and any adverse judgments issued in any arbitration, could result in a significant cost to us.
We dispute the law firm’s ability to file “mass arbitrations” against us, among other reasons, because they violate our terms of use that require claims be brought on an individual basis and not be consolidated or joined in any other arbitration or proceeding involving a claim of any other party.
After the law firm filed the 1,000 “mass arbitrations,” the AAA informed us in writing that it would close their files on, and decline to administer, the 1,000 “mass arbitrations” unless we waived two provisions in our terms of use and that the parties would then be free to bring their claims in court. We elected not to waive the subject terms of use provisions.
If necessary, we intend to vigorously defend all claims. If the claimants were to obtain a judgment in their favor in these arbitrations, we could be subject to substantial damages and we could be restricted from offering DFS contests in certain states. We cannot predict with any degree of certainty the outcome of these arbitrations.
Attorney General of Texas
On January 19, 2016, the Texas Attorney General issued an opinion letter that “odds are favorable that a court would conclude that participation in paid daily fantasy sports leagues constitutes illegal gambling” under Texas law. In response to the opinion letter, we sued the Texas Attorney General on March 4, 2016 in Dallas County, Texas.
The lawsuit makes five claims: (1) a claim for a declaratory judgment that daily fantasy sports contests do not violate Texas law; (2) a claim of denial of due process under the Fifth and Fourteenth Amendments to the U.S. Constitution; (3) a claim of denial of due course of law under Article I of the Texas Constitution; (4) a claim of denial of equal protection under the Fourteenth Amendment to the U.S. Constitution; and (5) a claim of denial of equal rights under Article I of the Texas Constitution. We are also seeking reimbursement of our costs and attorneys’ fees.
On May 2, 2016, the Texas Attorney General filed a motion to transfer venue to Travis County, Texas. On April 16, 2018, the parties filed a notice of agreed non-suit without prejudice, and we re-filed our lawsuit against the Texas Attorney General in Travis County. On April 17, 2018, the Dallas County court granted the parties’ agreed non-suit without prejudice, thereby dismissing the Dallas County lawsuit without prejudice.
On May 24, 2018, the Texas Attorney General answered the complaint filed in Travis County, Texas.
FanDuel filed a petition in intervention on August 24, 2018, seeking essentially the same relief as DraftKings seeks. The Court entered an updated scheduling order setting the case for a non-jury trial on April 20, 2021. On August 11, 2020, the parties filed an agreed motion to extend the scheduling order seeking, among other things, to change the non-jury trial date to June 21, 2021.
We intend to vigorously pursue our claims. In the event a court ultimately determines that daily fantasy sports contests violate Texas law, that determination could cause financial harm to us and loss of business in Texas.
CG Technology Development, LLC
On April 7, 2016, CG Technology Development, LLC, Interactive Games Limited, and Interactive Games LLC (collectively, “CG”), filed suit against us in the U.S. District Court for the District of Nevada. After filing an Amended Complaint, CG alleges that our Daily Fantasy Sports product offering infringed 10 patents: (1) U.S. Patent No. 6,884,166 (the “166 Patent”), which is entitled “System and method for establishing a wager for a gaming application”; (2) U.S. Patent No. 6,899,628 (the “628 Patent”), which is entitled “System and method for providing game event management to a user of a gaming application”; (3) U.S. Patent No. 7,029,394 (the “394 Patent”), which is entitled “System and method for generating statistics for a user of a gaming application”; (4) U.S. Patent No. 7,534,169 (the “169 Patent”), which is entitled “System and method for wireless gaming system with user profiles”; (5) U.S. Patent No. 8,342,924 (the “924 Patent”), which is entitled “System and method for providing enhanced services to a user of a gaming application”; (6) U.S. Patent No. 8,641,511 (the “511 Patent”), which is entitled “Real-time interactive wagering on event outcomes”; (7) U.S. Patent No. 9,111,417 (the “417 Patent”), which is entitled “System and method for providing enhanced services to a user of a gaming application”; (8) U.S. Patent No. 9,306,952 (the “952 Patent”), which is entitled “System and method for wireless gaming with location determination”; (9) U.S. Patent No. 9,355,518 (the “518 Patent”), which is entitled “Gaming system with location determination”; and (10) U.S. Patent No. RE39,818 (the “818 Patent”), which is entitled “Personalized wireless video game system” (collectively, the “CG Patents”).
We filed a Motion to Dismiss the Amended Complaint and, on December 12, 2016, the Nevada trial court dismissed the allegations for seven (the 924, 628, 394, 417, 169, 511 and 166 Patents) out of the 10 patents under 35 U.S.C. Section 101 because those seven patents are directed to non-patentable subject matter.
Between March and June 2017, we filed petitions for inter partes review (“IPRs”) with the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office (“PTAB”) challenging the validity of select claims of each of the three remaining asserted patents — the 818, 952 and 518 Patents. All challenged claims of these three patents were found to be unpatentable by the PTAB. CG appealed the PTAB decisions to the U.S. Court of Appeals for the Federal Circuit with respect to all three patents. On May 14, 2019, CG voluntarily dismissed its appeal of the PTAB’s unpatentability decision for the 952 Patent. The remaining appeals were fully briefed. In December 2019 and February 2020, the Federal Circuit upheld the unpatentability of the 818 Patent and the 518 Patent, respectively. In the interim, on July 27, 2017, the Nevada trial court issued an order transferring the case against us to the U.S. District Court for the District of Delaware.
On July 17, 2020, the parties filed a Stipulation of Dismissal with Prejudice dismissing all claims brought by CG in the suit. CG further stipulated, among other things, that it would not assert any of the CG Patents against us with respect to either current or future products. That same day, the judge entered the order of dismissal.
Interactive Games LLC
On June 14, 2019, Interactive Games LLC (“IG”) filed suit against us in the U.S. District Court for the District of Delaware. In the Complaint, IG alleges that our Daily Fantasy Sports product offering infringes two patents: U.S. Patent No. 8,956,231 (the “231 Patent”), which is entitled “Multi-process communication regarding gaming information” and U.S. Patent No. 8,974,302 (the “302 Patent”), which is entitled “Multi-process communication regarding gaming information.” That same Complaint alleges that our Sportsbook product offering infringes two additional patents: U.S. Patent No. 8,616,967 (the “967 Patent”), which is entitled “System and method for convenience gaming” and U.S. Patent No. 9,430,901

(the “901 Patent”), which is entitled “System and method for wireless gaming with location determination.” All four of these patents are collectively referred to as the “IG Patents.”
In response to the Complaint, we filed a Motion to Dismiss the Complaint under 35 U.S.C. Section 101, asserting the IG Patents are directed to non-patentable subject matter. The Court has not yet ruled on that Motion.
On June 17, 2020, we filed petitions for IPRs with the PTAB challenging the validity of each of the IG Patents. The PTAB has not yet ruled on the IPRs.
We intend to vigorously defend this case. In the event that a court ultimately determines that we are infringing the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify certain features that we currently offer. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.
Other
In addition to the above actions, we are subject to various other legal proceedings and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial condition, results of operations or liquidity, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.
Government Regulation
DraftKings is subject to various U.S. and foreign laws and regulations that affect our ability to operate in the DFS, sports betting and iGaming industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.
The gaming industry (inclusive of our iGaming and sports betting product offerings) is highly regulated and we must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction from which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions from which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the iGaming and sports betting product offering. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.
Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility. Among other things, gaming laws require gaming industry participants to:
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ensure that unsuitable individuals and organizations have no role in gaming operations;

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establish procedures designed to prevent cheating and fraudulent practices;

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establish and maintain anti-money laundering practices and procedures;

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establish and maintain responsible accounting practices and procedures;

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maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

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maintain systems for reliable record keeping;

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file periodic reports with gaming regulators;

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establish programs to promote responsible gaming; and

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enforce minimum age requirements.

Typically, a state regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies (typically a gaming commission or state lottery) who regulate the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we conduct our business:
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adopt rules and regulations under the implementing statutes;

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interpret and enforce gaming laws and regulations;

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impose fines and penalties for violations;

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review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

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grant licenses for participation in gaming operations;

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collect and review reports and information submitted by participants in gaming operations;

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review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions engaged in by such participants; and

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establish and collect fees and taxes in jurisdictions where applicable.

While we believe that we are in compliance in all material respects with all applicable DFS, sports betting and iGaming laws, licenses and regulatory requirements, we cannot assure that our activities or the activities of our users will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.
Licensing and Suitability Determinations
In order to operate in certain jurisdictions, we must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. We seek to ensure that we obtain all necessary licenses to develop and put forth our offerings in the jurisdictions in which we operate and where our users are located.
Gaming laws require us, and each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our shareholders, to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Where not mandated by statute, rule or regulation, gaming authorities typically have broad discretion in determining who must apply for a license or finding of suitability and whether an applicant qualifies for licensing or should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a license to an applicant, gaming authorities generally consider: (i) the financial stability, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulation, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.
Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.

Events that may trigger revocation of a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of the gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to users, including social responsibility commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.
As noted above, in addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of our obtaining Sportsbook and iGaming licenses, certain of our officers, directors, and employees and in some cases, certain of our shareholders (typically, beneficial owners of more than 5% of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) must file applications with the gaming authorities and may be required to be licensed or to qualify or be found suitable in many jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and in addition to the authority to deny an application for licensure, qualification, or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a gaming authority, we may deem it necessary, or be required, to sever our relationship with such person. Furthermore, the Charter provides that any of our capital stock owned or controlled by an unsuitable person or its affiliates will be transferred to either DraftKings or one or more third-party transferees, in such number and class(es)/series as determined by the Board in good faith, following consultation with reputable outside gaming regulatory counsel, pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board.
Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.
Product-Specific Licensing
Daily Fantasy Sports
DraftKings’ DFS is available in 43 U.S. states, the District of Columbia, and eight international jurisdictions. In the United States, 23 states and Puerto Rico have adopted legislation permitting online fantasy sports. In those states that currently require a license or registration, DraftKings has either obtained from the relevant regulatory authority, the appropriate license or registration, has obtained a provisional license, or is operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. DraftKings also has three foreign licenses and operates under those licenses in eight countries. Various state laws and regulations govern our licenses, but generally such state laws and regulations define paid fantasy sports, establish the rules concerning the application and licensure procedures for gaming operators in the fantasy sports business and regulate practices for paid fantasy sports deemed to be detrimental to the public interest. As part of the licensing process, we must submit, in some jurisdictions, extensive materials on our operations, including our technology and data security, age verification of users, segregation of account funds and responsible gaming initiatives.
In the United States, our licenses are generally granted for a predetermined period of time (typically ranging from one to four years) or require documents to be supplied on a regular basis in order to maintain our licenses.
We also maintain licenses in Great Britain, Malta and Australia.
In Great Britain, online gaming and sports betting is subject to the Gambling Act 2005 (the “GA2005”), as amended by the Gambling (Licensing and Advertising) Act 2014, and the regulations promulgated thereunder. Under the GA2005, entities wishing to offer online sports betting (which for purposes of GA2005 is defined to include DFS) and/or online casino services to persons located in Great Britain must first obtain a remote gambling operating license from the Gambling Commission. We hold a remote-pool-betting operating license authorizing us to offer our DFS product to residents of Great Britain. That license may be varied to add further product categories permitting, for example, fixed-odds-sports betting and online casinos. We also hold a gambling software operating license issued by the Gambling Commission, which authorizes us to develop the DFS software we use. Our British licenses are not limited by a term, but are subject to the payment of annual fees.
In Malta, online gaming and sports betting is subject to the Gaming Act 2018 and the regulations promulgated thereunder. Fantasy sports (including DFS) are considered a controlled skill game for the purposes of the Gaming Authorizations Regulations. Our subsidiary, Crown DFS Malta Limited, holds a gaming services license, issued by the Malta Gaming Authority, which authorizes the holder to conduct controlled skill games. Our Malta license was originally issued in 2017. Under the Gaming Act 2018, it has a duration of 10 years.
Malta is a Member State of the European Union, and that has made it an increasingly popular hub for online betting and gaming businesses. We rely upon our Malta license to conduct DFS operations not only in Malta, but also in certain other EU Member States, including Germany, Austria, the Republic of Ireland and the Netherlands.
In Australia, online gaming and sports betting is regulated at both the federal and state/territory levels. A sports betting operator that holds a license in one state or territory may offer services across all other states (subject to certain specific statutory restrictions that may apply). Our subsidiary, DraftKings Australia Pty Ltd, is the holder of a sports bookmaking license issued by the Northern Territory Racing Commission, which enables DraftKings Australia Pty Ltd to conduct DFS contests. The Northern Territory license was issued in November 2017 for a duration of five years, subject to the payment of annual fees and compliance with license conditions.
Sportsbook
We currently operate our online sports betting product via the DraftKings Sportsbook app in Colorado, Illinois, Indiana, Iowa, New Hampshire, New Jersey, Pennsylvania and West Virginia pursuant to our temporary licenses or executed vendor agreements granted by the gaming or lottery commission of such states, specifically, the Colorado Limited Gaming Control Commission, the Illinois Gaming Board, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the New Hampshire Lottery Commission, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board and the West Virginia Lottery. We also operate retail sportsbooks in Colorado, Illinois, Iowa, Mississippi, New Hampshire, New Jersey and New York pursuant to state licensing regimes.
On May 14, 2018, the U.S. Supreme Court issued an opinion determining that PASPA was unconstitutional. PASPA prohibited a state from “authorizing by law” any form of sports betting. In striking down PASPA, the Supreme Court opened the potential for state-by-state authorization of sports betting. Several states and territories, including Arkansas, Colorado, Delaware, Illinois, Indiana, Iowa,

Michigan, Mississippi, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Puerto Rico, Rhode Island, Tennessee, Virginia, Washington, D.C. and West Virginia already have laws authorizing and regulating some form of sports betting online or in brick-and-mortar establishments. Sports betting in the United States is subject to additional laws, rules and regulations at the state level. See “Risk Factors — Risk Factors Relating to our Business and Industry — Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.”
iGaming
We currently operate our iGaming platform in New Jersey, pursuant to a transactional waiver granted by the New Jersey Division of Gaming Enforcement, in Pennsylvania, pursuant to a license granted by the Pennsylvania Gaming Control Board, and in West Virginia, pursuant to an interim license granted by the West Virginia Lottery. We are also pursuing licensure in Michigan, Tennessee and Virginia.
Generally, online gambling in the United States is only lawful when specifically permitted under applicable state law. At the federal level, several laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. These enforcement laws include the Unlawful Internet Gambling Enforcement Act (the “UIGEA”), the Illegal Gambling Business Act and the Travel Act. No violation of the UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law. In addition, the Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a State or foreign country where betting on that sporting event or contest is legal into a State or foreign country in which such betting is legal. There is ongoing legal action as to whether the Wire Act applies beyond sports betting. A federal court of first instance has ruled that it does not; its decision is currently on appeal.
B2B
Our B2B business, formerly SBTech, has obtained licenses (and approvals, as applicable) in six states in the United States and in the United Kingdom, Gibraltar, Malta and Romania. Additionally, our B2B business has certified its software in various territories, including in Denmark, Italy, Nigeria, Portugal, South Africa and Spain, and its services are available in Azerbaijan, Belgium, Cyprus, Czech Republic, Greece, Mexico, Poland and Spain under local licenses held by operators using SBTech’s platform in these jurisdictions.
We currently supply our SBTech platform, sportsbook and iGaming services online in New Jersey and our SBTech platform and sportsbook online in Oregon. We also supply retail sportsbook services in Arkansas, Indiana, Mississippi, New Jersey and Pennsylvania pursuant to state licensing regimes. In addition, we supply our SBTech platform, sportsbook and iGaming services to customers in additional jurisdictions.
In addition to our licensing regime for our offerings, we also take significant measures to protect users’ privacy and data. Our programs consist of the following:

Data Protection and Privacy
Because we handle, collect, store, receive, transmit and otherwise process certain personal information of our users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the California Consumer Privacy Act, which is a new, untested law. could affect our business, and its potential impact is unknown.
With our operations in Europe, we may also face particular privacy, data security, and data protectionrisks in connection with requirements of the General Data Protection Regulation of the European Union (EU) 2016/679 (the “GDPR”) and other data protection regulations. Any failure or perceived failure to comply with these rules may result in regulatory fines or penalties including orders that require us to change the way we process data. In the event of a data breach, we are also subject to breach notification laws in the jurisdictions in which we operate, including the GDPR, and the risk of litigation and regulatory enforcement actions.
Any significant change to applicable laws, regulations, interpretations of laws or regulations, or market practices, regarding the use of personal data, or regarding the manner in which we seek to comply with applicable laws and regulations, could require us to make modifications to our products, services, policies,procedures, notices, and business practices, including potentially material changes. Such changes could potentially have an adverse impact on our business.
Compliance
We have developed and implemented a rigorous internal compliance program to help ensure that we comply with legal and regulatory requirements imposed on us in connection with our DFS, Sportsbook and iGaming activities. Our compliance and risk program focuses, among other things, on reducing and managing problematic gaming and providing tools to assist users in making educated choices related to gaming activities.
Additionally, we employ various methods and tools across our operations such as geolocation blocking, which restricts access based upon the user’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure our users are old enough to participate; routine monitoring of user activity; and risk-based user due diligence to ensure the funds used by our users are legitimately derived. We have a zero-tolerance approach to money laundering, terrorist financing, fraud and collusion. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.
The SBTech platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on player behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.
Responsible and Safer Gaming
We view the safety and welfare of our users as critical to our business and have made appropriate investments in our processes and systems. We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. These practices, resources and services include deposit limits, voluntary restrictions on access and use of certain offerings, temporary self-exclusion and cooling-off periods, voluntary permanent exclusion from our offerings and applications and data science technology, which is able to flag any suspicious or abnormal betting activity. We also participate in national self-exclusion registers where they are in operation. We prominently promote our responsible gaming tools, resources and initiatives on our website and mobile applications. We also maintain a self-excluded user list, which prohibits self-identified users from participating in DFS contests or placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual users spend. We also train our frontline personnel to identify signs of problematic gaming, ensuring that we are not only utilizing data and technology but also our human resources.
In December 2019, we joined the National Council on Problem Gambling (“NCPG”) as a Platinum Member. The NCPG is the leading national organization for people and their families who are affected by problem gambling and gambling addiction. Our NCPG membership supports wide-ranging problem gambling prevention, treatment, education, and research programs, as well as innovative responsible gambling policies, provided by the NCPG. Our membership helps build upon NCPG efforts, including the Safer Sports Betting Initiative and Internet Responsible Gambling Standards, which assist gambling operators by providing best practice responsible gambling policies and procedures for all online gambling activities, including sports betting.
We are also members of the Sports Wagering Integrity Monitoring Association and the American Gaming Association.

DRAFTKINGS’ INDUSTRY
Overview
We are a leader in digital sports entertainment and gaming in the United States, with over 4.6 million cumulative unique paid users, as of June 30, 2020. Old DK’s total revenue grew from $192 million in 2017 to $323.4 million for the year ended December 31, 2019. Our growth has been driven substantially by the legalization of sports betting and iGaming in several U.S. jurisdictions, including New Jersey, where we launched our DraftKings Sportsbook in the third quarter of 2018 and iGaming in the fourth quarter of 2018.
Our Industry and Opportunity
We operate within the global entertainment and gaming industries, which are comprised of diverse products and offerings that compete for consumers’ time and disposable income, such as movies, television, music, sporting events, video games, gambling and more. Industry revenue, according to the International Trade Administration and H2 Gambling Capital (“H2”), is estimated to be greater than $2.5 trillion, of which approximately one-third is derived from the United States.
We have focused our business to benefit from the growth opportunities at the intersection of digital sports entertainment and gaming. We believe sports entertainment and sports betting should fuel each other’s growth for the foreseeable future. According to Deloitte’s TMT Predictions 2019, 43% of North American men aged 25-34 who watch sports also regularly bet on sports, with regularly being defined as betting at least once per week. Deloitte estimates that this figure could grow to be as large as 60% going forward. As more jurisdictions legalize online gaming, we expect it to see outsized gains versus retail alternatives. For example, in New Jersey, the N.J. Division of Gaming Enforcement notes that over 80% of sports betting gross gaming revenue came from online betting in 2019.
As momentum for regulated sports betting and iGaming continues, we believe we are uniquely positioned to be a leader in both B2C and B2B capacities.
Global Gaming Industry
The global gaming industry includes a wide array of products, from lotteries to bingo, slot machines, casino games and sports betting, across land-based and online platforms. In 2019, the global gaming industry was estimated to generate approximately $456 billion in gross gambling revenue according to H2. The industry has various operators and stakeholders across the private and public sectors, including traditional brick-and-mortar casinos, state-run lottery operators, Native American Tribes, legacy online gaming operators, racetracks/racinos and gaming technology companies.
Recently, online gaming has seen outsized growth and increased penetration. Per H2, online gaming grew at an annual rate of 11% from 2014 to 2018, relative to global gaming’s growth of 2% per annum during that same period. H2 expects this trend to continue over the next five years. Online gaming’s share of total global gaming revenue is projected to nearly double from 2014 to 2024E (from 9% to 16% of the total global gaming industry). The following trends are potential drivers of growth in this space:
•
We believe various jurisdictions globally, including the United States, are embracing regulated sports betting and iGaming in an effort to create a safer gaming environment for consumers and to generate additional tax revenue (which is otherwise lost to illegal bookmakers and operators).

•
We believe that in jurisdictions with regulated sports betting and iGaming, consumers have shown a strong preference for online products as opposed to retail products when the option of online versus retail is available to them.

In the past decade, there has been significant regulatory momentum with respect to online gaming across the globe. This momentum has been particularly relevant in developed nations whose citizens have disposable income to spend on entertainment and gaming. For example, Denmark, France, Ireland,

Italy, Poland, Spain, Sweden, Switzerland and various states in the United States have legalized and regulated online sports betting or iGaming. All of the aforementioned countries are classified in the “High Income” income group according to the World Bank. We expect this trend to continue moving forward, most notably in the United States. For further details on the U.S. regulatory landscape, see “— Our Industry and Opportunity  —  North American Gaming Industry  —  U.S. Sports Betting” and “— Our Industry and Opportunity  —  North American Gaming Industry  —  U.S. iGaming” below.
North American Gaming Industry
Our short- to medium- term focus is on the North American online gaming industry, particularly the opportunity in online sports betting and iGaming. According to H2, the total North American gaming industry was estimated to generate approximately $135 billion in annual gross gaming revenue in 2019, only 5% of which was derived from online gaming. We believe this low percentage of mobile gaming penetration in North America relative to the rest of the world is predominantly due to the slower pace of adoption in the United States where online gaming is regulated on a state-by-state basis. As U.S. jurisdictions become regulated and mature, online gaming penetration may approach that of other developed nations. For example, H2 estimates that approximately 45% of the U.K.’s gross gaming revenue in 2019 came from online betting compared to approximately 3% in the United States.
The online gaming industry can be broadly segmented into two sub-sectors: (1) sports betting and (2) iGaming. Our primary geographic focus is in the United States.
U.S. Sports Betting
On May 14, 2018, the U.S. Supreme Court struck down PASPA. This ruling effectively allows for each state to legislate and regulate sports betting as it sees fit. After PASPA was struck down, 22 states and the District of Columbia, as of the date of this prospectus, representing approximately 41% of the U.S. population per the Census Bureau, have legalized sports betting in some form. The following table summarizes the current status of legalized sports betting in the United States.
U.S. Regulatory Overview

State	% of U.S. Population	Legalized[1]	Online[2]	Online Live or Pending Launch[3]
Arkansas	0.9 %	✓	✗	-
Colorado	1.7 %	✓	✓	✓
Delaware	0.3 %	✓	✗	-
Illinois	3.9 %	✓	✓	✓
Indiana	2.0 %	✓	✓	✓
Iowa	1.0 %	✓	✓	✓
Michigan	3.1 %	✓	✓	✓
Mississippi	0.9 %	✓	✗	-
Montana	0.3 %	✓	✗	-
Nevada	0.9 %	✓	✓	✓
New Hampshire	0.4 %	✓	✓	✓
New Jersey	2.7 %	✓	✓	✓
New Mexico[4]	0.6 %	✓	✗	-
New York	6.0 %	✓	✗	-
North Carolina	3.2 %	✓	✗	-
Oregon	1.3 %	✓	✓	✓
Pennsylvania	3.9 %	✓	✓	✓
Rhode Island	0.3 %	✓	✓	✓
Tennessee[5]	2.1 %	✓	✓	✓
Virginia	2.6 %	✓	✓	✓
Washington[4]	2.3 %	✓	✗	-
Washington, DC	0.2 %	✓	✓	✓
West Virginia	0.6 %	✓	✓	✓
% of U.S. Population		**41 %**	**27 %**	**19 %**

Source:
“U.S. sports betting tracker” from Gambling Compliance; “Where is sports betting legal in the U.S.?” from Legal Sports Report, U.S. Census Data as of July 2018.

(1)
Indicates states that have legalized sports betting in some form.

(2)
Indicates states with online sportsbooks.

(3)
Green check indicates states with operational online sports betting, while yellow check indicates states that are still pending launch.

(4)
In New Mexico and Washington, sports betting is limited to provision by Native American tribes.

(5)
Tennessee is the only state without retail sportsbooks.

According to Legal Sports Report, the regulated sports betting industry in the United States generated greater than $900 million in gross gaming revenue in 2019, with approximately $625 million (nearly 70%) coming from Nevada and New Jersey  —  states with more established gaming industries. While the overall industry is still nascent, growth has been strong. For example, fourth quarter sportsbook gross gaming revenue in New Jersey, the first state to regulate sports betting after PASPA was struck down, grew 102% year-over-year to $108.7 million this past quarter.
We believe the sports betting industry is going to grow significantly over the next five years as more states legalize sports betting and currently operational states progress toward maturity.
In addition to regulatory momentum, we believe that industry growth will be spurred by multiple parties having economic interests in the industry’s development (such as media providers, professional sports leagues, sportsbook operators and governments, among others). For example, legalized sports betting should contribute to more engaged television viewers, generating revenue for both professional sports leagues and media providers. According to Deloitte’s TMT Predictions 2019, 68% percent of North American male sports watchers aged 25-34 are more likely to watch a game on TV if they have bet on the game.
U.S. Online Sports Betting: Estimating the Total Addressable Industry Size
There are several different ways to triangulate potential industry size in the United States, some of which we have detailed below. For example, one can extrapolate from other industries globally. These include the United Kingdom and Australia, both of which have mature and regulated sports betting industries. As such, each country presents a data point to help gauge the potential of the U.S. sports betting market. Another way is to extrapolate based on the results in New Jersey, even though New Jersey will only represent a relatively small portion of the mature U.S. industry and the result in New Jersey may not be indicative of results in other jurisdictions.
Estimated U.S. Online Sports Betting GGR at Maturity

$18 bn[(1)]
$22 bn[(2)]
$23 bn[(3)]
Implied U.S. Market (NJ)
Implied U.S. Market (U.K.)
Implied U.S. Market (AU)

Source:
New Jersey Division of Gaming Enforcement; H2 Gambling Capital Global All Product Summary Report, June 2019; U.S. Census Bureau; U.K. Office for National Statistics.

(1)
Implies industry size based on New Jersey’s percentage of the U.S. population. 2023E NJ GGR assumes H1’19 annualized GGR of $180 million grows at five-year historical iGaming CAGR of 28% per year until 2023 at which point the industry reaches a mature state.

(2)
Implies industry size based on 2023E U.K. GGR per adult of $88 and a U.S. adult population of 254 million people. 2023E U.K. GGR applies five-year historical online sports betting CAGR of 13% in the U.K. to 2018 GGR of $2.4 billion.

(3)
Implies industry size based on 2023E Australia GGR per adult of $92 and a U.S. adult population of 254 million people. 2023E Australia GGR per H2 Gambling Capital Global.

As presented in the chart above, the implied U.S. online sports betting industry could range from approximately $18 billion (based on the New Jersey extrapolation) to $23 billion (based on the Australia extrapolation). We believe this industry presents an opportunity for our B2C and B2B businesses. Assuming only 65% of the U.S. population gains access to legalized online sports betting, and DraftKings is able to capture between 20-30% market share, the gross revenue opportunity related to online sports betting could potentially be between $2.3 to $3.5 billion.
U.S. iGaming
Of the eleven states with live online sports betting, four states (Nevada, New Jersey, Pennsylvania and West Virginia) have also legalized iGaming in some form. Specifically, iGaming is legal in New Jersey, Pennsylvania and West Virginia, while only online poker is legal in Nevada. Additionally, Delaware and Michigan have legalized iGaming.
At the moment, iGaming has less regulatory momentum than sports betting; however, New Jersey presents a data point for iGaming’s industry potential in the United States. As illustrated below, based on an extrapolation of New Jersey results, the implied total U.S. industry size could be greater than $20 billion if every state legalizes iGaming. Assuming only 30% of the U.S. population gains access to legalized iGaming, and DraftKings is able to capture 10-20% market share, the gross revenue opportunity related to iGaming could potentially be between $600 million to $1.2 billion.
Estimated U.S. iGaming GGR Implied by New Jersey

(1)
GGR for nine months ended September 30, 2019 is annualized then grown one year forward at the historical CAGR of 25% (‘14-’18A).

New Jersey iGaming growth has accelerated in 2020. On a year-over-year basis, the overall market GGR grew 101% year-to-date through the end of August 2020. GGR generated by Resorts Digital, DraftKings’ iGaming license in New Jersey (which it shares with FoxBet, Resorts Casino, and Mohegan Sun), grew 115% year-to-date through the end of August 2020 and 163% and 140% in the months of July and August, respectively, on a year-over-year basis.

Similar momentum has been seen in the Pennsylvania iGaming market, which DraftKings entered in May 2020. Based on an annualization of year-to-date GGR through the end of August 2020 of approximately $318 million, the Pennsylvania iGaming market is expected to achieve over $475 million of GGR in its first full year of operations.
New Jersey iGaming GGR ($ in millions)
Note: Year-to-date (“YTD”) through August 31, 2020.
For further details on the New Jersey iGaming industry, refer to the New Jersey case study in “Business — Our Products and Economic Model — Case Study: New Jersey Sportsbook.”
Daily Fantasy Sports
While predominately a U.S. business at present, DFS is beginning to emerge in Europe and Australia. The U.S. DFS industry is currently occupied by DraftKings, our primary competitor, FanDuel, and other smaller players (such as Yahoo Sports). According to Eilers, DraftKings and FanDuel account for approximately 95% market share, with DraftKings controlling approximately 60% of that share.
Competition
Given that we operate in the global entertainment and gaming industry, we consider any type of discretionary leisure and entertainment provider to be a competitor with respect to our consumers’ time and disposable income. In the sports betting space, our competitors are established European players, such as Bet365, Flutter Entertainment / The Stars Group (through their FanDuel and FoxBet brands), William Hill and Roar Digital (through its BetMGM brand and partnership with GVC). Additionally, we expect competition from new entrants, such as Pointsbet, and U.S. casinos. We expect to have similar competitors in the iGaming space; however, our competitors may operate under different brand names for the purposes of iGaming. With regard to DFS, our primary competitor is FanDuel, which is majority owned by Flutter Entertainment.
We principally compete on a number of factors across our B2C offerings. These include, but are not limited to, our front-end online product, our back-end infrastructure, our ability to retain and monetize existing users, re-engage prior users and acquire new users and our regulatory access and compliance experience.
In the B2B space, our competitors for sports betting and iGaming include Bet.Works, Gaming Innovation Group (GiG), GVC Holdings, International Gaming Technology (IGT), Kambi, Playtech and Scientific Games. We compete on the quality and breadth of our technology solutions and support services.

DRAFTKINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of DraftKings Inc. should be read together with our unaudited condensed interim consolidated financial statements as of June 30, 2020 and for the three and six-month periods ended June 30, 2020 and 2019, together with related notes thereto, and our audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the three and six-month period ended June 30, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding. For the purposes of this section, “we,” “us,” “our” and “DraftKings” refers to DraftKings Inc., a Delaware corporation, prior to the Closing and DraftKings Inc., a Nevada corporation, following the Closing.
Our Business
Our vision is to transform the way in which people experience sports. Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences.
In 2012, we launched our peer-to-peer daily fantasy sports product offering for short-duration contests for cash prizes and continue to pioneer innovations aligned with our mission. Today, we believe DraftKings is the largest daily fantasy sports operator in the United States. Starting in 2018, we expanded into Sportsbook and iGaming and established ourselves as a top operator.
Our goal is to revolutionize digital sports entertainment at the intersection of technology and entertainment. We have established a following among “skin-in-the-game” sports fans brought together by our robust daily fantasy sports technology platform that powers millions of contest entries in peer-to-peer competitions every week. We leverage our technology platform, the scale and density of our user base and insights from over four million cumulative unique paid users to continuously improve our analytics, marketing and technology to (a) continue to invest in our products and platform, (b) launch our product offerings in new geographies, (c) effectively integrate SBTech to form a vertically integrated operation, (d) create replicable and predictable state-level unit economics in sports betting and iGaming and (e) expand our consumer offerings. For example, in 2013 we launched the first mobile app in daily fantasy sports, anticipating the behavioral shift of a user base that had historically relied on a desktop-only experience. And five years later, in August 2018, we launched the first mobile sportsbook in New Jersey.
Over the past eight years, we have achieved sustained paid user growth and several key milestones, as indicated in the chart below. See “Business.”

Key Milestones
Cumulative Unique Paid Users
6 Million
5 Million
4 Million
3 Million
2 Million
1 Million
Million
YE 2013
YE 2014
YE 2015
YE 2016
YE 2017
YE 2018
YE 2019
First mobile application in fantasy sports
Acquired DraftStreet followed by first ever $1 million contest in Fantasy Sports
Paid user base exceeds 2 million
Pursued transformational DFS business combination (rejected by FTC)
Supreme Court strikes down PASPA
Launched first mobile sportsbook in New Jersey
Launched mobile iGaming suite in New Jersey

Today, our offerings include expanded means to experience sports and gaming, including our recently added iGaming offering that provides users with a robust suite of gaming options. We anticipate the demand for our offerings will continue to grow as additional states legalize and regulate sports betting and iGaming, and more people discover the convenience of our platform and excitement of the “skin-in-the-game” experience.
The following table sets forth a summary of our financial results for the periods indicated:
	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2020	2019	2020	2019	2019	2018	2017
	(in thousands)
Revenue(1)	$70,931	$57,390	$159,473	$125,482	$323,410	$226,227	$191,844
Net Loss(1)	(161,437)	(28,113)	(230,117)	(57,667)	(142,734)	(76,220)	(75,556)
Adjusted EBITDA(2)	$(57,495)	$(21,101)	$(106,956)	$(41,516)	$(98,640)	$(58,850)	$(48,884)

(1)
Due to the timing of the Business Combination, the three- and six-month periods ended June 30, 2020 reflect B2B/SBTech activity from April 24, 2020 onwards, while the three- and six-month periods ended June 30, 2019 do not reflect any B2B/SBTech activity.

(2)
Adjusted EBITDA is a non-GAAP financial measure. See “— Non-GAAP Information” below for our definition of, and additional information about, Adjusted EBITDA, and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

Revenue grew in the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019 due to the acquisition of SBTech on April 23, 2020. Excluding the impact of the SBTech acquisition, revenue would have decreased by approximately $1.5 million, reflecting the quarter-on-quarter performance of our B2C segment, which experienced a substantial decline in revenue from our traditional daily fantasy sports and Sportsbook product offerings following the outbreak of COVID-19. The quarter-on-quarter performance of our B2C segment reflected:
•
the increased engagement with our iGaming product offering, driven by higher volume of play and the geographic expansion of the product offering to Pennsylvania in May 2020;

•
the return of certain sports and events in May and June of 2020, as discussed in more detail below, which mitigated the decline in user engagement across our DFS and Sportsbook product offerings; and

•
the expanded geographic footprint of our Sportsbook offering, which helped offset the impact of the decline in user engagement.

For the six months ended June 30, 2020, revenue grew by $34.0 million over the prior year period, of which $15.0 million was attributable to the acquisition of SBTech and $19.0 million reflected the strong performance of our B2C product offerings prior to the outbreak of COVID-19, as discussed below.
The accelerated revenue growth in 2019 over 2018 was due to a full year of New Jersey Sportsbook and iGaming operations following launches in August and December of 2018, respectively. The higher net loss year-over-year is due primarily to continued platform development and launches in three new states. Our business is also seasonal in nature, and our revenue and user volume between quarters, as well as between year-over-year comparative reporting periods, are impacted by the relative popularity of certain sports and the scheduling of professional sports seasons and sporting events. See “— Quarterly Performance Trend and Seasonality.”
We make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in our products and technology in order to continually launch new product innovations on our platform, improve marketing, merchandising, and operational efficiency through data science, and deliver a great user experience. We also make significant investments in sales and marketing and incentives to grow and retain our paid user base, including personalized cross-product offers and promotions, and promote brand awareness to attract the “skin-in-the-game” sports fan. Together, these investments have enabled us to create a leading product offering built on a scalable platform, while attracting a user base that resulted in the rapid growth of our business. DraftKings is the leader in daily fantasy sports, with approximately 60% revenue market share in the United States in the fourth quarter of 2019, according to Eilers’ Daily Fantasy Sports Tracker from Q4 2019. We are also among the leading Sportsbook and iGaming operators in New Jersey. In the first quarter of 2020, our New Jersey gaming license, Resorts Digital, achieved market shares of 33% and 22% in online sports betting and iGaming, respectively, according to the New Jersey Division of Gaming Enforcement, establishing ourselves as the number two player in New Jersey in iGaming GGR market share. We have since launched our online Sportsbook in Colorado, Indiana, Iowa, New Hampshire, Pennsylvania and West Virginia, and iGaming in Pennsylvania.
We are continuing to invest in our future through product innovation and scaling our operations to prepare for the launch of our product offerings in new jurisdictions. When we launch Sportsbook and iGaming offerings in a new jurisdiction, we invest in user acquisition, retention and cross-selling, until the new jurisdiction provides a critical mass of users engaged across our product offerings. We expect each new jurisdiction to achieve a positive contribution profit (which we define as revenue, minus cost of revenue and direct advertising costs) in approximately 12 to 36 months following launch, depending on the characteristics of the new market.
Our path to profitability is based on the acceleration of positive contribution profit growth driven by marketing efficiencies as we transition from local to regional to national advertising, and scale benefits on the platform development component of our cost of revenue. On a consolidated Adjusted EBITDA basis, we expect to achieve profitability when total contribution profit exceeds the fixed costs of our business, which depends, in part, on the percentage of the U.S. adult population that has access to our product offerings and the other factors summarized in “Cautionary Statement Regarding Forward-Looking Statements”.
Our current technology is highly scalable with relatively minimal incremental spend required to launch our product offerings into new states. We will continue to manage our fixed-cost base in conjunction with our market entry plans and focus our variable spend on marketing, user experience and support and regulatory compliance to become the platform of choice for users and the partner of choice for regulators. We expect to further improve our profitability (excluding the impact of amortization of acquired intangibles) through cost synergies and new opportunities driven by vertical integration of SBTech’s technology and know-how.

Impact of COVID-19
The outbreak of COVID-19 resulted in the suspension and cancellation of sports seasons and sporting events, which adversely impacted our growth and results of operations since mid-March 2020. The outbreak of COVID-19 had an immediate and significant adverse impact on this performance, though we expect our business and results of operations to improve as traditional sports seasons and sporting events resume.
The direct impact of COVID-19 on our business beyond disruptions to normal business operations in several offices has been primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. Typically, during the March to June time periods, we would have significant user interest and activity in our Sportsbook product offerings for Major League Baseball, European Soccer competitions, the NBA regular season and playoffs, the NCAA college basketball tournament, the Masters golf tournament, the NHL regular season and playoffs and the French Open grand slam tennis tournament.
Although many major sports seasons and sporting events have recommenced in recent months, COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to DraftKings, our performance, and our financial results and could adversely affect our financial results. In particular, these changes have reduced customers’ use of, and spending on, our DFS and Sportsbook product offerings, and has caused us to issue refunds for canceled events, and some retail casinos where we have branded sportsbooks and DFS remain closed or have reduced their capacity. Our revenue continues to depend on major sports seasons and sporting events, and we may not generate as much revenue as we would have without the cancellation of sports seasons and sporting events in the wake of COVID-19.
Conversely, the strong performance of our product offerings that do not rely on sports seasons and sporting events, such as iGaming, have partially offset this adverse impact on our revenue. We have also focused on delivering more content that does not rely on sports seasons and sporting events, including products that allow users to wager on eSports, such as simulated NASCAR and League of Legends. While our revenue from such products increased substantially during the March to June time period, the increased contribution has not and is not expected to materially offset the revenue decline from our DFS and Sportsbook product offerings.
As we entered the third quarter of 2020, our DFS and Sportsbook products continued to be pressured by the impact of COVID-19, notwithstanding the improved performance we began to see in late May and June. MLB and the NBA commenced their abbreviated seasons in late July, and the NHL commenced play on August 1. Accordingly, we expect to experience improvement in our B2C revenue. In connection with the resumption of sports, we also increased our advertising spending. Assuming sports seasons and sporting events continue to resume, we expect our business and results of operations to improve.
Comparability of Financial Results
On April 23, 2020, we consummated the business combination, by and among DEAC, Old DK and SBTech (the “Business Combination”). The Business Combination drove, among other things, increases of $11.1 million in property and equipment, $508.2 million in amortizable intangible assets and $475.8 million in goodwill as of June 30, 2020, compared to our balance sheet as of December 31, 2019. The amortization of the acquired intangibles is expected to materially increase our consolidated cost of sales (and adversely affect our consolidated gross profit margins) for the foreseeable future. In addition, we became a public company listed on The Nasdaq Stock Market LLC as a result of the Business Combination and have had to hire personnel and incur costs that are necessary and customary for our operations as a public company, which has contributed to and is expected to continue contributing to higher general and administrative costs in the near term.
In June 2020, we issued 16 million new shares of our Class A common stock in a public offering for net proceeds, before expenses, of approximately $620.8 million.

As a result of the Business Combination and related private placement, the Offering and the exercise of warrants by our public warrant holders, we had cash on hand (excluding cash held on behalf of customers) of $1,244.3 million as of June 30, 2020, compared to $76.5 million as of December 31, 2019.
The following discussion includes our results of operations for the three and six months ended June 30, 2020, which include the financial results of SBTech from April 24, 2020, the day following the Business Combination, through June 30, 2020. Accordingly, our consolidated results of operations for the three and six months ended June 30, 2020 are not comparable to our consolidated results of operations for prior periods and may not be comparable with our consolidated results for future periods. Our B2C segment results, presented and discussed below, are comparable to DraftKings’ legacy operations and our reported consolidated results for prior periods.
Our Business Model
Across all of our offerings, we provide users with a single integrated platform that provides one account, one wallet, a centralized payment system and responsible gaming controls, compliant with regulations across all jurisdictions in which we operate (we refer to this as our “platform”). This platform enables us to develop a seamless and personalized experience across our product offerings. Our product offerings, consisting of daily fantasy sports, Sportsbook and iGaming, available through both web and mobile applications, generate substantially all of our revenue. Our business model relies on our ability to leverage this multijurisdictional platform and create innovative product offerings that will both attract new users and retain our growing base of users.
Our business model is based on the following key factors and strategies:
Monetizing our Platform
We monetize our platform through the following principal offerings:
•
Business-to-Consumer (“B2C”)

•
Daily Fantasy Sports (DFS).   Since launching our platform, we have monetized our DFS offering by facilitating peer-to-peer play, whereby users compete against each other for prize money. We provide users with a technology platform that establishes daily fantasy sports contests, scores the contest, distributes the prize money and performs other administrative activities to enable the “skin-in-the-game” sports fan experience. Our revenue is the difference between the entry fees collected and the amounts paid out to users as prizes and customer incentives in a period.

•
Sportsbook.   To further enhance the “skin-in-the-game” sports fan experience, shortly after the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), we enabled our platform to offer online sports betting. In Sportsbook, we generate revenue from “hold” as users play against the house (us).

•
iGaming.   iGaming includes the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines, all integrated with our other offerings through our platform. For these offerings, we function similarly to land-based casinos, generating revenue through “hold” as users play against the house (us).

•
Business-to-Business (“B2B”).   Our B2B business is composed of the legacy SBTech business, a turnkey supplier of an end-to-end suite of services, such as a fully- and semi-managed Internet-based (e.g., mobile) sportsbook with industry-leading risk management tools and an in-house multi-channel technology platform configured with all major payment gateways and adaptable to regulatory requirements, casino providers and customer relationship management tools. In addition, through our B2B business, we offer a mobile casino gaming solution via the SBTech proprietary platform with integrations to all leading third-party mobile gaming suppliers. This proprietary platform allows leading mobile sportsbook and casino gaming operators to deliver products under their own brands, powered by SBTech’s leading industry platform engine.

Across all of our principal offerings, as more users place more bets or enter more contests, we earn more revenue. We also generate revenue from offering advertising and sponsorship packages to targeted advertisers across our entertainment and gaming offerings.
Key Performance Indicators — B2C Operations
Monthly Unique Payers (“MUPs”).   MUPs is the average number of unique paid users (“unique payers”) that use our B2C product offerings on a monthly basis.
MUPs is a key indicator of the scale of our B2C user base and awareness of our brand. We believe that year-over-year MUPs is also generally indicative of the long-term revenue growth potential of our B2C segment, although MUPs in individual periods may be less indicative of our longer-term expectations. We expect the number of MUPs to grow as we attract, retain and re-engage users in new and existing jurisdictions and expand our offerings to appeal to a wider audience.
We define MUPs as the number of unique payers per month who had a paid engagement (i.e., participated in a real-money DFS contest, sports bet or casino game) across one or more of our product offerings via our platform. For reported periods longer than one month, we average the MUPs for the months in the reported period.
A “unique paid user” or “unique payer” is any person who had one or more paid engagements via our B2C platform during the period (i.e., a user that participates in a paid engagement with one of our B2C product offerings counts as a single unique paid user or unique payer for the period). We exclude users who have made a deposit but have not yet had a paid engagement. Unique payers or unique paid users include users who have participated in a paid engagement with promotional incentives, which are fungible with other funds deposited in their wallets on our platform. The number of these users included in MUPs has not been material to date and a substantial majority of such users are repeat users who have had paid engagements both prior to and after receiving incentives.
Average Revenue per MUP (“ARPMUP”).   ARPMUP is the average B2C segment revenue per MUP, and this key metric represents our ability to drive usage and monetization of our B2C product offerings.
The chart below presents our ARPMUP for the three and six months ended June 30, 2020 and June 30, 2019, and for the years ended December 31, 2017, 2018 and 2019, respectively:

Average Revenue per Monthly Unique Payer (in whole dollars)

$42
$63
Q2 2019
Q2 2020

Average Revenue per Monthly
Unique Payer
(in whole dollars)
$39
$47
H1 2019
H1 2020

We define and calculate ARPMUP as the average monthly B2C segment revenue for a reporting period, divided by MUPs (i.e., the average number of unique payers) for the same period.
The charts below present our MUPs for the three and six months ended June 30, 2020 and June 30, 2019, and for the years ended December 31, 2017, 2018 and 2019, respectively:

Average Monthly Unique Payers
(in thousands)
456
295
Q2 2019
Q2 2020

Average Monthly Unique Payers
(in thousands)
537
508
H1 2019
H1 2020

Our period-on-period declines in MUPs for the three and six months ended June 30, 2020, compared to the same periods in 2019, reflect the impact of COVID-19 from March through June 2020, particularly the decreased usage of our DFS and Sportsbook product offerings resulting from the suspension or cancellation of sports seasons and sporting events. ARPMUP increased in the three and six months ended June 30, 2020, compared to the same periods in 2019, reflecting a shift in product engagement from DFS and Sportsbook to iGaming.
Non-GAAP Information
This prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.
We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items, as described in the reconciliation below.
We include this non-GAAP financial measure because it is used by management to evaluate DraftKings’ core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring (for example, in the case of transaction-related costs), non-cash (for example, in the case of depreciation and amortization, stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense and legal settlement costs).
The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:
	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2020	2019	2020	2019	2019	2018	2017
	(in thousands)
Net loss	$(161,437)	$(28,113)	$(230,117)	$(57,667)	$(142,734)	$(76,220)	$(75,556)
Adjusted for:
Depreciation and amortization	18,668	3,274	23,372	6,199	13,636	7,499	6,301
Interest (income) expense, net	588	(426)	2,939	(1,087)	(1,348)	(666)	1,541
Income tax expense	323	7	332	16	58	105	210
Stock-based compensation(1)	54,486	1,844	59,328	6,675	17,613	7,210	4,500
Transaction-related costs(2)	25,255	1,276	30,907	1,276	10,472	—	10,697
Litigation, settlement and related costs(3)	2,022	814	3,352	1,701	3,695	3,222	1,754
Other non-recurring and special project costs(4)	2,517	223	2,646	1,371	2,489	—	1,062
Non-operating costs(5)	83	—	285	—	(2,521)	—	607
Adjusted EBITDA	$(57,495)	$(21,101)	$(106,956)	$(41,516)	$(98,640)	$(58,850)	$(48,884)

(1)
The amounts for the six months ended June 30, 2020, primarily reflect probability-based expenses on stock-based compensation awards resulting from the achievement of share price targets under long-term incentive plans and the issuance of our Class B shares (which have no economic or conversion rights) to our CEO.

(2)
Mainly includes capital markets advisory, consulting, accounting and legal expenses incurred in connection with the Business Combination, including related evaluation, negotiation and integration costs. Also includes bonuses, paid in the second quarter of 2020, to certain employees in connection with the consummation of the Business Combination. In 2019 these costs related to exploratory acquisition activities.

(3)
Includes primarily external legal costs related to litigation and litigation settlement costs deemed unrelated to our core business operations.

(4)
Includes primarily consulting, advisory and other costs relating to non-recurring items and special projects, including, in the six months ended June 30, 2020 and in 2019, the costs of our move to our new Boston headquarters, implementation of internal controls over financial reporting, executive search costs and a signing bonus for a newly hired senior executive and, in 2017, lease exit costs related to the office space in New York.

(5)
Includes, in 2019, a gain recorded upon a contribution of assets to an equity method investee, net of our equity method share of the investee’s losses and, in 2017, adjustments to the fair value of contingent consideration and other non-cash effects included in the “other non-operating costs” line-item of our income statements.

Key Factors Affecting Our Results
Our financial position and results of operations depend to a significant extent on the following factors:
Industry Opportunity and Competitive Landscape
We operate within the global entertainment and gaming industry, which is comprised of diverse products and offerings that compete for consumers’ time and disposable income. Our short-to-medium term focus is on the North American regulated gaming industry, particularly the opportunity in online sports betting and iGaming. See “DraftKings’ Industry.” We believe our industry-leading product offerings, strong technology platform, eight years of U.S. online and mobile gaming experience, established brand and our vertically integrated solutions make us a partner of choice for state regulators, professional sports leagues and teams, gaming companies, retail and online sportsbooks, and other sports entertainment and related businesses.
As we prepare to enter new jurisdictions, we expect to face fierce competition from other established industry players, some of which may have more experience in sports betting and iGaming and access to more resources. We believe our analytics, the technology that powers our platform, and the lessons learned from our DFS operations and New Jersey experience will enable us to capture significant market share in newly available jurisdictions. For example, we maintain, as of the first half of 2020, a digital sportsbook New Jersey market share greater than 35% and we are among the top iGaming operators in the state, despite extensive competition. We recently launched our online Sportsbook in Colorado, Indiana, Iowa, New Hampshire, Pennsylvania and West Virginia. In Q2 2020, DraftKings achieved online sports betting GGR market share of greater than 30% in states that have regulated online sports betting following the repeal of PASPA.
Legalization, Regulation and Taxation
We are the national leader in daily fantasy sports and a top mobile-gaming operator in New Jersey according to Eilers’ U.S. Sports Betting Market Monitor Report from December 2019. Our financial prospects depend on legalization of online sports betting and iGaming across more of the United States, a trend that we believe is in its infancy after the U.S. Supreme Court struck down PASPA in May 2018. Our strategy is to expand our Sportsbook and iGaming offerings in new jurisdictions as they are legalized and become accessible. As of the date of this prospectus, 22 U.S. states and the District of Columbia, which collectively represent 41.3% of the U.S. population, have legalized sports betting in some form. Of these 23 legal jurisdictions, 15 have legalized online sports betting, and make up 26.7% of the U.S. population. Twelve of these 15 jurisdictions are live and three are pending launch. DraftKings operates in nine of these twelve jurisdictions. Mobile sports wagering legislation has been considered in 20 states so far this year.
The process of securing the necessary licenses or partnerships to operate in a given jurisdiction may take longer than we anticipate. In addition, legislative or regulatory restrictions and product taxes may make it less attractive or more difficult for us to do business in a particular jurisdiction. For example, certain jurisdictions require us to have a relationship with a land-based licensed casino for online sportsbook access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. We nonetheless believe our acquisition of SBTech allows us to become a partner of choice to power state-run sportsbooks, as exemplified by SBTech’s recent agreement with the Oregon State Lottery.
States impose tax rates on regulated offerings, which may vary substantially between states and product offerings. Sales taxes may also apply in certain jurisdictions. We are also subject to a federal excise tax of 25 basis points on the amount of each sportsbook bet. See “Risk Factors  —  Risk Factors Relating to Our Business and Industry  —  Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.”
Ability to Acquire, Retain and Monetize Users
We grow our business by attracting new paid users to our platform and increasing their level of engagement with our product offerings over time. To effectively attract and retain paid users and to re-engage former paid users, we invest in a variety of marketing channels in combination with personalized customer promotions, most of which can be used across all of our product offerings (such as free contest entries or bets or matching deposits). These investments and personalized promotions are intended to increase consumer awareness and drive engagement. While we are continuing to assess the efficiency of our marketing and promotion activities, our limited operating history and the relative novelty of the U.S. online sports betting and iGaming industries makes it difficult for us to predict when we will achieve our longer-term profitability objectives.
Managing Betting Risk
Sports betting and iGaming are characterized by an element of chance. Our revenue is impacted by variations in the hold percentage (the ratio of net win to total amount wagered) on bets placed on, or the actual outcome of, games or events on which users bet. Although our product offerings generally perform within a defined statistical range of outcomes, actual outcomes may vary for any given period, and a single large bet can have a sizeable impact on our short-term financial performance. Our hold is also affected by the spread of limits and factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users and the volume of bets placed. As a result of the variability in these factors, the actual hold rates on our products may differ from the theoretical win rates we have estimated and could result in the winnings of our gaming users exceeding those anticipated. We seek to mitigate these risks through data science and analytics and rules built into our platform, as well as active management of our amounts at risk at a point in time, but may not always be able to do so successfully, particularly over short periods, which can result in financial losses as well as revenue volatility.
Key Components of Revenue and Expenses
Revenue
We generate revenue primarily through our three main product offerings. DFS, which was our sole product offering until late 2018, historically drove our revenue results and accounts for a majority of our users; however, since we launched Sportsbook and iGaming in 2018, states with Sportsbook and iGaming together have accounted for a rapidly growing proportion of our users, which drives our revenue. We expect this user growth trend to continue and to further accelerate as our Sportsbook and iGaming offerings are permitted in more U.S. states. Over time, we expect Sportsbook and iGaming users will surpass DFS users, and thus revenue.
We record substantially all our revenue from our consumer product offerings on our platform. DFS revenue is generated to the extent that contest entry fees from customers (i.e., our paid users), in the aggregate, exceed the aggregate prizes awarded and paid user incentives in a period. Sportsbook and iGaming revenue is generated from bets received from paid users (referred to as “handle”), less winnings paid to such users and paid user incentives. While we seek to set the odds of winning to provide us with a revenue margin on the amounts at risk, our liability for the winning bets may result in net reductions to revenue if the amount of user bets won exceeds our hold. We also generate revenue from the sale of advertising across our product offerings, and expect this to grow in dollar terms (though not as a proportion of revenue) as we expand our platform across more of the United States.
We offer a variety of incentives to attract users to our product offerings, including free or matching bets, enhanced odds and betting insurance. In addition, our paid users are eligible for a loyalty program and can earn points for engaging with our offerings and redeem them for various rewards, including contest tickets, apparel, events, sports merchandise and other prizes. We record the cost of these incentives as reductions to revenue, i.e., we report revenue net of these costs. We expect the amount of these incentives, and the mix between incentives and advertising and marketing costs, to be volatile for the foreseeable future. These incentives are also seasonal in nature and will be affected by the timing of sporting events and our entry into new jurisdictions. While we plan to stabilize our incentive rates as a percentage of gross revenue over time, we may incur higher or lower incentive costs in a given period, depending on a number of factors, including the tax treatment of incentives and trend changes in legalization and our advertising spend.
Our revenue is currently concentrated in the United States. See Note 17 to DraftKings’ audited consolidated financial statements, included elsewhere in this prospectus.
Costs and Expenses
Cost of revenue.   Our cost of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) product taxes, (iii) platform costs and (iv) revenue share / market access arrangements.
We incur payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date).
Product taxes are imposed by different jurisdictions, typically as a percentage of our gross gaming revenue, and also include, to a lesser extent, federal excise and local sales taxes on certain product offerings. Product taxation of online sports betting and iGaming can vary substantially across jurisdictions, and we expect this to become an increasingly significant driver of our cost of revenue as we enter new jurisdictions. Product taxes may also reflect state promotional tax credits, which are recorded as an offset to the cost of revenue.
Platform costs relate mainly to third-party integrated platform services, such as Kambi’s sportsbook platform, data fees for information feeds and geolocation services, web hosting, amortization of capitalized software development costs and developer salaries. These platform costs can vary substantially depending on the mix of product offerings. For example, our iGaming offerings consist of a combination of games we have built ourselves, with no license fees payable to content suppliers, and licensed content from third-party suppliers subject to various arrangements based on revenue sharing or levels of activity. The games in our iGaming offering that we developed in-house, such as blackjack, result in higher margins than games subject to licenses.
Revenue share arrangements are mainly agreements with land-based casinos in states that require these agreements in order to provide real-money online sports betting and iGaming offerings (“market access”). These market access fees are driven mainly by the levels of paid user activity via our platform, particularly engagement with our Sportsbook and iGaming offerings, in a given period.
Sales and Marketing.   Sales and marketing expenses consist primarily of direct advertising costs, expenses associated with strategic league and team relationships, brand and creative services and related personnel costs. Sales and marketing also includes, to a lesser extent, costs related to promotional contests funded entirely by us and allocations of rent, maintenance and utilities costs according to headcount.
We consider our sales and marketing spend and promotional offers (which is contra revenue and is described under “— Key Components of Revenue and Expenses — Revenue” above) to be similar in character. Our total spend and allocation of spend between sales and marketing versus promotional spend offers on product launches varies based on local market conditions, regional synergies and competition, among other factors. For example, in New Jersey, we increased our sales and marketing spend upon launching our Sportsbook offering in the second half of 2018, in order to attract a critical mass of new paid users before returning to a normalized level in that market, while also providing promotional offers to our existing DFS users in that state to encourage use of our Sportsbook and iGaming offerings. We expect our advertising spend, like our promotional offers, to be a key component of our geographic expansion. Over the longer term, assuming the trend of mobile sports betting and iGaming legalization continues, we expect our sales and marketing spend to decline as a percentage of revenue, both as a result of higher return on each acquired paid user in multi-offering states (relative to states where only DFS is available) and improved purchasing scale.
Product and Technology.   Product and technology expenses consist of software development costs, comprised mainly of product and platform development, support personnel costs, including stock compensation expense and related professional services. Product and technology also includes, to a lesser extent, allocation of rent, maintenance and utilities costs according to headcount.
Our product and technology costs reflect the ongoing maintenance of existing products, fulfilling user and government commitments including local market regulatory customizations, continuously improving user-facing features and functionality, and innovating. We expect these costs to increase in the near term, and to stabilize once we achieve sufficient organizational scale to support our product offerings on a national scale. We believe these costs are highly scalable.
General and Administrative.   General and administrative expenses (“G&A”) consist primarily of administrative personnel costs, including executive salaries, related stock compensation expense and benefits, professional services (including legal, regulatory, audit and licensing-related), legal settlements and contingencies, insurance and allocation of rent, maintenance and utilities costs according to headcount. Excluding the impact of SBTech integration costs and public company costs (discussed under “— The Business Combination” above), we expect our G&A spend to further stabilize in the near term.
Income Tax Expense.   We account for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed mainly in the various U.S. federal and state jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect our overall effective tax rate. Our tax expense has been immaterial throughout the periods presented in this prospectus, reflecting our losses. Our historical losses have given rise to a substantial tax asset mainly comprised of net operating loss carryforwards, which we may be able to apply to future tax liabilities. See Note 11 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus.
Results of Operations
Three Months Ended June 30, 2020 Compared to the Three Months Ended June 30, 2019
The following table sets forth a summary of our consolidated results of operations for the interim periods indicated, and the changes between periods.

	Three months ended June 30,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Revenue	$70,931	$57,390	$13,541	23.6%
Cost of revenue	(47,330)	(17,834)	(29,496)	165.4%
Sales and marketing	(46,188)	(29,671)	(16,517)	55.7%
General and administrative	(107,308)	(26,183)	(81,125)	309.8%
Product and technology	(30,549)	(12,234)	(18,315)	149.7%
Loss from operations	(160,444)	(28,532)	(131,912)	462.3%
Interest income (expense), net	(588)	426	(1,014)	n.m.
Loss before income tax expense	(161,032)	(28,106)	(132,926)	472.9%
Income tax expense	(323)	(7)	(316)	n.m.
Loss from equity method investment	(82)	—	(82)	n.m.
Net Loss	$(161,437)	$(28,113)	$(133,324)	474.2%

n.m. = not meaningful
Revenue.   Revenue increased $13.5 million, or 23.6%, to $70.9 million in the three months ended June 30, 2020 from $57.4 million in the three months ended June 30, 2019. The increase was attributable to $15.0 million in revenue from SBTech, which we acquired on April 23, 2020, and which now comprises our B2B segment.
Excluding the impact of the SBTech acquisition, revenue would have decreased by $1.5 million in the three months ended June 30, 2020, reflecting the performance of our B2C segment, where a substantial decline in revenue from our traditional sports offerings due to the outbreak of COVID-19 was mostly offset by the increased engagement with our iGaming product offering, driven by higher volume of play and the geographic expansion of the product offering to Pennsylvania in May 2020. Quarter-on-quarter, MUPs for our B2C segment decreased by 35.2%, reflecting the impact of COVID-19, while ARPMUP for our B2C segment increased by 50.6%, reflecting the changed mix of MUPs towards iGaming.
Cost of Revenue.    Cost of revenue increased by $29.5 million, or 165.4%, to $47.3 million in the three months ended June 30, 2020 from $17.8 million in the three months ended June 30, 2019. Of this increase, $18.9 million was attributable to SBTech, including $13.2 million in amortization of acquired intangibles.
Excluding the impact of the SBTech acquisition, the cost of revenue increase would have been $10.6 million in the three months ended June 30, 2020, reflecting the expanded product and geographic footprint of our B2C segment (including launches in West Virginia, Indiana, Pennsylvania, New Hampshire, Iowa and Colorado, all after July 1, 2019). Of this increase, $6.5 million was attributable to product taxes, mainly reflecting a change in revenue mix. The remainder of the increase was driven mainly by platform costs ($1.9 million increase) and modestly higher revenue share payments, reflecting the change in revenue mix, and processing fees, which generally scale with deposit and withdrawal volumes. We expect to reduce our platform costs in the future by migrating to SBTech’s technology. B2C segment cost of revenue as a percentage of B2C revenue increased by 19.6 percentage points to 50.7% in the three months ended June 30, 2020 from 31.1% in the three months ended June 30, 2019, reflecting our changed revenue mix and investment in new geographies. In general, our iGaming and Sportsbook product offerings produce revenue at a higher cost per revenue dollar relative to our DFS offering.
Sales and Marketing.    Sales and marketing expense increased by $16.5 million, or 55.7%, to $46.2 million in the three months ended June 30, 2020 from $29.7 million in the three months ended June 30, 2019, of which $1.1 million was attributable to SBTech. Excluding the impact of the SBTech acquisition, the increase was $15.4 million and was primarily due to the resumption of advertising spend beginning in May 2020 and extending into June 2020 in conjunction with the resumption of sports such as the PGA, UFC and NASCAR, spend in anticipation of the resumption of major sports such as MLB, the NBA and the NHL beginning in July 2020 and our expanded geographic footprint compared to the second quarter of 2019.
General and Administrative.    General and administrative expense increased by $81.1 million, or 309.8%, to $107.3 million in the three months ended June 30, 2020 from $26.2 million in the three months ended June 30, 2019. Of this increase, $3.8 million was attributable to SBTech and $44.6 million was attributable to stock-based compensation awards, mainly related to the vesting and grants of long-term incentive plan awards and the issuance of our Class B shares (which have no economic or conversion rights) to Jason Robins. Excluding the impact of the acquisition of SBTech and the stock-based compensation charge, the increase would have been $32.7 million, which mainly reflected $25.3 million in net non-capitalized transaction costs related to the Business Combination, including transaction-related bonuses to select personnel, and the remainder was attributable to an increase in personnel costs, reflecting headcount growth, including new hires to support our operations as a public company, and additions to our estimated contingent liability for indirect taxes.
Product and Technology.    Product and technology expense increased by $18.3 million, or 149.7%, to $30.5 million in the three months ended June 30, 2020 from $12.2 million in the three months ended June 30, 2019, of which $8.7 million was attributable to SBTech. Excluding the impact of the acquisition of SBTech, the increase would have been $9.5 million and primarily reflects probability-based expenses on stock-based compensation awards resulting from the achievement of share price targets under long-term incentive plans, as well as additions to our product operations and engineering headcount in our B2C segment.
Interest Income (Expense).   Interest expense was $0.6 million in the three months ended June 30, 2020 compared to interest income of $0.4 million in the three months ended June 30, 2019.
Net Loss.    Net loss increased by $133.3 million to $161.4 million in the three months ended June 30, 2020 from $28.1 million in the three months ended June 30, 2019, for the reasons discussed above.
Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019
The following table sets forth a summary of our consolidated results of operations for the interim periods indicated, and the changes between periods.
	Six months ended June 30,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Revenue	$159,473	$125,482	$33,991	27.1%
Cost of revenue	(90,746)	(39,386)	(51,360)	130.4%
Sales and marketing	(99,894)	(66,516)	(33,378)	50.2%
General and administrative	(146,804)	(52,996)	(93,808)	177.0%
Product and technology	(48,590)	(25,322)	(23,268)	91.9%
Loss from operations	(226,561)	(58,738)	(167,823)	285.7%
Interest income (expense), net	(2,939)	1,087	(4,026)	n.m.
Loss before income tax expense	(229,500)	(57,651)	(171,849)	298.1%
Income tax expense	(332)	(16)	(316)	n.m.
Loss from equity method investment	(285)	—	(285)	n.m.
Net Loss	$(230,117)	$(57,667)	$(172,450)	299.0%

n.m. = not meaningful

Revenue.   Revenue increased by $34.0 million, or 27.1%, to $159.5 million in the six months ended June 30, 2020 from $125.5 million in the six months ended June 30, 2019. Of this increase, $15.0 million was attributable to revenue from SBTech, our new B2B segment.
Excluding the impact of the acquisition of SBTech, revenue would have increased by approximately $19.0 million in the six months ended June 30, 2020, reflecting the performance of our B2C segment. The increase was attributable to the rapid growth of our B2C operations prior to the outbreak of COVID-19. Prior to March 11, 2020, our net revenue was up approximately 60% year-over-year, reflecting the launch of our online Sportsbook offering in Indiana, New Hampshire, Pennsylvania and West Virginia in the third and fourth quarters of 2019, and Iowa in the first quarter of 2020. Revenue declined in mid-March 2020 due to the suspension and cancellation of sports seasons and sporting events, which resulted in substantially lower engagement with our DFS and Sportsbook product offerings, though our iGaming product offering saw increased user engagement through the first half of 2020. Period-on-period, MUPs for our B2C segment decreased by 5.5% while ARPMUP increased by 21.9%.
Cost of Revenue.   Cost of revenue increased by $51.4 million, or 130.4%, to $90.7 million in the six months ended June 30, 2020 from $39.4 million in the six months ended June 30, 2019. Of this increase, $18.9 million was attributable to SBTech, including $13.2 million attributable to amortization of acquired intangibles.
Excluding the impact of the SBTech acquisition, the increase would have been $32.4 million in the six months ended June 30, 2020, reflecting the expanded product and geographic footprint of our B2C segment. Product taxes accounted for $14.6 million of the increase, reflecting our expansion into new states and, in the second quarter, a change in revenue mix. Platform costs and revenue share arrangements contributed another $7.9 million and $5.6 million, respectively, of the increase, reflecting our expanded footprint and, in the first quarter of 2020, increased customer engagement. Processing fees increased $3.6 million, in line with the period-over-period increase in customer deposits, particularly in the first quarter of 2020. B2C segment cost of revenue as a percentage of B2C revenue increased by 18.3 percentage points to 49.7% in the six months ended June 30, 2020 from 31.4% in the six months ended June 30, 2019, mainly due to a change in revenue mix towards products with higher cost of revenue as well as the adverse revenue impact of COVID-19 from mid-March onwards. In general, our iGaming and Sportsbook product offerings produce revenue at a higher cost per revenue dollar relative to our DFS offering.
Sales and Marketing.   Sales and marketing expense increased by $33.4 million, or 50.2%, to $99.9 million in the six months ended June 30, 2020 from $66.5 million in the six months ended June 30, 2019. Our B2C segment accounted for substantially all of this increase, reflecting our higher advertising and marketing spend to increase awareness and user acquisition for our Sportsbook and iGaming offerings, particularly in newly launched states, as well as higher headcount and marketing technology and support costs. As discussed above, while we decreased our advertising spend upon the outbreak of COVID-19 in mid-March of 2020, we increased advertising and customer acquisition marketing spending in May 2020 as sports began to return.
General and Administrative.    General and administrative expense increased by $93.8 million, or 177.0%, to $146.8 million in the six months ended June 30, 2020 from $53.0 million in the six months ended June 30, 2019. Of this increase, $3.8 million was attributable to SBTech. Excluding the impact of the SBTech acquisition, the increase would have been $90.0 million, driven by a $44.8 million increase in stock-based compensation expense in the second quarter, as discussed above, and $30.9 million in transaction costs, including transaction-related employee bonuses, as discussed above. Headcount growth and additions to our estimated contingent liability for indirect taxes also contributed to the increase.
Product and Technology.   Product and technology expense increased by $23.3 million, or 91.9%, to $48.6 million in the six months ended June 30, 2020 from $25.3 million in the six months ended June 30, 2019. Of this increase, $8.7 million was attributable to SBTech. Excluding the impact of the SBTech acquisition, the increase would have been $14.5 million and was driven mainly by product operations and engineering headcount in our B2C segment, which increased to 449 as of June 30, 2020 from 339 as of June 30, 2019, as well as higher stock-based compensation expense, as discussed above.

Interest Income (Expense).   Interest expense was $2.9 million in the six months ended June 30, 2020 compared to interest income of $1.1 million in the six months ended June 30, 2019.
Net Loss.   Net loss increased by $172.4 million to $230.1 million in the six months ended June 30, 2020 from $57.7 million in the six months ended June 30, 2019, for the reasons discussed above.
Comparison of the Years Ended December 31, 2019, 2018 and 2017
The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.
	Year ended December 31,			2018 to 2019% Change	2017 to 2018% Change
	2019	2018	2017
	(in thousands)
Revenue	$323,410	$226,277	$191,844	42.9%	17.9%
Cost of revenue	103,889	48,689	31,750	113.4%	53.4%
Sales and marketing	185,269	145,580	156,632	27.3%	-7.1%
Product and technology	55,929	32,885	20,212	70.1%	62.7%
General and administrative	124,868	75,904	56,448	64.5%	34.5%
Loss from operations	(146,545)	(76,781)	(73,198)	90.9%	4.9%
Interest income (expense), net	1,348	666	(1,541)	102.4%	n.m.
Gain on initial equity method investment	3,000	—	—	n.m.	n.m.
Other income (expense), net	—	—	(607)	n.m.	n.m.
Loss before income taxes expense	(142,197)	(76,115)	(75,346)	86.8%	1.0%
Income tax expense	58	105	210	-44.8%	-50.0%
Loss from equity method investment	479	—	—	n.m.	n.m.
Net loss	$(142,734)	$(76,220)	$(75,556)	87.3%	0.9%

n.m. = not meaningful.
2019 Compared to 2018
Revenue.   Revenue increased by $97.1 million, or 42.9%, to $323.4 million in 2019 from $226.3 million in 2018. The increase was attributable primarily to a full year of revenue from our new product offerings in New Jersey. The revenue trend reflected the growth in MUPs, which increased 13.8% period-on-period, and ARPMUP, which increased 25.6% period-on-period.
Cost of Revenue.   Cost of revenue increased by $55.2 million, or 113.4%, to $103.9 million in 2019 from $48.7 million in 2018, reflecting our product expansion described above. Product taxes, platform costs and payment processing fees and chargebacks contributed $20.6 million, $16.8 million and $9.3 million, respectively, to the increase, and revenue share arrangements, reflecting the higher market access costs relating to our Sportsbook and iGaming product offerings, accounted for the remainder. Cost of revenue as a percentage of revenue increased by 10.6 percentage points to 32.1% in 2019 from 21.5% in 2018, reflecting the changed revenue mix of product offering revenue and related costs. In general, we expect our Sportsbook and iGaming product offerings to produce substantially higher revenue dollars but at a higher cost per revenue dollar relative to our DFS offering.
Sales and Marketing.   Sales and marketing expense increased by $39.7 million, or 27.3%, to $185.3 million in 2019 from $145.6 million in 2018. The increase was due mainly to increased advertising and marketing spend to increase awareness and user acquisition for our Sportsbook and iGaming offerings, particularly in newly launched states. Sales and marketing expense accounted for 57.3% of our revenue in 2019 compared to 64.3% in 2018, a decrease of 7.0 percentage points.
Product and Technology.   Product and technology expense increased by $23.0 million, or 70.1%, to $55.9 million in 2019 from $32.9 million in 2018. The increase was driven mainly by product operations and engineering headcount, which increased steadily to 390 as of December 31, 2019 from 295 as of December 31, 2018, and increased technology consulting costs. Product and technology expense accounted for 17.3% of our revenue in 2019 compared to 14.5% in 2018, an increase of 2.8 percentage points.
General and Administrative.   General and administrative expense increased by $49.0 million, or 64.5%, to $124.9 million in 2019 from $75.9 million in 2018. The increase was due primarily to higher personnel costs, reflecting headcount growth and a $10.4 million increase in stock-based compensation, and $10.5 million in costs related to the Business Combination recorded in the fourth quarter of 2019, as well as additions to our indirect tax loss contingency reserves and higher rent and facilities costs following our headquarters move. General and administrative expenses accounted for 38.6% of our revenue in 2019 compared to 33.5% in 2018, an increase of 5.1 percentage points.
Net Loss.   Net loss increased by $66.5 million to $142.7 million in 2019 from $76.2 million in 2018, for the reasons discussed above.
2018 Compared to 2017
Revenue.   Revenue increased by $34.4 million, or 17.9%, to $226.3 million in 2018 from $191.8 million in 2017. The increase was attributable primarily to the New Jersey launch of our Sportsbook and iGaming product offerings in the third and fourth quarters of 2018, respectively, and continued growth of our DFS product offering. The increase in revenue was driven by increases in unique payers and revenue per unique payer, reflected in the 4.7% increase in MUPs and 12.6% increase in ARPMUP, reflecting the impact of our Sportsbook product launch. We directed a growing portion of paid user incentives and promotions at our users, to help establish the new product.
Cost of Revenue.   Cost of revenue increased by $16.9 million, or 53.4%, to $48.7 million in 2018 from $31.8 million in 2017, reflecting the costs of the aforementioned Sportsbook launch, and particularly the related increase in product taxes. Product taxes and platform costs accounted for $7.0 million and $5.6 million, respectively, of the increase, and processing fees and chargebacks and revenue share arrangements accounted for the remainder. Cost of revenue as a percentage of revenue increased by 4.9 percentage points to 21.5% in 2018 from 16.6% in 2017, reflecting the launch of our Sportsbook and iGaming product offerings in the second half of 2018, particularly proportionally higher product taxes and revenue-sharing costs related to our Sportsbook product offering compared to DFS.
Sales and Marketing.   Sales and marketing expense decreased by $11.1 million, or 7.1%, to $145.6 million in 2018 from $156.6 million in 2017, mainly due to a reduction in team sponsorships. Team sponsorships continue to be an important marketing channel, but we have become more targeted in our approach, and shifted spend towards our digital and offline channels. Sales and marketing expense accounted for 64.3% of our revenue in 2018 compared to 81.6% in 2017, a decrease of 17.3 percentage points.
Product and Technology.   Product and technology expense increased by $12.7 million, or 62.7%, to $32.9 million in 2018 from $20.2 million in 2017. The increase was driven mainly by product operations and engineering headcount, which increased steadily to 295 as of December 31, 2018 from 172 as of December 31, 2017, and increased technology consulting costs. Product and technology expense accounted for 14.5% of our revenue in 2018 compared to 10.5% in 2017, an increase of 4.0 percentage points.
General and Administrative.   General and administrative expense increased by $19.5 million, or 34.5%, to $75.9 million in 2018 from $56.4 million in 2017. The increase was due primarily to higher personnel costs, reflecting headcount growth and a $2.7 million increase in stock-based compensation, as well as additions to our indirect tax loss contingency reserves and third-party professional fees and increased rent and facilities costs. General and administrative expenses accounted for 33.5% of our revenue in 2018 compared to 29.4% in 2017, an increase of 4.1 percentage points, reflecting the increases in headcount, stock-based compensation, consulting and other costs.
Net Loss.   Net loss increased by $0.7 million to $76.2 million in 2018 from $75.6 million in 2017, for the reasons discussed above.
Quarterly Performance Trend and Seasonality
Our user engagement and financial performance is seasonal in nature, as indicated in the following chart, which presents our MUPs and ARPMUP for the last eight fiscal quarters, and the explanations that follow.
Our business experiences seasonality based on the relative popularity of certain sports. Although our platform supports contests and betting on sporting events throughout the year, the fourth quarter is when our users tend to be most engaged, given the overlapping time frame of the NFL and NBA seasons. As a result, we have historically generated higher revenues in our fourth fiscal quarter compared to our other fiscal quarters. We anticipate that this trend will continue, though our mix of revenues in a given quarter will also be impacted by the timing of new jurisdiction launches, the introduction of new product offerings and our integration of SBTech.
In addition, our revenue and key performance indicators for a given quarter or fiscal year may differ substantially due to professional sports season scheduling, including the frequency of play. For example, during the NFL season, our user engagement and revenue is generally highest on Sundays. The number of Sundays in a fiscal reporting period may differ from quarter to quarter and year to year, resulting in revenue volatility between comparative periods. For example, our fiscal years 2017, 2018 and 2019 included revenue related to 18, 17 and 17 Sundays of regular season NFL play, respectively. In contrast, the MLB season, which traditionally falls in our second and part of our third fiscal quarters, is characterized by numerous, daily games throughout the season, which tends to result in higher DFS user engagement and more Sportsbook bets per paid user relative to the NFL season. MLB play also tends to attract a more dedicated but smaller fan base to our product offerings. The timing of the MLB season in combination with these factors has tended to result in lower MUPs in our second fiscal quarter, but a higher ARPMUP.
The suspension, postponement and cancellation of major sports seasons and sporting events may materially impact our results of operations for the current quarter and, potentially, future quarters. See “— Impact of COVID-19.”
Liquidity and Capital Resources
We had $1,244.3 million in cash and cash equivalents as of June 30, 2020 (excluding player cash, which we segregate from our operating cash balances on behalf of our paid users for all jurisdiction and products). We believe our cash on hand is sufficient to meet our current working capital and capital expenditure requirements for a period of at least twelve months from the date of this filing, irrespective of the continuing impact of COVID-19.
Debt
We had no debt outstanding as of June 30, 2020. We have a revolving credit facility with Pacific Western Bank with a limit of $50.0 million. The facility is scheduled to mature on March 1, 2022. As of June 30, 2020, we had no borrowings outstanding under the facility, while $5.1 million was applied to the issuance of letters of credit in connection with our office leases. On September 14, 2020, the facility was increased to $60.0 million and the maturity date was extended to March 1, 2022.
Cash Flows
The following table summarizes our cash flows for the interim periods indicated:
	Six months ended June 30,
	2020	2019
	(in thousands)
Net cash used in operating activities	$(134,971)	$(39,813)
Net cash used in investing activities	(198,652)	(19,420)
Net cash provided by financing activities	1,501,100	8,775
Effect of foreign exchange rates on cash and cash equivalents	256	—
Net increase (decrease) in cash	1,167,733	(50,458)
Cash at beginning of period	76,533	117,908
Cash at end of period	$1,244,266	$67,450
Operating Activities.   Our cash used in operating activities includes the impact of changes in cash reserved for users, user cash receivables and liabilities to users. Cash reserved for users is comprised of deposits by our users. We treat this cash as the property of our users and segregate it from our operating cash balances. When we receive a user deposit, we record it as cash reserved for users on our balance sheet. In certain cases, a payment processor may delay the remittance of deposits to us for risk management or other reasons, in which case we grant our users access to those funds and record the deposits as a receivable reserved for users. The sum of the changes in cash reserved for users, and changes in receivables reserved for users are approximately equal to the change in liabilities owed to users for any given period. While on deposit with us, cash reserved for users earns interest, which is recorded as interest income on our income statement and is included in our operating cash flows. This interest income has not been material to date.
Net cash used in operating activities in the six months ended June 30, 2020 was $135.0 million, compared to $39.8 million in the six months ended June 30, 2019, mainly reflecting our higher net loss, for the reasons discussed above, net of non-cash cost items, and changes in operating working capital. Non-cash cost items increased $70.7 million period-over-period, driven by an increase in stock-based compensation expense and amortization of acquired intangibles attributable to the Business Combination. We also recorded a $26.4 million net increase in accounts payable and accrued expenses.
Investing Activities.   Net cash used in investing activities during the six months ended June 30, 2020 increased by $179.3 million to $198.7 million from $19.4 million during the same period in 2019, mainly reflecting the cash portion of consideration paid to SBTech shareholders in connection with the Business Combination.
Financing Activities.   Net cash provided by financing activities during the six months ended June 30, 2020 increased by $1,492.3 million to $1,501.1 million from $8.8 million during the same period in 2019. The increase was driven by $678.6 million related to the recapitalization of DEAC shares and net proceeds of $190.7 million related to the exercise of our public warrants, which became exercisable following the Business Combination, and net proceeds of approximately $620.8 million received in connection with the Offering, as discussed above. Comparable activities were not undertaken in the six-month period ending June 30, 2019.
The following table summarizes our cash flows for the periods indicated:
	Year ended December 31,
	2019	2018	2017
	(in thousands)
Net cash used in operating activities	$(78,880)	$(45,579)	$(88,437)
Net cash used in investing activities	(42,271)	(26,672)	(7,715)
Net cash provided by financing activities	79,776	140,892	118,531
Net increase (decrease) in cash	(41,375)	68,641	22,379
Cash at beginning of period	117,908	49,267	26,888
Cash at end of period	$76,533	$117,908	$49,267
Operating Activities.   Our cash used in operating activities includes the impact of changes in cash reserved for users, user cash receivables and liabilities to users. Cash reserved for users is comprised of deposits by our users. We treat this cash as the property of our users and segregate it from our operating cash balances. When we receive a user deposit, we record it as cash reserved for users on our balance sheet. In certain cases, a payment processor may delay the remittance of deposits to us for risk management or other reasons, in which case we grant our user access to those funds and record the deposits as a receivable reserved for users. The sum of the changes in cash reserved for users, and changes in receivables reserved for users approximately agree to the change in liabilities owed to users for any given period. While on deposit with us, cash reserved for users earns interest, which is recorded as interest income on our income statement and is included in our operating cash flows. This interest income has not been material to date.
Net cash used in operating activities in 2019 increased by $33.3 million, or 73.1%, to $78.9 million from $45.6 million in 2018, reflecting our higher net loss, for the reasons discussed above, net of non-cash cost items (which increased by $15.6 million between periods), partially offset by an improvement in operating working capital. The operating working capital improvement was driven mainly by an increase in accounts payable and accrued expenses of $22.2 million between periods primarily related to increased advertising and marketing spend, as discussed above.
Net cash used in operating activities in 2018 decreased by $42.9 million, or 48.5%, to $45.6 million, from $88.4 million in 2017, mostly relating to the change in our accounts payable and accrued expenses between December 31, 2016 and December 31, 2017 compared to the change in our accounts payable and accrued expenses between December 31, 2017 and December 31, 2018. During these periods, our accounts payable and accrued expense balances fluctuated significantly due to the timing of our financing. At December 31, 2016, these balances totaled $80 million. By December 31, 2017 these balances decreased by $29.8 million to $50.4 million. This decrease was funded, in part, by the 2017 equity issuances discussed below. By December 31, 2018, these balances had increased by $5.7 million to $56.1 million, and this increase is generally aligned with growth in our cost base that year and generally not related to the timing of financing. The difference between the $29.8 million use of cash to pay down balances in 2017 and the $5.7 million source of cash in 2018 when we permitted these balances to rise is $35.5 million. Of the remaining $7.1 million decrease in cash used in operating activities in 2018, $3.9 million resulted from the annual increase in depreciation, amortization and stock-based expenses.
Investing Activities.   Net cash used in investing activities in 2019 increased by $15.6 million, or 58.5%, to $42.3 million from $26.7 million in 2018. The increase reflected mainly higher state licensing fees, an increase in purchases of property and equipment (mainly attributable to leasehold improvements related to our new Boston headquarters, computer equipment and software purchases and office furniture) and higher capitalization of internal-use software costs.

Net cash used in investing activities in 2018 increased by $19.0 million to $26.7 million in 2018 from $7.7 million in 2017, reflecting increases in purchases of property and equipment and higher capitalization of internal-use software costs.
Financing Activities.   Net cash provided by financing activities in 2019 decreased by $61.1 million, or 43.4%, to $79.8 million from $140.9 million in 2018. The 2019 amount mainly included net proceeds of $68.1 million from the issuance of Convertible Notes, as discussed above.
Net cash provided by financing activities in 2018 increased by $22.4 million, or 18.9%, to $140.9 million, from $118.5 million in 2017. We obtained net equity proceeds of $141.6 million from the issuance of series F redeemable convertible preferred stock in 2018, compared to $118.6 million received from the issuance of series E-1 redeemable convertible preferred stock in 2017.
Contractual Obligations, Commitments and Contingencies
The following table and the information that follows summarizes our contractual obligations as of December 31, 2019.
	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in thousands)
Operating lease obligations(1)	$66,028	$10,067	$16,674	$15,602	$23,685
Vendors and licenses(2)	185,739	74,390	88,610	18,639	4,100
Debt obligations(3)	86,873	6,750	80,123	—	—
Total	$338,640	$91,207	$185,407	$34,241	$27,785

(1)
Includes operating leases of corporate office facilities, including our headquarters in Boston, Massachusetts, the lease for which expires in 2029.

(2)
Includes obligations under non-cancelable contracts with vendors, licensors and others requiring us to make future cash payments, including a commitment for advertising purchases with an affiliate of one of our shareholders, which we expect to fulfil in the year ending December 31, 2020. See “Certain Relationships and Related Party Transactions.” In connection with and upon the closing of the Business Combination, we were required to pay a total of approximately $13.9 million in success fees to certain vendors. These success fees are classified as current obligations.

(3)
Includes the ArrowMark Notes, Convertible Notes and amounts outstanding under our revolving credit facility. See “— Liquidity and Capital Resources  —  Debt” above for applicable interest rates and other relevant terms. We may repay the debt under our revolving credit facility at any time without penalty. Upon the closing of the Business Combination, the Convertible Notes converted into shares of DEAC Class A common stock (and then into Class A common stock of DraftKings). As discussed above, the ArrowMark Notes were canceled and exchanged into shares of our preferred stock in March 2020 and our Convertible Notes were converted into shares of our Class A common stock upon the consummation of the Business Combination, and these transactions are not included in the table.

We do not have any material obligations for the payment of cash under contractual arrangements, other than as described in the table above and in the section titled “— Liquidity and Capital Resources — Debt” or in DraftKings’ audited consolidated financial statements, included elsewhere in this prospectus.
As of June 30, 2020, we had contingencies for various indirect operating taxes amounting to $40.9 million.
Refer to Note 15 of our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a summary of our commitments as of June 30, 2020.
Critical Accounting Policies
Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus. Our critical accounting policies are described below.
Loss Contingencies
Our loss contingencies, which are included within the “other long-term liabilities” caption on our consolidated balance sheets, are uncertain by nature and their estimation requires significant management judgment as to the probability of loss and estimation of the amount of loss. These contingencies include, but may not be limited to, litigation, regulatory investigations and proceedings and management’s evaluation of complex laws and regulations, including those relating to indirect taxes, and the extent to which they may apply to our business and industry. See Note 6 to DraftKings’ audited consolidated financial statements for more information.
We regularly review our contingencies to determine whether the likelihood of loss is probable and to assess whether a reasonable estimate of the loss can be made. Determination of whether a loss estimate can be made is a complex undertaking that considers the judgement of management, third-party research, the prospect of negotiation and interpretations by regulators and courts, among other information. When losses can be reasonably estimated, an estimated contingent liability is recorded. We continually reevaluate our indirect tax and other positions for appropriateness.
Goodwill
Goodwill is tested for impairment at the reporting unit level, which is the same or one level below an operating segment. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, our business is classified into three reporting units: B2C (i.e., DFS, iGaming, online Sportsbook, and retail Sportsbook), Media and B2B. As of June 30, 2020, we recorded goodwill of $480.6 million, of which $353.1 million was allocated to our B2C reporting unit, on account of the prospective cost synergies of the transaction, and $127.5 million was allocated to our B2B reporting unit. Of the total goodwill recorded on our balance sheet, $475.8 million was attributable to the Business Combination, which was consummated on April 23, 2020. We review and evaluate our goodwill and indefinite life intangible assets for potential impairment at a minimum annually, on October 1, or more frequently if circumstances indicate that impairment is possible.
In testing goodwill for impairment, we have the option to begin with a qualitative assessment, commonly referred to as “Step 0”, to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a quantitative goodwill impairment analysis. Depending upon the results of that measurement, the recorded goodwill may be written down, and impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Based on assessments performed in 2020, 2019 and 2018, we determined it was more likely than not that goodwill was not impaired.
Business Combinations
We account for business acquisitions in accordance with ASC Topic 805, Business Combinations. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of  (i) the total costs of acquisition, fair value of any non-controlling interests and acquisition date fair value of any previously held equity interest in the acquired business over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions and contingencies. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair value of assets and liabilities in connection with an acquisition, these adjustments could materially impact our results of operations and financial position. Estimates and assumptions that we must make in estimating the fair value of future acquired technology, user lists and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operations.
The SBTech acquisition is accounted for under ASC 805. Pursuant to ASC 805, Old DK was determined to be the accounting acquirer. Refer to Note 3 “Business Combination” of our unaudited condensed consolidated financial statements included elsewhere in registration statement of which this prospectus forms a part, for more information. In accordance with the acquisition method, we recorded the fair value of assets acquired and liabilities assumed from SBTech. The allocation of the consideration to the assets acquired and liabilities assumed is based on various estimates. As of June 30, 2020, we performed our preliminary purchase price allocations. We continue to evaluate the fair value of the acquired assets, liabilities and goodwill. As such, these estimates are subject to change within the respective measurement period, which will not extend beyond one year from the acquisition date. Any adjustments will be recognized in the reporting period in which the adjustment amounts are determined.
Stock-based Compensation
Our historical and outstanding stock-based compensation awards, including the issuances of options and other stock awards under our equity compensation plans, have typically included service-based or performance-based vesting conditions. For awards with only service-based vesting conditions, we record compensation cost for these awards using the straight-line method less an assumed forfeiture rate. For awards with performance-based vesting conditions, we recognize compensation cost on a tranche-by-tranche basis (the accelerated attribution method). Stock-based compensation expense is measured based on the grant-date fair value of the stock-based awards and is recognized over the requisite service period of the awards.
We use the Black-Scholes option pricing model to estimate the grant-date fair value of grants. Following the Business Combination, the fair value of our Class A common stock is now determined based on the quoted market price. Prior to the Business Combination, our management and board of directors considered various objectives and subjective factors to determine the fair value of Old DK’s common stock as of each grant date, including the value determined by a third-party valuation firm. These factors included, among other things, financial performance, capital structure, forecasted operating results and market performance analyses of similar companies in our industry. The Black-Scholes model requires management to make a number of key assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends. The expected term represents the period of time that the options are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term. For the three and six months ended June 30, 2020, we recorded $54.5 million and $59.3 million, respectively, of stock-based compensation expense.
The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and our management uses significantly different assumptions or estimates, our stock-based compensation expense for future periods could be materially different, including as a result of adjustments to stock-based compensation expense recorded for prior periods.
Recently Adopted and Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 2 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus.
On January 1, 2019, we adopted Accounting Standards Codification (ASC) Topic 606 (Revenue from Contracts with Customers) using the modified retrospective method, and due to the immaterial difference, there was no adjustment to the opening balance of accumulated deficit at January 1, 2019. The adoption of the New Revenue Standard did not have a material impact on our consolidated financial position, results of operations, or cash flows. We expect the impact of the adoption of the New Revenue Standard will be immaterial to net loss on an ongoing basis.
In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updated (“ASU”) No. 2018-07, Compensation — Stock Compensation (Topic 718), to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the new standard, equity-classified non-employee awards are initially measured on the grant date and re-measured only upon modification, rather than at each reporting period. Measurement is based on an estimate of the fair value of the equity instruments to be issued. We adopted this pronouncement as of January 1, 2020. The adoption of this standard did not have a significant impact on us.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. The Company expects to lose its emerging growth company status on December 31, 2020. As a result, the Company will adopt all accounting pronouncements currently deferred based on private company standards for purposes of the 2020 Form 10-K filing.
Quantitative and Qualitative Disclosures About Market Risk
We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future. As a result of the Business Combination, we expect to be exposed to foreign currency translation risks in future fiscal reporting periods, as we will be required to translate SBTech’s results from Euro, SBTech’s functional currency, to U.S. dollars, our parent company’s functional currency. We may also become exposed to foreign currency transaction risk related to SBTech’s transactions in currencies other than the Euro. See the section of this prospectus entitled “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.”

SBT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of SBTech (Global) Limited should be read together with SBTech’s unaudited condensed interim consolidated financial statements as of March 31, 2020 and for the three-month periods ended March 31, 2020 and 2019, together with related notes thereto, and SBTech’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, together with the related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business”, the pro forma financial information as of and for the three-month period ended March 31, 2020 (see “Unaudited Pro Forma Condensed Combined Financial Information”) and the section entitled “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following discussion contains forward-looking statements. SBTech’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” Certain amounts in tables and narrative may not foot due to rounding. For the purposes of this section, “we,” “us,” “our” and “SBTech” refer SBTech (Global) Limited prior to the Closing.
Overview
SBTech’s principal business activities involve the design and development of sports betting and casino gaming platform software. SBTech’s platform software is delivered using a SaaS model, along with complementary managed services. SBTech is a turnkey supplier of an end-to-end suite of services, such as a fully- and semi-managed Internet-based (e.g., mobile) sportsbook with industry-leading risk management tools and an in-house multi-channel technology platform configured with all major payment gateways and adaptable to regulatory requirements, casino providers and customer relationship management tools. In addition, SBTech offers a leading mobile casino gaming solution via its proprietary platform with integrations to all leading third-party mobile gaming suppliers. SBTech’s proprietary platform allows leading mobile sportsbook and casino gaming operators to deliver products under their own brands, powered by SBTech’s leading industry platform engine.
As a result of the Business Combination, DraftKings will be able to provide a vertically integrated Sportsbook offering and can leverage SBTech’s proprietary technology to serve other branded online and retail sports betting operators in the U.S. and internationally, including U.S. state monopoly providers for whom DraftKings’ vertical integration could provide a significant advantage. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Business Combination.”
The following table sets forth a summary of SBTech’s financial results for the periods indicated:
	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017
	(€ in thousands)
Revenue	€22,594	21,899	€96,857	€94,147	€66,087
Gross profit	6,993	9,883	42,684	49,060	34,243
Net profit after tax	€(6,985)	483	€4,576	€26,779	€16,290
SBTech’s revenue growth in the first quarter of 2020 compared to the first quarter of 2019 reflects growth in customers using SBTech’s platform. SBTech’s period-on-period revenue growth through March 10, 2020 was approximately 19%, and growth declined by 51% period-on-period from March 11, 2020 through the end of the quarter due to the outbreak of the COVID-19 pandemic, which resulted in the suspension, postponement and cancellation of major sports seasons and sporting events, and the cybersecurity incident described below.

SBTech expects its business and results of operations to be adversely impacted by the COVID-19 pandemic until traditional sports seasons and events resume. SBTech’s business continuity programs have successfully enabled its employees to remain safe and work remotely. Assuming sports return by the end of 2020, even without audiences, SBTech does not expect a long-term financial impact on its financial condition and results of operations. However, the ultimate impact of COVID-19 on SBTech’s financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed or cancelled.
On March 27, 2020, SBTech detected a ransomware attack on its network (the “cybersecurity incident”). SBTech immediately shut down its data centers. The operation of the sports betting and iGaming services of SBTech’s customers was interrupted as a result of the cybersecurity incident. SBTech informed relevant regulatory authorities and notified affected partners and customers. SBTech believes it is in compliance with applicable regulatory requirements related to the cybersecurity incident.
The interruption to the operations of its customers led SBTech to compensate its customers for down time, with immaterial financial impact to SBTech and DraftKings to date. SBTech’s investigation concluded that the impact of the cybersecurity incident was successfully mitigated, and also included recommendations for security improvements to SBTech’s network and its information technology controls. DraftKings is in the process of implementing these recommendations. The duration and cost of implementation have not yet been determined.
The comparability of SBTech’s revenue and gross profit was impacted between 2017 and 2018 by SBTech’s strategic decision to end a relationship with a certain customer as of September 1, 2018, as discussed below. Excluding the impact of dot.com (as defined below), which contributed €24.5 million and €27.7 million in revenue in 2018 and 2017, respectively, SBTech’s footprint and revenue have expanded substantially since January 1, 2017, driven mainly by growth in the number of customers using SBTech’s platform, a trend management expects will accelerate following SBTech’s entry into the United States.
Impact of COVID-19
The novel coronavirus is having a significant impact on most businesses, including ours. The direct impact on our business beyond disruptions in normal business operations in several of our offices has been primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. Typically during the March and April time periods, we would have significant user interest and activity in our Sportsbook product offerings for sporting events across the major European Soccer competitions, NBA, NCAA college basketball tournament, the Masters golf tournament and the Grand National Horse Race in the UK. Although many major sports seasons and sporting events have recommenced in recent months, COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to DraftKings, its performance, and its financial results and could adversely affect DraftKings’ financial results.
SBTech’s revenue varies based on major sports seasons and sporting events, which will not generate as much revenue as they would have without the cancellation or postponements in the wake of COVID-19. To date, the impact of COVID-19 on SBTech’s revenues from its Asia reseller business has been limited due to the primarily fixed fee arrangements with its Asian resellers.
During this period, we are managing the variable portion of our cost structures to better align with revenue, including cost of goods sold, which depend on gross revenue generation, as well as external marketing spend, which will be reduced during this period of disruption.
Assuming sports return this year (even without audiences), we do not expect a long-term financial impact on their financial condition and results of operation.

Finally, we have business continuity programs in place to ensure that employees are safe and that the businesses continue to function while employees are working remotely. We have been closely monitoring the new working environment for our employees and have not experienced any adverse impact on its ability to continue to operate its business. We have established training and are continually monitoring its remote working practices to increase productivity.
Presentation of Financial Information
In 2018, SBTech decided to end a relationship with a certain customer, “dot.com”. The decision was effective on September 1, 2018, and SBTech continued to support the customer’s operations with transitional support for a limited period. SBTech no longer operates, supports or derives any revenue from dot.com.
SBTech’s financial statements included elsewhere in this prospectus were prepared in accordance with IFRS as issued by the IASB. SBTech’s historical financial statements were prepared using the historical cost convention method. To facilitate comparability, the pro forma financial information included elsewhere in this prospectus has been prepared by, among other things, converting SBTech’s historical financial information into U.S. GAAP, eliminating the impact of dot.com, conforming to DraftKings’ accounting policies and applying preliminary purchase accounting adjustments based on DraftKings’ management’s preliminary allocation of the purchase price to SBTech’s assets and liabilities. See “Unaudited Pro Forma Condensed Combined Financial Information.” Consequently, SBTech’s results of operations and consolidated statements of financial positions discussed herein are not comparable to the pro forma financial information and will not be comparable to DraftKings’ financial reporting for future periods, which will be calculated in accordance with U.S. GAAP and will reflect the accounting acquirer’s accounting policies and a new basis of accounting for SBTech’s assets and liabilities.
SBTech adopted IFRS 16 (Leases), which established a new standard for the recognition, measurement, presentation and disclosure of leases, as of January 1, 2019. As a result, at that date SBTech recognized a lease liability and corresponding right-of-use asset of  €20.8 million, and has accrued, in 2019, related interest expense on the lease liability of  €0.7 million and depreciation expense on the right-of-use asset of  €3.3 million. As a result, SBTech’s audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017 are not directly comparable to its audited consolidated financial statements as of and for the year ended December 31, 2019. See Note 2 to SBTech’s audited consolidated financial statements included elsewhere in this prospectus.
SBTech’s functional currency is the Euro, and its results of operations reported herein are presented in Euro. SBTech has historically been exposed to foreign currency exchange risk. See “—  Quantitative and Qualitative Disclosures About Market Risk  —  Foreign Currency Exchange Rate Risk.” Going forward, SBTech’s results will be reported as part of DraftKings, and the combined company’s results of operations and financial condition will be reported in U.S. dollars, will be subject to foreign currency transaction and translation risk and will be impacted by various factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations  — Key Factors Affecting Our Results.”
Key Components of Revenue and Expenses
Revenue
SBTech generates revenue by offering its services and software to customers throughout Europe, Asia and the United States. SBTech’s services are delivered through its proprietary platform for sports betting and casino gaming, as well as for certain customers trading and risk management and complementary services to support reporting, customer management and regulatory reporting requirements. SBTech’s direct customer contracts entitle it to earn a percentage of a customer’s monthly net gaming revenue as defined under customer contracts, generated on SBTech’s platform. In contrast, SBTech’s reseller arrangements typically provide for a base fixed fee plus a fixed monthly fee determined based on the number of operators with which the reseller contracts to access SBTech’s software.

SBTech records revenue net of value added tax and discounts. SBTech’s key revenue drivers include the number of customers that it serves, amount of revenue generated by direct customers and geographic expansion (particularly into U.S. jurisdictions). In 2019, SBTech generated approximately 46% of its revenue under contracts with direct customers. In 2019, approximately 37% and 63% of SBTech’s revenue was derived from customers in Europe and other regions (primarily Asia). In comparison, the revenue split for the respective regions was approximately 34% and 66% in fiscal year 2018 and 48% and 52% in fiscal year 2017. Following the dot.com exit decision and entry into the United States, SBTech’s management expects U.S.- and European-source revenue to continue growing relative to other regions.
Costs and Expenses
Cost of revenue.   SBTech’s cost of revenue is largely variable and consists mainly of salaries, benefits and incidental costs for personnel dedicated primarily to revenue-generating activities, licenses to non-proprietary online casino games marketed through SBTech’s platform and feed providers of live sporting and racing results, information technology infrastructure and hosting costs, amortization of capitalized software costs, depreciation of related assets and allocation of related overhead costs.
Research and Development.   Research and development expenses include mainly salaries, benefits and incidental costs for personnel dedicated primarily to research and development activities and related third-party consulting costs, depreciation of related assets and allocation of related overhead costs. Research and development costs that lead to new or substantially improved internally generated software are capitalized. The determination of whether to capitalize or expense these costs is based on analyses of time and materials dedicated to each project and evaluation of how far the project has progressed. Capitalized costs are amortized through cost of revenue once the asset is determined to be marketable.
Selling and Marketing.   Selling and marketing expenses consist of costs incurred to acquire new customers, mainly salaries and benefits of sales and marketing personnel, advertising and marketing costs and promotional trade conferences and events. In order to reach a larger audience of B2B customers, SBTech typically ramps up its sales and marketing activities upon entering a new market or expansion in an existing market.
General and Administrative.   General and administrative expenses consist primarily of administrative personnel costs, including executive salaries and bonuses, professional costs related to legal, regulatory, audit and consulting services, transaction costs, allocation of overhead costs, insurance, travel and depreciation of related assets.
Income Taxes.   SBTech accounts for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed in the various, to date mostly non-U.S., jurisdictions. SBTech is headquartered in the Isle of Man, where it has historically reported a significant majority of its profits. SBTech’s applicable subsidiaries are subject to income tax in their respective jurisdictions. See Note 13 to SBTech’s audited consolidated financial statements included elsewhere in this prospectus. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate. SBTech’s effective tax rates were approximately 6%, 3% and 2% in the years ended December 31, 2019, 2018 and 2017, respectively. The differences between periods were attributable mainly to the change in mix of taxing jurisdictions.
Results of Operations
Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019
The following table sets forth a summary of SBTech’s consolidated results of operations for the interim periods indicated, and the changes between periods.

	Three months ended March 31,
	2020	2019	€ Change	% Change
	(€ in thousands)
Revenue	€22,594	€21,899	€695	3.2%
Cost of revenue	15,601	12,016	3,585	29.8%
Operating expenses:
Research and development expenses	5,865	4,014	1,851	46.1%
Selling and marketing expenses	2,734	2,730	4	0.1%
General and administrative expenses	4,756	2,258	2,498	110.6%
Profit (loss) from operations	(6,362)	881	(7,243)	n.m.
Financial income	9	—	9	n.m.
Financial expense	511	318	193	60.7%
Profit (loss) before tax	(6,864)	563	(7,427)	n.m.
Tax expenses	121	80	41	51.3%
Net profit loss)	€(6,985)	€483	€(7,468)	n.m.

n.m. = not meaningful
Revenue.   Revenue increased by €0.7 million, or 3.2%, to €22.6 million in the three months ended March 31, 2020 from €21.9 million in the three months ended March 31, 2019 driven by the growth in customers using SBTech’s platform in the United States and Europe, offset by a decline in revenue in the second half of March due primarily to the outbreak of the COVID-19 pandemic and also due to the adverse impact in the last four days of March of the cybersecurity incident. Prior to March 11, 2020,SBTech’s net revenue was up 19% year-over-year.
Cost of Revenue.   Cost of revenue increased by €3.6 million, or 29.8%, to €15.6 million in the three months ended March 31, 2020 from €12.0 million in the three months ended March 31, 2019. The increase was driven mainly by an increase in amortization of capitalized internally developed software costs in prior periods, higher personnel costs reflecting headcount growth, and costs associated with the investigation and remediation of the cybersecurity incident.
Research and Development.   Research and development expenses increased by €1.9 million, or 46.1%, to €5.9 million in the three months ended March 31, 2020 from €4.0 million in the three months ended March 31, 2019. The increase was due primarily to headcount additions. Research and development expenses accounted for 25.9% of SBTech’s revenue in the three months ended March 31, 2020 compared to 18.3% in the three months ended March 31, 2019, an increase of 7.6 percentage points.
Selling and Marketing.   Selling and marketing expenses stayed consistent at €2.7 million in the three-month periods ended March 31, 2020 and March 31, 2019, a result of a modest increase in headcount related to sales and marketing, offset by cost savings related to an annual conference in the first quarter of 2020.
General and Administrative.   General and administrative expense increased by €2.5 million, or 110.6%, to €4.8 million in the three months ended March 31, 2020 from €2.3 million in the three months ended March 31, 2019. The increase was driven by transaction costs related to the Business Combination, including additional headcount to provide management support for the platform’s growing footprint, as well as bad debt expense related to the insolvency of two customers.
Net Profit.   Net loss was €7.0 million in the three months ended March 31, 2020 compared to net profit of €0.5 million in the three months ended March 31, 2019, for the reasons discussed above.
Comparison of the Years Ended December 31, 2019, 2018 and 2017
The following table sets forth a summary of SBTech’s consolidated results of operations for the years indicated, and the changes between periods.

	Year ended December 31,			2018 – 2019 % Change	2017 – 2018 % Change
	2019	2018	2017
	(€ in thousands)
Revenue	€96,857	€94,147	€66,087	2.9%	42.5%
Cost of revenue	54,173	45,087	31,844	20.2%	41.6%
Gross profit	42,684	49,060	34,243	-13.0%	43.3%
Operating expenses:
Research and development expenses	18,103	10,115	8,693	79.0%	16.4%
Selling and marketing expenses	6,772	3,722	2,964	81.9%	25.6%
General and administrative expenses	11,772	7,636	5,892	54.2%	29.6%
Profit from operations	6,037	27,587	16,694	-78.1%	65.3%
Financial income	23	97	37	-76.3%	162.2%
Financial expense	846	340	177	148.8%	92.1%
Profit before tax	5,214	27,344	16,554	-80.9%	65.2%
Tax expenses	638	565	264	12.9%	114.0%
Net profit	€4,576	€26,779	€16,290	-82.9%	64.4%
2019 Compared to 2018
Revenue.   Revenue increased by €2.7 million, or 2.9%, to €96.9 million in the year ended December 31, 2019 from €94.1 million in the year ended December 31, 2018, driven by SBTech’s growth in Europe and Asia and entry into U.S. jurisdictions after PASPA was struck down, offset by dot.com, which contributed €24.5 million in revenue in 2018. Excluding the impact of dot.com, 2018 revenue would have been €69.6 million, implying an organic revenue growth of  €27.3 million, or 39.2%, in 2019. Organic revenue growth reflected mainly additions of new customers in Asia, as well as growth in Europe and the United States.
Cost of Revenue and Gross Profit.   Cost of revenue increased by €9.1 million, or 20.2%, to €54.2 million in the year ended December 31, 2019 from €45.1 million in the year ended December 31, 2018, reflecting the expansion in gaming activity on SBTech’s platform, requiring additional information technology infrastructure and personnel to support adequate product delivery and facilitate processing of bets. The increase also reflected an increase in depreciation and amortization costs associated with additions of internally developed software costs and recognition of right-of-use assets from the adoption of IFRS 16. dot.com, which historically generated higher margins, accounted for €3.2 million in cost of revenue (mostly fees paid to feed and third-party casino game providers) in 2018, reflecting an organic cost of revenue growth rate of 29.3% between periods.
Gross profit decreased by €6.4 million, or 13.0%, to €42.7 million in the year ended December 31, 2019 compared to €49.1 million in the year ended December 31, 2018. Gross margin (gross profit as a percentage of revenue) decreased by 8.0 percentage points to 44.1% in 2019 from 52.1% in 2018, reflecting mainly the lower margins of SBTech’s operations excluding the impact of dot.com. Excluding the impact of dot.com, gross profit in 2018 would have been €27.8 million, implying an organic gross profit growth rate of 53.6% between periods.
Research and Development.   Research and development expenses increased by €8.0 million, or 79.0%, to €18.1 million in the year ended December 31, 2019 from €10.1 million in the year ended December 31, 2018. The increase was due primarily to headcount additions, driven by platform adaptation to compliance standards and customer requirements in various jurisdictions, including the United States. Research and development expenses accounted for 18.7% of SBTech’s revenue in 2019 compared to 10.7% in 2018, an increase of 8.0 percentage points.
Selling and Marketing.   Selling and marketing expenses increased by €3.1 million, or 81.9%, to €6.8 million in the year ended December 31, 2019 from €3.7 million in the year ended December 31,

2018. The increase was driven by additional headcount related to sales and marketing and an expanding footprint at trade conferences.
General and Administrative.   General and administrative expenses increased by €4.1 million, or 54.20%, to €11.8 million in the year ended December 31, 2019 from €7.6 million in the year ended December 31, 2018. The increase was driven by transaction costs and higher third-party professional fees, related mainly to U.S. licensing and compliance, as well as additional headcount in the United States and other jurisdictions to provide management support for the platform’s growing footprint.
Net Profit.   Net profit decreased by €22.2 million, or 82.9%, to €4.6 million in the year ended December 31, 2019 from €26.8 million in the year ended December 31, 2018, due to dot.com, as well as the other reasons discussed above.
2018 Compared to 2017
Revenue.   Revenue increased by €28.0 million, or 42.5%, to €94.1 million in the year ended December 31, 2018 from €66.1 million in the year ended December 31, 2017, driven by organic customer growth in Europe as well as the addition of new customers in Asia. dot.com contributed €24.5 million in revenue in 2018 and €27.7 million in 2017.
Cost of Revenue and Gross Profit.   Cost of revenue increased by €13.2 million, or 41.6%, to €45.1 million in the year ended December 31, 2018 from €31.9 million in the year ended December 31, 2017, reflecting mainly SBTech’s growth in Europe and in Asia, as well as costs in connection with SBTech’s entry into the United States, partially offset by the impact of dot.com.
Gross profit increased by €14.8 million, or 43.3%, to €49.0 million in the year ended December 31, 2018 compared to €34.2 million in the year ended December 31, 2017. Gross margin percentage (gross profit as a percentage of revenue) increased by 0.3 percentage points to 52.1% in the year ended December 31, 2018 from 51.8% in the year ended December 31, 2017.
Research and development.   Research and development expenses increased by €1.4 million, or 16.4%, to €10.1 million in the year ended December 31, 2018 from €8.7 million in the year ended December 31, 2017. The increase was due primarily to an increase in headcount relating to our investment in platform improvements and addition of new features and modules, as well as salary increases. However, research and development expenses accounted for 10.7% of SBTech’s revenue in 2018 compared to 13.2% in 2017, a decrease of 2.5 percentage points.
Selling and Marketing.   Selling and marketing expenses increased by €0.7 million, or 25.6%, to €3.7 million in the year ended December 31, 2018 from €3.0 million in the year ended December 31, 2017. The increase was due mainly to an increase in spend on trade conference participation. Sales and marketing expenses accounted for 4.0% of SBTech’s revenue in 2018 compared to 4.5% in 2017, a decrease of 0.5 percentage points.
General and Administrative.   General and administrative expenses increased by €1.7 million, or 29.6%, to €7.6 million in the year ended December 31, 2018 from €5.9 million in the year ended December 31, 2017. The increase was due mainly to higher spend on third-party professional services, mainly related to SBTech’s entry into the United States.
Net Profit.   Net profit increased by €10.5 million, or 64.4%, to €26.8 million in the year ended December 31, 2018 compared to €16.3 million in the year ended December 31, 2017, for the reasons discussed above.
Liquidity and Capital Resources
SBTech measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital needs, capital expenditures, contractual obligations and other commitments with cash flows from operations and other sources of funding. SBTech’s current liquidity needs relate mainly to working capital, platform development and market expansion of its offerings. SBTech has historically generated sufficient cash flows from operations to meet these cash requirements, including investments in platform development throughout SBTech’s current growth phase. The liquidity needs of the combined company will be determined based on the needs and strategy of the combined business, as discussed in the sections of this prospectus entitled “Business” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Cash Flows
The following table summarizes SBTech’s cash flows for the interim periods indicated:
	Three months ended March 31,
	2020	2019
	(€ in thousands)
Net cash provided by operating activities	€5,626	€3,371
Net cash used in investing activities	(3,658)	(4,656)
Net cash used by financing activities	(884)	(5,051)
Effects of exchange rate changes on cash	(85)	(5)
Net increase (decrease) in cash	999	(6,341)
Cash and cash equivalents at beginning of period	8,144	20,731
Cash and cash equivalents at end of period	€9,143	€14,390
Operating Activities.   Net cash provided by operating activities during the three months ended March 31, 2020 increased by €2.3 million, or 66.9%, to €5.6 million from €3.4 million during the same period in 2019, reflected by an increase in trade payables, other payables and accrued expenses and depreciation and amortization, and a decrease in trade receivables, offset by higher net loss, for the reasons discussed above.
Investing Activities.   Net cash used in investing activities during the three months ended March 31, 2020 decreased by €1.0 million, or 21.4%, to €3.7 million from €4.7 million during the same period in 2019. The decrease reflected mainly a reduction in purchases of property and equipment, as well as software and license, and a decrease in the capitalization of internally generated intangibles.
Financing Activities.   Net cash used in financing activities during the three months ended March 31, 2020 decreased by €4.2 million, or 82.5%, to €0.9 million from €5.1 million during the same period in 2019. The decrease reflected the distribution of €4.2 million dividend to shareholders in the first quarter of 2019.
The following table summarizes SBTech’s cash flows for the periods indicated:
	Year ended December 31,
	2019	2018	2017
	(€ in thousands)
Net cash provided by operating activities	€19,525	€30,949	€18,260
Net cash used in investing activities	(18,399)	(17,384)	(14,307)
Net cash provided by (used in) financing activities	(13,537)	(1,184)	190
Effects of exchange rate changes	(176)	(104)	(6)
Net increase (decrease) in cash and cash equivalents	(12,587)	12,277	4,137
Cash, cash equivalents at beginning of period	20,731	8,454	4,317
Cash, cash equivalents at end of period	€8,144	€20,731	€8,454
Operating Activities.   Net cash provided by operating activities in 2019 decreased by €11.4 million, or 36.9%, to €19.5 million from €30.9 million in 2018, reflecting SBTech’s €21.6 million decrease in operating profit, driven primarily by the impact of dot.com and costs related to expansion, as discussed above, partially offset by higher non-cash costs, particularly depreciation and amortization as well as an increase in other accounts payable and accrued expenses.
Net cash provided by operating activities in 2018 increased by €12.6 million, or 69.4%, to €30.9 million from €18.3 million in 2017, due to SBTech’s higher operating profit, driven by organic customer growth in Europe as well as the addition of new customers in Asia, as discussed above, net of non-cash costs.
Investing Activities.   Investing activities in all periods included mainly capitalization of internally developed intangibles and purchases of property and equipment, mainly computers and leasehold improvements. Net cash used in investing activities in 2019 increased by €1.0 million, or 5.7%, to €18.4 million from €17.4 million in 2018. The increase was attributable mainly to higher capitalized development costs. In addition, the repayment of a related party loan in 2018 contributed $1.2 million in cash from investing activities in 2018.
Net cash used in investing activities in 2018 increased by €3.1 million, or 21.5%, to €17.4 million from €14.3 million in 2017, primarily due to a €2.6 million increase in purchases of property and equipment, as well as a modest increase in capitalization of internally developed intangibles.
Financing Activities.   Net cash used in financing activities increased by €12.3 million in 2019, to €13.5 million, from €1.2 million in 2018. The increase in financing cash flows was due primarily to the distribution of a €10.0 million dividend to shareholders and the €3.5 million payment of the principal on lease liabilities.
Net cash used in financing activities in 2018 was €1.2 million, compared to net cash flow provided by financing activities of  €0.2 million in 2017. The change was due primarily to a €0.7 million dividend payment and €0.5 million loan repayment.
As a result of SBTech’s adoption of IFRS 16 as of January 1, 2019, payments of rent expense are reflected on SBTech’s cash flow statements in depreciation of the right-of-use assets and implied interest on lease liabilities, both within cash flows provided by operating activities, and payment of principal on lease liabilities within cash flows used in financing activities. Prior to SBTech’s adoption of IFRS 16, rent was an operating expense reflected fully within operating cash flows. As a result of SBTech’s adoption of IFRS 16, the cash flow statement captions are not comparable between periods because cash flow provided by operating activities reflects a €4.0 million positive impact, reflecting the depreciation of the right-of-use assets and implied interest on the lease liabilities, and cash flow used in financing reflects €3.5 million negative impact, reflecting the payment of principal on lease liabilities.
Contractual Obligations
The following table and the information that follows summarizes SBTech’s contractual obligations as of December 31, 2019:
	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(€ in thousands)
Lease obligations(1)	€26,265	€3,516	€7,103	€5,813	€9,833

(1)
This includes the total amount of lease liabilities recorded under IFRS 16.

In connection with the anticipated Business Combination, SBTech entered into an agreement with a financial advisor to pay success fees equal to (i) $2.5 million (€2.2 million), in the event the sale includes participation by a special purpose acquisition company (“SPAC”), or (ii) $2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. In addition, SBTech entered into an agreement with a legal advisor by which SBTech agreed to pay for fees based on time involved in the engagement and internal time charges.

In the ordinary course of its business, SBTech enters into short-term software licenses and cloud managed services with certain vendors, which are not included in the table above. SBTech does not have any material obligations for the payment of cash under contractual arrangements other than disclosed above.
Off-Balance Sheet Commitments and Arrangements
SBTech does not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or contingent commitments of the type required to be reported under SEC rules.
Critical Accounting Policies
SBTech’s consolidated financial statements have been prepared in accordance with IFRS. Preparation of the financial statements requires SBTech’s management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. SBTech considers an accounting judgment, estimate or assumption to be critical when (l) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on SBTech’s consolidated financial statements. SBTech’s significant accounting policies are described in Note 2 to SBTech’s annual consolidated financial statements included elsewhere in this prospectus. SBTech’s critical accounting policies are described below.
Capitalization and Amortization of Development Costs
Expenditures incurred for software development activities are capitalized only where the expenditures will lead to new or substantially improved products, the products are technically and commercially feasible and SBTech has sufficient resources to complete the development and reach the stage in which the product is ready for use, which requires significant management judgment. Development costs that lead to new or substantially improved internally generated intangibles are capitalized based on management’s analysis of time and materials dedicated to each project and evaluation of how far the project has progressed. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives once the development is completed and the assets are in use. The carrying value of capitalized development costs are reviewed for impairment whenever there is an indicator that the assets may be impaired.
Useful lives are based on management’s estimates of the period during which the assets will generate revenue, which are periodically reviewed for continued appropriateness. Changes to estimates can result in significant variations in the amounts recorded on SBTech’s consolidated statement of financial position and statement of comprehensive income for a given period. In 2019, SBTech capitalized €13.0 million of development costs as intangible assets and expensed €18.1 million in research and development costs.
Quantitative and Qualitative Disclosures About Market Risk
SBTech has in the past, and DraftKings may in the future, be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. SBTech’s exposure to interest rate and financial instruments risk is not material as of March 31, 2020. In addition, SBTech may face customer collection risk in the ordinary course of business. SBTech has been and continues to be exposed to foreign currency transaction risk related to its transactions in currencies other than the Euro. As a result of the Business Combination, DraftKings expects to be exposed to foreign currency translation risks in future periods, as it will be required to translate SBTech’s results from Euro, SBTech’s functional currency, to U.S. dollars, DraftKings’ functional currency.

Foreign Currency Exchange Rate Risk
SBTech has been exposed to foreign currency exchange risk related to its transactions in currencies other than the Euro, which is SBTech’s reporting currency. SBTech does not currently hedge its foreign exchange exposure. SBTech’s foreign currency exposure is primarily with respect to the British pound (which accounted for 10.2% and 5.0% of SBTech’s revenue in 2019 and 2018, respectively) and the U.S. dollar (which accounted for 4.2% and 1.4% of SBTech’s revenue in 2019 and 2018, respectively). A 10% increase or decrease in the value of these currencies to the Euro would have caused SBTech’s reported revenue to increase or decrease by approximately €1.3 million in 2019.

MANAGEMENT
Board of Directors and Management
Board of Directors
Our business and affairs are managed by or under the direction of our Board. The Stockholders Agreement provides for the initial director designation rights of DEAC, DraftKings and SBT. See “—  Stockholders Agreement” for more information.
The table below lists the persons who currently serve on our Board, along with each director’s age as of the date of this prospectus, and any other position that such director holds with DraftKings.
Name	Position	Age
Jason D. Robins	Chief Executive Officer and Chairman of the Board	39
Harry Evans Sloan	Vice Chairman of the Board	70
Michael Gavin Isaacs	Director	56
Matthew Kalish	President, DraftKings North America, Director	38
Woodrow H. Levin	Director	41
Paul Liberman	President, Global Technology and Product, Director	37
Shalom Meckenzie	Director	44
Jocelyn Moore	Director	44
Ryan R. Moore	Director	46
Valerie Mosley	Director	60
Steven J. Murray	Director	52
Hany M. Nada	Director	51
Richard Rosenblatt	Director	51
John S. Salter	Director	43
Marni M. Walden	Director	53
The following is a brief biography of each non-executive director of our Board.
Michael Gavin (Gavin) Isaacs is a member of the board of directors of Galaxy Gaming, Inc. (“Galaxy Gaming”; OTCMKTS: GLXZ) (since June 2019), a public company which develops and distributes casino table games and enhanced systems. During his tenure at SBT as the non-executive Chairman of the board of directors, he assisted in SBTech’s successful entry into the U.S. gaming market to become the exclusive statewide provider for the Oregon State Lottery. Since December 2018, Mr. Isaacs has worked as an independent consultant, advising companies, including Galaxy Gaming, on strategy, market development and execution-oriented deliverables. Previously, Mr. Isaacs served as Vice Chairman of the board of directors of Scientific Games Corporation (“Scientific Games”) between August 2016 and December 2018, and prior to that was President and Chief Executive Officer of Scientific Games from June 2014 until August 2016. Prior to 2014, Mr. Isaacs served as Chief Executive Officer of SHFL Entertainment, Inc. and served as Executive Vice President and Chief Operating Officer of Bally from 2006 through 2011. Mr. Isaacs is currently Counsellor of the International Association of Gaming Advisors, having previously served as the President of the association. In addition, he previously served as Vice Chairman of the board of directors of the American Gaming Association. Mr. Isaacs received his LL.M. from the University of Sydney and his LL.B. and BCommerce in Accounting and Financial Systems from the University of New South Wales.
We believe Mr. Isaacs is qualified to serve on our Board due, among other things, to his more than 20 years’ experience in the gaming and technology industries, including in executive and leadership positions. Mr. Isaacs also brings public company board experience.

Woodrow H. Levin is the founder and has served as Chief Executive Officer of Extend, Inc. (“Extend”), which offers an API-first solution for merchants to offer extended warranties and protection plans, and 3.0 Capital GP, LLC, which is a multi-strategy crypto asset hedge fund. Prior to founding Extend in November 2018 and 3.0 Capital GP, LLC in December 2017, Mr. Levin served as Vice President of growth at DocuSign, Inc., which allows organizations to digitally prepare, sign, act on, and manage agreements. In addition, Mr. Levin served as the founder and Chief Executive Officer of Estate Assist, Inc., from February 2014 to September 2015 (at which time it was acquired), which offers digital estate planning assistance and BringIt, Inc., from June 2009 to September 2012 (at which time it was acquired), which provides a virtual currency casino and arcade. Mr. Levin served as Director Emerging Business - Office of the CTO at International Game Technology, Inc., which manufactured and distributed slot machines and other gaming technology. Mr. Levin served as a member of the board of directors of Old DK (since December 2013) and currently serves as a member of the board of directors of Extend (since November 2018). He received his J.D. from Chicago-Kent College of Law, Illinois Institute of Technology, and his B.A. from the University of Wisconsin.
We believe Mr. Levin is qualified to serve on our Board due, among other things, to his extensive experience and knowledge as an executive for technology companies, and his service as a member of Old DK’s board.
Shalom Meckenzie is an entrepreneur who founded SBTech in July 2007 and served as a director until May 2014. He currently serves as a member of the board of directors of A.L. Skyshield Ltd (since May 2014) which is a holding company for real estate property. Mr. Meckenzie also served as a member of the board of directors of Gaming Tech Ltd., from June 2003 until January 2018, which is a subsidiary of SBTech that provides general and administration, marketing support and research and development services.
We believe Mr. Meckenzie is qualified to serve on our Board due, among other things, to his experience and background in managing large-scale international corporations, including over a decade of experience in the online sports betting and online gaming industries, as well as his service as a member of the board of directors of numerous companies.
Jocelyn Moore is currently a Venture Partner at Ozone X Ventures in New York and serves as the Executive-in-Residence at The Gathering Spot in Atlanta. With experience working across multiple disciplines, Ms. Moore advises CEOs, executive teams, and boards of directors on strategic communications, crisis and risk management, regulatory affairs, corporate social responsibility, operations, organizational change, and diversity. Previously, from June 2018 until April 2020, Ms. Moore was Executive Vice President of Communications and Public Affairs at the NFL. As the NFL’s Global Chief Communications Officer, she was a member of the executive leadership team and responsible for managing the league’s corporate affairs. From July 2016 to June 2018, Ms. Moore was Senior Vice President of Public Policy and Government Affairs at the NFL. As Head of the NFL’s Washington, D.C. office, she led the league’s public policy agenda and managed the league’s political action committee. Prior to joining the NFL, from September 2015 until July 2016, Ms. Moore served as a Managing Director of The Glover Park Group, a leading national communications and government affairs consulting firm. She also spent 15 years in various staff positions in the United States Senate, most recently as the Deputy Staff Director of the Senate Finance Committee. Ms. Moore is a member of the West Virginia University Health System Board of Directors, where she serves on the Quality & Patient Safety Committee. She serves on the University of Florida Foundation National Board of Directors, where she is a member of the Audit Committee, as well as on the University of Florida Alumni Association Board of Directors, where she is a member of the Executive Committee. Ms. Moore is also a member of the Board of Directors of International Social Service, USA, located in Baltimore, Maryland, and the DC Rape Crisis Center in Washington, D.C. Ms. Moore holds a B.A. in English and an M.Ed. in Student Personnel in Higher Education, both from the University of Florida
We believe Ms. Moore is qualified to serve on our Board due, among other things, to her experience and background in managing large-scale corporations, including experience in the front office of the National Football League, as well as her service as a member of the board of directors of numerous entities.

Ryan R. Moore is a co-founder of Accomplice Management, LLC, a venture capital firm he co-founded in January 2015, and a founding investor in several technology companies. He served as a member of the board of directors for Old DK since February of 2012. He currently sits on the board of several privately held companies. Mr. Moore began his career at SoftBank Capital Partners LP (“Softbank”), a venture capital firm. Later, he was investment team member of GrandBanks Capital, which invested primarily in early stage technology companies. He joined Atlas Advisors, Inc., the predecessor to Accomplice, which focuses its investments on early-stage companies, where he was a Partner from August 2011 to December of 2014. Mr. Moore received his A.B. in Economics from Princeton University.
We believe Mr. Moore is qualified to serve on our Board due, among other things, to his extensive investment experience and background, including experience in the eSports industry, as well as his service as a member of the board of directors of Old DK and numerous other companies.
Valerie Mosley is the founder and Chief Executive Officer of Upward Wealth, a wealth-tech platform that helps hardworking Americans grow their net worth. Ms. Mosley advises and invests in companies that add value to investors and society through Valmo Ventures. Ms. Mosley has been with Upward Wealth since 2012. Previously, from January 1992 until June 2012, Ms. Mosley served in multiple roles at Wellington Management Company, LLP, a trillion dollar global money management firm, including as Senior Vice President, Partner, Portfolio Manager and Investment Strategist. During her 20-year tenure at Wellington Management, she directly managed billions of dollars for clients and also chaired the firm’s Industry Strategy Group, charged with taking a long-term perspective to identify headwinds and tailwinds impacting industries. Ms. Mosley began her career at Chase Manhattan Bank, where she was a Commercial Lending Officer for financial institutions. She also worked in institutional corporate bond sales at Kidder Peabody and at P.G. Corbin Asset Management as its Chief Investment Officer before moving on to Wellington Management. Ms. Mosley currently serves on the Board of Directors of Eaton Vance’s family of mutual funds, where she is chair of the governance committee and a member of the investment committee and audit committee, Dynex Capital, Inc. (NYSE: DX), a mortgage REIT, where she is a member of the nominating committee and investment committee, Groupon, Inc. (Nasdaq: GRPN), an online marketplace company, where she is a member of the nominating committee, Envestnet, Inc (NYSE: ENV)., a wealth management services and technology company, where she is a member of the nominating and governance committee and compliance and information security committee and Progress Investment Management Company, a privately held Fund of Funds. Ms. Mosley also serves on New York State’s Common Retirement Pension Fund Investment Advisory Committee and the UAE Retiree Medical Benefits Trust’s Investment Risk Advisory Committee. In addition, she also serves on the Board of New Profit, a philanthropic venture firm, and is a founding member of the American Red Cross of Massachusetts Bay Tiffany Circle Society of Women Leaders. Ms. Mosley holds a B.A. in History from Duke University and a M.B.A. from the Wharton School of Business at the University of Pennsylvania, with a specialty in finance.
We believe Ms. Mosley is qualified to serve on our Board due, among other things, to her extensive investment experience and background, including her experience serving as a member of the boards and committees of several large U.S. public companies.
Steven J. Murray is the Operating Manager of the ultimate general partner of Revolution Growth III, LP (together with its affiliates, “Revolution”), a venture capital firm, where he has worked since January 2016. Prior to joining Revolution, Mr. Murray worked for Softbank, a venture capital firm, from April 1996 to January 2016, where he most recently served as a Partner. Prior to joining Softbank, he worked for Deloitte & Touche LLP, where he specialized in high-growth technology based businesses. Mr. Murray currently serves as a member of the board of directors of Fitbit, Inc. (NYSE: FIT) (since June 2013), which offers wireless-enabled wearable technology devices and activity trackers, and of a number of private Revolution portfolio companies, including: BigCommerce, Inc. (since June 2018), which is the world’s leading open SaaS ecommerce platform for fast-growing and established brands; Convene Holding Company LLC (since June 2018), which offers full-service, technology-enabled meeting, event and flexible workspaces; Glowforge Inc. (since August 2019), which manufactures 3D laser printers; Interactions Corporation (since June 2013), which uses artificial intelligence to create virtual assistant customer service products for companies; and InVenture Capital Corporation d/b/a Tala

(since March 2018), which provides financial products and services to underbanked individuals in developing nations; and previously served as a member of the board of directors of Old DK (since August 2016). Mr. Murray received his B.S. in Accounting from Boston College in 1990.
We believe Mr. Murray is qualified to serve on our Board due, among other things, to his experience as a member of the board of directors of both public and private companies, including Old DK, and expertise in fundraising, management of high-growth companies and all levels of corporate governance.
Hany M. Nada co-founded ACME Capital, a venture capital firm, in January 2019 and serves as one of the firm’s partners. Prior to co-founding ACME Capital, Mr. Nada co-founded GGV Capital LLC (formerly Granite Global Ventures, “GGV”), a venture capital firm, in 2000, and served as a Managing Director at the firm from 2000 until October 2016 and as a Venture Partner from November 2016 until October 2018. Prior to co-founding GGV, Mr. Nada served as Managing Director and Senior Research Analyst at Piper Sandler & Co. f/k/a Piper Jaffray & Co, an investment banking firm, specializing in Internet software and e-infrastructure. Mr. Nada currently serves as a member of the board of directors of several companies, including Glu Mobile (Nasdaq: GLUU) (since April 2005), in which he sits on the audit committee, compensation committee and strategy committee; ArchByte (since December 2019); and previously served as a member of the board of directors of Old DK (since December 2013), and Vocera Communications, Inc. and Tudou, both publicly traded companies. In addition, Mr. Nada is an observer on the board of directors of Houzz, Inc, IonQ and Uhnder. Mr. Nada received his B.S. in Economics and his B.A. in Political Science from the University of Minnesota.
We believe Mr. Nada is qualified to serve on our Board due, among other things, to his experience in the venture capital industry, with a focus on software, wireless applications, and multimedia, his expertise and insights in technology companies that he gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of technology companies and his service as a member of the Old DK’s board.
Richard Rosenblatt is a serial entrepreneur who has built, operated and sold several high-profile Internet media companies, including Demand Media Inc. (“Demand Media”), iCrossing, Inc., Intermix Media, Inc. (“Intermix”), Myspace LLC and iMall. He co-founded Whip Media Group (“Whip Media”) in 2014 and currently serves as its Chairman and CEO. Whip’s companies, including Mediamorph, TV Time and TheTVDB, which offer a data-driven integrated cloud solution that empowers the world’s leading entertainment companies to efficiently acquire, distribute and monetize their content. Prior to co-founding Whip Media, Mr. Rosenblatt co-founded Demand Media, and served as Chairman and Chief Executive Officer. During his tenure, Demand Media went public in January 2011, with a valuation greater than $2 billion. Prior Demand Media, Mr. Rosenblatt served as the Chief Executive Officer of Intermix and Chairman of Myspace. In addition, he serves as a senior advisor to The Raine Group LLC (since November 2013), an integrated merchant bank focused on technology, media and telecommunications, as a member of the board of directors of Imagine Films Entertainment LLC (since April 2016), a film and television production company, and previously served as a member of the board of directors of Old DK (since January 2018). Mr. Rosenblatt received his J.D. from the University of Southern California Gould School of Law and his B.A., Phi Beta Kappa, from the University of California, Los Angeles.
We believe Mr. Rosenblatt is qualified to serve on our Board due, among other things, to his extensive experience as an executive in the media and entertainment industries and experience guiding companies through transformational events, as well as his service as a member of the Old DK’s board.
John S. Salter is a co-founder and partner of The Raine Group LLC (“Raine”), an integrated merchant bank advising and investing in high growth sectors of technology, media and telecommunications, where he is responsible for Raine’s digital media and gaming practice. Prior to co-founding Raine in May 2009, he was the Global Head of Digital Media at UBS Investment Bank in the Technology, Media and Telecommunications Group. Prior to joining UBS Investment Bank, Mr. Salter worked for Volpe, Brown, Whelan & Co., a boutique investment bank focused on technology and health care companies. In addition, he serves as a member of the board of directors of the following portfolio companies of Raine’s investment management arm: Zumba Fitness (since February 2012), which is a global leader in dance fitness; Huuuge Games (since September 2017), which develops casual video games played on mobile devices and PCs; Beachbody (since December 2018), a creator of premium at-home fitness programs and nutritional products; and Play Games 24x7 (since October 2019), one of India’s largest gaming companies. He also served as a member of the board of directors of Old DK (since August 2014). Mr. Salter received his B.A. from Stanford University.
We believe Mr. Salter is qualified to serve on our Board due, among other things, to his extensive background and experience in leading transactions in the media and technology industries and his service as a member of the board of directors of numerous companies, including Old DK and others in the gaming industry.
Harry Evans Sloan is a media investor, entrepreneur and studio executive. Mr. Sloan co-founded Flying Eagle (Nasdaq: FEAC), a special purpose acquisition vehicle, in 2020, and serves as its Chief Executive Officer and Chairman. Additionally, Mr. Sloan co-founded Global Eagle Acquisition Corp., a special purpose acquisition vehicle, in 2011, serving as its Chairman and Chief Executive Officer through its business combination with Row 44, Inc. and Advanced Inflight Alliance AG in January 2013, and remains a director of the combined company, Global Eagle Entertainment Inc. (Nasdaq: ENT). He was also a founding investor in a number of other special purpose acquisition vehicles, including Silver Eagle Acquisition Corporation, in which he served as Chairman and Chief Executive Officer from April 2013 through its business combination with Videocon d2h Limited (Nasdaq: VDTH) in March 2015, Double Eagle Acquisition Corporation, Platinum Eagle Acquisition Corporation and DEAC. Mr. Sloan served on the board of directors of Videocon from May 2016 to April 2018. From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. Throughout his entrepreneurial career, Mr. Sloan was responsible for the creation or sponsorship of three successful public companies in the media and entertainment industries: Lions Gate Entertainment Corp., an independent motion picture and television production company, New World Entertainment Ltd., an independent motion picture and television production company, and SBS Broadcasting, S.A., a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990. Mr. Sloan began his career as an entertainment lawyer with Sloan, Kuppin and Ament, a law firm he founded. He currently serves on the University of California, Los Angeles Anderson School of Management Board of Visitors, the Executive Board of UCLA Theatre, Film and Television and the Harry and Florence Sloan Family Foundation. Mr. Sloan received his J.D. from Loyola Law School and his B.A. from the University of California, Los Angeles.
We believe Mr. Sloan is qualified to serve on our Board due, among other things, to his extensive experience as an international media investor, entrepreneur and studio executive and his ability to identify key investment opportunities with significant returns for his partners.
Marni M. Walden retired from Verizon Communications Inc. (“Verizon”), which provides wireless phone services, Internet access and digital television services, in February 2018, where she most recently served as a Strategic Advisor from January 2018 to February 2018, and prior to that, served as President and Executive Vice President of Global Media and Telematics from March 2016 to January 2018, in which she built new revenue streams for Verizon and guided strategy for Verizon Media and the Connected Vehicle business, and as President and Executive Vice President of Product Innovation from May 2014 to March 2016, in which she led global strategy, venture and technology teams across all lines of business for Verizon. During her tenure at Verizon, as the company’s top-ranking female executive, Ms. Walden teamed up with the Chief Executive Officer of AOL to create Oath Inc., which encompasses all of Verizon’s media and advertising businesses. Additionally, Ms. Walden played a key role in Verizon’s acquisition of Yahoo and Verizon’s merger with AOL. Ms. Walden’s prior experiences include working for other wireless service providers including AT&T Inc., McCaw Communications, LLC and General Cellular Corporation. In addition, she served as Chief Operating Officer, from January 2011 to May 2014, and separately as Chief Marketing Officer, from October 2010 to January 2011, of Verizon Wireless, Inc. (f/k/a Cellco Partnership), a wireless telecommunications carrier. Ms. Walden currently serves as a member of the board of directors of Globetouch Inc. d/b/a

Airlinq Inc. (since February 2017), which develops & deploys large scale connected applications around smart mobility and ecosystem monetization; Persado Inc. (since June 2018), which uses artificial intelligence to generate language for digital marketing; 4C Insights, Inc. (since April 2018),which provides a self-service intelligence platform for marketers; and Loon LLC (since January 2019), which partners with mobile network operators globally to expand the reach of their LTE service. She also serves as an advisor to various private companies, including Opensignal Limited, Spkr. Inc, and Life Impact Solutions, Inc. d/b/a Mobilize Solutions. Ms. Walden also served as a member of the board of directors of Old DK (since October 2018). Ms. Walden attended California State University, Chico, where she majored in English and minored in Communications.
We believe Ms. Walden is qualified to serve on our Board due, among other things, to her over 20 years’ experience in telecommunications, technology and media, including her leadership roles at Verizon, where she gained extensive experience managing multi-billion dollar lines of business and leading transformative M&A activities and digital transformations, as well as her service as a member of the board of directors of Old DK and numerous other public and private companies.
Management
The following persons serve as our executive officers:
Name	Position	Age
Jason D. Robins	Chief Executive Officer and Chairman of the Board	39
Matthew Kalish	President, DraftKings North America, Director	38
Paul Liberman	President, Global Technology and Product, Director	37
R. Stanton Dodge	Chief Legal Officer and Secretary	52
Jason K. Park	Chief Financial Officer	43
The following is a brief biography of each of our executive officers.
Jason D. Robins is our Chief Executive Officer and Chairman of the Board. Mr. Robins co-founded DraftKings in December 2011 and has been DraftKings’ Chief Executive Officer since inception. Mr. Robins oversees the company’s strategy and operations, while also driving funding and partnerships. He has built a reputation for expanding DraftKings’ reach across numerous platforms through wide-ranging, forward-thinking partnerships. Under his leadership, DraftKings became the first DFS company to partner with Major League Baseball in 2013. Mr. Robins has led efforts at DraftKings to work with policy makers and regulators to pass fantasy sports, sports betting and iGaming legislation. Mr. Robins also serves on the board of directors of Extend, which is currently engaged in the business of providing extended warranty service contracts for consumer products. Mr. Robins attended Duke University, where he received his B.S. in Economics and Computer Science.
We believe Mr. Robins is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our Chief Executive Officer and as a co-founder.
Matthew Kalish is our President, DraftKings North America, and a director. Mr. Kalish co-founded DraftKings and served as its Chief Revenue Officer from 2014 until December 2019. In December 2019, Mr. Kalish was appointed President, DraftKings North America. Mr. Kalish’s purview has grown consistently to now oversee the performance of DraftKings’ DFS, Sportsbook and iGaming offerings, and he leads DraftKings’ operations, marketing, analytics and customer experience departments. Mr. Kalish focuses on developing and managing high-performing offerings and promotions that users love, and bringing those offerings to market in order to drive user base growth and loyalty. The innovation under Mr. Kalish’s guidance has helped DraftKings grow its customer base significantly. Under Mr. Kalish’s oversight, DraftKings has grown to offer a broad variety of sports and game variants in DFS as well as highly competitive Sportsbook and iGaming offerings, which have resulted in DraftKings achieving a market leadership position in the rapidly expanding U.S. real-money gaming landscape. Mr. Kalish’s passion for sports, analytics and game design has been instrumental in growing DraftKings from a small Boston start-up to a digital sports entertainment enterprise. Mr. Kalish received his MBA from Boston College and his B.A. in Computer Science and Economics from Columbia University.

We believe Mr. Kalish is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our President, DraftKings North America and as a co-founder.
Paul Liberman is our President, Global Technology and Product, and a director. Mr. Liberman co-founded DraftKings in December 2011 and served as its Chief Operations Officer (“COO”) from 2015 to December 2019. In December 2019, Mr. Liberman was appointed President, Global Technology and Product. He oversees our product development while leading efforts in maintaining the company’s current product set. He acted as DraftKings’ Chief Technology Officer from 2011 to 2013 and subsequently acted as its Chief Marketing Officer before becoming COO. Mr. Liberman’s data-driven mindset has been instrumental in growing DraftKings from a small Boston start-up to a digital sports entertainment enterprise. Under his leadership, Mr. Liberman’s team has developed award-winning, stand-alone apps and product offerings including DraftKings’ DK Live and Leagues, DraftKings Daily Fantasy Sports app and, most recently, the DraftKings Sportsbook platform. Mr. Liberman attended Worcester Polytechnic Institute where he received a B.S. in Electrical Engineering and minor in Computer Science.
We believe Mr. Liberman is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our President, Global Technology and Product and as a co-founder.
R. Stanton Dodge is our Chief Legal Officer and Secretary. Mr. Dodge joined DraftKings in that capacity in November 2017, and is responsible for all legal and government affairs and oversees Corporate Communications for DraftKings. Prior to joining DraftKings, Mr. Dodge served as Executive Vice President, General Counsel and Secretary of DISH Network Corporation (Nasdaq: DISH) from June 2007 to October 2017, where he was responsible for all legal and government affairs and oversaw corporate communications. Mr. Dodge serves on the board of directors of EchoStar Corporation (Nasdaq: SATS). In addition, Mr. Dodge was appointed to the State of Colorado, Supreme Court Nominating Commission on January 1, 2018 to serve a six-year term on the commission tasked with recommending nominees to fill vacancies on the Colorado Supreme Court and the Colorado Court of Appeals. Mr. Dodge received his J.D., magna cum laude, from Suffolk University Law School and his B.S. in Accounting from the University of Vermont.
Jason K. Park is our Chief Financial Officer. Mr. Park joined DraftKings in that capacity in June 2019, and is responsible for the accounting, tax, treasury, financial planning and analysis and investor relations departments. Prior to joining DraftKings, from January 2009 to June 2019, Mr. Park worked at Bain Capital Private Equity where he was an Operating Partner and focused on technology investments. For more than 10 years, Mr. Park worked collaboratively with chief executive officers, chief financial officers and management teams to develop and achieve value creation plans. Before Bain Capital, Mr. Park was an Associate Partner at McKinsey & Company. Mr. Park has previously served as a director of Central Square Technologies. Mr. Park received his MBA from the Wharton School at the University of Pennsylvania and a MAcc (Master of Accountancy) and a B.B.A. from the University of Michigan.
Stockholders Agreement — Corporate Governance
On the Closing Date, in connection with the consummation of the Business Combination, DraftKings entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain initial shareholders and independent directors of DEAC (the “DEAC Stockholder Group”), certain stockholders of Old DK (the “DK Stockholder Group”) and the SBT Sellers (the “SBT Stockholder Group” and, together with the DEAC Stockholder Group and the DK Stockholder Group, the “Stockholder Parties”), pursuant to which, among other things, that, our Board will initially be as set forth below:
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DraftKings Directors.   Ten directors nominated by the DK Stockholder Group, which are expected to be the current DraftKings directors, including the Chief Executive Officer of DraftKings and at least five directors who qualify as “independent” directors under The Nasdaq Stock Market listing rules.

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SBT Directors.   Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules.

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DEAC Director. One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld).

•
From the first annual meeting of stockholders following the Closing Date, Mr. Meckenzie will have the right to nominate one director (and any replacement of such director) to serve on the DraftKings board of directors (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of Class A common stock.

•
Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of stockholders so long as Mr. Meckenzie has such nomination right described above.

Additionally, as of immediately following the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), the total number of directors constituting the Board will be reduced to eleven. The nominating and corporate governance committee of the board of directors will recommend to the Company’s board of directors eleven candidates for election to the Company’s board of directors at the 2021 Annual Meeting, of which no more than eight will be any of the ten directors initially nominated to serve on the board of directors by the DK Stockholder Group. See “Certain Relationships and Related Party Transactions — DraftKings — Stockholders Agreement” for additional information.
Board Composition
Committees of our Board of Directors
Our Board has the following board committees:
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audit committee;

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compensation committee;

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nominating and corporate governance committee; and

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compliance committee.

Audit Committee
The audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:
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appoints our independent registered public accounting firm;

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evaluates the independent registered public accounting firm’s qualifications, independence and performance;

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determines the engagement of the independent registered public accounting firm;

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reviews and approves the scope of the annual audit and the audit fee;

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discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

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approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

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monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

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is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

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review our critical accounting policies and estimates; and

•
review the audit committee charter and the committee’s performance at least annually.

Our audit committee consists of Mr. R. Moore, Ms. Mosley, Mr. Murray and Mr. Nada, with Mr. Murray serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and The Nasdaq Stock Market with respect to audit committee membership. The Board has also determined that Mr. Murray qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board has adopted a written charter for the audit committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.
Compensation Committee
Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:
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reviews and recommends corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

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determines the compensation of our chief executive officer and recommends the compensation of the other executive officers to the Board;

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recommends to our board of directors the issuance of stock options and other awards under our stock plans; and

•
reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The compensation committee consists of Ms. J. Moore, Mr. R. Moore, Mr. Nada and Mr. Rosenblatt, with Mr. Nada serving as the chair of the committee. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a compensation committee composed entirely of independent directors; however, we have elected to comply with this requirement and each of the members of our compensation committee is independent as defined in The Nasdaq Stock Market listing standards, and each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code (“Section 162(m)”). Our Board has adopted a written charter for the compensation committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.
The nominating and corporate governance committee consists of Messrs. Levin, Murray, Salter and Sloan and Ms. Walden, with Mr. Sloan serving as the chair of the committee. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a nominating and corporate governance committee composed entirely of independent directors; however, we have elected to comply with this requirement and each of the members of the nominating and corporate governance committee is an independent director as defined in The Nasdaq Stock Market listing standards. Our Board has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.
Compliance Committee
The compliance committee oversees our non-financial compliance matters. Among other matters, the compliance committee:

•
identifies, reviews and analyzes laws and regulations applicable to us;

•
recommends to the Board, and monitors the implementation of, compliance programs, policies and procedures that comply with local, state and federal laws, regulations and guidelines;

•
reviews significant compliance risk areas identified by management;

•
discusses periodically with management the adequacy and effectiveness of policies and procedures to assess, monitor, and manage non-financial compliance business risk and compliance programs;

•
monitors compliance with, authorize waivers of, investigate alleged breaches of and enforce our non-financial compliance programs; and

•
reviews our procedures for the receipt, retention and treatment of complaints received regarding non-financial compliance matters.

The compliance committee consists of Messrs. Isaacs, Liberman and Salter and Ms. Walden, with Mr. Salter serving as the chair of the committee. Our Board has adopted a written charter for the compliance committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.
Director Independence; Controlled Company Exemption
Mr. Robins is the beneficial owner of all the outstanding shares of our Class B common stock and controls the voting power of our outstanding capital stock, as a result of which Mr. Robins has the power to elect a majority of our directors. Pursuant to The Nasdaq Stock Market listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to The Nasdaq Stock Market listing standards that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board consists of 15 directors, of whom Mr. Isaacs, Mr. Levin, Ms. J. Moore, Mr. R. Moore, Ms. Mosley, Mr. Murray, Mr. Nada, Mr. Rosenblatt, Mr. Salter, Mr. Sloan and Ms. Walden are “independent directors,” as defined in The Nasdaq Stock Market listing standards and applicable SEC rules.
Compensation Committee Interlocks and Insider Participation
The compensation committee consists of Messrs. Levin, R. Moore, Nada and Rosenblatt. None of the members of the compensation committee has at any time been an officer or employee of DraftKings. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our compensation committee or board of directors.

Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.draftkings.com. To the extent required by law, we expect to disclose any amendments to the code, or any waivers of its requirements, on our website.
Limitation on Liability and Indemnification Matters
Our amended and restated articles of incorporation contain provisions that limit the liability of our directors for damages to the fullest extent permitted by Nevada law. Consequently, none of our directors will be personally liable to us or our stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:
•
the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

•
it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by DraftKings of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to DraftKings or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION
Introduction
This section provides an overview of DraftKings’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2019, DraftKings’ named executive officers (“Named Executive Officers” or “NEOs”) were:
•
Jason Robins, Chief Executive Officer & Co-Founder

•
Jason Park, Chief Financial Officer

•
Paul Liberman, President, Global Technology and Product & Co-Founder

The objective of DraftKings’ compensation program is to provide a total compensation package to each Named Executive Officer that will enable DraftKings to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward Named Executive Officers for performance. The board of directors of DraftKings has historically determined the compensation for DraftKings’ Named Executive Officers.
In June 2019, DraftKings appointed Mr. Park its Chief Financial Officer. Mr. Park’s compensation was determined by the board of directors of DraftKings in connection with his appointment to create a compelling offer commensurate with Mr. Park’s expectations, experience, competitive compensation levels for the same role at similar companies, and in consideration of internal equity.
For 2019, the compensation program for DraftKings’ NEOs consisted of base salary and incentive compensation delivered in the form of an annual cash bonus and time- and performance-based stock option awards, and a sign-on cash bonus (in the case of Mr. Park), each as described below:
Base Salary — Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. For each of Messrs. Robins and Liberman, base salary for 2019 remained unchanged compared to the prior year.
Annual Cash Bonus — Annual cash bonus is paid to incentivize the Named Executive Officers to achieve annual financial and operating performance metrics (for 2019, gross revenue and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) targets) and is paid at the discretion of the board of directors. For 2019, Messrs. Robins and Liberman’s target annual bonuses remained unchanged compared to the prior year.
Sign-on Cash Bonus — As a recruitment incentive, and to offset compensation that Mr. Park may have otherwise earned had he not joined DraftKings, Mr. Park was paid a sign-on cash bonus of $250,000 following his start of employment at DraftKings. If Mr. Park’s employment is terminated for cause or without good reason (as those terms are defined in the employment agreement between Mr. Park and DraftKings) before June 24, 2020, then Mr. Park is required to repay the sign-on bonus.
Stock Option Awards — Stock options are granted to our Named Executive Officers under three programs within our 2017 Equity Incentive Plan:
•
Short-Term Performance Share Plan (PSP) — The PSP is a program designed to deliver stock option awards that incentivize our Named Executive Officers to achieve key short-term financial metrics. In June 2019, DraftKings’ board of directors granted stock options to Messrs. Robins and Liberman under the PSP (“PSP Options”) that were subject to performance-based vesting conditions tied to achievement of gross gaming revenue and EBITDA targets, as well as a service-based vesting component which conditioned vesting on the Named Executive Officer’s continued employment with DraftKings through the date on which the board of directors certified applicable performance results. The 2019 PSP awards paid out at 100%.

•
Time-Vested Stock Options — Time-vested stock options (“Time-vested Options”) were a component of 2019 incentive compensation and granted to further align the interests of our Named Executive Officers with those of our shareholders, incentivize long-term value creation, and retain executives over the long term. Time-vested Options were granted to our Named Executive Officers in June 2019 and vest in equal quarterly installments over four years following grant, subject to the Named Executive Officer’s continued employment with DraftKings through each such date. Mr. Park received a supplemental grant of Time-vested Options in August 2019 to make him whole for stock price fluctuation between the date on which Mr. Park accepted his offer of employment and the grant of his initial award.

•
Long-Term Performance Incentive Plan (LTIP) — The LTIP is a program designed to incentivize the Named Executive Officers to maximize the long-term growth and value of the business. In June 2019, DraftKings’ board of directors granted stock options under the LTIP (“LTIP Performance Options”) that become eligible to vest upon achievement of any one of five specified performance targets tied to DraftKings’ annual consolidated gross gaming revenue with respect to any fiscal year, DraftKings’ annual EBITDA with respect to any fiscal year and the fair market value of a share of DraftKings common stock upon the occurrence of a “liquidity event,” subject, in the case of the gross gaming revenue and/or EBITDA performance targets, to a threshold vesting condition relating to DraftKings’ actual achievement of at least 80% of both the gross gaming revenue and EBITDA metrics specified in the operating plan for such fiscal year. For purposes of the LTIP Performance Options, a liquidity event includes (i) a change in control of DraftKings (generally, a merger, consolidation or similar transaction following which the stockholders of DraftKings immediately prior to such transaction represent less than 50% of the combined voting power of the surviving entity in such transaction), (ii) a sale of shares of DraftKings common stock to the public in an underwritten public offering and (iii) a “majority transaction” resulting in any person or affiliated persons having beneficial ownership of shares of DraftKings stock representing more than 50% of the outstanding voting power of the company (or surviving or resulting entity in such transaction). If the employment of a Named Executive Officer terminates for any reason, he will not be eligible to vest with respect to any then remaining unvested LTIP Performance Options, provided that upon a termination by the company without cause (and not due to death or disability, as each such term is defined in the 2017 Equity Incentive Plan), then such NEO will remain eligible to vest in any LTIP Performance Options that become vested pursuant to their terms within 12 months following the date of such termination. In addition, Mr. Park received a supplemental grant of LTIP Options in August 2019 to make him whole for stock price fluctuation between the date on which he accepted his offer and the grant of his initial award.

Summary Compensation Table
Name and Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jason Robins Chief Executive Officer	2019	$400,000	$—	$3,239,689	$800,000	$—	$4,439,689
	2018	$400,000	$—	$12,847,259	$500,000	$9,250	$13,756,509
Jason Park Chief Financial Officer	2019	$201,923	$250,000	$2,326,845	$325,260	$14,279	$3,118,307
Paul Liberman President, Global Technology & Product	2019	$300,000	$—	$1,350,348	$480,000	$9,600	$2,139,948
	2018	$300,000	$—	$2,817,791	$300,000	$10,588	$3,428,379

(1)
The amount in this column represents the sign-on cash bonus paid to Mr. Park in connection with the commencement of his employment with DraftKings. The terms of the sign-on cash bonus are described under “Sign-on Cash Bonus” above.

(2)
The amounts in this column represent the aggregate grant-date fair value of option awards granted to each Named Executive Officer, computed in accordance with FASB ASC Topic 718. See Note 10 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards. For each of the NEOs, the amounts disclosed in this column include the following grant-date fair value of Time-Vested Options, PSP Options and LTIP Performance Options granted in 2019:
Name	Time-Vested Options ($)	PSP Options ($)	LTIP Performance Options ($)
Jason Robins	$2,242,186	$997,503	$—
Jason Park	$1,163,753	$—	$1,163,092
Paul Liberman	$601,848	$535,500	$213,000

(3)
Reflects payments to the Named Executive Officers in accordance with our annual bonus plan.

(4)
For Mr. Park, represents the payment of legal fees incurred by Mr. Park in connection with the negotiation of his employment agreement of $7,500 and 401(k) plan employer contributions in the amount of $6,779. For Mr. Liberman for 2019, represents healthcare spending accounting employer contributions of $1,200 and 401(k) plan employer contributions in the amount of $8,400.

Benefits and Perquisites
DraftKings’ Named Executive Officers participate in employee benefits programs available to its employees generally, including the DraftKings 401(k) Plan, a tax-qualified 401(k) plan. Under this plan, DraftKings matches 50% of each dollar contributed by a participant, up to the first 6% of eligible compensation, subject to tax limits. DraftKings did not maintain any executive-specific benefit or perquisite programs.
Outstanding Equity Awards at 2019 Year End
The following table presents information regarding outstanding equity awards held by DraftKings’ Named Executive Officers as of December 31, 2019; numbers are presented prior to applying the conversion ratio.
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jason Robins	7/12/2013(1)	2,000,000	—	—	$0.09	7/12/2023
	9/22/2014(1)	400,000	—	—	$0.22	9/22/2024
	2/18/2015(1)	1,671,032	—	—	$0.22	2/18/2025
	8/27/2015(1)	835,358	—	—	$0.22	8/27/2025
	3/24/2016(1)	4,446,707	296,448	—	$0.22	3/24/2026
	5/3/2017(1)	1,734,554	788,435	—	$1.35	5/3/2027
	4/18/2018(2)	963,713	1,606,189	—	$1.16	4/18/2028
	4/18/2018(3)	1,307,645	—	—	$1.16	4/18/2028
	5/3/2018(4)	—	—	21,376,180	$1.16	5/3/2028
	6/4/2019(2)	395,834	2,770,841	—	$1.66	6/4/2029
	6/4/2019(3)	—	—	1,583,338	$1.66	6/4/2029

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jason Park	6/4/2019(1)	—	1,500,000	—	$1.66	6/4/2029
	6/4/2019(4)	—	—	1,500,000	$1.66	6/4/2029
	8/15/2019(1)	—	138,158	—	$1.67	8/15/2029
	8/15/2019(4)	—	—	138,518	$1.67	8/15/2029
Paul Liberman	7/12/2013(1)	2,415,000	—	—	$0.09	7/12/2023
	9/22/2014(1)	302,160	—	—	$0.22	9/22/2024
	2/18/2015(1)	835,516	—	—	$0.22	2/18/2025
	8/27/2015(1)	578,077	—	—	$0.22	8/27/2025
	3/24/2016(1)	2,223,353	148,224	—	$0.22	3/24/2026
	5/3/2017(1)	722,730	328,515	—	$1.35	5/3/2027
	4/18/2018(2)	392,294	653,822	—	$1.16	4/18/2028
	4/18/2018(3)	256,298	—	—	$1.16	4/18/2028
	5/3/2018(4)			4,275,236	$1.16	5/3/2028
	6/4/2019(4)	—	—	300,000	$1.66	6/4/2029
	6/4/2019(3)	—	—	850,000	$1.66	6/4/2029
	6/4/2019(2)	106,250	743,750	—	$1.66	6/4/2029

(1)
These options vest as to 25% on the first anniversary of grant and in equal quarterly increments thereafter over the following three years, subject to the Named Executive Officer’s continued employment with DraftKings through each such date.

(2)
Represent Time-vested Options as described in the narrative disclosure above.

(3)
Represent PSP Options as described in the narrative disclosure above.

(4)
Represent LTIP Performance Options as described in the narrative disclosure above.

Potential Payments Upon Termination or Change of Control
Prior to September 2017, all stock options granted by DraftKings (including to the NEOs) were granted under the 2012 Stock Option & Restricted Stock Incentive Plan (the “2012 Equity Incentive Plan”). The 2012 Equity Incentive Plan provides that upon an “acquisition” of DraftKings, 50% of the unvested portion of any stock options outstanding thereunder would immediately vest and become exercisable. As defined in the 2012 Equity Incentive Plan, an “acquisition” means (i) any merger, business combination or similar consolidation after which the voting securities of DraftKings outstanding immediately prior thereto represent less than 50% of the combined voting power of the voting securities of DraftKings (or the surviving or acquiring entity outstanding immediately after such event), (ii) any sale of all or substantially all of the capital stock or assets of DraftKings or (iii) any other form of business combination or acquisition in which DraftKings is the target, as determined by the board of directors.
In September 2017, DraftKings adopted the 2017 Equity Incentive Plan and subsequent to its adoption, all awards of stock options granted by DraftKings (including to the NEOs) have been granted under the 2017 Equity Incentive Plan. The 2017 Equity Incentive Plan does not provide for any default “single-trigger” vesting upon a change in control. Under the 2017 Equity Incentive Plan, upon a change in control, the board of directors may, in its sole discretion, provide that outstanding stock option awards are assumed or substituted by the surviving or acquiring corporation, accelerate vesting conditions, in whole or in part, or cancel awards at the effective time of the change in control in exchange for consideration (or no consideration), among other actions enumerated in the 2017 Equity Incentive Plan. For purposes of the 2018 and 2019 LTIP Performance Options granted to the Named Executive Officers under the 2017 Equity Incentive Plan, a change in control of DraftKings constitutes a “liquidity event” upon which achievement of pre-determined stock price targets would be evaluated in light of the consideration payable in respect of one share of DraftKings common stock in connection with such transaction to determine whether, and to what extent, the applicable vesting conditions are achieved.
Each of the 2012 Equity Incentive Plan and the 2017 Equity Incentive Plan provide that, upon a termination other than for “cause” (as defined in the applicable plan document), each Named Executive Officer would forfeit any outstanding stock options to the extent unvested at the time of such termination, and would have a period of three months following his termination date (or, if earlier, until the expiration of the applicable term) in which he could exercise his vested stock options.
Employment Agreements and Transaction Awards
In connection with the Business Combination, DraftKings entered into an employment agreement with Jason Robins and Paul Liberman. The employment agreement with Mr. Robins provides a base salary of $650,000, subject to annual review and increase from time to time, and an annual target bonus opportunity of 150% of base salary. The employment agreement with Mr. Liberman provides for a base salary of $425,000, subject to annual review and increase from time to time, and an annual target bonus of 125%. The executives will be eligible to participate in benefits programs offered to employees and executives generally subject to satisfying eligibility requirements.
Each of Messrs. Robins and Liberman is entitled to an annual equity incentive award, which will be granted within the first three months of each fiscal year (or the first seven months for fiscal year 2020), with a minimum annual target value of $6,500,000 for Mr. Robins and $3,500,000 for Mr. Liberman. Half of the equity incentive award granted each year will consist of time-based restricted stock units, with vesting not less favorable than quarterly vesting over four years, and half will consist of performance-based restricted stock units, with a minimum vesting period of two years and a maximum opportunity equal to at least 300% of target. Upon a termination of employment without “cause” or for “good reason” (as those terms are defined in the employment agreements) within 18 months after, or three months before, a “change in control” (as defined in the employment agreements), each executive will receive cash severance equal to two times the sum of his salary and target bonus, payable 60 days after termination, and continued benefits for 24 months. Additionally, equity awards will vest, with performance-based awards vesting at the target level.
Upon a termination of employment without cause or for good reason that is not within 18 months after, and not three months before, a change in control, each executive will receive cash severance equal to two times his salary, payable 60 days after termination, a pro rata bonus for the year of termination based on actual performance and continued benefits for 24 months. Additionally, equity awards will vest pro rata, based on actual performance for performance-based awards. Upon termination due to death or disability, equity awards will vest, based on actual performance for performance-based awards, and options will be exercisable for 12 months. Severance and termination benefits payable pursuant to the employment agreements generally are subject to the executive’s execution of a release of claims and compliance with post-closing covenants including non-competition and non-solicitation covenants that continue for 12 months following a termination of employment other than, in the case of the noncompetition covenant, a termination without cause or layoff as set forth in the Massachusetts Noncompetition Agreement Act.
The foregoing description of the employment agreements with each of Messrs. Robins and Liberman does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreements, which are attached to the registration statement of which this prospectus is a part.
Mr. Park entered into an employment agreement with DraftKings in connection with his appointment as Chief Financial Officer. The employment agreement with Mr. Park provides for an annual base salary of $350,000, subject to increase from time to time as determined by the board of directors of DraftKings, and an annual target bonus opportunity of $350,000 (prorated for 2019). Mr. Park was also entitled to the sign-on bonus and option awards described Under “Sign-on Cash Bonus” and “Stock Option Awards” above, respectively. The employment agreement provides that Mr. Park’s Time-vested Options will vest in connection with a change in control in which those awards are not assumed or substituted for similar awards, or, if the Time-vested Options granted to Mr. Park are assumed or substituted, upon the termination of Mr. Park’s employment without cause or for good reason within three months prior to, or 12 months following, the change in control. Mr. Park is entitled to participate in any executive benefit plan adopted by DraftKings from time to time. In the event of Mr. Park’s termination without cause or for good reason, and subject to Mr. Park’s execution of a release of claims, Mr. Park is entitled to 12 months’ base salary and continued benefits for 12 months. Mr. Park is subject to a non-competition covenant that continues for 12 months after termination of employment for any reason, other than a termination without cause, and a covenant to refrain from soliciting customers, clients, vendors, employees and contractors that continues for 12 months after termination of employment for any reason.
In connection with the Business Combination, DraftKings awarded transaction bonus opportunities to each of the Named Executive Officers, which were paid in cash shortly following the completion of the Business Combination. The amount of each transaction bonus was determined based on the level of redemptions, with maximum bonus opportunities earned if redemptions were no greater than 10%. The maximum bonus opportunity was achieved and as a result, Mr. Robins received $2,980,000, Mr. Liberman received $1,500,000, and Mr. Park received $1,000,000.
DraftKings also has awarded the Named Executive Officers a grant of restricted stock units (“RSUs”) that contain vesting terms generally consistent with those described with respect to the LTIP Performance Options under “Stock Option Awards  —  Long-Term Performance Incentive Plan (LTIP)” above. The RSUs become eligible to vest upon achievement of any one of five specified performance targets tied to DraftKings’ annual consolidated gross revenue with respect to any fiscal year, DraftKings’ annual adjusted EBITDA with respect to any fiscal year and the fair market value of a share of DraftKings common stock upon (or, in the event of a public offering, for 30 trading days following) the occurrence of a “liquidity event” (defined consistent with the LTIP), and no sooner than 180 days following the Closing of the Business Combination. Any RSUs that do not vest within ten years of grant will be forfeited. Messrs. Robins, Park and Liberman were granted 14,764,728, 1,120,762 and 7,382,364 RSUs, respectively, each of which represents the right to receive one share of DraftKings common stock after vesting. At the completion of the Business Combination, the RSUs were converted into restricted stock units that will settle in shares of Class A common stock subject to vesting.
Shares of Class B common stock were issued to Mr. Robins in connection with the Business Combination, which carry 10 votes per share and allow Mr. Robins to have approximately 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis. The terms of the shares of Class B common stock are described in more detail under “Description of Capital Stock — Common Stock — Class B Common Stock”.
Former Director Compensation Program
The board of directors of Old DK set non-employee director compensation which were designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our stockholders. Each non-employee director of Old DK was eligible to receive the following compensation:
•
A stock option award with a value of $400,000 (based on Old DK fair-market value on the date of grant), upon such director’s election to office, subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months;

•
An annual stock option award with a value of $200,000 (based on Old DK fair-market value on the date of grant), for service on the board of directors subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months; and

•
An annual stock option award with a value of $5,000 (based on Old DK fair-market value on the date of grant), for service on any committee of the board of directors subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months.

DraftKings also paid reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the board of directors.
Director Compensation Table
The following table provides information concerning the compensation of each non-employee director who served on DraftKings’ board of directors in 2019. DraftKings employees did not receive compensation for serving as directors. Accordingly, Messrs. Robins and Liberman did not receive any compensation for their service as directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Woodrow Levin	$0	$0	$92,404	$0	$92,404
Ryan Moore(2)	$0	$0	$0	$0	$0
Steven Murray	$0	$0	$0	$0	$0
Hany Nada	$0	$0	$0	$0	$0
Richard Rosenblatt	$0	$0	$90,205	$0	$90,205
Marni Walden	$0	$0	$80,589	$0	$80,589
John Salter(2)	$0	$0	$0	$0	$0

(1)
The amounts in this column represent the aggregate grant-date fair value of option awards granted to each non-employee director, computed in accordance with FASB ASC Topic 718. See Note 10 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards. The aggregate number of options held by each non-employee director as of December 31, 2019 were: Mr. Levin: 319,192; Mr. Rosenblatt: 676,454; and Ms. Walden: 436,535.

(2)
Ryan Moore is an affiliate of Accomplice Fund I, L.P. and Accomplice Management Holdings, LLC; and Mr. Salter is affiliated with RPII DK LLC. RPII DK LLC held more than 5% of DraftKings capital stock as of the date of this prospectus. None of these individuals received compensation from DraftKings for their service as a director in 2019.

Director Compensation Program
In connection with the Business Combination, DraftKings adopted a new board of directors compensation program which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our stockholders. The new program provides the following compensation for non-employee directors following the Business Combination:
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An annual cash retainer of $45,000;

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An annual cash retainer of $20,000 for the chair of the audit committee, $17,500 for the chair of the compensation committee and $10,000 for the chair of each of the nominating and corporate governance committee and the compliance committee;

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An annual cash retainer of $10,000 for members of the audit committee, $7,500 for members of the compensation committee, $5,000 for members of the nominating and corporate governance committee and $5,000 for members of the compliance committee;

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An equity retainer with a value of $200,000 (based on the fair market value of a share of Class A common stock on the grant date or, in some cases, on the closing of the Business Combination) payable in the form of stock options or restricted stock units, granted upon initial election to the Board and then each year at the annual shareholders meeting that vests at the sooner of the following annual shareholders meeting or the one-year anniversary of the grant; and

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An additional annual cash retainer of $75,000 for serving as our non-executive chair and $20,000 for serving as our lead director, in each case, if applicable.

All cash retainers will be payable quarterly in arrears; provided that the retainers will be delivered in equity until DraftKings is profitable.
Incentive Award Plan
In connection with the Business Combination, the Board approved and adopted the DraftKings Inc. 2020 Incentive Award Plan, under which we are authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Incentive Plan is filed as an exhibit to the registration statement of which this prospectus is a part.
Material Terms of the Incentive Plan
The material terms of the Incentive Plan are summarized below.
Administration.   The compensation committee of our board of directors administers the Incentive Plan. The compensation committee generally has the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Incentive Plan. The compensation committee has full discretion to administer and interpret the Incentive Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the Incentive Plan.
Eligibility.   Employees, directors, officers, advisors or consultants and prospective employees, directors, officers, advisors or consultants of DraftKings or its affiliates are eligible to participate in the Incentive Plan. Approximately 2,200 employees, consultants and service providers and all of our eight non-executive officer directors are eligible to participate in the Incentive Plan.
Number of Shares Authorized.   The Incentive Plan provides for an aggregate of 52,870,000 shares of Class A common stock to be delivered; provided that the total number of shares that will be reserved, and that may be issued, under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to five percent (5%) of the total outstanding shares of Class A common stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 common shares). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Incentive Plan during any fiscal year may not exceed a total value of $750,000, provided that the non-employee directors who are considered independent (under the rules of The Nasdaq Stock Market or other securities exchange on which the common shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation. Shares of Class A common stock underlying awards under the Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. The Incentive Plan also permits the compensation committee to deliver an aggregate of 52,870,000 shares of Class B common stock to employees, directors, consultants or advisors who are eligible to hold Class B common stock under the Charter; provided, that the total number of shares of Class B common stock that will be reserved, and that may be issued, under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares of Class B common stock equal to five percent (5%) of the total outstanding shares of Class B common stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 shares of Class B common stock). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares of Class A common stock and Class B common stock reserved for issuance under the Incentive Plan, the number of shares of Class A common stock and Class B common stock covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.
The Incentive Plan has a term of 10 years from April 23, 2020, and no further awards may be granted under the Incentive Plan after that date.
Awards Available for Grant.   The compensation committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.
Options.   The compensation committee is authorized to grant options to purchase shares of Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the compensation committee and specified in the applicable award agreement. The maximum aggregate number of common shares that may be issued through the exercise of Incentive Stock Options granted under the Incentive Plan is 52,870,000 common shares. In general, the exercise price per share of Class A common stock for each option granted under the Incentive Plan will not be less than the fair market value of such share at the time of grant. The maximum term of an option granted under the Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% shareholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the compensation committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the compensation committee may determine to be appropriate.
Stock Appreciation Rights.   The compensation committee is authorized to award SARs under the Incentive Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Class A common stock or any combination of cash and shares of Class A common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. SARs will be subject to terms established by the compensation committee and reflected in the award agreement.
Restricted Stock.   The compensation committee is authorized to award restricted stock under the Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the compensation committee, including any dividend or voting rights. Restricted stock awards are shares of Class A common stock that generally are non-transferable and subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the compensation committee will be distributed to the participant in cash or, at the sole discretion of the compensation committee, in shares of Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Restricted Stock Unit Awards.   The compensation committee is authorized to award restricted stock unit awards under the Incentive Plan. The compensation committee will determine the terms of such restricted stock units, including any dividend rights. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of Class A common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Class A common stock at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee. Dividends, if any, that may have been withheld by the compensation committee will be distributed to the participant in cash or, at the sole discretion of the compensation committee, in shares of Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Stock Bonus Awards.   The compensation committee is authorized to grant awards of unrestricted shares of Class A common stock, shares of Class B common stock or other awards denominated in shares of Class A common stock or Class B common stock, either alone or in tandem with other awards, under the Incentive Plan, on such terms and conditions as the compensation committee may determine.
Performance Compensation Awards.   The compensation committee is authorized to grant any award, including in the form of cash, under the Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The compensation committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:
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Net earnings or net income (before or after taxes);

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basic or diluted earnings per share (before or after taxes);

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revenue or revenue growth (measured on a net or gross basis);

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gross profit or gross profit growth;

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operating profit (before or after taxes);

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return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

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cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital);

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financing and other capital-raising transactions (including, but not limited to, sales of equity or debt securities);

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earnings before or after taxes, interest, depreciation, and/or amortization;

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gross or operating margins;

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productivity ratios;

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share price (including, but not limited to, growth measures and total shareholder return);

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expense targets;

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margins;

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productivity and operating efficiencies;

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measures of customer satisfaction;

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customer growth;

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working capital targets;

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measures of economic value added;

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inventory control;

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enterprise value;

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sales;

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debt levels and net debt;

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combined ratio;

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timely launch of new facilities;

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client retention;

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employee retention;

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timely completion of new product rollouts;

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cost targets;

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reductions and savings;

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productivity and efficiencies;

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strategic partnerships or transactions;

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measures of personal targets, goals or completion of projects; or

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any combination of the foregoing.

The compensation committee is authorized to adjust or modify the calculation of a performance goal for a performance period based on and in order to appropriately reflect certain circumstances or events that occur during such performance period.
Transferability.   Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The compensation committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination.   In general, our Board may amend, suspend or terminate the Incentive Plan at any time. However, shareholder approval to amend the Incentive Plan may be necessary if the law or the Incentive Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.
Change in Control.   In the event of a “Change in Control” (as defined in the Incentive Plan), the compensation committee may adjust the number of shares of Class A common stock or other securities of (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by our shareholders in connection with such Change in Control transaction.
Israeli Sub-Plan
DraftKings has adopted an Israeli Sub-Plan to the Incentive Plan in order to enable the grant of awards to employees and directors of DraftKings’ Israeli subsidiaries and affiliates that are intended to qualify, subject to compliance with certain terms and conditions, for beneficial treatment for Israeli tax purposes. DraftKings currently intends to grant Awards pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version] — 1961 (the “Israeli Ordinance”) pursuant to the trustee capital gains route that will be held in trust for the benefit of eligible Israeli participants (the “Trustee 102 Awards”).
Effectiveness.   Prior to granting Trustee 102 Awards, DraftKings will make the appropriate filings with the Israeli Tax Authority. The grant of Trustee 102 Awards will not become effective prior to the lapse of 30 days from the date on which the Incentive Plan, the Israeli Sub-Plan and the relevant forms have been submitted for approval by, and will be conditioned upon the approval of, the Israeli Tax Authority.
Trust.   One of the primary requirements for beneficial Israeli tax treatment is the engagement of a trustee. Trustee 102 Awards granted under the Sub-Plan and any share of Class A common stock allocated or issued in connection therewith will be issued to a trustee or will be under the supervision of the trustee, for the benefit of the applicable Israeli participants in accordance with the provisions of Section 102 of the Israeli Ordinance. The trustee will hold the awards and shares at least until the end of the statutory holding period, but the Israeli participants may sell shares before that date and pay higher taxes (including social security and health tax). The trustee may not release or sell any shares unless DraftKings, its Israeli subsidiary or affiliate and the trustee are satisfied that the full amounts of tax due have been paid or will be paid. The main role of the trustee is ensuring compliance with tax withholding obligations. Upon receipt of any Trustee 102 Award, the Israeli participant will consent to the grant of such award under the specific tax route elected by DraftKings as required under the Israeli Ordinance.
Assignability and Transferability.   Awards or any right with respect awards will not be assignable, transferable or given as collateral, and, during the lifetime of the Israeli participant, the Israeli participant’s rights with respect to an award will belong only to the Israeli participant. As long as awards or shares issued or purchased under the Israeli Sub-Plan are held or supervised, as the case may be, by the trustee on behalf of an Israeli participant, all rights of the Israeli participant over the shares may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Charter and amended and restated bylaws are included as exhibits to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions of Nevada law, our Charter and amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information.”
Authorized and Outstanding Capital Stock
The Charter authorizes the issuance of 2,100,000,000 shares, of which 900,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 900,000,000 shares are shares of Class B common stock, par value $0.0001 per share, and 300,000,000 shares are shares of preferred stock, par value $0.0001 per share.
As of October 1, 2020, our issued and outstanding share capital consisted of: (i) 357,402,499 shares of Class A common stock, held of record by approximately 1,113 holders, (ii) 393,013,951 shares of Class B common stock, held of record by one holder (ii) no shares of preferred stock and (iii) 2,059,841 warrants, consisting of 1,939,171 private placement warrants and 120,670 Old DK Warrants, held of record by approximately 279 warrant holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
Class A Common Stock
Voting Rights
Holders of Class A common stock are entitled to cast one vote per share of Class A common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of DraftKings, each holder of Class A common stock will be entitled, pro rata on a per share basis, to all assets of DraftKings of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of DraftKings then outstanding.
Other Matters
No shares of Class A common stock will be subject to redemption (except as described below under “Redemption Rights and Transfer Restrictions with Respect to Capital Stock held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.
Class B Common Stock
Issuance of Class B common stock with Common Units
Shares of Class B common stock may be issued only to, and registered in the name of, Mr. Robins and any entities wholly owned by Mr. Robins (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”).
Voting Rights
Holders of Class B common stock are entitled to cast 10 votes per share of Class B common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of Class B common stock will not participate in any dividend declared by the Board.
Liquidation Rights
On the liquidation, dissolution, distribution of assets or winding up of DraftKings, holders of Class B common stock will not be entitled to receive any distribution of DraftKings assets of whatever kind available until distribution has first been made to all holders of Class A common stock. Notwithstanding this, due to the liquidation rights of holders of Class A common stock described above in which all assets of DraftKings of whatever kind available will be distributed to holders of Class A common stock, no assets of DraftKings will be available for liquidating distributions in respect of Class B common stock.
Transfers
Pursuant to the Charter, holders of Class B common stock are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree.
Mandatory Cancellation
Each share of Class B common stock will be (1) automatically canceled for no consideration in the event that shares of Class A common stock that are then held by Permitted Class B Owners (including without limitation all shares of Class A common stock that are the subject of unvested stock options or other equity awards held by Mr. Robins) represent less than 33% of Base Class A Shares (as defined in the Charter) and (2) subject to cancelation by DraftKings (without consideration) one year after the date that both of the following conditions apply (the “Founder Termination Anniversary Date”): (a) the earliest to occur of (i) Mr. Robins’ employment as Chief Executive Officer of DraftKings being terminated due to termination of employment for cause or due to death or permanent disability and (ii) Mr. Robins resigns (other than for good reason) as the Chief Executive Officer of DraftKings and (b) either (i) Mr. Robins no longer serves as a member of the board of directors of DraftKings or (ii) Mr. Robins’ service to DraftKings is not his primary business occupation. In the event that Mr. Robins is reinstated as the Chief Executive Officer of DraftKings or is reelected or reappointed to serve as a member of the board of directors of DraftKings prior to the Founder Termination Anniversary Date (each, a “Reset Event”), then the shares of Class B common stock will not be canceled pursuant to clause (2) unless and until the one-year anniversary of the date that both of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary.
Other Matters
No shares of Class B common stock are subject to redemption (except as described below under “Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of Class B common stock do not have subscription, redemption or conversion rights. All outstanding shares of Class B common stock are validly issued, fully paid and non-assessable.
Preferred Stock
Our amended and restated articles of incorporation provide that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of our assets, which rights may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding.
The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A common stock.
Unvested Stock Options and Restricted Stock Units
As of October 1, 2020, we have 20,147,886 shares of Class A common stock underlying unvested outstanding options and restricted stock units.
Warrants
Our private placement warrants (including our Class A common stock issuable upon exercise of the private placement warrants) are not redeemable by us for cash so long as the warrants are held by our initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. The private placement warrants may be redeemed for shares of Class A common stock. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by DraftKings and exercisable by the holders on the same basis as the warrants included in the units being sold in our initial public offering.
The private placement warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing the warrants in which our Board has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of our Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case.
Exclusive Forum
The Charter provides that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada) will be the exclusive forum for any action or proceeding brought in the name or right of DraftKings or on its behalf, any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of DraftKings to DraftKings or its stockholders, any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or the bylaws, any action to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or bylaws or any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision will provide federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts or any other claim for which the federal courts have exclusive jurisdiction.
Anti-Takeover Effects of Provisions of the Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws and Applicable Law
Certain provisions of our amended and restated articles of incorporation, amended and restated bylaws and laws of the State of Nevada, where DraftKings is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure DraftKings and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
The authorized but unissued shares of Class A common stock, Class B common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of DraftKings by means of a proxy contest, tender offer, merger or otherwise.
Dual Class Stock
As described above in “— DraftKings Common Stock  —  Class A Common Stock  —  Voting Rights” and “— DraftKings Common Stock  —  Class B Common Stock  —  Voting Rights,” our amended and restated articles of incorporation provide for a dual class common stock structure, which provides Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of DraftKings or its assets.

Number of Directors
Our amended and restated articles of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board or, from and after the time that Mr. Robins beneficially owns less than a majority of the voting power of our outstanding capital stock, may be modified by the affirmative vote of at least two-thirds of the voting power of our outstanding capital stock. The number of directors is currently fixed at 15.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide DraftKings with certain information. Generally, to be timely, a stockholder’s notice must be received at DraftKings’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice. The bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.
Limitations on Stockholder Action by Written Consent
Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if a written consent to such action is signed by the holders of outstanding stock having at least a majority of the voting power of all classes entitled to vote, or such different proportion that would be required for such an action at a meeting of the stockholders. Our amended and restated articles of incorporation provide that stockholder action by written consent will be permitted so long as Mr. Robins beneficially owns a majority of the voting power of the then-outstanding shares of our capital stock. Once Mr. Robins no longer beneficially owns a majority of the voting power of the then-outstanding shares of our capital stock, all stockholder actions must be taken at a meeting of our stockholders.
Amendment of Amended and Restated Articles of Incorporation or Bylaws
Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our amended and restated articles of incorporation provide that, except as otherwise provided by applicable law, amendments to the Charter must be approved by (1) a majority of the combined voting power of all shares of our capital stock entitled to vote, voting together as a single class, so long as shares representing a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote is beneficially owned by Mr. Robins or (2) two-thirds of the combined voting power of all shares entitled to vote, voting together as a single class, thereafter. Our amended and restated articles of incorporation and bylaws provide that the amended and restated bylaws may be amended or repealed by either the affirmative vote of a majority of the Board or by the affirmative vote of stockholders representing a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote, while Mr. Robins beneficially owns shares representing at least a majority of the voting power of our capital stock, or, thereafter, by the affirmative vote of stockholders representing at least two-thirds or more of the voting power of our capital stock.
Business Combinations
The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:
•
the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

•
the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.
In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.
We have opted out of these provisions in our amended and restated articles of incorporation until Mr. Robins ceases to beneficially own shares of our common stock representing at least 15% of our outstanding voting stock.

Control Share Acquisitions
The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.
We have opted out of these provisions in our amended and restated articles of incorporation until Mr. Robins ceases to beneficially own shares of our common stock representing at least 15% of our outstanding voting stock. After such time, we may opt out of the “control share” statute by amending our articles of incorporation or bylaws within 10 days of the acquisition as provided by Nevada law.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.
Our amended and restated articles of incorporation and bylaws also provide for indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.
These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.
We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.
The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit DraftKings and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
The foregoing provisions of our amended and restated articles of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce DraftKings’ vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
Corporate Opportunities
In anticipation that Mr. Robins may engage in activities or lines of business similar to those in which we engage, our amended and restated articles of incorporation provide for, to the fullest extent permitted under Nevada law, the renouncement by DraftKings of all interest and expectancy that DraftKings otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any director, stockholder, officer or agent of DraftKings (or any affiliate thereof), other than an employee of DraftKings or any of its subsidiaries. Specifically, no holder of shares of common stock, nor any non-employee director, of DraftKings has any duty to refrain from engaging in the same or similar business activities or lines of business that DraftKings does or otherwise competing with DraftKings. In the event that any holder of shares of common stock of DraftKings or any director that is not an employee of DraftKings or its subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and DraftKings, that person will not have any duty to communicate or offer such corporate opportunity to DraftKings and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person.
To the fullest extent permitted by Nevada law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of DraftKings or its subsidiaries unless (a) DraftKings and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the DraftKings amended and restated articles of incorporation, (b) DraftKings and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which DraftKings and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates
The Charter provides that any common stock or any other equity securities of DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of DraftKings owned or controlled by a person whom the board determines in good faith (following consultation with reputable outside gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors (i) fails or refuses to file an application (or fails or refuses, as an alternative, to otherwise formally request from the relevant Gaming Authority a waiver or similar relief from filing such application) within 30 days (or such shorter period imposed by any gaming authority, including any extensions of that period granted by the relevant gaming authority, but in no event more than such original thirty (30) days) after having been requested in writing and in good faith to file an application by DraftKings (based on consultation with reputable outside gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities for the purpose of obtaining a material gaming license for, or compliance with material gaming laws by DraftKings “or any affiliated company”, (ii) is denied or disqualified from eligibility for any material gaming license by any gaming authority, (iii) is determined by a gaming authority in any material gaming jurisdiction to be unsuitable to own or control any equity interests, or be affiliated, associated or involved with a person engaged in gaming activities, (iv) is determined by a gaming authority to have caused, in whole or in part, any material gaming license of DraftKings or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or to have cause, in whole or in part, DraftKings or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material gaming license (in each of  (ii) through (iv) above, only if such denial, disqualification or determination by a gaming authority is final and non-appealable), or (v) is reasonably likely to (1) preclude or materially delay, impede, impair, threaten or jeopardize any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company or DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, or (2) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material gaming license held or desired to be held by DraftKings or any affiliated company (each of such persons, an “Unsuitable Person”) or its affiliates will be subject to mandatory sale and transfer on the terms and conditions set forth in the Charter to either DraftKings or one or more third-party transferees (as described in the Charter) and in such number and class(es)/series as determined by the Board.
Any such sale or transfer will not occur until the later to occur of: (i) delivery to the Unsuitable Person of a copy of a resolution duly adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors at a meeting thereof called and held for the purpose (after providing reasonable notice to such person and a reasonable opportunity for such person, together with their counsel, to be heard and to provide documents and written arguments), finding that the DraftKings board of directors has determined in good faith (following consultation with reputable outside gaming regulatory counsel) that (A) such person is an Unsuitable Person and (B) it is necessary for such person or an affiliate of such person (as applicable) to sell and transfer such number and class(es)/series of equity interests in order for DraftKings or an affiliated company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material gaming license; (2) comply in any material respect with a material gaming law; (3) ensure that any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, or DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, and specifying the reasoning for such determinations in reasonable detail, and (ii) conclusion of any arbitration process brought in accordance with the provisions of the Charter.
Following (x) the determination of unsuitability by the Board and (y) if applicable, an arbitrator determining that such determinations were made in good faith by the Board, DraftKings will deliver a transfer notice to the Unsuitable Person or its affiliate(s) and will purchase and/or cause one or more third-party transferees to purchase such number and class(es)/series of equity interests determined in good faith by the Board for the purchase price set forth in the transfer notice, which will be determined in accordance with the Charter; provided that an Unsuitable Person or its affiliate(s) will be permitted, during the 45-day period commencing on the date of the transfer notice (or before a transfer notice is formally delivered), to effect and close a disposition of the number and class(es)/series of equity interests specified in the transfer notice (or a portion of them) to a person that the Board determines in good faith (following consultation with reputable outside gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such person (an “Alternate Private Transaction”).
At the closing of a sale and transfer other than an Alternate Private Transaction, (i) DraftKings or the third-party transferee(s) (as applicable), will deliver the aggregate applicable purchase price for the equity interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person or an affiliate of such Unsuitable Person (as applicable) in the case of third-party transferees, by unsecured promissory note in the case of DraftKings, or a combination of both in the case of DraftKings in such proportion as it may determine in its sole and absolute discretion and (ii) the Unsuitable Person or affiliate thereof will deliver to DraftKings or each such third-party transferee, such stock powers, assignment instruments and other agreements as are necessary or appropriate to fully convey all right, title and interest in and to the equity interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances and to evidence the subordination of any promissory note if and only to the extent required by any debt obligations of DraftKings (and to the minimum extent required pursuant to such subordination arrangement).
The Charter provides that, in the case of a sale and transfer to DraftKings, from and after the transfer date and subject only to the right to receive the purchase price for such equity interests, the equity interests will be deemed no longer outstanding and the Unsuitable Person or any affiliate thereof will cease to be a stockholder, and all rights of such Unsuitable Person or any affiliate thereof, other than the right to receive the purchase price, will cease. In the case of an Alternate Private Transaction or a transfer to one or more third-party transferees, from and after the earlier to occur of: (i) the transfer date, in the case of a transfer to one or more such third-party transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the purchase price for such Unsuitable Person’s equity securities, all rights and entitlements of the Unsuitable Person or any affiliates thereof will be terminated, including, without limitation, any such person will from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable equity interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the purchase price or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including, without limitation, observer and information rights) conferred by the underlying equity interests.
Further, to the extent that a sale and transfer to one or more third-party transferees is determined to be invalid or unenforceable for any reason, DraftKings will be permitted to redeem or repurchase the equity interests owned or controlled by an Unsuitable Person or an affiliate thereof for the price and under the terms contemplated by the Charter promptly following any such determination.
Stockholders’ Derivative Actions
Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in a Nevada court. See “Exclusive Forum” above.
Transfer Agent and Registrar
The transfer agent for our capital stock and warrants is Computershare Trust Company, N.A.

SHARES AVAILABLE FOR FUTURE SALE
Future sales of substantial amounts of our Class A common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of shares of our Class A common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for shares of our Class A common stock as well as our ability to raise equity capital in the future.
As of October 1, 2020, we had 357,402,499 shares of Class A common stock outstanding. Of these shares, 39,991,072 shares sold in our initial public offering, 41,725,831 shares registered for resale by the PIPE Investors and former holders of the Convertible Notes, 46,000,000 shares of Class A common stock sold in our follow-on offering in June 2020, and 16,255,167 shares of Class A common stock issued pursuant to exercises of our public warrants, are freely tradable without restriction or further registration under the Securities Act.
2,607,091 shares of Class A common stock owned by the DEAC Stockholder Group and the 197,607,762 shares of Class A common stock we issued to stockholders of Old DK and the SBT Stockholder Group as part of the merger consideration pursuant to the BCA, less the shares to be sold by the selling stockholders in this offering, are subject to transfer restrictions described below under “— Lock-up Agreements”.
In addition, we have reserved a total of 52,870,000 shares of Class A common stock for issuance under our Incentive Plan and 5,840,000 shares under our ESPP.
Based on the number of shares of Class A common stock outstanding as of October 1, 2020, assuming we sell 18,400,000 shares in this offering (inclusive of the underwriters option to purchase additional shares from us), then upon the closing of this offering, 375,802,499 shares of Class A common stock will be outstanding, 182.5 million of which will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. The remaining outstanding shares will be either subject to contractual lock-up agreements or deemed “restricted securities” under the Securities Act. Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 or any other applicable exemption.
As of October 1, 2020, there are approximately 2,059,841 warrants outstanding, consisting of (i) 1,939,171 private placement warrants and (ii) 120,670 Old DK Warrants. Each private placement warrant is exercisable for one share of our Class A common stock at an exercise price of $11.50 per share. Each Old DK Warrant represents the right to acquire shares of our Class A common stock that the holder would have received in the DK Merger if such warrantholder had exercised it rights immediately prior to the DK Merger.
Lock-Up Agreements
We, our executive officers and directors and the selling stockholders have entered into amended and restated lock-up agreements with the underwriters of this offering, under which (i) we and the selling stockholders have agreed, or will agree, that, subject to certain exceptions, we and the selling stockholders will not sell, dispose of, or hedge any shares or any securities convertible into or exchangeable for shares of our Class A common stock until 90 days following the date of this prospectus and (ii) our executive officers and directors have agreed, or will agree, that, subject to certain exceptions, they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Class A common stock for 45 days following the date of this prospectus. The restrictions with the underwriters also apply to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. At any time and without public notice, Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC may, in their sole discretion, release all or some of the securities from these lock-up agreements.
In addition, pursuant to the Stockholders Agreement entered into at the Closing with the DK Stockholder Group, DEAC Stockholder Group and SBT Stockholder Group, with certain limited exceptions, (i) no member of the DK Stockholder Group or the SBT Stockholder Group or any other selling stockholder is permitted to transfer any shares of common stock beneficially owned or owned of record by such stockholder for a period of 180 days from the Closing; (ii) no member of the DEAC Stockholder Group is permitted to transfer any shares of common stock beneficially owned or owned of record by such stockholder until the earliest of (A) one year from the Closing, (B) the last consecutive trading day where the volume weighted average share price equals or exceeds $15.00 per share for at least 20 out of 30 consecutive trading days, commencing not earlier than 180 days after the Closing or (C) at the time DraftKings consummates a transaction after the transactions which results in the stockholders having the right to exchange their shares of common stock for cash, securities or other property; and (iii) Mr. Robins is not permitted to transfer any shares of common stock beneficially owned or owned of record until two years after the Closing. On October 5, 2020, we and the parties to the Stockholders Agreement entered into an amendment to the Stockholders Agreement, which releases all of the stockholders party to the Stockholders Agreement from the lock-up restrictions set forth therein effective as of October 20, 2020. However, our directors and officers have entered into amended and restated lock-up agreements with the underwriters of this offering, under which they have agreed, or will agree, that, subject to certain exceptions, they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Class A common stock for 45 days following the date of this prospectus.
In contemplation of this offering, the selling stockholders who were subject to the transfer restrictions under the Underwriters Lock Up Agreement entered into in connection with our June offering, the Stockholders Agreement and other Company lock-ups were released from such restrictions solely with respect to the portion of their securities offered for sale in this offering. Their remaining shares of common stock will continue to be subject to transfer restrictions under the Stockholders Agreement and the lock-up agreement described above (which is for 90 days following the date of this prospectus).
The transfer restrictions in the lock-up agreement with the underwriters and the Stockholders Agreement include certain exclusions, including a carveout for shares transferred pursuant to a pledge of our common stock in connection with a margin loans up to a maximum of $75 million for all signatories to the lock-up agreement with the underwriters. A transfer of shares pursuant to a pledge or subsequent margin call could result in additional shares becoming freely tradable prior to the expiration of the applicable lock-up period.
Pursuant to the BCA, to secure his indemnification obligations, 3,496,056 of Mr. Meckenzie’s shares of Class A common stock (“Lockup Shares”) and 1,553,803 of Mr. Meckenzie’s shares of Class A common stock (“Supplemental Lockup Shares”) may not, without our consent, be directly or indirectly offered, sold, hedged, pledged or otherwise transferred or disposed of, or included in any swap or other transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Lockup Shares or Supplemental Lockup Shares, subject to certain exceptions as set forth in the BCA, until the date that is five years following the Closing Date for the Lockup Shares or two years following the Closing Date for the Supplemental Lockup Shares, unless such shares are earlier released in accordance with the provisions of the BCA.
Following the Closing of the Business Combination, certain stock and optionholders agreed not to transfer the shares and options held by them until October 20, 2020. The shares held by such stockholders were subsequently registered for resale.

Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of our common stock then outstanding; or

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the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information known to the Company regarding the beneficial ownership of Company common stock, that upon the consummation of this offering, will be owned by:
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each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;

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each of the Company’s executive officers and directors;

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all executive officers and directors of the Company as a group; and

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the selling stockholders.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.
The beneficial ownership of Company common stock is based on 357,402,499 shares of Class A common stock and 393,013,951 shares of Class B common stock issued and outstanding as of October 1, 2020 (prior to the offering).
In contemplation of this offering, the Company released the selling stockholders from various lock-up restrictions as described under the section entitled “Shares Available for Future Sale — Lock-Up Agreements”.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them. Such beneficial ownership reflects security ownership known to the Company.
	Securities Beneficially Owned Before this Offering						Securities Beneficially Owned Upon Completion of this Offering (Assuming No Exercise of Overallotment)			Securities Beneficially Owned Upon Completion of this Offering (Assuming Exercise of Overallotment)
Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%	% of Total Voting Power	Total Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus (including Overallotment)	Number of Shares of Class A Common Stock	% of Class A Common Stock	% of Total Voting Power	Number of Shares of Class A Common Stock	% of Class A Common Stock	% of Total Voting Power
Current Directors and Executive Officers
Jason Robins(1)(2)(3)	16,843,055	4.5%	393,013,951	100%	91.7%	—	16,843,055	4.3%	91.4%	16,843,055	4.3%	91.3%
Matthew Kalish(1)(3)(4)	6,554,891	1.8%	—	—	*	—	6,554,891	1.7%	*	6,554,891	1.7%	*
Paul Liberman(1)(3)(5)	7,136,631	2.0%	—	—	*	—	7,136,631	1.9%	*	7,136,631	1.9%	*
M. Gavin Isaacs(6)(7)	479,285	*	—	—	*	—	479,285	*	*	479,285	*	*
Woodrow Levin(1)(3)(8)	379,113	*	—	—	*	—	379,113	*	*	379,113	*	*
Shalom Meckenzie(6)	30,560,261	8.6%	—	—	*	8,538,995	23,611,173	6.3%	*	22,021,266	5.9%	*
Jocelyn Moore	0	*	—	—	*	—	0	*	*	0	*	*
Ryan R. Moore(1)(3)(9) (affiliated with Atlas Venture Fund VIII, L.P.)	9,540,909	2.7%	—	—	*	1,000,000**	8,540,909	2.3%	*	8,540,909	2.3%	*
Valerie Mosley	0	*	—	—	*	—	0	*	*	0	*	*

	Securities Beneficially Owned Before this Offering						Securities Beneficially Owned Upon Completion of this Offering (Assuming No Exercise of Overallotment)			Securities Beneficially Owned Upon Completion of this Offering (Assuming Exercise of Overallotment)
Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%	% of Total Voting Power	Total Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus (including Overallotment)	Number of Shares of Class A Common Stock	% of Class A Common Stock	% of Total Voting Power	Number of Shares of Class A Common Stock	% of Class A Common Stock	% of Total Voting Power
Steven J. Murray(1)(3)(10) (affiliated with Revolution Growth III, LP)	6,798,565	1.9%	—	—	*	1,899,621**	5,252,641	1.4%	*	4,898,944	1.3%	*
Hany M. Nada(1)(3)(11) (affiliated with ACME SPV DK, LLC)	6,311,415	1.8%	—	—	*	946,712**	5,364,703	1.4%	*	5,364,703	1.4%	*
Richard Rosenblatt(1)(12)	213,776	*	—	—	*	—	213,776	—	*	213,776	—	*
John S. Salter(1)(3)(13) (affiliated with RPII DK LLC)	21,868,062	6.1%	—	—	*	5,428,968**	16,895,490	4.5%	*	16,439,094	4.4%	*
Harry E. Sloan(14)	3,660,011	1.0%	—	—	*	—	3,660,011	1.0%	*	3,660,011	1.0%	*
Marni M. Walden(1)(15)	137,720	*	—	—	*	—	137,720	—	*	137,720	—	*
R. Stanton Dodge(1)(16)	3,539,276	1.0%	—	—	*	—	3,539,276	*	*	3,539,276	*	*
Jason Park(1)(17)	1,004,965	*	—	—	*	—	1,004,965	*	*	1,004,965	*	*
All Directors and Executive Officers as a Group (17 Individuals)	115,027,935	32.2%	393,013,951	100%	93.5%	17,814,296	99,613,639	26.7%	92.8%	97,213,639	25.9%	92.7%
Five Percent Holders
Shalom Meckenzie(6)	30,560,261	8.6%	—	—	*	8,538,995	23,611,173	6.3%	*	22,021,266	5.9%	*
RPII DK LLC(3)(18)	21,868,062	6.1%	—	—	—	5,428,968	16,895,490	4.5%	*	16,439,094	4.4%	*
TFCF Sports Enterprises, LLC(19)	18,718,527	5.2%	—	—	*	—	18,718,527	5.0%	*	18,718,527	5.0%	*
Other Selling Stockholders
ACME SPV DK, LLC(20)	6,311,415	1.8%	—	—		946,712	5,364,703	1.4%	*	5,364,703	1.4%	*
Atlas Venture Fund VIII, L.P.(21)	9,540,909	2.7%	—	—	*	1,000,000	8,540,909	2.3%	*	8,540,909	2.3%	*
J. Gleek Properties Ltd.(22)	2,247,079	*	—	—	*	300,000	1,947,079	*	*	1,947,079	*	*
Certain funds and accounts of Kraft(23)	2,699,226	*	—	—	*	285,704	2,413,522	*	*	2,413,522	*	*
Revolution Growth III, LP(24)	6,798,565	1.9%	—	—	—	1,899,621	5,252,641	1.4%	*	4,898,944	1.3%	*

*
Less than one percent.

**
Represents amount to be sold by fund affiliated with director, not shares held by director directly.

(1)
The business address of each of these stockholders is 222 Berkeley Street, 5th Floor, Boston, MA 02116.

(2)
Includes 1,654,466 shares of Class A common stock and 11,580,467 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Robins, our Chief Executive Officer and Chairman of the Board, Jason Robins Revocable Trust u/d/t January 8, 2014, Robins Family Trust, Jason Robins 2020 Trust and/or Robins Grantor Retained Annuity Trust of 2020, for which Mr. Robins has sole investment and voting power. Also includes 3,600,052 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Robins is a party to the Stockholders Agreement.

(3)
Includes such holder’s pro rata portion of Class A common stock underlying the private placement warrants transferred from Eagle Equity Partners and Harry Sloan to equityholders of Old DK that became exercisable on May 23, 2020 as follows: 8,070 shares to Mr. Robins and entities affiliated with him; 7,174 shares to Mr. Kalish and entities affiliated with him; 6,792 shares to Mr. Liberman and entities affiliated with him; 1,983 shares to Mr. Levin and entities affiliated with him; 63,450 shares to Mr. Moore through entities affiliated with him; 47,317 to Mr. Murray through an entity affiliated with him; 152,190 shares to RPII DK LLC, for which Mr. Salter shares investment and voting power; and 112,978 shares to TFCF Sports Enterprises, LLC.

(4)
Includes 709,001 shares of Class A common stock and 4,059,099 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Kalish, our President, DraftKings North America, and Director, Kalish Family 2020 Irrevocable Trusts and Matthew P. Kalish 2020 Trust, for which Mr. Kalish has sole investment and voting power. Also includes 1,779,617 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Kalish is a party to the Stockholders Agreement.
(5)
Includes 549,733 shares of Class A common stock and 4,800,489 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Liberman, our President, Global Technology and Product, and Director, Paul Liberman 2015 Revocable Trust dated May 12, 2015, Paul Liberman 2020 Trust and Liberman Grantor Retained Annuity Trust of 2020, for which Mr. Liberman has sole investment and voting power. Also includes 1,779,617 shares underlying unvested options to purchase shares of Class A common stock and restricted stock units that will vest within 60 days. Mr. Liberman a party to the Stockholders Agreement.

(6)
Includes 30,560,261 shares of Class A common stock held for the benefit of Mr. Meckenzie by IBI Trust Management. The business address of Mr. Meckenzie is c/o Herzog Fox & Neeman, Asia House, 4 Weizman St. Tel Aviv 6423904, Israel. Mr. Meckenzie is party to the Stockholders Agreement.

(7)
Represents vested options exercisable for shares of Class A common stock.

(8)
Includes 274,436 shares of Class A common stock and 98,622 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Levin, Levin Family 2015 Irrevocable Trust and OneSixRed LLC, for which Mr. Levin has sole investment and voting power. Also includes 4,072 shares underlying unvested options to purchase shares of Class A common stock that will vest within 60 days.

(9)
Represents shares of Class A common stock held by Accomplice Fund I, L.P., Accomplice Fund II, L.P., Accomplice Management Holdings, LLC, Accomplice DK Investors, LLC, Atlas Venture Fund VIII, L.P. and Accomplice DK Investors, for which Mr. Moore shares investment and voting control. Mr. Moore disclaims beneficial ownership of all shares except to the extent of his pecuniary interest, if any, therein. Mr. Moore is a party to the Stockholders Agreement.

(10)
Represents shares of Class A common stock held by Revolution Growth III, LP. Mr. Murray is the operating manager of the ultimate general partner of Revolution Growth III, LP and may be deemed to have voting and dispositive power with respect to the securities held by Revolution Growth III, LP. Mr. Murray is a party to the Stockholders Agreement.

(11)
Represents shares of Class A common stock held by ACME SPV DK, LLC, for which Mr. Nada shares investment and voting control. Mr. Nada is a party to the Stockholders Agreement.

(12)
Includes 2,230 shares of Class A common stock, 207,572 vested options exercisable for shares of Class A common stock and 3,974 shares underlying unvested options to purchase shares of Class A common stock that will vest within 60 days. Mr. Rosenblatt is a party to the Stockholders Agreement.

(13)
Represents shares of Class A common stock held by RPII DK LLC, for which Mr. Salter shares investment and voting control. Mr. Salter is a party to the Stockholders Agreement.

(14)
Mr. Sloan’s business address is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Amount includes 2,730,912 shares of Class A common stock and 929,099 shares underlying private placement warrants. Mr. Sloan is a party to the Stockholders Agreement.

(15)
Includes 1,439 shares of Class A common stock, 132,663 vested options exercisable for shares of Class A common stock and 3,618 shares underlying unvested options to purchase Class A common stock that will vest within 60 days.

(16)
Includes 7,321 shares of Class A common stock, 3,137,288 vested options exercisable for shares of Class A common stock and 394,667 shares underlying unvested options to purchase Class A common stock and restricted stock units that will vest within 60 days, beneficially owned by Mr. Dodge, our Chief Legal Officer and Secretary. Mr. Dodge is a party to the Stockholders Agreement.

(17)
Includes 38,352 shares of Class A common stock, 662,924 vested options exercisable for shares of Class A common stock and 303,689 shares underlying unvested options to purchase Class A common stock and restricted stock units that will vest within 60 days, beneficially owned by Mr Park, our Chief Financial Officer. Mr. Park is a party to the Stockholders Agreement.

(18)
John S. Salter, Jeffrey A. Sine, Joseph Ravitch, Brandon Gardner and Deborah Mei, members of the Investment Committee of Raine Partners II LP, the managing member of RP II DK LLC, are considered beneficial owners of the securities of the Selling Stockholder. Each Control Person wishes to disclaim beneficial ownership except to the extent of his or her pecuniary interest therein. The business address of RPII DK LLC is c/o Raine Capital LLC, 65 East 55th St, 24th Floor, New York, NY 10022. John Salter is a director of DraftKings and Raine Securities LLC has served as a financial advisor and placement agent to Old DK. The Selling Stockholder is a party to the Stockholders Agreement.

(19)
Michael Heimbach is the manager of TFCF Sports Enterprises, LLC. The business address of TFCF Sports Enterprises, LLC is 1211 Avenue of the Americas, New York, NY 10036.

(20)
The business address of ACME SPV DK, LLC is 800 Market St, 8th Floor, San Francisco, CA 94102. Hany Nada is the control person of ACME SPV DK, LLC and a director of DraftKings. The Selling Stockholder is a party to the Stockholders Agreement.

(21)
Atlas Venture Associates VIII, L.P. (“AVA VIII L.P.) is the general partner of Atlas Venture Fund VIII, L.P. Atlas Venture Associates VIII, Inc. (“AVA VIII Inc.”) is the general partner of AVA VIII L.P. The business address of Atlas Venture Fund VIII, L.P. is 25 First St, Suite 303, Cambridge, MA, 02141. Ryan Moore is a director of DraftKings and a party to the Stockholders Agreement. Each of AV VIII, AVA VIII L.P. and AVA VIII Inc. disclaim beneficial owner of the shares except to the extent of their pecuniary interest therein. Frank Castellucci is the General Counsel of Atlas Venture Fund VIII, L.P. The Selling Stockholder is a party to the Stockholders Agreement.

(22)
Julian Gleek is the sole director of the Selling Stockholder and is a party to the Stockholders Agreement. The business address of J Gleek Properties Limited is 47 Gloucester Square, London, UK W22TQ.

(23)
Comprised of shares held by DK Edgar LLC, DK Winter LLC, JAK II LLC, KPC Venture Capital LLC and Two R LLC. The Selling Stockholder has a marketing agreement with an affiliate of DraftKings and DraftKings has a sponsorship relationship with Gillette Stadium and the New England Patriots, pursuant to which DraftKings pays an annual fee to advertise and promote its brand and products at Gillette Stadium and through certain marketing and medial channels associates with Gillette

Stadium and the Patriots. Jonathan A. Kraft is the managing member of DK Edgar LLC and JAK II LLC. Daniel A. Kraft is the managing member of DK Winter, LLC. Robert K. Kraft is the sole director of the manager of KPC Venture Capital LLC and the managing member of Two R LLC. The business address of DK Edgar LLC, DK Winter LLC, JAK II LLC, KPC Venture Capital LLC and Two R LLC is One Patriot Place, Foxborough, MA 02035. The Selling Stockholder is a party to the Stockholders Agreement.
(24)
The business address of Revolution Growth III, LP is 1717 Rhode Island Avenue, 10th Fl., Washington, D.C., 20036. Steven Murray is the operating manager of the ultimate general partner of Revolution Growth III, LP and a director of DraftKings. The Selling Stockholder is a party to the Stockholders Agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DEAC
On March 28, 2019, the Sponsor purchased an aggregate of 10,062,500 founder shares in exchange for a capital contribution of $25,000, or approximately $0.002 per share. On April 10, 2019, the Sponsor transferred 4,930,625 founder shares to Harry E. Sloan for a purchase price of $12,250 (the same per-share price initially paid by our Sponsor), resulting in the Sponsor holding 5,131,875 founder shares. On May 10, 2019, the Sponsor and Mr. Sloan each forfeited at no cost 31,875 and 30,625 founder shares, respectively, to DEAC in connection with the election by the underwriters to exercise their over-allotment option in part and not in full, resulting in an aggregate of 10,000,000 founder shares outstanding, consisting of 5,100,000 held by the Sponsor and 4,900,000 held by Mr. Sloan.
The Sponsor and Mr. Sloan purchased an aggregate of 6,333,334 private placement warrants in connection with DEAC’s initial public offering, at a price of $1.50 per warrant, or $9,500,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share.
Pursuant to the terms of the Stockholders Agreement, the members of the DEAC Stockholder Group have agreed not to transfer any shares of common stock beneficially owned or owned of record by such stockholder until the earliest of (A) one year from the Closing, (B) the last consecutive trading day where the volume weighted average share price equals or exceeds $15.00 per share for at least 20 out of 30 consecutive trading days, commencing not earlier than 180 days after the Closing or (C) at the time DraftKings consummates a transaction after the transactions which results in the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Prior to the consummation of the Business Combination, DEAC sub-leased its executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an affiliate of DEAC’s Sponsor. DEAC reimbursed Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of its management team in an amount not exceeding $15,000 per month. Upon completion of the Business Combination, we ceased paying these monthly fees.
DraftKings
Share Exchange Agreement
On the Closing Date, in connection with the consummation of the Business Combination, Old DK, DEAC NV and Jason Robins entered into a Share Exchange Agreement (the “Exchange Agreement”), pursuant to which, (i) Old DK issued 1,659,078 shares of its Class A common stock and 393,013,951 shares of its Class B common stock in exchange for 1,659,078 shares of common stock of Old DK (the “Share Exchange”) held by Jason Robins; (ii) DEAC NV and Old DK agreed to treat each of the Share Exchange and the Merger Share Exchange (as defined in the Exchange Agreement) as a “tax-free reorganization”; and (iii) DEAC NV and Old DK agreed to jointly and severally indemnify Jason Robins from and against any federal, state and local taxes resulting from the Share Exchange itself with respect to, or as a result of, the receipt of such shares of Old DK Class B common stock or any income recognized by Jason Robins with respect to such shares of Old DK Class B common stock received by him in connection with the Share Exchange or the shares of Class B common stock received by him in exchange for such shares of Old DK Class B common stock (including interest and penalties, and costs and expenses incurred in connection with any audit, examination, inquiry or other action or proceeding with respect to the foregoing (including the documented fees and disbursements of the CEO’s counsel related thereto)) upon the Closing.
The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Exchange Agreement, which is attached as an exhibit to the registration statement of which the prospectus is a part.

Earnout Escrow Agreement
On the Closing Date, in connection with the consummation of the Business Combination, DraftKings, Shalom Meckenzie, in his capacity as SBT Sellers’ Representative, Eagle Equity Partners, LLC, Jeff Sagansky, Eli Baker, Harry Sloan, I.B.I. Trust Management, the trustee, and Computershare Trust Company, N.A., as escrow agent, entered into an escrow agreement (the “Earnout Escrow Agreement”) pursuant to which (i) 5,388,000 shares of Class A common stock were delivered and deposited into a custodian account and (ii) 612,000 shares of Class A common stock were delivered to the trustee (together, the “Earnout Shares”), in each case, to be released pro-rata to the recipients thereof only upon the occurrence of certain triggering events that relate to the achievement of certain stock price thresholds based upon the volume weighted average share price of our Class A common stock ranging from $12.50 to $16.00 at any time during a four-year period commencing on the Closing Date.
On May 21, 2020, the triggering events for the issuance of all of the Earnout Shares occurred, as the volume weighted average share price of our Class A common stock as of that date had been greater than or equal to $16.00 over the previous 20 trading days. As a result, we issued 6,000,000 Earnout Shares to certain stockholders, including 1,500,000 Earnout Shares to Harry Sloan, 612,000 Earnout Shares to Shalom Meckenzie, 231,508 Earnout Shares to RPII DK LLC, for which John Salter shares voting and investment power, 198,306 Earnout Shares to Jason Robins (including certain affiliated entities), 171,860 Earnout Shares to TFCF Sports Enterprises, LLC, 96,519 Earnout Shares to Ryan Moore (including certain affiliated entities), 84,477 Earnout Shares to Paul Liberman (including certain affiliated entities), 77,779 Earnout Shares to Matthew Kalish (including certain affiliated entities), 71,977 Earnout Shares to Steven Murray (including certain affiliated entities), 66,820 Earnout Shares to Hany Nada, 39,029 Earnout Shares to R. Stanton Dodge, 14,497 Earnout Shares to Jason Park, 4,068 Earnout Shares to Woodrow Levin (including certain affiliated entities), 2,230 Earnout Shares to Richard Rosenbaltt and 1,439 Earnout Shares to Marni Walden.
The foregoing description of the Earnout Escrow Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Earnout Escrow Agreement, which is attached as an exhibit to the registration statement of which this prospectus is a part.
Stockholders Agreement
Corporate Governance
In connection with the Business Combination, the Company, the DEAC Stockholder Group, the DK Stockholder Group and the SBT Stockholder Group entered into the Stockholders Agreement, which is filed as an exhibit to the registration of which this prospectus is a part, and which provides, among other things, that, our Board will initially be as set forth below:
•
DraftKings Directors.   Ten directors nominated by the DK Stockholder Group, which were the directors of Old DK, including the Chief Executive Officer and at least five directors who qualify as “independent” directors under The Nasdaq Stock Market listing rules.

•
SBT Directors.   Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules.

•
DEAC Director.   One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld).

•
From the first annual meeting of stockholders following the Closing Date, Mr. Meckenzie will have the right to nominate one director (and any replacement of such director) to serve on the Board (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of our Class A common stock.

•
Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of stockholders so long as Mr. Meckenzie has such nomination right described above.

Additionally, as of immediately following the Company’s 2021 Annual Meeting, the total number of directors constituting the Board will be reduced to eleven. The nominating and corporate governance committee of the Board will recommend to the Board eleven candidates for election to the Board at the 2021 Annual Meeting, of which no more than eight will be any of the ten directors initially nominated to serve on the Board by the DK Stockholder Group.
Lock-Ups
Pursuant to the Stockholders Agreement entered into at the Closing, with certain limited exceptions, (i) no member of the DK Stockholder Group or the SBT Stockholder Group is permitted to transfer any shares of common stock beneficially owned or owned of record by such stockholder for a period of 180 days from the Closing, (ii) no member of the DEAC Stockholder Group is permitted to transfer any shares of common stock beneficially owned or owned of record by such stockholder until the earliest of (A) one year from the Closing, (B) the last consecutive trading day where the volume weighted average share price equals or exceeds $15.00 per share for at least 20 out of 30 consecutive trading days, commencing not earlier than 180 days after the Closing or (C) at the time DraftKings consummates a transaction after the transactions which results in the stockholders having the right to exchange their shares of common stock for cash, securities or other property; and (iii) Mr. Robins is not permitted to transfer any shares of common stock beneficially owned or owned of record until two years after the Closing.
Following the expiration of the lock-up periods, as applicable, the shares of DraftKings beneficially owned or owned of record by such stockholders may be sold without restriction, other than the restriction to transfer in accordance with the Securities Act and other applicable federal or state securities laws.
In contemplation of this offering, the selling stockholders were released from the lockup provisions with respect to the portion of their securities offered for sale and have agreed not to sell their remaining shares of common stock until 90 days following the date of this prospectus. Additionally, on October 5, 2020, we and the parties to the Stockholders Agreement entered into an amendment to the Stockholders Agreement, which releases all of the stockholders party to the Stockholders Agreement from the lock up restrictions set forth therein effective as of October 20, 2020. However, our directors and officers have entered into amended and restated lock-up agreements with the underwriters of this offering, under which they have agreed, or will agree, that, subject to certain exceptions, they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Class A common stock for 45 days following the date of this prospectus.
Permitted Transfers
At any time, any member of the Stockholder Parties may transfer shares of DraftKings common stock:
•
pursuant to a merger, stock sale, consolidation or other business combination of DraftKings with a third party that results in a change in control of DraftKings;

•
so long as such member is an individual, (x) to such member’s ancestors, descendants, siblings, cousins or spouse, (y) to trusts for the benefit of such member or such persons or (z) by way of bequest or inheritance upon death (provided that such transferee agrees in a writing to be bound by the terms of the Stockholders Agreement as a Stockholder Party); and

•
to any wholly-owned affiliate of such Stockholder Party or to any person wholly owning such stockholder.

Following the expiration of the lock-up periods, as applicable, the shares of DraftKings beneficially owned or owned of record by such stockholders may be sold without restriction, other than the restriction to transfer in accordance with the Securities Act and other applicable federal or state securities laws.
In contemplation of this offering, the selling stockholders were released from the lockup provisions with respect to the portion of their securities offered for sale and have agreed not to sell their remaining shares of common stock until 90 days following the date of this prospectus.

Registration Rights
The Stockholders Agreement provides that within 30 days of the Closing, DraftKings will file a shelf registration statement on Form S-1 with respect to resales of all Registrable Securities (as defined in the Stockholders Agreement) held by members of the Stockholder Parties and will use its commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) 60 days (or 120 days if the SEC notifies DraftKings that it will “review” such shelf registration statement) after the Closing and (ii) the tenth business day after the date DraftKings is notified by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review. DraftKings filed such shelf registration on May 6, 2020 and it was declared effective on May 13, 2020.
In the period following the expiration of the lock-up periods, if any member of the Stockholder Parties delivers notice to DraftKings stating that it intends to effect an underwritten public offering of all or part of its Registrable Shares included on a shelf registration statement and reasonably expects aggregate gross proceeds of not less than $75,000,000, DraftKings will enter into a customary underwriting agreement and will take all such other reasonable actions as are requested by the managing underwriter or underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided that DraftKings will have no obligation to facilitate or participate in more than two underwritten offerings for each of the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group and no more than six underwritten offerings in the aggregate.
Whenever DraftKings proposes to publicly sell or register for sale any of its securities in an underwritten offering pursuant to a registration statement other than on Form S-8 or on Form S-4, DraftKings will give notice to the Stockholder Parties and will include all Registrable Shares that any member of the Stockholder Parties requests for inclusion within five days of receiving notice from DraftKings, subject to any cut-back deemed necessary by an underwriter.
As long as any member of the Stockholder Parties owns Registrable Securities, DraftKings will, at all times while it remains a reporting company under the Exchange Act, file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by DraftKings after the Closing pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the members of the Stockholder Parties with true and complete copies of all such filings.
Unsuitable Persons
Each member of the Stockholder Parties acknowledges and agrees to the application of the provisions concerning unsuitability contained in the Charter, which is applicable to all holders of common stock or other equity securities of DraftKings. Pursuant to such unsuitability provisions, common stock or any other equity securities of DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of DraftKings, owned or controlled by any stockholder of DraftKings whom the DraftKings board of directors determines in good faith (following consultation with reputable outside gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors, is an Unsuitable Person or by an affiliate of an Unsuitable Person, will be subject to mandatory sale and transfer to either DraftKings or one or more third-party transferees, in such number and class(es)/series as determined by the DraftKings board of directors, on the terms and conditions set forth in the Charter. See “Description of Capital Stock  —  Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”.
Private Placements of Securities
Series E-1 Preferred Stock Financing
Between March 2017 and April 2017, Old DK sold an aggregate of 54,901,310 shares of its Series E-1 preferred stock in multiple closings at a purchase price of $2.202916 per share, for an aggregate purchase amount of approximately $120.9 million. Certain related persons participated in the financing round through investment funds in which they participate in management and/or have a financial interest. The following table summarizes purchases of DraftKings’ Series E-1 preferred stock by related persons:
Name	Number of Shares	Purchase Price ($)
Revolution Growth III, LP(1)	2,269,718	4,999,998.10
RPII DK LLC(2)	1,361,830	2,999,997.10
Entities affiliated with Accomplice, LLC(3)	453,943	999,998.30

(1)
Steven J. Murray is a member of the DraftKings board of directors and is an affiliate of Revolution Growth III, LP.

(2)
John Salter is a member of the DraftKings board of directors and is an affiliate of RPII DK LLC. RPII DK LLC held more than 5% of DraftKings capital stock as of the date of this prospectus.

(3)
Consists of 453,943 shares purchased by Accomplice Fund I, L.P. Ryan Moore is a member of the DraftKings board of directors and is an affiliate of Accomplice Fund I, L.P.

Series F Preferred Stock Financing
Between August 2018 and March 2020, DraftKings sold an aggregate of 59,663,975 shares of its Series F preferred stock in multiple closings at a purchase price of $2.549560 per share, for an aggregate amount of approximately $152.1 million, after accounting for redemptions. Certain related persons participated in the financing round through investment funds in which they participate in management and/or have a financial interest. The following table summarizes purchases of DraftKings’ Series F preferred stock by related persons:
Name	Number of Shares	Purchase Price ($)
Revolution Growth III, LP(1)	3,922,245	9,999,998.97
Accomplice Fund II, L.P.(2)	784,449	1,999,999.80
Jason Robins Revocable Trust u/d/t January 8, 2014(3)	39,222	99,998.85

(1)
Steven J. Murray is a member of the DraftKings board of directors and is an affiliate of Revolution Growth III, LP.

(2)
Ryan Moore is a member of the DraftKings board of directors and is an affiliate of Accomplice Fund II, L.P.

(3)
Jason Robins, the trustee of Jason Robins Revocable Trust u/d/t January 8, 2014, is the Chief Executive Officer and Chairman of the board of directors of DraftKings.

Raine 2019 Engagement Letter
On August 28, 2019, DraftKings entered into an engagement letter, which was subsequently amended on December 13, 2019, with Raine Securities LLC (“Raine Securities”), an affiliate of Raine. John Salter, a member of the board of directors of DraftKings, is a partner of Raine. Pursuant to the engagement letter, Raine Securities acted as the exclusive financial advisor to DraftKings in connection with the acquisition of SBTech and the Business Combination. Under the terms of the engagement letter, DraftKings agreed to pay Raine Securities the following fees in addition to any other fees and expenses that may become payable under the terms of the engagement letter: (i) a success fee of $5.0 million for services in connection with the consummation of the SBTech Acquisition; (ii) a placement agent fee in connection with the Convertible Notes financing; and (iii) a success fee of $7.0 million for services in connection with the consummation of the Business Combination. The engagement letter terminated upon the close of the Business Combination.
DKFS
On August 27, 2019, DraftKings and other investors, including Accomplice Fund II, L.P. and Hany Nada, as well as Jason Robins and Jason Park, acquired equity interests of DKFS, LLC, a newly created joint venture, which among other things, invests in early stage companies in the sports entertainment industry. Jason Robins and Jason Park are managers of DKFS. The following table summarizes the equity interests of DKFS, LLC held by DraftKings and related persons, as well as the consideration paid for such interests:
Name	Common Units	Incentive Units(1)	Cash Consideration ($)	In-Kind Consideration ($)(2)
DraftKings	4,500,000	—	—	3,000,000
Accomplice Fund II, L.P.(3)	1,500,000	—	1,000,000	—
Hany Nada(4)	375,000	—	250,000	—
Jason Robins(5)	—	126,603	—	—
Jason Park(6)	—	63,301	—	—

(1)
One-fourth of each recipient’s incentive units vest on the one-year anniversary of the date of issuance and the remainder vest in equal monthly installments over the subsequent 36 months, subject to the recipient’s continued provision of services to DKFS, LLC.

(2)
Consists of the contribution to DKFS, LLC of a license to use certain proprietary marks and logos owned by DraftKings.

(3)
Ryan Moore is a director of DraftKings and an affiliate of Accomplice Fund II, L.P.

(4)
Hany Nada is a director of DraftKings.

(5)
Jason Robins is the Chairman and Chief Executive Officer of DraftKings.

(6)
Jason Park is the Chief Financial Officer of DraftKings.

In connection with the investment in DKFS, LLC, DraftKings also agreed to enter into a services agreement with Drive by DraftKings, Inc., a wholly-owned subsidiary of DKFS, LLC. Pursuant to this services agreement, DraftKings will provide certain administrative and other services to Drive by DraftKings, Inc. Specifically, DraftKings provides office space and general overhead support to DKFS, LLC. The overhead support relates to rent, utilities and general and administrative support services. As of December 31, 2019, DraftKings had $959,000 of receivables from this entity related to these services. We anticipate that the service agreement fees incurred by Drive by DraftKings, Inc. will be approximately $120,000 annually.
Smack Transfer Transaction
On May 11, 2018, DraftKings entered into an asset purchase agreement with Smack Inc. (“Smack”) and certain stockholders of Smack, including Jason Robins and OneSix Red, LLC. Woodrow Levin, a director of DraftKings, is a manager of and has a financial interest in OneSix Red, LLC, primarily to hire certain key employees of Smack, which at the time, made mobile-based applications for end users. The stockholders party to the asset purchase agreement received shares of DraftKings common stock as consideration for the transaction totaling 258,621 shares in the aggregate at a price per share of $1.16 (for a total value of $300,000.36). Jason Robins received 761 shares (valued at $882.76) and OneSix Red, LLC received 8,747 shares (valued at $10,146.52). In connection with the transaction, the Smack stockholders, including Jason Robins and OneSix Red, LLC, entered into a stockholder agreement with DraftKings, which, among other things, requires such stockholders to vote the shares received as consideration in a certain way in the event of a change of control of DraftKings.
Fox Media Agreement
On August 1, 2014, DraftKings entered into a fantasy games advertising agreement with Fox Sports Interactive Media, LLC, which was incorporated into a media purchase agreement between DraftKings and Fox Networks Group, Inc., dated July 13, 2015 (as amended from time to time thereto, the “Media Purchase Agreement”). Fox Networks Group, Inc., until March 2019, was an affiliate of Fox, which holds over 5% of DraftKings capital stock. Pursuant to the Media Purchase Agreement, and effective January 2019, DraftKings is committed to an aggregate minimum commitment of $15 million through December 31, 2021 ($5 million per year). The Media Purchase Agreement will expire December 31, 2021 unless DraftKings elects to extend it.

ESPN Commercial Agreement
Effective September 1, 2020 DraftKings entered into an agreement with ESPN, Inc. (“ESPN”), to become a co-exclusive sportsbook link-out provider and exclusive daily fantasy sports link-out provider to ESPN across a selection of their digital properties. The Walt Disney Company (“Disney”) owns 80% of ESPN making ESPN an affiliate of TFCF Sports Enterprises LLC (“TFCF”), a wholly owned subsidiary of TFCF Corporation, which, in turn (through a series of intermediary entities) is a wholly owned subsidiary of Disney. TFCF is currently a direct holder of (and Disney, the beneficial owner of) greater than 5% of DraftKings Class A common stock. Pursuant to the agreement, DraftKings committed to approximately $35 to $50 million per year for a period of up to 10 years with DraftKings and ESPN each having termination rights under certain conditions.
Convertible Notes
As part of DraftKings’ issuance of Convertible Notes, Accomplice DK Investors, LLC invested an aggregate of $4 million. Ryan Moore is a director of DraftKings and is an affiliate of Accomplice Fund I, L.P. and Accomplice Management Holdings, LLC.
SBTech
In the three years ended December 31, 2019, 2018 and 2017, SBTech engaged Collaborative Marketing OOD, a consulting company owned by Mr. Meckenzie and another individual, pursuant to which Collaborative Marketing OOD provided marketing, sales and business development services to SBTech in exchange for a fee of €446 thousand, €296 thousand and €220 thousand, in 2019, 2018 and 2017, respectively, including a one-time termination fee of €243 thousand in 2019.
Additionally, during the three years ended December 31, 2019, 2018 and 2017, Water Tree Group, a company wholly owned by Mr. Meckenzie’s brother, transacted with SBTech for its platform licensing services. The amount received from Water Tree Group for the license was €6.265 million, €6.870 million and €8.765 million in 2019, 2018 and 2017, respectively.
Furthermore, during the three years ended December 31, 2019, 2018 and 2017, A.L. Skyshield LTD (“Skyshield”), a real-estate company owned by Mr. Meckenzie, leased offices in Israel to Gaming Tech Ltd., a subsidiary of SBTech. The amount paid out to Skyshield in respect of lease was €627 thousand, €480 thousand and €127 thousand in 2019, 2018 and 2017, respectively. Additionally, SBTech provided a loan to Skyshield in the amount of €2.810 million. The loan bears interest at Libor +2.25% per annum. In 2019, there were no repayments against this loan. In 2018, SBTech received repayments which amounted to €1.550 million. As of December 31, 2019, the loan amounted to €1.430 million. This loan was repaid in full at the Closing of the Business Combination.
Related Person Transaction Policy
The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which DraftKings or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of DraftKings’ executive officers or a member of the Board;

•
any person who is known by DraftKings to be the beneficial owner of more than five percent (5%) of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and
•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

In addition, we have in place policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the audit committee charter, the audit committee has the responsibility to review related person transactions.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of Class A common stock. This discussion applies only to shares that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our shares in this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”)), including but not limited to:
•
financial institutions or financial services entities;

•
broker-dealers;

•
governments or agencies or instrumentalities thereof;

•
regulated investment companies;

•
real estate investment trusts;

•
expatriates or former long-term residents of the U.S.;

•
persons that actually or constructively own five percent or more of our voting shares;

•
insurance companies;

•
dealers or traders subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

•
persons holding shares of Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•
persons that receive shares of Class A common stock upon the exercise of employee stock options or otherwise as compensation;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•
tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold shares of Class A common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of shares of Class A common stock, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions.   If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis its shares of Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of Class A common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock. Upon a sale or other taxable disposition of shares of Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its shares of Class A common stock so disposed of. A U.S. holder’s adjusted tax basis in its shares of Class A common stock generally will equal the U.S. holder’s acquisition cost for the shares less any prior distributions treated as a return of capital.
Information Reporting and Backup Withholding.   In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of Class A common stock who or that is for U.S. federal income tax purposes:
•
a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•
a foreign corporation or

•
an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of shares of Class A common stock.
Taxation of Distributions.   In general, any distributions we make to a Non-U.S. holder of shares of Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock” below.
The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.   A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of shares of Class A common stock, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates.
Information Reporting and Backup Withholding.   Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes.   Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

UNDERWRITING
We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC are acting as the representatives of the underwriters.
Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC ..
Total	32,000,000
The underwriters are committed to take and pay for all of the shares of Class A common stock being offered by us and the selling stockholders, if any are taken, other than the shares of Class A common stock covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 4,800,000 shares of Class A common stock from us and the selling stockholders to cover sales by the underwriters of a greater number of shares of Class A common stock than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares of Class A common stock in approximately the same proportion as set forth in the table above.
The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 4,800,000 additional shares of Class A common stock.
Paid by us
	No Exercise	Full Exercise
Per share	$	$
Total	$	$
Paid by the selling stockholders
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We, our executive officers and directors and the selling stockholders have agreed or will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock for 45 days (in the case of our executive officers and directors) or 90 days (in the case of us and the selling stockholders) following the date of this prospectus, except with the prior written consent of Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, as the representatives of the underwriters. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.
Our Class A common stock is listed on The Nasdaq Global Market under the symbol “DKNG.”

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise.
We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, payable by us and the selling stockholders will be approximately $2 million. The underwriters have agreed to reimburse us for certain of our offering expenses.
We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions
European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of common stock (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
Each Underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company or the selling stockholders; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada
The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person that is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice of the Sale of Investment products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS
Greenberg Traurig, LLP has passed upon the validity of the Class A common stock offered by this prospectus and certain other legal matters related to this prospectus. Certain legal matters in connection with this offering will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by White & Case LLP.
EXPERTS
The consolidated financial statements of DraftKings Inc. as at December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, appearing in this prospectus, have been audited by BDO USA, LLP (“BDO”), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. BDO’s report contains an explanatory paragraph regarding DraftKings’ ability to continue as a going concern and the impact of the novel coronavirus.
The consolidated financial statements of SBT and Subsidiaries as at December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2019, 2018 and 2017, appearing in this prospectus, have been audited by Ziv Haft, CPA (Isr.) (“Ziv Haft”), a BDO Member Firm, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing. Ziv Haft’s report contains an explanatory paragraph regarding the impact of the novel coronavirus.
The consolidated financial statements of Diamond Eagle Acquisition Corp. as of December 31, 2019 and for the period from March 27, 2019 (date of inception) through December 31, 2019 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We also maintain an Internet website at www.draftkings.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
DRAFTKINGS INC.

SBTECH (GLOBAL) LIMITED

DIAMOND EAGLE ACQUISITION CORP.
Unaudited Condensed Consolidated Financial Statements as of March 31, 2020 and December 31, 2019
Condensed Consolidated Balance Sheets as of March 31, 2020 and December 31, 2019 (Unaudited)	F-119
Condensed Consolidated Statements of Operations for the three months ended March 31, 2020 and for the period from March 27, 2019 (date of inception) through March 31, 2019 (Unaudited)	F-120
Condensed Consolidated Statement of Changes in Stockholder’s Equity for three months ended March 31, 2020 and for the period from March 27, 2019 (date of inception) through March 31, 2019 (Unaudited)	F-121
Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2020 and for the period from March 27, 2019 (date of inception) through March 31, 2019 (Unaudited)	F-122
Notes to Consolidated Financial Statements	F-123
Consolidated Financial Statements as of December 31, 2019
Report of Independent Registered Public Accounting Firm	F-133
Consolidated Balance Sheet as of December 31, 2019	F-134
Consolidated Statement of Operations for the period from March 27, 2019 (date of inception) through December 31, 2019	F-135
Consolidated Statement of Changes in Stockholder’s Equity for the period from March 27, 2019 (date of inception) through December 31, 2019	F-136
Consolidated Statement of Cash Flows for the period from March 27, 2019 (date of inception) through December 31, 2019	F-137
Notes to Consolidated Financial Statements	F-138

DRAFTKINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	June 30, 2020 (Unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,244,266	$76,533
Cash reserved for users	131,995	144,000
Receivables reserved for users	15,060	19,828
Accounts receivable	35,104	10,016
Prepaid expenses and other current assets	24,696	10,771
Total current assets	1,451,121	261,148
Property and equipment, net	37,002	25,945
Intangible assets, net	542,095	33,939
Goodwill	480,578	4,738
Equity method investment	2,236	2,521
Deposits and other non-current assets	3,105	2,434
Total assets	$2,516,137	$330,725
Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$122,946	$85,295
Liabilities to users	147,031	163,035
Revolving credit line	—	6,750
Total current liabilities	269,977	255,080
Convertible promissory notes	—	68,363
Other long-term liabilities	54,872	56,862
Total liabilities	324,849	380,305
Commitments and contingent liabilities (Note 15)
Stockholder’s equity (deficit):
Class A common stock, $0.0001 par value; 900,000 and 735,000 shares authorized as of June 30, 2020 and December 31, 2019, respectively; 354,251 and 184,626 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	35	18
Class B common stock, $0.0001 par value; 900,000 shares authorized as of June 30, 2020; 393,014 shares issued and outstanding at June 30, 2020	39	—
Additional paid-in capital	3,395,129	949,186
Accumulated deficit	(1,228,901)	(998,784)
Accumulated other comprehensive income	24,986	—
Total stockholders’ equity (deficit)	2,191,288	(49,580)
Total liabilities and stockholders’ equity (deficit)	$2,516,137	$330,725
Due to the timing of the Business Combination, the December 31, 2019 balances exclude SBTech.
See accompanying notes to unaudited condensed consolidated financial statements.

DRAFTKINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except loss per share data)
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenue	$70,931	$57,390	$159,473	$125,482
Cost of revenue	47,330	17,834	90,746	39,386
Sales and marketing	46,188	29,671	99,894	66,516
Product and technology	30,549	12,234	48,590	25,322
General and administrative	107,308	26,183	146,804	52,996
Loss from operations	(160,444)	(28,532)	(226,561)	(58,738)
Other income (expense):
Interest income (expense), net	(588)	426	(2,939)	1,087
Loss before income tax provision and loss from equity method investment	(161,032)	(28,106)	(229,500)	(57,651)
Income tax provision	(323)	(7)	(332)	(16)
Loss from equity method investment	(82)	—	(285)	—
Net loss attributable to common stockholders	$(161,437)	$(28,113)	$(230,117)	$(57,667)
Loss per share attributable to common stockholders:
Basic and diluted	$(0.55)	$(0.15)	$(0.97)	$(0.31)
Due to the timing of the Business Combination, the three- and six-month periods ended June 30, 2020, reflect B2B/SBTech activity beginning April 24, 2020, and the three- and six-month periods ended June 30, 2019 do not reflect B2B/SBTech activity.
See accompanying notes to unaudited condensed consolidated financial statements.

DRAFTKINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(Amounts in thousands, except loss per share data)
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net loss	$(161,437)	$(28,113)	$(230,117)	$(57,667)
Other comprehensive income (loss):
Foreign currency translation adjustments arising during period	24,986	—	24,986	—
Comprehensive income (loss)	$(136,451)	$(28,113)	$(205,131)	$(57,667)
Due to the timing of the Business Combination, the three- and six-month periods ended June 30, 2020, reflect B2B/SBTech activity beginning April 24, 2020, and the three- and six-month periods ended June 30, 2019 do not reflect B2B/SBTech activity.
See accompanying notes to unaudited condensed consolidated financial statements.

DRAFTKINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Amounts in thousands)
	Convertible Redeemable Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Comprehensive Income (loss)		Total Stockholder’s (Deficit)/Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2019 (as previously reported)	110,250	$258,371	389,610	$390	—	$—	$690,443	$(998,784)	$		$(307,951)
Conversion of shares due to merger recapitalization	(110,250)	(258,371)	(204,984)	(372)	—	—	258,743	—		—	258,371
Balances at December 31, 2019, effect of reverse acquisition (refer to Note 2)	—	—	184,626	18	—	—	949,186	$(998,784)			(49,580)
Issuance of Series F preferred stock			1,526	—	—	—	11,000	—		—	11,000
Exercise of stock options	—	—	456	—	—	—	467	—		—	467
Stock-based compensation expense	—	—	—	—	—	—	4,842	—		—	4,842
Net loss	—	—	—	—	—	—	—	(68,680)		—	(68,680)
Balances at March 31, 2020	—		186,608	$18		$—	965,495	$(1,067,464)		$—	$(101,951)
Merger recapitalization, net repurchase of $7,192 and issuance costs of $11,564			(278)		—	—	(18,756)	—		—	(18,756)
Conversion of Convertible Notes to common shares	—	—	11,254	1	—	—	112,544	—		—	112,545
DEAC shares recapitalized, net of redemptions and equity issuance costs of $10,631	—	—	74,122	7	—	—	665,478	—		—	665,485
Equity consideration issued to acquire SBTech	—	—	40,739	4	—	—	789,060	—		—	789,064
Shares issued for earn outs – SBTech	—	—	720	—	—	—	—	—		—	—
Shares issued for earn outs – DEAC and DK	—	—	5,280	1	—	—	(1)	—		—	—
Shares issued for exercise of warrants	—	—	17,519	2	—	—	200,465	—		—	200,467
Shares issued in Offering, net of issuance costs of $19,200	—	—	16,000	2	—	—	620,798	—		—	620,800
Exercise of stock options	—	—	2,287	—	—	—	5,599	—		—	5,599
Stock-based compensation	—	—	—	—	393,014	39	54,447	—		—	54,486
Foreign currency translation	—	—	—	—	—	—	—	—		24,986	24,986
Net loss	—	—	—	—	—	—	—	(161,437)		—	(161,437)
Balances at June 30, 2020	—	$—	354,251	$35	393,014	$39	$3,395,129	$(1,228,901)		$24,986	$2,191,288
Due to the timing of the Business Combination, the three- and six-month periods ended June 30, 2020, reflect B2B/SBTech activity beginning April 24, 2020, and the three- and six-month periods ended June 30, 2019 do not reflect B2B/SBTech activity.
See accompanying notes to unaudited condensed consolidated financial statements.

DRAFTKINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Amounts in thousands)
	Convertible Redeemable Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Comprehensive Income (loss)		Total Stockholder’s (Deficit)/Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2018 (as previously reported)	111,969	$261,277	384,009	$384	—	$—	$670,439	$(856,050)	$		$(185,227)
Conversion of shares	(111,969)	(261,277)	(193,197)	(365)	—	—	261,642	—		—	261,277
Balances at December 31, 2018, effect of reverse acquisition (refer to Note 2)	—	—	190,812	19	—	—	932,081	$(856,050)			76,050
Issuance of Series F preferred stock		—	1,018	—	—	—	7,245	—		—	7,245
Exercise of stock options	—	—	110	—	—	—	126	—		—	126
Stock-based compensation expense	—	—	—	—	—	—	4,831	—		—	4,831
Net loss	—	—	—	—	—	—	—	(29,554)		—	(29,554)
Balances at March 31, 2019	—	—	191,940	$19		$—	$944,283	$(885,604)		$—	$58,698
Issuance of Series F Preferred Stock	—	—	—	—	—	—	559	—		—	559
Issuance of Common Stock	—	—	674	—	—	—	438	—		—	438
Issuance of Common Stock for In-kind Transfer	—	—	124	—	—	—	535	—		—	535
Warrants	—	—	—	—	—	—	537	—		—	537
Exercise of Stock Options			527				407				407
Stock-based compensation	—	—	—	—	—	—	1,844	—		—	1,844
Net loss	—	—	—	—	—	—	—	(28,113)		—	(28,113)
Balances at June 30, 2019	—	$—	193,265	$19	—	$—	$948,603	$(913,717)		$—	$34,905
Due to the timing of the Business Combination, the three- and six-month periods ended June 30, 2020, reflect B2B/SBTech activity beginning April 24, 2020, and the three- and six-month periods ended June 30, 2019 do not reflect B2B/SBTech activity.
See accompanying notes to unaudited condensed consolidated financial statements.

DRAFTKINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
	Six months ended June 30,
	2020 (Unaudited)	2019 (Unaudited)
Operating Activities:
Net loss	$(230,117)	$(57,667)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	23,372	6,199
Non-cash rent expense	81	103
Non-cash interest expense	3,111	85
Stock-based compensation expense, including value of Class B common shares	59,328	6,675
Loss from equity method investment	285	—
Deferred income taxes	(201)	12
Other non-cash expenses	—	2,181
Change in operating assets and liabilities, net of effect of Business Combination
Cash reserved for users	12,005	17,151
Receivables reserved for users	4,768	5,231
Accounts Receivable	(6,347)	4,052
Prepaid expenses and other current assets	(2,187)	(1,075)
Deposits and other non-current assets	346	(16)
Accounts payable and accrued expenses	11,686	(14,687)
Other long-term liabilities	4,903	14,763
Liabilities to users	(16,004)	(22,820)
Net cash flows used in operating activities	(134,971)	(39,813)
Cash Flows from Investing Activities:
Purchases of property and equipment	(3,336)	(12,943)
Capitalization of internal-use software costs	(11,019)	(6,263)
Acquisition of gaming licenses	(7,478)	(214)
Cash paid for Business Combination, net of cash acquired	(176,819)	—
Net cash flows used in investing activities	(198,652)	(19,420)
Financing Activities:
Cash buyout of unaccredited investors	(7,192)	—
Issuance costs related to merger recapitalization	(11,564)	—
Net proceeds from issuance of convertible promissory notes	41,077	—
Proceeds from recapitalization of DEAC shares, net of issuance costs	667,999	—
Proceeds from shares issued for warrants	190,664	—
Proceeds from issuance of Class A common stock, net of issuance costs	620,800	438
Proceeds from exercise of stock options	6,066	533
Net payment of revolving credit line	(6,750)	—
Net proceeds from issuance of redeemable convertible preferred stock	—	7,804
Net cash flows provided by financing activities	1,501,100	8,775
Effect of foreign exchange rates on cash and cash equivalents	256	—
Net increase (decrease) in cash, cash equivalents and restricted cash	1,167,733	(50,458)
Cash and cash equivalents at the beginning of period	76,533	117,908
Cash and cash equivalents, end of period	$1,244,266	$67,450
Supplemental Disclosure of Noncash Investing and Financing Activities:
Conversion of convertible notes and accrued interest to common shares	$112,545	$—
Increase in net liabilities acquired from DEAC	2,514	—
Equity consideration issued to acquire SBTech	789,064	—
Increase of other current assets from transfer agent related to warrants	9,803	—
Decrease of accounts payable and accrued expenses from gaming licenses	(1,000)	—
Supplemental Disclosure of Cash Activities:
Cash paid for interest	417	123
Due to the timing of the Business Combination, for the six-month period ending June 30, 2020, cash flow reflects SBTech activity beginning April 24, 2020, and for the six-month period ending June 30, 2019, cash flow excludes SBTech activity.
See accompanying notes to unaudited condensed consolidated financial statements.

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
1.
Description of Business

DraftKings Inc., a Nevada corporation (the “Company”, “DraftKings”, “we” or “us”), was incorporated in Nevada as DEAC NV Merger Corp., a wholly owned subsidiary of our legal predecessor, Diamond Eagle Acquisition Corp. (“DEAC”), a special purpose acquisition company. On April 23, 2020, DEAC consummated the Business Combination Agreement (the “Business Combination”) dated December 22, 2019, as amended on April 7, 2020 and, in connection therewith, (i) DEAC merged with and into us, whereby we survived the merger and became the successor issuer to DEAC by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (ii) we changed our name to “DraftKings Inc.,” (iii) we acquired DraftKings Inc., a Delaware corporation, (“Old DK”) by way of a merger and (iv) we acquired all of the issued and outstanding share capital of SBTech (Global) Limited (“SBTech”). Upon consummation of the foregoing transactions, Old DK and SBTech became wholly owned subsidiaries of the Company.
DraftKings is a digital sports entertainment and gaming company. The Company’s business-to-consumer (“B2C”) segment provides users with daily fantasy sports (“DFS”), sports betting (“Sportsbook”) and iGaming products. The Company’s business-to-business (“B2B”) segment is involved in the design and development of sports betting and casino gaming software for sportsbook and casino gaming products.
In May 2018, the Supreme Court (the “Court”) struck down on constitutional grounds the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), a law that prohibited most states from authorizing and regulating sports betting. Since the Court’s decision, many states have legalized sports betting. The U.S. jurisdictions with statutes legalizing statewide online sports betting as of June 30, 2020 are Colorado, Illinois, Indiana, Iowa, Michigan, Nevada, New Hampshire, New Jersey, Oregon, Pennsylvania, Puerto Rico, Rhode Island, Tennessee, Virginia, Washington, D.C and West Virginia. The jurisdictions with statutes legalizing sports betting at certain land-based retail locations are Arkansas, Colorado, Delaware, Illinois, Indiana, Iowa, Michigan, Mississippi, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Puerto Rico, Rhode Island, Washington, Washington, D.C and West Virginia. The jurisdictions with statutes legalizing online casinos are Michigan, New Jersey, Pennsylvania and West Virginia. Several of the aforementioned jurisdictions have enacted laws authorizing sports wagering online or in retail locations, but such operations have not yet begun.
As of June 30, 2020, the Company operates online sports betting in Colorado, Indiana, Iowa, New Hampshire, New Jersey, Oregon (B2B), Pennsylvania, and West Virginia, has retail sportsbooks in Colorado, Iowa, Mississippi, New Jersey and New York and has online casino products in New Jersey and Pennsylvania. The Company also has arrangements in place with land-based casinos to expand operations into additional states upon the passing of the appropriate laws and regulations and the receipt of appropriate licenses.
Recently, the novel coronavirus (“COVID-19”) has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The COVID-19 pandemic is creating disruption in global supply chains and adversely impacting many industries. COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial results.
The direct impact of COVID-19 on the business of DraftKings beyond disruptions to normal business operations in several offices primarily results from the suspension and cancellation of sports

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seasons and sporting events. Typically, during the March to June time periods, DraftKings would have significant user interest and activity in its Sportsbook and DFS product offerings for Major League Baseball, European Soccer competitions, the NBA regular season and playoffs, the NCAA college basketball tournament, the Masters golf tournament, the NHL regular season and playoffs and the French Open grand slam tennis tournament. All of the aforementioned sports seasons and sporting events were suspended, although many plan to return later in 2020. The suspension of sports seasons and sporting events have reduced customers’ use of, and spending on, the Company’s Sportsbook and DFS product offerings, and has caused the Company to issue refunds for canceled events. Additionally, some retail casinos where the Company has branded sportsbooks and DFS remain closed or have reduced their capacity. The Company’s revenues vary based on sports seasons and sporting events, and the Company may not generate as much revenue as it would have without the cancellation or suspensions as a result of COVID-19. However, the strong performance of the Company’s product offerings that do not rely on sports seasons and sporting events, such as iGaming, has partially offset this adverse impact on revenue. DraftKings is also innovating to generate more content that does not rely on sports seasons and sporting events, for example, products that permit wagering and contests on events such as eSports, simulated NASCAR and League of Legends.
A significant or prolonged decrease in consumer spending on entertainment or leisure activities would likely adversely affect demand for the Company’s product offerings, reducing cash flows and revenues, and thereby materially harming our business, financial condition and results of operations. Finally, the Company has business continuity programs in place to ensure that employees are safe and that the business continues to function while its employees work remotely.
2.
Summary of Significant Accounting Policies and Practices

Basis of Presentation and Principles of Consolidation
These unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and accounting principles generally accepted in the United States (“U.S. GAAP”) for interim reporting. Accordingly, certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in the Company’s annual audited consolidated financial statements. Accordingly, the unaudited condensed consolidated financial statements should be read in connection with the Company’s audited financial statements and related notes as of and for the year ended December 31, 2019. The accompanying condensed consolidated financial statements are unaudited; however, in the opinion of management, they include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited condensed consolidated financial statements for the periods presented. Results of operations reported for interim periods are not necessarily indicative of results for the entire year, due to seasonal fluctuations in the Company’s revenue as a result of timing of various sports seasons and other factors.
Pursuant to the Business Combination, the merger between a subsidiary of DEAC and Old DK was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Old DK. The shares and corresponding capital amounts and earnings per share available for common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination. Further, Old DK was determined to be the accounting acquirer in the SBTech Acquisition, as such, the acquisition

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is considered a business combination under ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech. The presented financial information for the three months and six months ended June 30, 2020 includes the financial information and activities for SBTech for the period from April 24, 2020 to (and including) June 30, 2020 (68 days).
The accompanying unaudited condensed consolidated financial statements include the accounts and operations of the Company. All intercompany accounts and transactions have been eliminated.
Comprehensive Income (Loss)
Comprehensive income (loss) consists of foreign currency translation adjustments related to the effect of foreign exchange on the value of our assets denominated in Euros. Cumulative translation gains or losses are included in the consolidated statements of operations.
Foreign Currency
Our reporting currency is the U.S. dollar while the functional currency of non-U.S. subsidiaries is the Euro. The financial statements of non-U.S. subsidiaries are translated into United States dollars in accordance with ASC 830, using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income (loss).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the financial statements relate to and include, but are not limited to, the valuation of equity awards; fair value estimates of embedded derivatives; purchase price allocations, including fair value estimates of intangible assets and long-term contingent liabilities; the estimated useful lives of fixed assets and intangible assets, including internally developed software costs; and accrued expenses.
Going Concern
Based on anticipated spend and cash received from the Business Combination, exercise of Warrants, the follow-on equity offering and the timing of expenditure assumptions, the Company currently expects that its cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months after August 14, 2020. The Company has experienced operating losses and negative operating cash flows for the year ended December 31, 2019 and for the six-month periods ended June 30, 2020 and June 30, 2019 and for the three-month periods ended June 30, 2020 and June 30, 2019. The Company expects to continue to incur annual operating losses and annual negative operating cash flow for the foreseeable future.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting

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standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. The Company expects to lose its emerging growth company status on December 31, 2020. As a result, the Company will adopt all accounting pronouncements currently deferred based on private company standards for purposes of the 2020 Form 10-K filing.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of operating cash and cash reserved for users. The Company maintains separate accounts for cash and cash reserved for users primarily across two financial institutions; however, the vast majority is held with one financial institution, which management believes to be of a high credit quality, in amounts that exceed federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
Acquisitions
The Company accounts for business combinations under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The fair values of the assets acquired, and liabilities assumed are determined based upon the valuation of the acquired business and involves management making significant estimates and assumptions.
Cash and cash equivalents
Cash and cash equivalents consist of highly liquid savings, checking and instant access internet bank accounts and short-term term deposits which are owned by the company. The maturity of cash and cash equivalents do not exceed three months at the time of deposit and are not restricted.
Cash Reserved for Users
The Company maintains separate bank accounts to segregate users’ funds from operational funds. In certain regulated jurisdictions, user funds are held by DK Player Reserve, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, which was organized for the purpose of protecting users’ funds in the event of creditor claims.
Receivables Reserved for Users
Receivables for user deposits not yet received are stated at the amount the Company expects to collect from a payment processor, less any allowance for doubtful accounts. These receivables arise, primarily, due to process timing between when a user deposits and when the Company receives that deposit from the payment processor. Receivables also arise due to the securitization policies of certain

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payment processors. The allowance for doubtful accounts is determined based on probability of the non-payment of the receivable by the payment processor. This provision is recorded in a separate account with the loss being recognized within general and administrative expenses in the unaudited condensed consolidated statements of operations. On assessment that the receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision. The provision at June 30, 2020 and December 31, 2019 was $428 and $0, respectively.
Accounts Receivables
Accounts receivables are recorded at amortized cost, less any allowance for doubtful accounts. The allowance for doubtful accounts is determined based on probability of the non-payment of the receivable. This provision is recorded in a separate account with the loss being recognized within general and administrative expenses in the condensed consolidated statements of operations. On assessment that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision. The provision at June 30, 2020 and December 31, 2019 was $223 and $0, respectively.
Property and Equipment, Net
Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset. Leasehold improvements depreciation is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:
Computer equipment and software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of the lease terms or the estimated useful lives of the improvements, generally 1 – 10 years
Intangible Assets, Net
The Company’s intangible assets consist of Developed Technology, Customer Relationships, Internally-Developed Software, Gaming Licenses and Trademarks and Tradenames.
Developed Technology
Developed technology relates to the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products acquired from SBTech and recorded at fair value. Capitalized development costs are amortized on a straight-line basis over their estimated useful life of eight years once the development is completed and the assets are in use. All other expenditures, including those incurred in order to maintain an intangible asset’s current level of performance, are expensed as incurred.
Customer Relationships
User relationships are finite-lived intangible assets which are amortized over their estimated useful lives of five years. User relationships are generally recognized as the result of business combinations.
Internally Developed Software
Software that is developed for internal use is accounted for pursuant to ASC Topic 350-40, Intangibles, Goodwill and Other — Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has

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authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and perform as intended. These capitalized costs include compensation for employees who develop internal-use software and external costs related to development of internal use software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three to four years and the related amortization expense is classified as cost of revenue in the consolidated statements of operations.
Gaming Licenses
The Company incurs fees in connection with applying for and maintaining good standing in jurisdictions via business licenses. Fees incurred in connection with the application and subsequent renewals are capitalized and amortized using the straight-line method over an estimated useful life. In certain arrangements, the Company enters into agreements to operate on a business partner’s license in exchange for upfront fees. These fees are amortized over the shorter of its expected benefit under the partnership agreement or estimated useful life.
Trademarks and Tradenames
The Company incurs fees in connection with applying for and maintaining trademarks and tradenames. Fees incurred in connection with the application and subsequent renewals are capitalized and amortized using the straight-line method over an estimated useful life of three years.
Goodwill
The Company performs its annual impairment testing on October 1 of each year or when circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company’s business is classified into three reporting units: B2C, Media and B2B. In the prior year, the Company performed its impairment testing on December 31. In testing goodwill for impairment, the Company has the option to begin with a qualitative assessment, commonly referred to as “Step 0,” to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in the Company’s management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company performs a quantitative goodwill impairment analysis. Depending upon the results of that measurement, the recorded goodwill may be written down and impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. The Company performed its annual impairment assessment of goodwill as of December 31, 2019, and a subsequent impairment assessment as of March 31, 2020 for an identified triggering event. As of June 30, 2020, the Company identified an indicator of impairment and determined that it was more likely than not that the goodwill was not impaired.
Impairment of Long-Lived Assets
Long-lived assets, except for goodwill, consist of property and equipment and finite-lived acquired intangible assets, such as internal-use software, developed software, gaming licenses, trademarks, tradenames and customer relationships. Long-lived assets, except for goodwill, are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. Impairment expense is recognized when the estimated undiscounted future cash flows expected to result from the asset are less than the asset’s carrying

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amount. Any impairment expense recognized would equal the amount the carrying value of the impaired asset exceeds its fair value. There was immaterial impairment related to internally developed software on abandoned projects during the year ended December 31, 2019. As of March 31, 2020, and June 30, 2020, the Company determined that long-lived assets were not impaired.
Equity Method Investment
The Company has a 46% membership interest in DKFS, LLC. The Company uses the equity method to account for investments in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee, but does not exercise control. The Company’s carrying value in the equity method investee is reflected in the caption “Equity method investment” on the consolidated balance sheets. Changes in value of DKFS, LLC are recorded in “Loss from equity method investment” on the consolidated statements of operations. The Company’s judgment regarding its level of influence over the equity method investee includes considering key factors, such as ownership interest, representation on the board of directors, and participation in policy-making decisions.
Under the equity method, the Company’s investment is initially measured at cost and subsequently increased or decreased to recognize the Company’s share of income and losses of the investee, capital contributions and distributions and impairment losses. The Company performs a qualitative assessment annually and recognizes an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value.
Leases
The Company accounts for leases under the provisions of ASC Topic 840, Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. The terms used for the evaluation include renewal option periods in instances in which the exercise of the renewal option can be reasonably assured and failure to exercise such option would result in an economic penalty. Leases are classified as capital leases whenever the terms of the lease substantially transfers all of the risks and rewards of ownership to the lessee. All other leases are recorded as operating leases. As of June 30, 2020, and December 31, 2019, all of the Company’s leases were operating leases.
The Company recognizes rent expense on operating leases on a straight-line basis over the non-cancellable lease term. Operating leases with landlord-funded leasehold improvements are considered tenant allowances and are amortized as a reduction of rent expense over the non-cancellable lease term. Deferred rent liability, which is calculated as the difference between contractual lease payments and the rent expense, is recorded in accounts payable and accrued expenses and other long-term liabilities in the consolidated balance sheets.
Liabilities to Users
The Company records liabilities for user account balances. User account balances consist of user deposits, most promotional awards and winnings less user withdrawals, tax withholdings and losses. Liabilities to users are reserved at all times by the cash reserved for users and receivables reserved for users.
Revenue Recognition
ASC Topic 606, Revenue from Contracts with Customers requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of

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revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2019 using the modified retrospective method and the cumulative effect was immaterial to the unaudited condensed consolidated financial statements. See Note 9 — Revenue Recognition for further details.
The Company determines revenue recognition through the following steps:
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Identifying the contract, or contracts, with the customer;

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Identifying the performance obligations in the contract;

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Determining the transaction price;

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Allocating the transaction price to performance obligations in the contract; and

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Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

The Company is currently engaged in the business of digital sports entertainment and gaming and provides users with online gaming opportunities. The following is a description of the Company’s revenue streams:
Online Gaming
DFS is a peer-to-peer platform in which users compete against one another for prizes. Users pay an entry fee (ranging from $0 to $10,000 per user) to join a DFS contest and compete against each other for prizes, which are distributed to the highest performing competitors in each contest as defined by each contest’s prize table. DFS revenue is generated from contest entry fees from users, net of prizes awarded to users and certain customer incentives. Sportsbook or sports betting involves a user wagering money on a particular outcome of an event. In the event the user’s wager wins, the Company pays the user a pre-determined amount known as fixed odds. Sportsbook revenue is generated by setting odds such that there is a built-in theoretical margin in each sports wagering opportunity offered to users. Sportsbook revenue is generated from user’s wagers net of payouts made on user winning wagers and incentives awarded to users. iGaming, or online casino, offerings typically include wagering games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, the Company functions similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. iGaming revenue is generated from user wagers net of payouts made on user’s winning wagers and incentives awarded to users.
DFS, Sportsbook and iGaming, each as described above, create a single performance obligation for the Company to operate contests or games and award prizes or payouts to users based on results. Revenue is recognized at the conclusion of each contest, wager, or wagering game hand. Additionally, certain incentives given to customers create material rights and represent separate performance obligations. User incentives in certain cases create liabilities when awarded to players and in those cases are generally recognized as revenue upon redemption.
Gaming software
The Company contracts with business customers to provide sports and casino betting software solutions. Gaming software revenue is recognized when control of the solutions is transferred to the customer in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for providing control of the sports betting and casino software.
The Company’s direct customer contract revenue is generally calculated as a percentage of the wagering revenue generated by the business customer using our software and is recognized in the

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periods in which those wagering and related activities conclude. In contrast, the Company provides distributors with the right to resell the Company’s software-as-a-service offering to their clients, using their own infrastructure. In reseller arrangements revenue is generally calculated via a fixed monthly fee and an additional monthly fee which varies based on the number of gaming operators to whom each reseller sub-licenses the Company’s software. Our direct customer arrangements do not provide the customers with the right to take possession of our software, but only the right to purchase access to the Company’s sports and casino wagering software for a defined contractual period. In reseller arrangements, as opposed to direct customer arrangements, the resellers purchase a software license which enables them to install, host, and serve their operators’ base using the Company’s software.
Transaction Price Considerations
Variable Consideration
Variability in the transaction price arises primarily due to market-based pricing and cash discounts. DraftKings offers loyalty programs, free plays, deposit bonuses, discounts, rebates and other rewards and incentives to its customers. Revenue for DFS, Sportsbook and iGaming is collected prior to the contest or event and is fixed once the outcome is known. Prizes paid and payouts made to users are recognized when awarded to the player.
Allocation of transaction price to performance obligations
Contracts with customers may include multiple performance obligations. For such arrangements, the transaction price is allocated to performance obligations on a relative standalone selling price basis. Standalone selling prices are estimated based on observable data of the Company’s sales of such products and services to similar customers and in similar circumstances on a standalone basis. For Online Gaming, the Company allocates a portion of the transaction price to certain customer incentives that create material future customer rights. In addition, in the event of a multi-stage contest, the Company will allocate transaction price from the early contest stages to the contest’s final stage.
Certain costs to obtain or fulfill contracts
Under ASC 606, certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. These costs are capitalized as contract acquisition costs and are amortized over the period of benefit to the customer. For the Company, the period of benefit is typically less than or equal to 1 year. As such, the Company applied the practical expedient and contract acquisition costs are expensed immediately. Customer contract costs which do not qualify for capitalization as contract fulfillment costs are expensed as incurred.
Contract balances
Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. The Company currently does not have contractual terms that require it to satisfy or partially satisfy its performance obligations in advance of customer billings.
Deferred revenue relates to payments received in advance of the satisfaction of performance under the contract. The Company maintains various programs to incentivize user behaviors, which allows users to earn awards. Incentive awards generally represent a material right to the user, and awards may be redeemed for future services. Incentive awards earned by users, but not yet redeemed,

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are generally expensed and included within liabilities to users on the consolidated balance sheets. When a user redeems most types of awards, the Company recognizes income in revenue on the consolidated statements of operations.
Certain player awards are not subject to expiration or have not been expired historically for these awards and the Company recognizes breakage (amounts not expected to be redeemed) to the extent there is no requirement for remitting balances to regulatory agencies. Revenue recognized related to breakage was $107 and $200 for the three and six months ended June 30, 2020, respectively, and $82 and $716 for the three and six months ended June 30, 2019, respectively.
Cost of Revenue
Cost of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) product taxes, (iii) platform costs, (iv) revenue share / market access arrangements, and (v) feed / provider services. The Company incurs payment processing fees on user deposits, withdrawals and deposit reversals, known as chargebacks, that result from user complaints (chargebacks have not been material to date). Cost of revenue also includes expenses related to the distribution of our services, amortization of intangible assets and compensation of revenue associated personnel.
Sales and Marketing
Sales and marketing expenses consist primarily of expenses associated with advertising, conferences, strategic league and team partnerships and costs related to free to play contests and the compensation of sales and marketing personnel, including stock compensation expenses.
Product and Technology
Product and technology expenses consist primarily of expenses which are not subject to capitalization or includable within Cost of Revenue. Product and Technology expenses include software licenses, depreciation of hardware and software and costs related to the compensation of product and technology personnel, including stock-based compensation.
General and Administrative
General and administrative expenses consist of costs not related to Sales and Marketing, Product and Technology or the production of Revenue. General and administrative costs include professional services (including legal, regulatory, audit, accounting, lobbying and services related to the Business Combination), rent and facilities maintenance, contingencies, insurance, allowance for doubtful accounts receivable and depreciation of leasehold improvements and furniture and fixtures and costs related to the compensation of executive and non-executive personnel, including stock-based compensation.
Stock-based Compensation
The Company measures compensation expense for stock options and other stock awards in accordance with ASC Topic 718, Compensation — Stock Compensation. Stock-based compensation is measured at fair value on grant date and recognized as compensation expense over the requisite service period. Generally, the Company issues stock options and other stock awards to employees with service-based and/or performance-based vesting conditions. For awards with only service-based vesting conditions, the Company records compensation cost for these awards using the straight-line method less an assumed forfeiture rate. For awards with performance-based vesting conditions, the Company recognizes compensation cost on a tranche-by-tranche basis (the accelerated attribution method) less an assumed forfeiture rate.

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Under the provisions of ASC Topic 505-50, Equity-Based Payments to Non-Employees, the Company measures stock-based awards granted to non-employees based on the fair value of the award on the date on which the related service is completed. Compensation expense is recognized over the period during which services are rendered by non-employees until service is completed. At the end of each financial reporting period, for share based payments issued in lieu of cash prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the unaudited condensed consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between U.S. GAAP treatment and tax treatment of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by considering taxable income in carryback years, existing taxable temporary differences, prudent and feasible tax planning strategies and estimated future taxable profits.
The Company accounts for uncertainty in income taxes recognized in the unaudited condensed consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the unaudited condensed consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Earnings (loss) per share
Basic earnings (loss) per share is calculated using the two-class method. Under the two-class method, basic earnings (loss) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period excluding the effects of any potentially dilutive securities. The weighted-average number of common shares outstanding during the period includes Class A common stock but is exclusive of Class B common stock as these shares have no economic or participating rights. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Since the Company had net losses for all the periods presented, basic and diluted earnings (loss) per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.
Recently Adopted Accounting Pronouncements
In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updated (“ASU”) No. 2018-07, Compensation — Stock Compensation (Topic 718), to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the new standard, equity-classified non-employee awards are initially measured on the grant date and re-measured only upon modification, rather than at each reporting period. Measurement is based on an estimate of the fair value of the equity instruments to be issued. The Company adopted this pronouncement as of January 1, 2020. The adoption of this standard did not have a material impact on the Company.
Recent Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2021, and interim periods beginning after December 15, 2022. Early adoption is still permitted. The Company expects to adopt this standard as of January 1, 2020 at December 31, 2020 and is currently in the process of evaluating the impact of this new standard.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software under ASC 350-40, in order to determine which costs to capitalize and recognize as an asset and which costs to expense. Early adoption is still permitted. The Company expects to adopt this standard as of January 1, 2020 at December 31, 2020 and is currently in the process of evaluating the impact of this standard.
In December 18, 2019, the FASB issued ASU No. 2019-12, Income Taxes — Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
by clarifying and amending existing guidance. ASU 2019-12 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently evaluating the timing of adopting this guidance and the impact of adoption on its financial position, results of operations and cash flows.
3. Business Combination
As discussed in Note 1, on April 23, 2020, DEAC consummated the Business Combination dated December 22, 2019, as amended on April 7, 2020 and, in connection therewith, (i) DEAC merged with and into the Company, whereby we survived the merger (the “DK Merger”) and became the successor issuer to DEAC by operation of Rule 12g-3(a) promulgated under the Exchange Act (ii) we changed our name to “DraftKings Inc.,” (iii) we acquired Old DK by way of a merger and (iv) we acquired all of the issued and outstanding share capital of SBTech (the “SBTech Acquisition”). Upon consummation of the foregoing transactions, Old DK and SBTech became wholly owned subsidiaries of the Company.
Under ASC 805, Business Combinations, Old DK was deemed the accounting acquirer based on the following predominant factors: its former owners have the largest portion of voting rights in the Company, the Board and Management have more individuals coming from Old DK than either DEAC or SBTech, Old DK was the largest entity by revenue and by assets at the time of the Business Combination, and the headquarters of the Company is Old DK’s headquarters which is located in Boston, Massachusetts.
The DK Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Old DK. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination. Further, Old DK was determined to be the accounting acquirer in the SBTech Acquisition, as such, the SBTech Acquisition was treated as a business combination under ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech.
Preliminary Purchase Price Accounting for the SBTech Acquisition
The Company acquired 100% of the equity of SBTech pursuant to the Business Combination Agreement by issuing 45,017 shares, options, and earnout shares of Class A common stock of the Company at a weighted average fair value of $17.53 to the former stockholders and option holders of SBTech. The increase in consideration was based on an increase from $10.17 as defined in the Business Combination Agreement. The following summarizes the consideration transferred at Closing for the SBTech Acquisition (in thousands):
Purchase consideration
Cash consideration(1)	$182,862
Share consideration(2)	789,065
Other cash consideration(3)	3,614
Total SBTech consideration	$975,541

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)

(1)
Includes the cash consideration, adjusted for the Net Debt Amount, the Working Capital Adjustment, and the Aggregate Strike Price Amount, as stipulated by the Business Combination Agreement, resulting in cash consideration of $182,862.

(2)
Includes $776,524 for the share consideration for SBTech equity of 40,739 shares and SBTech employees’ vested options of 3,557 options, and $12,541 of contingent consideration for the 720 earnout shares issued to former stockholders of SBTech as part of the Business Combination, recognized at their Acquisition Date fair value.

(3)
Includes transaction costs incurred by SBTech shareholders to be borne by DraftKings, costs related to the SBTech restructuring transaction that were paid by DraftKings, and the tail liability insurance for SBTech’s directors and officers, as specified in the Business Combination Agreement.

The acquired assets and assumed liabilities of SBTech were recorded at their estimated fair values. The purchase price allocation for the Business Combination is preliminary and subject to change within the respective measurement period which will not extend beyond one year from the acquisition date. Measurement period adjustments will be recognized in the reporting period in which the adjustment amounts are determined. Any such adjustments may be material.
The following table summarizes the consideration paid for SBTech and the preliminary fair value of the assets acquired and liabilities assumed at the acquisition date on April 23, 2020. These values are considered preliminary pending finalization of valuation analyses pertaining to intangible assets acquired and tax liabilities assumed including the calculation of deferred tax assets and liabilities:
Cash and cash equivalents	$9,639
Trade receivables	18,741
Other current assets	1,848
Property and equipment	10,677
Intangible assets	490,513
Other non-current assets	1,017
Total identifiable assets acquired	532,435
Liabilities assumed:
Accounts payable and accrued expenses	23,613
Other long-term liabilities	4,226
Total liabilities assumed	27,839
Net assets acquired (a)	504,596
Estimated purchase consideration (b)	975,541
Estimated goodwill (b) – (a)	$470,945
$470.9 million has been allocated to goodwill. Goodwill represents the excess of the gross considerations transferred over the fair value of the underlying net assets acquired and liabilities assumed. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of benefits from securing buyer-specific synergies that increase revenue and profits and are not otherwise available to a marketplace participant, as well as acquiring a talented workforce and cost savings opportunities. The amount allocated to goodwill and intangible assets is subject to final adjustment to reflect the final valuations. Goodwill associated with the SBTech Acquisition is preliminarily assigned as of the acquisition date to the Company’s B2C and B2B segments in the amounts of $348.3 million and $122.6 million, respectively, which include the Company’s reporting units that are expected to benefit from the synergies of the combination. Goodwill recognized is not expected to be deductible for local tax purposes.

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
Intangible Assets
	Fair Value	Weighted-Average Useful Life (in years)
	(in thousands)
Developed Technology	$392,028	8
Customer relationships	93,699	5
Trademarks and trade names	4,308	3
Gaming License	478	2 – 3
Total	$490,513
The fair value of the developed technology was determined using the Multi-Period Excess Earnings Method (MPEEM), a form of the Income Approach. The MPEEM is a specific application of the Discounted Cash Flow Method. The principle behind the MPEEM is that the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable only to the subject intangible asset after deducting contributory asset charges (CAC). The principle behind a CAC is that an intangible asset ‘rents’ or ‘leases’ from a hypothetical third party all the assets it requires to produce the cash flows resulting from its development, that each project rents only those assets it needs (including elements of goodwill) and not the ones that it does not need, and that each project pays the owner of the assets a fair return on (and of, when appropriate) the value of the rented assets. The fair value of the customer relationships was determined by using the With and Without Method, a form of the Income Approach. In this method, the present value of the after-tax cash flows of the business assuming that the intangible asset is in place is compared to the present value of the after-tax cash flows of the business assuming the absence of the intangible asset. This method isolates the impact of the intangible asset and provides the basis for an estimation of value. The fair value of the trademark and tradename was determined by using the Relief-from-Royalty Method, a form of the Income Approach. The basic tenet of the Relief-from-Royalty Method is that without ownership of the subject intangible asset, the user of that intangible asset would have to make a stream of payments to the owner of the asset in return for the rights to use that asset. By acquiring the intangible asset, the user avoids these payments.
Transaction Costs
The Company incurred $25.3 million and $30.9 million, respectively, for the three and six months ended June 30, 2020, in advisory, legal, accounting and management fees in conjunction with the Business Combination, which are included in general and administrative expenses on the consolidated statement of comprehensive loss.
Direct and incremental transaction costs related to the Business Combination and additional equity offerings that would not otherwise have been incurred are treated as a reduction of the cash proceeds and are deducted from the Company’s additional paid-in capital. Accordingly, $41.4 million was incurred related to equity issuance costs as of June 30, 2020.
Unaudited Pro-Forma Information
The financial information in the table below summarizes the combined results of operations of Old DK and SBTech, on a pro forma basis, as though the companies had been combined as of the beginning of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2019 or of results that may occur in the future.

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
The following unaudited pro forma financial information for the three and six month periods ended June 30, 2020 and June 30, 2019, combines the historical results for Old DK for the periods ended June 30, 2020 and June 30, 2019 and the historical results of SBTech, as converted to U.S. GAAP, for the respective periods:
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net Revenue	$74,998	$82,987	$188,443	$175,941
Net Loss	$(149,581)	$(37,187)	$(231,579)	$(125,110)
These pro forma results were based on estimates and assumptions, which the Company believes are reasonable. The pro forma results include adjustments primarily related to purchase accounting adjustments. Acquisition costs and other non-recurring charges incurred are included in the earliest period presented.
Operating results for SBTech are included in the condensed consolidated statements of operations as of June 30, 2020 from the day of the acquisition. The unaudited condensed consolidated statements of operations include $15.0 million of revenue and $6.9 million of net loss related to SBTech prior to purchase price accounting.
4.
Property and Equipment

Property and equipment, net consists of the following:
	June 30, 2020	December 31, 2019
Computer equipment and software	$19,676	$9,685
Furniture and fixtures	7,540	5,891
Leasehold improvements	20,558	17,373
Property and Equipment	47,774	32,949
Accumulated depreciation	(10,772)	(7,004)
Property and Equipment, net	$37,002	$25,945
During the three and six months ended June 30, 2020, the Company recorded depreciation expense on property and equipment of $2,296 and $3,740, respectively. Depreciation expense on property and equipment was $1,149 and $1,976 for the three and six months ended June 30, 2019, respectively.

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
5.
Intangible Assets and Goodwill

Intangible Assets
The Company has the following intangible assets, net at June 30, 2020:
	Weighted- Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
Developed Technology	7.82 years	$407,680	$(9,484)	$398,196
Internally developed software	2.37 years	55,109	(26,419)	28,690
Gaming Licenses	4.62 years	19,138	(1,944)	17,194
Trademarks and tradenames	2.82 years	4,480	(278)	4,202
Customer relationships	4.82 years	97,440	(3,627)	93,813
Intangible Assets, net		$583,847	$(41,752)	$542,095
The Company has the following intangible assets, net at December 31, 2019:
	Weighted- Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
Internally developed software	2.35 years	$43,753	$(21,188)	$22,565
Gaming Licenses	4.86 years	12,003	(629)	11,374
Intangible Assets, net		$55,756	$(21,817)	$33,939
Amortization expense was $16,372 and $19,632 for the three and six months ended June 30, 2020 and $2,125 and $4,223 for the three and six months ended June 30, 2019, respectively.
Goodwill
The changes in the carrying amount of goodwill for the six months ended June 30, 2020 by segment (refer to Note 12 for segment definitions) are:
	B2C	B2B	Total
Balance as of December 31, 2019	$4,738	$—	$4,738
Goodwill acquired in SBTech Acquisition*	348,345	122,600	470,945
Currency Translation Adjustment	—	4,895	4,895
Balance as of June 30, 2020	$353,083	$127,495	$480,578

* = Preliminary allocation

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
6.
Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:
	June 30, 2020	December 31, 2019
Accounts payable	$32,312	$16,618
Accrued compensation and related expenses	18,432	17,770
Accrued marketing	22,681	11,855
Accrued professional fees	9,414	10,344
Accrued other expenses	40,107	28,708
Total	$122,946	$85,295

7.
Current and Long-term Liabilities

Indirect Taxes
Taxation of e-commerce is becoming more prevalent and could negatively affect the Company’s business and its users. The ultimate impact of indirect taxes on the Company’s business is uncertain,as is the period required to resolve this uncertainty. The Company’s estimated contingent liability for indirect taxes represents the Company’s best estimate of tax liability in jurisdictions in which the Company believes taxation is probable. The Company frequently reevaluates its tax positions for appropriateness.
Indirect tax statutes and regulations are complex and subject to differences in application and interpretation. Tax authorities may impose indirect taxes on Internet-delivered activities based on statutes and regulations which, in some cases, were established prior to the advent of the Internet and do not apply with certainty to the Company’s business. The Company’s estimated contingent liability for indirect taxes may be materially impacted by future audit results, litigation and settlements, should they occur. The Company’s activities by jurisdiction may vary from period to period, which could result in differences in the applicability of indirect taxes from period to period.
As of June 30, 2020, and December 31, 2019, the Company’s estimated contingent liability for indirect taxes was $40,907 and $35,899, respectively. This is recorded within other long-term liabilities on the condensed consolidated balance sheets and general and administrative expenses in the condensed consolidated statements of operations.
Deferred Rent
In conjunction with certain leased office facilities, the Company has received cash payments from landlords to fund tenant directed leasehold improvements. These payments are recorded as deferred rent and reported in accounts payable and accrued expenses and other long-term liabilities within the condensed consolidated balance sheets. These amounts are released ratably over the lease term, with an offset to rent expense. For the six months ended June 30, 2020, rent expense has been reduced by $82 due to the release of deferred rent liabilities. At June 30, 2020, the short-term and long-term deferred rent liabilities were $1,156 and $9,634, respectively. At December 31, 2019, the short-term and long-term deferred rent liabilities were $1,125 and $9,747, respectively.
8. Stockholder’s Equity
The condensed consolidated statements of change in equity reflect the Reverse Recapitalization and SBTech Acquisition as defined in Note 1 as of April 23, 2020. As Old DK was deemed the accounting

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
acquirer in the Reverse Recapitalization with DEAC, all periods prior to the consummation date reflect the balances and activity of Old DK. The consolidated balances as of December 31, 2019 and 2018 from the audited consolidated financial statements of Old DK as of that date, share activity (convertible redeemable preferred stock and common stock) and per share amounts in these condensed consolidated statements of equity were retroactively adjusted, where applicable, using the recapitalization exchange ratio of 0.353628. All convertible redeemable preferred stock classified as mezzanine was retroactively adjusted, converted into Class A common stock, and reclassified to permanent as a result of the Reverse Recapitalization. Redeemable convertible preferred Series E-1 stock converted into shares of Old DK common stock at a share conversion factor of 1.40 whereas Series F converted into shares of Old DK common stock at a share conversion factor of 1 and both were immediately exchanged for Class A common stock of the Company using the recapitalization exchange ratio of 0.353628 as a result of the Reverse Recapitalization.
Immediately prior to the Business Combination, Old DK issued 393,014 shares of Class B common stock to Jason Robins, the Chief Executive Officer of Old DK and of the Company, which converted into 393,014 shares of Class B common stock of the Company and which is recorded as stock-based compensation for the three and six months ended June 30, 2020. Such shares carry 10 votes per share and allow Jason Robins to have as of the closing of the Business Combination, approximately 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis. As these shares have no economic rights, they are excluded from the calculation of earnings per share of DraftKings.
Upon the consummation of the Business Combination, the mandatory conversion feature was triggered for the Company’s convertible notes. All outstanding principal of $109,165 and unpaid accrued interest of $3,380 were collectively converted to equity securities at a $10 per share. The noteholders received 11,254 shares of Class A common stock in New DraftKings as result of the conversion.
As part of the Business Combination $665,485 of Class A common stock and Additional Paid in Capital was recorded, net of transaction costs of $10,631, in relation to DEAC shares being recapitalized. The Company then used $186,477 as cash consideration in its acquisition of SBTech and $7,192 for the buyout of unaccredited investors. Net cash proceeds to the Company were $484,962.
In June 2020, the Company issued 16,000 new shares of our Class A common stock in a public offering for net proceeds (net of underwriting fees) of $620,800.
As of June 30, 2020, the Company had 300,000 shares authorized of preferred stock, $0.0001 par value, none of which were issued and outstanding as of June 30, 2020 or December 31, 2019.
9.
Revenue Recognition

Deferred Revenue
The Company included deferred revenue within accounts payable and accrued expenses and liabilities to users in the condensed consolidated balance sheets. The deferred revenue balances were as follows:
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Deferred revenue, beginning of the period	$24,094	$14,074	$20,760	$13,581
Deferred revenue, end of the period	24,759	13,280	24,759	13,280
Revenue recognized in the period from amounts included in deferred revenue at the beginning of the period	1,909	2,386	8,635	6,661

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
Deferred revenue primarily represents contract liabilities related to the Company’s obligation to transfer future value in relation to in period transactions in which the Company has received consideration. Such obligations are recognized as liabilities when awarded to users and are recognized as revenue when those liabilities are later resolved. The Company included deferred revenue within accounts payable and accrued expenses and liabilities to users on the condensed consolidated balance sheets.
Revenue Disaggregation
Disaggregation of revenue for the three and six months ended June 30, 2020 and 2019 are as follows:
	Three months ended June 30,		Six Months ended June 30,
	2020	2019	2020	2019
Online gaming	$55,409	$56,112	$139,114	$121,402
Gaming software	14,954	—	14,954	—
Other	568	1,278	5,405	4,080
Total Revenue	$70,931	$57,390	$159,473	$125,482
Online gaming includes DFS, iGaming and Sportsbook which have similar attributes and pattern of recognition. Gaming software and Other also have similar attributes and pattern of recognition.
The following table presents the Company’s revenue by geographic region for the periods indicated:
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
United States	$56,577	$55,120	$147,387	$122,290
International	14,354	2,270	12,086	3,192
Total Revenue	$70,931	$57,390	$159,473	$125,482

10.
Stock-Based Compensation

The Company, historically, has issued three types of stock-based compensation: Time-Based awards, Long Term Incentive Plan (“LTIP”) awards and Performance-Based Stock Compensation Plan (“PSP”) awards. Time-Based awards are options which generally vest over a 4-year period. LTIP awards are performance-based equity awards that are used to establish longer-term performance objectives and incentivize management to meet those objectives. PSP awards are short-term performance-based equity awards which establish performance objectives related to a particular fiscal year. LTIP awards generally vest when longer-term revenue, adjusted EBITDA or share price targets are achieved among other conditions while PSP awards generally vest upon achievement of revenue or adjusted EBITDA targets among other conditions. All stock-based compensation grants expire ten years after the grant date.

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
The following table shows stock option activity for the six months ended June 30, 2020 and 2019:
	Number of Options / RSU’s				Weighted- Average Exercise Price	Weighted- Average Remaining Term (in Years)	Aggregate Intrinsic Value
	Time Based	PSP (3)	LTIP (3)	Total
Outstanding at December 31, 2018	66,527	5,161	40,189	111,877	$0.84	8.15	$69,765
Recapitalization Impact	(43,003)	(3,336)	(25,978)	(72,317)	1.54	—	—
Outstanding at December 31, 2018	23,524	1,825	14,211	39,560	2.38	8.15	69,765
Granted	14,861	6,263	5,490	26,614	4.70
Exercised	(1,285)	(31)	—	(1,316)	0.96
Forfeited	(636)	(47)	—	(683)	3.32
Outstanding at June 30, 2019	36,464	8,010	19,701	64,175	2.82	8.11	90,252
Outstanding at December 31, 2019	78,772	11,233	45,817	135,822	$1.01	7.64	$203,431
Recapitalization Impact	(50,919)	(7,261)	(29,616)	(87,796)	1.85	—	—
Outstanding at December 31, 2019	27,853	3,972	16,201	48,026	2.86	7.64	203,431
Granted	4,331	—	15,070	19,401	0.61
Exercised	(2,732)	(520)	(603)	(3,855)	1.61
Forfeited	(656)	(4)	—	(660)	2.53
Outstanding at June 30, 2020	28,796	3,448	30,668	62,912	$2.26	7.79	$1,968,051
Vested and Expected to Vest as of June 30, 2020
Vested	21,147	3,448	15,599	40,194	$2.72	6.91	$1,225,735
Estimate of Expected to Vest(1)
2020(4)	1,966	—	5,100	7,066
2021	3,223	—	—	3,223
2022+(2)	2,110	—	9,280	11,390
	7,299	—	14,380	21,679	$1.44	9.33	$708,362
Effect of estimated forfeitures	350	—	689	1,039	$1.56	9.53	$33,953

(1)
Adjusted for estimated forfeitures.

(2)
Estimate does not consider future vesting based on share price targets, which may differ materially from the above estimates.

(3)
Performance based instruments.

(4)
For remainder of 2020 period.

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
As of June 30, 2020, total unrecognized stock-based compensation expense of $272,791 related to granted and unvested share-based compensation arrangements is expected to be recognized over a weighted-average period of 2.74 years. The following table shows stock compensation expense for the three and six months ended June 30, 2020 and 2019:
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Time Based	$1,712	$1,844	$3,346	$3,611
PSP	—	—	1,633	3,064
LTIP(1)	44,774	—	46,349	—
B Shares(2)	8,000	—	8,000	—
Total	$54,486	$1,844	$59,328	$6,675

(1)
Resulting from achievement of share price targets and probability-based expensing.

(2)
Related to the Business Combination; Class B shares have no economic rights.

11.
Income Taxes

Three and six months ended June 30, 2020 and June 30, 2019 is as follows:
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Provisions for income taxes	$323	$7	$332	$16
The effective tax rates for the three and six months ended June 30, 2020 were (.20)% and (.14)%, respectively, and the effective tax rates for the three and six months ended June 30, 2019 were (.03)% and (.03)%, respectively. The difference between the Company’s effective tax rates for the 2020 and 2019 periods and the U.S. statutory tax rate of 21% was primarily due to a full valuation allowance related to the Company’s net U.S. deferred tax assets, offset partially by current state tax and current foreign tax. The Company regularly evaluates the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all the deferred tax assets will not be realized.
On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. As of June 30, 2020, the Company has analyzed the provisions of the CARES Act and determined it did not have a significant impact to the Company.
12. Segment Information
Prior to the second quarter of fiscal year 2020, the Company operated its business and reported its results through a single reportable segment. As a result of the acquisition of SBTech on April 23, 2020, the Company began to operate its business and report its results through two operating and reportable segments: B2C and B2B, in accordance with ASC Topic 280, Segment Reporting. The B2C segment is comprised of the Old DK business and the B2B segment is comprised of SBTech in its entirety. The B2C segment primarily provides users with DFS, sports betting and iGaming opportunities while the B2B segment is involved in the design, development and licensing of sports and casino wagering software for business customers.
The reportable segments are segments of the Company for which separate discrete financial information is available to and evaluated regularly by the chief operating decision maker (“CODM”),

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
who is the Company’s Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The CODM assesses a combination of metrics such as revenue and Adjusted EBITDA to evaluate the performance of each reportable segment.
Any intercompany revenues or expenses are eliminated in consolidation. All of the Company’s operating revenues and expenses, other than those excluded from Adjusted EBITDA as detailed below, are allocated to the Company’s reportable segments. We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items, as described in the reconciliation below.
A measure of segment assets and liabilities has not been currently provided to the Company’s CODM and therefore is not shown below.
Summarized financial information for the Company’s segments is shown in the following tables:
	Three Months Ended June 30,
	2020	2019
Revenue:
B2C	$55,977	$57,390
B2B	14,954	—
Total revenue	70,931	57,390
Adjusted EBITDA:
B2C	(53,973)	(21,101)
B2B	(3,522)	—
Total adjusted EBITDA	(57,495)	(21,101)
Adjusted for:
Depreciation and amortization	18,668	3,274
Interest (income) expense, net	588	(426)
Income tax expense	323	7
Stock-based compensation	54,486	1,844
Transaction-related costs	25,255	1,276
Litigation, settlement and related costs	2,022	814
Other non-recurring costs and special project costs	2,517	223
Non-operating costs	83	—
Net Loss attributable to common stockholders	$(161,437)	$(28,113)

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
Due to the timing of the Business Combination, the three-month period ended June 30, 2020 reflects B2B/SBTech activity beginning April 24, 2020 and the three-month period ended June 30, 2019 does not reflect B2B/SBTech activity.
	Six Months Ended June 30,
	2020	2019
Revenue:
B2C	$144,519	$125,482
B2B	14,954	—
Total revenue	159,473	125,482
Adjusted EBITDA:
B2C	(103,434)	(41,516)
B2B	(3,522)	—
Total adjusted EBITDA	(106,956)	(41,516)
Adjusted for:
Depreciation and amortization	23,372	6,199
Interest (income) expense, net	2,939	(1,087)
Income tax expense	332	16
Stock-based compensation	59,328	6,675
Transaction-related costs	30,907	1,276
Litigation, settlement and related costs	3,352	1,701
Other non-recurring costs and special project costs	2,646	1,371
Non-operating costs	285	—
Net Loss attributable to common stockholders	$(230,117)	$(57,667)
Due to the timing of the Business Combination, the six-month period ended June 30, 2020 reflects B2B/SBTech activity beginning April 24, 2020 and the six-month period ended June 30, 2019 does not reflect B2B/SBTech activity.
13.
Loss Per Share

The computation of loss per share and weighted-average shares of the Company’s Class A common stock outstanding for the periods presented are as follows:
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net loss	$(161,437)	$(28,113)	$(230,117)	$(57,667)
Basic and diluted weighted-average common shares outstanding	291,992	184,723	238,104	184,234
Loss per share attributable to common stockholders:
Basic and diluted	$(0.55)	$(0.15)	$(0.97)	$(0.31)

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
There were no preferred or other dividends declared for the period. For the periods presented, the following securities were not required to be included in the computation of diluted shares outstanding:
	June 30, 2020	June 30, 2019
Warrants	2,327	3,783
Stock options	62,912	48,267
Total	65,239	52,050

14.
Related-Party Transactions

Media Purchase Agreement (“MPA”)
In July 2015, Old DK entered into an MPA with a related party purchaser for various media placements from 2015 through 2018. The MPA was amended to extend through 2021. The annual commitment for calendar years 2017 through 2021 was $15,000 per year, plus an additional contingent commitment of $5,000 per year. The contingent commitment relates to the Company’s allocation of its non-integration advertising with other advertisers. Effective January 2019, the future minimum commitments related to the MPA were reduced to $15,000 in aggregate through December 31, 2021 ($5,000 per year) and the contingent commitment was removed. If the Company satisfies the $15,000 commitment prior to December 31, 2021, the MPA will expire unless the Company elects to extend the MPA through the next NFL season with no required minimum. The Company recorded expense of $1,241 and $3,400 related to the MPA for the three and six months ended June 30, 2020 and recorded expense of $88 and $2,216 related to the MPA for the three and six months ended June 30, 2019, respectively, in sales and marketing expenses in the condensed consolidated statements of operations. As of June 30, 2020 and December 31, 2019, $1,563 and $2,413, respectively, of MPA is included in accounts payable and accrued expenses in the condensed consolidated balance sheets.
Private Placement Agent
Old DK entered into an engagement letter with a related party (the “Private Placement Agent”) in August 2019, as amended in December 2019. Pursuant to the engagement letter, the Private Placement Agent has acted as the exclusive financial advisor to Old DK, and Old DK agreed to pay certain acquisition and financing fees in connection with the Business Combination with SBTech and DEAC. As of the six months ended June 30, 2020 and June 30, 2019 Old DK incurred $12,349 and $0, respectively, of fees with the Private Placement Agent. During the three months ended June 30, 2020 and June 30, 2019, Old DK incurred $11,748 and $0, respectively.
Receivables from Equity Method Investment
The Company provides office space and general operational support to DKFS, LLC, an equity-method investment. The operational support is primarily general and administrative support services. As of June 30, 2020, and December 31, 2019, the Company had $1,080 and $959, respectively, of receivables from the entity related to these services, which are included within current assets in the condensed consolidated balance sheets.
Transactions with a Shareholder and his Immediate Family Members
The Business Combination Agreement requires payment to a shareholder in the event certain SBTech accounts receivable are collected. As of June 30, 2020, the Company had a $1,593 payable to the shareholder. In addition, the Company had sales to an entity related to an immediate family member of the shareholder during the three and six months ended June 30, 2020 and had an associated

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
accounts receivable balance of $579 as of June 30, 2020. There were no related party transactions with the shareholder or their immediate family members for the three or six months ended June 30, 2019 and no related accounts receivable balance as of December 31, 2019.
15.
Commitments and Contingencies

Leases
The Company rents its corporate office facilities, data centers, and motor vehicles under lease arrangements. The terms of the leases include scheduled base rent increases, and obligations to pay for a proportionate share of each property’s operating costs and tax escalations as defined in each lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.
Total rent expense for the three and six months ended June 30, 2020 was $4,702 and $7,785, respectively, and for the three and six months ended June 30, 2019 was $2,406 and $4,597, respectively.
Future minimum lease payments are as follows:
Years ending December 31,
From July 1, 2020 to December 31, 2020	$8,435
2021	15,668
2022	13,947
2023	13,637
2024	12,029
Thereafter	35,766
Total	$99,482
Other Contractual Obligations and Contingencies
The Company is a party to several non-cancelable contracts with vendors where the Company is obligated to make future minimum payments under the terms of these contracts as follows:
Years ending December 31,
From July 1, 2020 to December 31, 2020	$24,439
2021	51,487
2022	28,959
2023	17,463
2024	8,150
Thereafter	15,400
Total	$145,898
Contingencies
From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation. Much of civil litigation to which the Company is a party relates to advertising and consumer protection matters. The majority of the cases to which the Company is a party were consolidated into a multi-district litigation in February 2016 in the U.S. District Court for the District of

DRAFTKINGS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share data)
Massachusetts, along with claims against other entities and individuals within the DFS industry. On November 27, 2019, the Court granted in part and denied in part the DFS defendants’ motions to compel arbitration. The Company intends to vigorously defend itself. While the Company does not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on the Company’s financial condition, the outcome could be material to the Company’s financial results for any particular period, depending, in part, upon the results for such period.
We are currently under Internal Revenue Service audit for prior tax years, with the primary unresolved issues relating to excise taxation of fantasy sports contests and informational reporting and withholding. The final resolution of that audit, and other audits or litigation, may differ from the amounts recorded in these unaudited condensed consolidated financial statements and may materially affect our consolidated financial statements in the period or periods in which that determination is made.
Letters of Credit
In connection with the Credit Agreement with Pacific Western Bank, the Company has entered into several letters of credit totaling $5,053 and $4,481 as of June 30, 2020 and December 31, 2019, respectively, for the Company’s leases of office space.
16.
Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but before the unaudited condensed consolidated financial statements are issued, to provide additional evidence relative to certain estimates or identify matters that require additional disclosures. The Company evaluated subsequent events through August 14, 2020, the date on which the unaudited condensed consolidated financial statements were available to be issued. The unaudited condensed consolidated financial statements reflect those material items that arose after the balance sheet date, but prior to this date that would be considered recognized subsequent events.

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
DraftKings Inc.
Boston, MA
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of DraftKings Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Emphasis of Matter Regarding Novel Coronavirus
As more fully described in Note 1 to the consolidated financial statements, the Company has been negatively impacted by the outbreak of a novel coronavirus (COVID-19), which was declared a global pandemic by the World Health Organization in March 2020.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2015.
Boston, MA
March 12, 2020, except for footnotes 1 and 18 which are dated March 26, 2020

DRAFTKINGS INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,
	2019	2018
Assets
Current assets:
Cash	$76,533	$117,908
Cash reserved for users	144,000	111,698
Receivables reserved for users	19,828	21,334
Prepaid expenses and other current assets	20,787	11,233
Total current assets	261,148	262,173
Property and equipment, net	25,945	14,102
Intangible assets, net	33,939	16,876
Goodwill	4,738	4,738
Equity method investment	2,521	—
Deposits	2,434	1,504
Total assets	$330,725	$299,393
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$85,295	$56,149
Liabilities to users	163,035	132,769
Term note	6,750	3,750
Settlement liability	—	3,272
Total current liabilities	255,080	195,940
Convertible promissory notes	68,363	—
Other long-term liabilities	56,862	27,403
Total liabilities	$380,305	$223,343
Commitments and contingencies (note 13)
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,
	2019	2018
Redeemable convertible preferred stock:
Series E-1 redeemable convertible preferred stock, $0.001 par value; 54,901 shares authorized, issued and outstanding at December 31, 2019 and 2018; liquidation preference of $120,943 as of December 31, 2019	$119,752	$119,427
Series F redeemable convertible preferred stock, $0.001 par value; 78,445 shares authorized, 55,349 and 57,068 shares issued and outstanding at December 31, 2019 and 2018, respectively; liquidation preference of $141,117 and $145,499 as of December 31, 2019 and 2018, respectively	138,619	141,850
Total redeemable convertible preferred stock	258,371	261,277
Stockholders’ deficit:
Common stock, $0.001 par value; 735,000 shares authorized as at December 31, 2019 and 2018; 389,610 and 384,009 shares issued and outstanding at December 31, 2019 and 2018, respectively	390	384
Additional paid-in capital	690,443	670,439
Accumulated deficit	(998,784)	(856,050)
Total stockholders’ deficit	(307,951)	(185,227)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$330,725	$299,393
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
	Years Ended December 31,
	2019	2018	2017
Revenue	$323,410	$226,277	$191,844
Cost of revenue	103,889	48,689	31,750
Sales and marketing	185,269	145,580	156,632
Product and technology	55,929	32,885	20,212
General and administrative	124,868	75,904	56,448
Loss from operations	(146,545)	(76,781)	(73,198)
Other income (expense):
Interest income (expense), net	1,348	666	(1,541)
Gain on initial equity method investment	3,000	—	—
Other expense, net	—	—	(607)
Loss before income tax provision	(142,197)	(76,115)	(75,346)
Income tax provision	58	105	210
Loss from equity method investment	479	—	—
Net loss	$(142,734)	$(76,220)	$(75,556)
Loss per share attributable to common stockholders:
Basic and diluted	$(0.37)	$(0.20)	$(0.54)
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
(Amounts in thousands)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2016	184,499	$490,971	22,291	$22	$3,998	$(704,274)	$(700,254)
Conversion of Debt to Series E Preferred Stock	103,077	160,928	—	—	—	—	—
Issuance of Series E-1 Redeemable Convertible Preferred Stock	54,901	118,623	—	—	—	—	—
Issuance of Series D Redeemable Convertible Preferred Stock for In-kind Transfer	714	1,077	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	(288,290)	(654,103)	353,850	354	653,749	—	654,103
Exercise of Stock Options	—	—	1,233	1	179	—	180
Issuance of Common Stock for In-kind Transfer	—	—	2,558	3	172	—	175
Accretion of Preferred Stock Issuance Cost	—	1,513	—	—	(1,513)	—	(1,513)
Stock-Based Compensation Expense	—	—	—	—	4,500	—	4,500
Net Loss	—	—	—	—	—	(75,556)	(75,556)
Balances at December 31, 2017	54,901	119,009	379,932	$380	661,085	(779,830)	(118,365)
Issuance of Series F Preferred Stock	57,068	141,590	—	—	—	—	—
Exercise of Stock Options	—	—	2,385	2	550	—	552
Common Stock Issued	—	—	393	1	339	—	340
Issuance of Common Stock for In-kind Transfer	—	—	1,299	1	1,933	—	1,934
Accretion of Preferred Stock Issuance Cost	—	678	—	—	(678)	—	(678)
Stock-Based Compensation Expense	—	—	—	—	7,210	—	7,210
Net Loss	—	—	—	—	—	(76,220)	(76,220)
Balances at December 31, 2018	111,969	$261,277	384,009	$384	$670,439	$(856,050)	(185,227)
Issuance of Series F Preferred Stock	2,879	7,824	—	—	—	—	—
Exercise of Stock Options	—	—	2,873	3	1,145	—	1,148
Common Stock Issued	—	—	1,906	2	437	—	439
Issuance of Common Stock for In-kind Transfer	—	—	822	1	1,363	—	1,364
Repurchase of Preferred Stock and Issuance of Promissory Note	(4,598)	(11,722)	—	—	—	—	—
Accretion of Preferred Stock Issuance Cost	—	992	—	—	(992)	—	(992)
Stock-Based Compensation Expense	—	—	—	—	17,613	—	17,613
Issuance of warrants	—	—	—	—	438	—	438
Net Loss	—	—	—	—	—	(142,734)	(142,734)
Balances at December 31, 2019	110,250	$258,371	389,610	$390	$690,443	$(998,784)	$(307,951)
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
	Years Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities:
Net loss	(142,734)	(76,220)	(75,556)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	13,636	7,499	6,301
Non-cash rent expense	377	37	(120)
Non-cash interest expense	424	31	1,487
Stock-based compensation expense	17,613	7,210	4,500
Advertising expense paid through issuance of common stock and warrants	1,802	1,934	1,252
Amortization of debt discount	—	—	141
Gain on derivative fair value adjustment	—	—	(184)
Loss on exit activities	179	—	877
Loss on disposal of assets	730	—	185
Loss on conversion of promissory notes	—	—	650
Loss from equity method investment	479	—	—
Gain on initial equity method investment	(3,000)	—	—
Deferred income taxes	54	19	145
Changes in operating assets and liabilities:
Cash reserved for users	(32,302)	(22,633)	(17,346)
Receivables reserved for users	1,506	(4,087)	5,680
Prepaid expenses and other current assets	(9,554)	(2,214)	(4,175)
Deposits	(930)	728	(133)
Accounts payable and accrued expenses	27,946	5,699	(29,793)
Other long-term liabilities	18,028	12,068	5,307
Settlement liability	(3,400)	(2,212)	783
Liabilities to users	30,266	26,562	11,562
Net cash used in Operating Activities	(78,880)	(45,579)	(88,437)
Cash Flows from Investing Activities:
Purchases of property and equipment	(16,703)	(13,683)	(599)
Capitalization of internal-use software costs	(14,816)	(12,738)	(7,116)
Acquisition of state licenses	(10,752)	(251)	—
Net cash used in Investing Activities	(42,271)	(26,672)	(7,715)
Cash Flows from Financing Activities:
Proceeds from term note	3,000	—	—
Repayment of notes payable	—	(1,250)	—
Net proceeds from issuance of common stock	439	—	—
Net cost due to conversion of Series E Stock	—	—	(272)
Net proceeds due to issuance of Series E-1 Redeemable Convertible Preferred Stock	—	—	118,623
Net proceeds due to issuance of Series F Redeemable Convertible Preferred Stock	7,824	141,590	—
Repurchase of Series F Redeemable Convertible Preferred Stock	(722)	—	—
Net proceeds from issuance of convertible promissory notes	68,087	—	—
Proceeds from exercise of stock options	1,148	552	180
Net cash provided by Financing Activities	79,776	140,892	118,531
Net (Decrease) Increase in Cash	(41,375)	68,641	22,379
Cash at Beginning of Year	117,908	49,267	26,888
Cash at End of Year	76,533	117,908	49,267
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Non-cash redemption of Series F redeemable convertible preferred to stock through issuance of promissory notes	11,000	—	—
Accretion of Series E-1 and F Redeemable Convertible Preferred Stock	992	678	1,513
Conversion of Series A through E of preferred stock to common stock	—	—	654,103
Conversion of convertible notes into preferred stock	—	—	160,928
Common stock issued	—	340	—
Acquisition of state licenses included in accounts payable and accrued expenses	1,000	—	—
Supplemental Disclosure of Cash Activities:
Cash paid for interest	260	261	285
See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
1. Description of Business
DraftKings Inc. (the “Company” or “DraftKings”) was incorporated in Delaware on December 31, 2011. The Company provides online and retail sports wagering offerings, online daily fantasy sports contests, and online casino games. The Company is headquartered in Boston, MA. The Company began accepting users in the United States and Canada in 2012. The Company began accepting users in the United Kingdom in 2016, and in Germany, Malta, Netherlands, Ireland, and Austria in 2017 and in Australia in 2018.
From 2015 through 2017, the daily fantasy sports industry was subject to government inquiries in the United States. State Attorneys General in Delaware, Georgia, Hawaii, Illinois, Maryland, Mississippi, Nevada, New York, Ohio, Rhode Island, Tennessee, Texas and West Virginia issued advisory opinions regarding the legality of daily fantasy sports in their respective states. As of February 20, 2020, the Company had reached agreements with the Attorneys General of Alabama, Hawaii and Idaho to suspend offering paid contests to individuals physically present at the time of contest entry in those states until such time a legislative solution is reached. A law authorizing fantasy sports was enacted by the Alabama legislature this year and DraftKings reentered the state to offer paid fantasy sports contests on June 18, 2019. The Company has suspended permitting participation in paid contests from Nevada and is currently seeking judicial clarifications with respect to offering paid contests to individuals in Texas, while continuing to permit participation from that state.
Due to the Company’s interpretation of existing laws in Arizona, Louisiana, Montana, and Washington, the Company has not historically permitted individuals in those states to participate in paid contests. In April 2019, the Iowa legislature passed a bill to legalize fantasy sports and, in May 2019, the bill was signed into law by the Governor of Iowa. DraftKings launched paid fantasy sports contests in Iowa on October 24, 2019.
Laws defining fantasy sports contests as games of skill and requiring certain consumer protections have been enacted in New York, Mississippi, Massachusetts, Virginia, Missouri, Indiana, Colorado, Kansas, Maryland, Arkansas, Tennessee, New Jersey, Delaware, New Hampshire, Vermont, Maine, Connecticut, Ohio, Alabama, Pennsylvania, Iowa, and Michigan. Of the remaining 20 states (and Washington, D.C.) that the Company operates in, two states (Kentucky and Nebraska) and one state the Company does not currently operate in (Arizona) have introduced legislation to authorize and regulate fantasy sports. Two states currently enjoy positive legal opinions from the states Attorneys General (West Virginia and Rhode Island).
In May 2018, the Supreme Court (the “Court”) struck down on constitutional grounds the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), a law that prohibited most states from authorizing and regulating sports betting. Since the Court’s decision, states have moved quickly to legalize and regulate sports betting. U.S. jurisdictions with statutes legalizing statewide online sports betting as of December 31, 2019 are Nevada, New Jersey, West Virginia, Delaware, Pennsylvania, Indiana, Iowa, Tennessee, New Hampshire, Washington, D.C, and Rhode Island. States with current or in process statutes for online gaming are Colorado, Illinois, Indiana, Iowa, Nevada, New Hampshire, New Jersey, Oregon, Pennsylvania, Rhode Island, Tennessee, Washington, D.C. and West Virginia. Colorado enacted a law that became effective after approval by voters in a referendum in November 2019. States authorizing and regulating sports betting at specific retail locations are Nevada, New York, North Carolina, Illinois, Iowa, Indiana, New Hampshire, Washington, D.C., New Jersey, West Virginia, Mississippi, Rhode Island, Delaware, Pennsylvania, Arkansas and Colorado. Some states have passed laws authorizing sports wagering on the Internet or in retail locations, but no operators are offering live betting yet. The Company currently operates Internet sports betting in Indiana, Iowa, New Hampshire, New Jersey Pennsylvania, and West Virginia. The Company has retail sportsbooks in Mississippi, New York, New Jersey and at three locations in Iowa. The Company also has multi-state agreements

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
in place to expand operations upon the passing of the appropriate laws and regulations and the receipt of the appropriate license.
The Company launched an online casino product in New Jersey in December 2018.
Recently, the outbreak of the novel coronavirus (“COVID-19”) has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The COVID-19 pandemic and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial information.
2. Summary of Significant Accounting Policies and Practices
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.
Going Concern
Since its inception, the Company has funded its operations primarily with proceeds from sales of convertible preferred stock (including proceeds from convertible debt, which converted into convertible preferred stock) and borrowings under loan and security agreements. The Company has experienced operating losses for the years ended December 31, 2019, 2018 and 2017. In addition, as of December 31, 2019, 2018 and 2017, the Company had negative operating cash flows of  $78,880, $45,579 and $88,437, respectively. The Company expects to continue to incur operating losses for the foreseeable future. As of March 12, 2020, the issuance date of the annual consolidated financial statements for the year ended December 31, 2019, the Company does not expect that its cash and cash equivalents, cash provided by financing activities (including those disclosed in Note 7) and the ability to draw down on its line of credit, will be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through March 12, 2021.
The Company plans to seek additional funding through equity financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.
If the Company is unable to obtain funding, the Company will be forced to delay or reduce some of its product portfolio expansion efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
Based on its recurring losses from operations incurred, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of the issuance date of the annual consolidated financial statements for the year ended December 31,

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
2019, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the financial statements relate to and include, but are not limited to, the valuation of equity awards; fair value estimates of embedded derivatives; purchase price allocations, including fair value estimates of intangible assets and long-term contingent liabilities; the estimated useful lives of fixed assets and intangible assets, including internally developed software costs; and accrued expenses.
Acquisitions
The Company accounts for business combinations under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The fair values of the assets acquired and liabilities assumed are determined based upon the valuation of the acquired business and involves management making significant estimates and assumptions.
Cash
Cash includes highly liquid checking and instant access internet banking accounts which are owned by the Company.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Cash Reserved for Users
The Company maintains separate bank accounts to segregate users’ funds from operational funds. In certain regulated jurisdictions, user funds are titled to DK Player Reserve, LLC, a wholly-owned subsidiary of the Company, which was organized in the State of Delaware, for the purpose of protect users’ funds in the event of creditor claims.
Receivables Reserved for Users
User deposit receivables are stated at the amount the Company expects to collect from a payment processor. These arise due to the timing differences between a user’s deposit and the receipt of the payment into the Company’s bank accounts. Receivables also arise as the result of the securitization policies of certain payment processors.
Property and Equipment, net
Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset. Leasehold improvements depreciation is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:
Computer equipment and software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of the lease terms or the estimated useful lives of the improvements, generally 1 — 10 years
Intangible Assets, Net
Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired and reported net of accumulated amortization, separately from goodwill. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives.
User Relationships
User relationships are finite-lived intangible assets which are amortized over their estimated useful lives, ranging from six months to eleven years. User relationships are typically generated through business combinations.
Internally Developed Software
Software that is developed for internal use is accounted for pursuant to ASC Topic 350-40, Intangibles, Goodwill and Other — Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include salaries for employees who devote time directly to developing internal-use software and external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three years and the related amortization expense is classified as cost of revenue in the consolidated statements of operations.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
State Licenses
The Company incurs costs in connection with operating in certain regulated jurisdictions, including applying for licenses, compliance costs and the purchase of business licenses. The cost of purchasing business licenses and subsequent renewals of business licenses are capitalized and amortized over the estimated useful life of the asset or straight-line method, whichever is greater.
Goodwill
The Company performs its annual impairment testing at December 31. In testing goodwill for impairment, the Company first considers qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. Such qualitative factors include macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company performs a two-step goodwill impairment test. The two-step test starts with comparing the fair value of the reporting unit to the carrying amount of a reporting unit, including goodwill. If the fair value exceeds the carrying amount, no impairment loss is recognized. However, if the carrying amount of the reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired. If the Company determines that goodwill is impaired, an impairment charge is recorded in the consolidated statements of operations. Based on the assessment performed during the years ended December 31, 2019 and 2018, the Company determined it was more likely than not that goodwill is not impaired.
Impairment of Long-Lived Assets
Long-lived assets, except for goodwill, consist of property and equipment and finite-lived acquired intangible assets, such as internal-use software, state licenses and user relationships. Long-lived assets, except for goodwill, are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted future cash flows. There were immaterial impairments related to previously capitalized software that were not placed in service during the years ended December 31, 2019 and 2018.
Equity Method Investment
The Company owns 46% of the common stock of DKFS, LLC. The Company uses the equity method to account for investments in which the Company has the ability to exercise significant influence over operating and financial policies of the investee, but do not control. The Company’s carrying value in the equity method investee is reflected in the caption “Equity method investment” on the consolidated balance sheets and changes in value are recorded in other income (expenses), net on the consolidated statements of operations. The Company’s judgment regarding the level of influence over the equity method investee includes considering key factors, such as ownership interest, representation on the board of directors, and participation in policy-making decisions.
Under the equity method, the Company’s investment is initially measured at cost and subsequently increased or decreased to recognize the Company’s share of income and losses of the investee, dividends received, capital contributions and distributions and impairment losses. The Company performs a qualitative assessment quarterly and recognizes an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Deposits
The Company has security deposits with the lessors of the Company’s operating facilities totaling $2,434 and $1,504 as of December 31, 2019 and 2018, respectively. These balances include approximately $403 held in a certificate of deposit collateralizing the amounts outstanding on the credit cards.
Liabilities to Users
The Company records liabilities for amounts due to users which consist of user deposits, plus contest winnings and prizes awarded, less user withdrawals, contest entry fees, and contest margin earned by the Company. The Company maintains separate bank accounts for the amounts due to users. Total user liabilities are fully reserved by the cash reserved for users and receivables reserved for users.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of operating cash and cash reserved for users. The Company maintains cash and cash reserves for users primarily across five financial institutions; however, the vast majority is held with one financial institution within separate bank accounts, which management believes to be of a high credit quality, in amounts that exceed federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
Leases
The Company accounts for leases under the provisions of ASC Topic 840, Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. The terms used for the evaluation include renewal option periods in instances in which the exercise of the renewal option can be reasonably assured and failure to exercise such option would result in an economic penalty. Leases are classified as capital leases whenever the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are recorded as operating leases. As of December 31, 2019 and 2018, all of the Company’s leases were operating leases.
The Company recognizes rent expense on operating leases on a straight-line basis over the non-cancellable lease term. Operating leases with landlord-funded leasehold improvements are considered tenant allowances and are amortized as a reduction of rent expense over the non-cancellable lease term. Deferred rent liability, which is calculated as the difference between contractual lease payments and the rent expense, is recorded in other long-term liabilities in the consolidated balance sheets.
Revenue Recognition
In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“New Revenue Standard”). The New Revenue Standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the New Revenue Standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the New Revenue Standard effective January 1, 2019 using the modified retrospective method and the cumulative effect was immaterial to the consolidated financial statements. See Note 15 for a discussion of the effect of the New Revenue Standard on the consolidated financial statements.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
The Company determines revenue recognition through the following steps:
•
Identifying the contract, or contracts, with the customer;

•
Identifying the performance obligations in the contract;

•
Determining the transaction price;

•
Allocating the transaction price to performance obligations in the contract; and

•
Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

The Company is currently engaged in the business of digital sports entertainment and gaming and provides users with daily fantasy sports content and online gaming opportunities. The following is a description of the Company’s revenue streams:
Daily Fantasy Sports (“DFS”) is a peer-to-peer platform in which users compete against one another for prizes. Users pay an entry fee (ranging from $0 to $10,000 per user) to join an event and compete against each other in short-duration contests for cash prizes, where the prize money is distributed to the highest performing competitors in the contest as defined by the prize table. DFS revenue is generated from contest entry fees from users, net of amounts paid out as prizes and customer incentives. Sportsbook or Sports betting involves a user placing a bet by wagering money on an event at some fixed odds (“proposition”) determined by the Company. In the event the user wins, the Company pays out the bet. Sportsbook revenue is generated by setting odds such that there is a built-in theoretical margin in each proposition offered to the users. iGaming, or online casino, offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, the Company functions similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house.
DFS, Sportsbook and iGaming as described above create a single performance obligation for the Company to operate the contest and award payouts to users based on the contest results. Revenue is recognized at the end of the respective event. Additionally, frequent player rewards given to customers for participation in gaming contests create material rights and represent separate performance obligations. Player awards create a liability when issued to players and are recognized as revenue when redeemed.
Other revenue represents revenue generated from media services, advertising and sponsored content provided by the Company and other miscellaneous revenue generating Sportsbook operations. Advertising and sponsored games represent a series of distinct services that are combined into a single performance obligation. Revenue from all other sources is recognized as control is transferred which is generally when the services are rendered.
Transaction Price Considerations
Variable Consideration: Variability in the transaction price arises primarily due to market-based pricing and cash discounts. DraftKings offers loyalty programs, free plays, deposit bonuses, discounts, rebates or other rewards and incentives to its customers in the form of marketing and promotion activities. Revenue for DFS, Sportsbook and iGaming is collected prior to the contest and is fixed for the arrangement. Player awards are recognized when awarded to the player. Media contracts typically do not contain variable payments or consideration payable to the customer.
Allocation of transaction price to performance obligations: Contracts with customers may include multiple performance obligations. For such arrangements, the transaction price is allocated to performance obligations on a relative standalone selling price basis. Standalone selling prices are estimated based on observable data of the Company’s sales of such products and services to similar customers and in similar circumstances on a standalone basis. For DFS, Sportsbook and iGaming, the

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Company will allocate a portion of the transaction price to frequent player awards that create material rights. In addition, the Company will allocate a portion of the transaction price from qualifier events to the related live final event within the DFS revenue stream.
Certain costs to obtain or fulfill contracts
Under the New Revenue Standard, certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. These costs are capitalized as contract acquisition costs and are amortized over the period of benefit to the customer. For the Company, the period of benefit has been determined to be less than or equal to 1 year. As such, the Company applied the practical expedient and contract acquisition costs are expensed immediately. Customer contract costs which do not qualify for capitalization as contract fulfillment costs are expensed as incurred.
Contract balances
Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. The Company currently does not have contractual terms that require it to satisfy or partially satisfy its performance obligations in advance of customer billings.
Deferred revenue relates to payments received in advance of the satisfaction of performance under the contract. The Company maintains various customer loyalty programs, which allows users to earn frequent player rewards for playing in DraftKings contests. Player awards represents a material right to the customer, and awards may be redeemed for future services. Player awards earned by users, but not yet redeemed, are included within liabilities to users on the consolidated balance sheets. When a user redeems awards, the Company recognizes income in revenue on the consolidated statements of operations.
Certain player awards do not expire, and the Company recognizes breakage (amounts not expected to be redeemed) to the extent there is no requirement for remitting balances to governmental agencies under unclaimed property laws. Revenue from breakage is recognized in proportion to customer redemptions. Revenue recognized related to breakage was $1,179, $421 and $1,800 in 2019, 2018 and 2017, respectively.
Refer to Note 15 for further information, including changes in deferred revenue during the period.
Cost of Revenue
Cost of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) product taxes, (iii) platform costs and (iv) revenue share / market access arrangements. The Company incurs payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date).
Sales and Marketing
Sales and marketing expenses consist primarily of expenses associated with advertising, strategic league and team partnerships and costs related to promotional contests (free contests funded entirely by the Company), including related personnel costs.
Product and Technology
Product and technology expenses consist of platform and software development costs prior to product launch, comprised mainly of product development and support personnel costs, including stock compensation expense, and related professional services, as well as depreciation of related hardware and software.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
General and Administrative
General and administrative expenses consist primarily of administrative personnel costs, including executive salaries, stock compensation expense and benefits, professional services (including legal, regulatory, audit, licensing-related, deal-related consulting and lobbying services), rent and facilities maintenance, legal settlements and contingencies, insurance and depreciation of leasehold improvements and furniture and fixtures.
Advertising and Promotion Costs
Advertising costs and promotion costs are expensed as incurred and are included in sales and marketing expense in the consolidated statements of operations. During the years ended December 31, 2019, 2018 and 2017, advertising and promotion costs were $152,203, $124,541 and $137,121, respectively.
Stock-based Compensation
The Company measures compensation expense for stock options and other stock awards in accordance with ASC Topic 718, Compensation — Stock Compensation. Stock-based compensation is measured at fair value on the grant date and recognized as compensation expense over the requisite service period. Generally, the Company issues stock options to employees with service-based, market based, or performance-based vesting conditions. For awards with only service- based vesting conditions, the Company records compensation cost for these awards using the straight-line method. For awards with performance-based vesting conditions, the Company recognizes compensation cost on a tranche- by tranche basis (the accelerated attribution method).
Under the provisions of ASC Topic 505-50, Equity-Based Payments to Non-Employees, the Company measures stock-based awards granted to non-employees based on the fair value of the award on the date on which the related service is completed. Compensation expense is recognized over the period during which services are rendered by non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model. The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax provision. Potential for recovery of deferred tax assets is evaluated by considering taxable income in carryback years, existing taxable temporary differences, prudent and feasible tax planning strategies and estimated future taxable profits.
The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Earnings (loss) per share
Basic earnings (loss) per share (“EPS”) is calculated using the two-class method. Under the two-class method, basic earnings (loss) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period after deducting contractual amounts of accretion on Series E-1 and Series F preferred shares and excluding the effects of any potentially dilutive securities. Diluted loss per share is computed similar to basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Since the Company had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.
Recently Adopted Accounting Pronouncements
As noted in the Company’s Revenue Recognition accounting policy above, the Company adopted Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) effective January 1, 2019. The guidance in ASU 2014-09 and subsequently issued amendments outlines a comprehensive model for all entities to use in accounting for revenue arising from contracts with customers as well as required disclosures.
DraftKings adopted Topic 606, applying the modified retrospective method to all contracts that were not completed as of January 1, 2019. For contracts that were modified before the date of adoption, the Company elected to reflect the aggregate effect of all modifications when (i) identifying the satisfied

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
and unsatisfied performance obligations, (ii) determining the transaction price, and (iii) allocating the transaction price to the satisfied and unsatisfied performance obligations. The comparative information has not been restated and continues to be reported under the accounting standards in effect for these periods. The Company expects the timing of revenue recognition for its significant revenue streams to remain substantially unchanged, with no material effect on revenue. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements. See Note 15 — Revenue Recognition, for further details.
In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax provision, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. ASU 2016-09 is effective for annual periods beginning after December 15, 2017. The Company adopted this ASU as of January 1, 2018 and elected to estimate the number of awards that are expected to vest. The Company included the impact of ASU 2016-09 in its consolidated financial statements.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740) (“ASU 2015-17”) to simplify the presentation of deferred taxes in a classified statement of financial position by requiring classification of all deferred tax positions as noncurrent, including valuation allowances, by jurisdiction. ASU 2015-17 is effective for all other entities for fiscal years beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. The Company adopted this ASU as of January 1, 2018 and all deferred tax positions are classified as noncurrent in the Company’s consolidated balance sheets.
Recent Accounting Pronouncements Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The Update is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in process of evaluating the impact of this new standard.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40). This Update addresses users’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This Update is effective for fiscal years beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021. The amendments in this Update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently in the process of evaluating the impact of this new standard.
In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718), to simplify the accounting for share-based payments to non-employees by aligning it with

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
the accounting for share-based payments to employees, with certain exceptions. Under the new standard, equity-classified non-employee awards will be initially measured on the grant date and re-measured only upon modification, rather than at each reporting period. Measurement will be based on an estimate of the fair value of the equity instruments to be issued. The standard is effective in fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is not permitted before an entity’s adoption of ASC 606. The Company is currently in the process of evaluating the impact of this new standard.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), to delay the adoption date for ASU 2016-02. ASU 2016-02 is now effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is still permitted. The Company is currently in the process of evaluating the impact of this new standard.
3. Property and Equipment
Property and equipment, net consists of the following:
	December 31,
	2019	2018
Computer equipment and software	$9,685	$5,537
Furniture and fixtures	5,891	4,018
Leasehold improvements	17,373	7,924
Property and Equipment	32,949	17,479
Accumulated depreciation	(7,004)	(3,377)
Property and Equipment, net	$25,945	$14,102
Depreciation expense on property and equipment was $4,131, $1,185 and $1,934 during the years ended December 31, 2019, 2018 and 2017, respectively.
In 2019, the Company disposed of furniture and fixtures that were no longer in use. The loss on disposal of fixed assets for the year ended December 31, 2019, 2018 and 2017 totaled $730, $0, and $185, respectively.
4. Intangible Assets and Goodwill
The Company has the following intangible assets, net at December 31, 2019:
	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
User relationships	—	$3,328	$(3,328)	$—
Internally developed software	2.35 years	43,753	(21,188)	22,565
State licenses	4.86 years	12,003	(629)	11,374
Intangible Assets, net		$59,084	$(25,145)	$33,939

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
The Company has the following intangible assets, net at December 31, 2018:
	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
User relationships	0.5 years	$3,328	$(3,013)	$315
Internally developed software	2.45 years	28,937	(12,572)	16,365
State licenses	0.75 years	251	(55)	196
Intangible Assets, net		$32,516	$(15,640)	$16,876
The Company recorded amortization expense of  $9,505, $6,314 and $4,367 for the years ended December 31, 2019, 2018 and 2017, respectively.
At December 31, 2019, estimated future amortization of intangible assets is as follows:
Year ending December 31,
2020	$13,048
2021	10,250
2022	6,241
2023	2,200
2024 and thereafter	2,200
Total	$33,939
Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 are as follows:
Balance as of December 31, 2017	$4,399
Goodwill acquired	339
Balance as of December 31, 2018	$4,738
Goodwill acquired	—
Balance as of December 31, 2019	$4,738
The Company recorded an increase of  $339 to goodwill in connection with an immaterial acquisition during the year ended December 31, 2018. No impairment of goodwill was recorded in the years ended December 31, 2019, 2018 and 2017.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
5. Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consist of the following:
	December 31,
	2019	2018
Accounts payable	$16,618	$11,626
Accrued payroll and related expenses	17,770	9,857
Accrued litigation, lobbying and compliance	6,153	5,566
Accrued loyalty points	4,131	7,272
Accrued marketing fees	11,855	3,237
Accrued operating taxes	5,745	2,741
Accrued partnership fees	7,868	4,340
Accrued professional fees	4,191	1,978
Accrued software and licenses	1,589	2,263
Accrued other	9,375	7,269
Total	$85,295	$56,149
6. Current and Long-term Liabilities
Term Note
In October 2016, the Company entered into an amended and restated loan and security agreement with Pacific Western Bank, which was most recently amended in August 2019 (as amended, the “Credit Agreement”). The Credit Agreement provides a revolving line of credit of up to $50,000. The Credit Agreement has a maturity date of September 15, 2020. As of December 31, 2019 and 2018, the Credit Agreement provided a revolving line of credit of up to $50,000 and $40,000, respectively. Principal amounts outstanding under the Credit Agreement totaled $6,750 and $3,750 as of December 31, 2019 and 2018, respectively. Net facility available from the Credit Agreement as of December 31, 2019 and 2018 totaled $38,769 and $31,769, respectively, which exclude the letters of credit outlined in Note 13.
Borrowings under the Credit Agreement bear interest at a variable annual rate equal to the greater of (i) 1.00% above the prime rate then in effect and (ii) 6.50%, and the Credit Agreement requires monthly, interest-only payments. In addition, the Company is required to pay quarterly in arrears a fee equal to 0.25% per annum of the unused portion of the revolving line of credit. Upon the earlier of  (i) an Acquisition, as defined in the Credit Agreement, or (ii) the closing of an initial public offering, in either case, the Company will also be required to pay a success fee to Pacific Western Bank in the amount of  $600 or $650 if the outstanding principal amount exceeds $45,000 at any time.
As of December 31, 2019, the Company did not meet all financial and non-financial covenants per the Credit Agreement; however, the Company has received waivers from Pacific Western Bank for all covenants not met.
Borrowings under the Credit Agreement are secured by a first lien on all issued and outstanding shares of capital stock of the Company’s subsidiaries (except for any foreign subsidiaries, for which 65% of such capital stock is pledged) and on all assets, including intellectual property.
Pursuant to the Credit Agreement, the Company is required to maintain substantially all depository, operating and investment accounts, excluding any proceeds from the Company’s gaming business, with

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Pacific Western Bank. The Company is also subject to certain affirmative and negative covenants until maturity. These covenants include limitations on the Company’s ability to incur additional indebtedness and to pay dividends. Obligations under the Credit Agreement are subject to acceleration upon the occurrence of specified events of default, including failure to comply with covenants.
In connection with entering into the Credit Agreement, DraftKings issued a warrant to Pacific Western Bank to purchase 173,913 shares of its common stock at an exercise price of  $0.23 per share. The warrant is immediately exercisable and expires in October 2020.
Amounts outstanding, were recorded as current liabilities in the consolidated balance sheets as of December 31, 2019 and 2018. The interest rate in effect at December 31, 2019 and 2018 was 6.5%. The Company recorded interest expense of  $258, $256 and $284 as of December 31, 2019, 2018 and 2017, respectively, which is included in interest income (expense), net on the consolidated statements of operations. The amount allocated to the warrants in October 2013 was recorded as a debt discount and was fully amortized as of December 31, 2017. The amount was recognized as interest expense over the term of the Credit Agreement using the effective interest method.
Preferred Stock Investor in Series F Note
On September 26, 2019, the Company entered into share redemption agreements with certain funds managed by Preferred Stock Investor in Series F (the “Preferred Stock Investor in Series F Funds”), pursuant to which the Company repurchased and redeemed shares of its preferred stock held by the Preferred Stock Investor in Series F Funds (the “Preferred Stock Investor in Series F Redemption”). A portion of the consideration paid by DraftKings in connection with the Preferred Stock Investor in Series F Redemption, equaling approximately $11,000, was paid by the issuance of promissory notes to certain of the Preferred Stock Investor in Series F Funds (the “Preferred Stock Investor in Series F Notes”). The Preferred Stock Investor in Series F Notes have a maturity date of the earlier of September 26, 2021 and the date on which DraftKings closes an equity financing with gross proceeds to DraftKings of at least $100 million. Until December 31, 2019, unpaid interest will accrue on the Preferred Stock Investor in Series F Notes at a rate of 2.33% per annum, computed on a basis of a 365-day year and payable annually in arrears. Following December 31, 2019, unpaid interest will accrue at a rate of 7.5% per annum, computed on a basis of a 365- day year and payable annually in arrears. Upon any event of default, as defined in the Preferred Stock Investor in Series F Notes, and at the option and upon the declaration of the holder thereof, the Preferred Stock Investor in Series F Notes will accelerate, and all principal and unpaid accrued interest will become due and payable.
The Preferred Stock Investor in Series F Notes are subordinated to the Credit Agreement and any indebtedness or debentures, notes or other such indebtedness issued in exchange for the Credit Agreement, pursuant to a subordination agreement entered into by and among the relevant Preferred Stock Investor in Series F Funds, the Company and Pacific Western Bank, dated as of September 25, 2019.
Indirect Taxes
Taxation of e-commerce is becoming more prevalent and could negatively affect the Company’s business and its users. The ultimate impact of indirect taxes on the Company’s business is uncertain, as is the period required to resolve this uncertainty. The Company’s estimated contingent liability for indirect taxes represents the Company’s best estimate of tax liability in jurisdictions in which the Company believes taxation is probable. The Company frequently reevaluates its tax positions for appropriateness.
Indirect taxation laws are complex and subject to differences in application and interpretation. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as the Company’s, and that application may be inconsistent from jurisdiction to jurisdiction. Tax

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
authorities may impose indirect taxes on Internet-delivered activities based on statutes and regulations which, in some cases, were established prior to the advent of the Internet and do not apply with certainty to the Company’s business.
Additionally, the Company’s jurisdictional activities may vary from period to period which could result in differences in nexus from period to period. Lastly, the Company’s estimated contingent liability for indirect taxes may be materially impacted by future indirect tax audit results, litigation and settlements, should they occur.
As of December 31, 2019 and 2018, the Company’s estimated contingent liability for indirect taxes was $35,899, and $27,238, respectively. This is recorded within other long-term liabilities on the consolidated balance sheets and general and administrative expenses on the consolidated statements of operations.
Deferred Rent
In conjunction with its newly leased business facilities, the Company receives incentives from landlords for tenant owned leasehold improvements. These short-term and long-term amounts are recorded as deferred rent reported in the accounts payable and accrued expenses and other long-term liabilities sections of the consolidated balance sheet. These amounts are released ratably over the lease term, with an offset to current period lease expense. As of December 31, 2019, rent expense has been reduced by $377 due to the release of the deferred rent balance. Short-term and long-term balances of deferred rent are $1,125 and $9,747, respectively.
7. Convertible Promissory Notes
Beginning in December 2019, DraftKings issued subordinated convertible promissory notes to certain investors (the “Convertible Notes”). The aggregate principal amount outstanding under the Convertible Notes was approximately $69,123 (the “Convertible Notes”). Interest accrues on the Convertible Notes at a rate of 10% per annum and is automatically capitalized and added to the outstanding principal amount of each Convertible Note on each anniversary of the date of issuance of such Convertible Note. The Convertible Notes may only be prepaid with the consent of the holders of a majority of the then-outstanding principal amount (the “Majority Holders”). In connection with issuance of the Convertible Notes, the Company incurred fees in the amount of 1.5% of the gross proceeds, payable to a related party as described in Note 12. These fees are capitalized as debt issuance costs and are recorded in the convertible promissory notes in the consolidated balance sheets. The amount owed to the related party is recorded in accounts payable and accrued expenses in the consolidated balance sheets.
The Convertible Notes automatically convert into equity upon (i) a business combination transaction that results in common shares of DraftKings, its successor or a new parent company being listed on a national securities exchange (a “Qualified Business Combination”), (ii) the issuance of equity securities of DraftKings that results in DraftKings receiving a minimum of  $100,000 in proceeds (a “Qualified Financing”) or (iii) an initial public offering of the equity securities of DraftKings pursuant to a registration statement under the Securities Act of 1933, as amended (an “IPO”). In the case of a Qualified Business Combination, the outstanding principal and interest on the Convertible Notes will convert into listed common shares of DraftKings, its successor or the new parent entity, as applicable, at a price per share equal to (i) in the case of the closing of the Private Investment in Public Entity (“PIPE”) Transaction, the price paid by the cash investors purchasing PIPE Shares in the PIPE Transaction and (ii) in all other cases, the volume weighted average trading price of such shares for the five consecutive trading days ending on the trading day immediately preceding the closing of the Qualified Business Combination. In the case of a Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Qualified Financing, at a price per

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
share equal to the price paid by the cash investors in such Qualified Financing. In the case of an IPO, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold in such IPO, at a price per share equal to the initial public offering price.
At the election of the Majority Holders, the Convertible Notes are convertible into equity upon the issuance of equity securities of DraftKings that results in DraftKings receiving less than $100,000 in proceeds (a “Non-Qualified Financing”). In the case of a Non-Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Non-Qualified Financing, at a price per share equal to the price paid by the cash investors in such Non-Qualified Financing.
In the event of a combination, consolidation or merger, other than a Qualified Business Combination, or a transfer of more than 50% of the voting power of DraftKings’ stock to stockholders that were not stockholders on the date of issuance of the Convertible Notes, the Company will be obligated to repay the Convertible Notes, an amount equal to the outstanding principal and interest, plus a prepayment premium equal to 15% of the original principal amount.
In addition to the foregoing, in the event that the Convertible Notes remain outstanding on December 16, 2022 (the “CN Maturity Date”), the Convertible Notes will convert as of the CN Maturity Date into shares of a newly created series of DraftKings’ preferred stock having substantially the same rights, privileges and preferences as DraftKings’ existing Series F Preferred Stock at a conversion price equal to $3.31 (as adjusted for any stock split, stock dividend, combination, recapitalization or similar transaction).
The Convertible Notes are subordinated to the Credit Agreement and any indebtedness or debentures, notes or other such indebtedness issued in exchange for the Credit Agreement, pursuant to a subordination agreement entered into by and among the holders of the Convertible Notes, DraftKings and Pacific Western Bank.
The Convertible Notes have a provision requiring the repayment of the notes at a premium upon a change of control, which constitutes an embedded compound derivative that is being accounted for separately. Each reporting period, the Company will record the derivative liability at fair value, with any changes in fair value recorded in the consolidated statements of operations. The Company determined that the fair value of this embedded compound derivative was $457 at December 31, 2019. The derivative was recorded as a debt discount and will be amortized as interest expense using the effective interest method. The Company recorded total interest expense of  $276 for the year ended December 31, 2019.
8. Redeemable Convertible Preferred Stock
The Company had the following shares of preferred stock authorized and outstanding at December 31, 2019:
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred stock	54,901	54,901	$119,752
Series F redeemable convertible preferred stock	78,445	55,349	138,619
Total	133,346	110,250	$258,371

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
The Company had the following shares of preferred stock authorized and outstanding at December 31, 2018:
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred stock	54,901	54,901	$119,427
Series F redeemable convertible preferred stock	78,445	57,068	141,850
Total	133,346	111,969	$261,277
The Company had the following shares of preferred stock authorized and outstanding at December 31, 2017:
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred	stock	54,901	54,901	$119,009
In September 2019, the Company repurchased 4,598 of Series F preferred stock through the issuance of  $11,000 convertible notes and a cash payment of  $722 as described in Note 6. As of December 31, 2019, the Company had 54,901 and 55,349 Series E-1 and Series F convertible preferred stock with conversion rates of approximately 1.57 and 2.55 per share, respectively.
As of December 31, 2018, the Company had 54,901 and 57,068 Series E-1 and Series F convertible preferred stock with conversion rates of approximately 1.57, and 2.55 per share, respectively.
As of December 31, 2017, the Company had 54,901 Series E-1 convertible preferred stock issued and outstanding with a conversion rate of approximately 1.12 per share.
Voting
Each holder of each series of preferred stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of whole shares of common stock into which such holder’s shares of preferred stock could be converted, as defined below. Except as otherwise required by law, or by the provisions of the Certificate of Incorporation, the holders of preferred stock shall vote together with the holders of common stock as a single class.
Dividends
The holders of Series E-1 and Series F preferred stock are generally not entitled to any dividends. However, no dividends shall be declared or paid on shares of any other classes or series of capital stock of the Company, unless the holders of preferred stock first receive a dividend, with the preferred stock dividend calculated in such a manner that it would result in the highest possible preferred stock dividend. As of December 31, 2019, no dividends have been declared for either Series E-1 or Series F.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series E-1 or Series F shall be entitled to be paid out of the assets of the Company on a pari passu basis before any payments are made to the holders of common stock.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Conversion
Each share of preferred stock is convertible at the option of the holder by dividing the original issue price by the applicable conversion price. The original issue prices for Series E-1 and Series F were approximately $2.20 and $2.55, respectively. The conversion prices in effect as of December 31, 2019 for Series E-1 and Series F preferred stock are approximately $1.57 and $2.55, respectively, which result in share conversion factors of approximately 1.40 for Series E-1 and 1.00 for Series F. If all preferred stock converts to common stock, the Company would issue 77,132 shares of common stock to the holders of Series E-1 and 55,349 shares of common stock to the holders of Series F.
The applicable conversion prices are subject to adjustment, as defined in the Certificate of Incorporation.
Redemption
At any time on or after August 17, 2023, with respect to the Series E-1, the Series E-1 majority and with respect to the Series F, the Series F majority (each as defined in the Certificate of Incorporation) may request to redeem the applicable original issue price per share plus all declared but unpaid dividends on each series of preferred stock, in three annual installments commencing not more than sixty days after receipt by the Company of a written notice requesting redemption. Due to this contingent redemption feature that is outside of the Company’s control and, accordingly, pursuant to ASC 480-10-S99, the preferred shares are recorded at their redemption value, outside of stockholder’s equity (mezzanine equity). Subsequent to the date of the Business Combination Agreement, the instruments will be assessed to determine whether it is probable of the instruments being redeemed as a result of a contingency being resolved. When it is deemed probable, the fair value will be adjusted to the new estimate of the fair value in that period.
9. Common Stock
Per the Company’s Ninth Amended and Restated Certificate of Incorporation, the Company is authorized to issue 735,000 shares of  $0.001 par value common stock. As of December 31, 2019 and 2018, 389,610 and 384,009 shares, respectively, of  $0.001 par value common stock were issued and outstanding.
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the board of directors, subject to the preferential dividend rights of the preferred stockholders. No dividends have been declared through December 31, 2019.
10. Stock-Based Compensation
In 2012, the Board of Directors adopted the 2012 Stock Option and Restricted Stock Incentive Plan (the “2012 Plan”), which provides for the granting of incentive and nonqualified stock options, shares of restricted stock, and other equity interests or awards in the Company. As of December 31, 2019 and 2018, the total number of shares available for issuance under the 2012 Plan were 5,614 and 12,313, respectively. Stock options are generally granted with an exercise price equal to the fair value of the common stock at the grant date, a graded vesting period of four years and a 10-year contractual term. Incentive stock options may only be granted to employees and the exercise price shall not be less than the fair value of the stock on the grant date. If an employee owns more than 10% of the combined voting stock of the Company, the exercise price may not be less than 110% of the fair market value of the stock on the grant date. The Company only issued service-based vesting awards under the 2012 Plan.
In 2017, the Board approved the 2017 Equity Incentive Plan (the “2017 Plan” and, together with the 2012 Plan, the “Plans”). No new awards have been issued under the 2012 Plan following the approval

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
of the 2017 Plan. The 2017 Plan provides for the granting of incentive and nonqualified stock options, shares of restricted stock, and other equity interests or awards in the Company. As of December 31, 2019, the total number of shares available for issuance under the Plan was 75,671 shares. As of December 31, 2019, a share reserve established that the aggregate number of shares may not exceed 130,825 shares under the Plans. The exercise price of stock options issued under the 2017 Plan will generally not be less than 100% of the fair market value of the Company’s common stock on the date of grant, as determined by the board of directors. The Company issued service-based and performance-based vesting awards under the 2017 Plan. The service-based awards generally vest over a four-year period with graded vesting and expire no later than ten years from the date of grant. The Company issues two types of performance- based option awards pursuant to the 2017 Plan: Long Term Incentive Plan (“LTIP”) and Performance-Based Stock Compensation Plan (“PSP”).
The LTIP is a performance-based stock compensation plan that utilizes long-term financial metrics to incentivize key executives and align growth objectives between executives and the Company. The LTIP has vesting targets based on any one of the following thresholds related to annual revenue, annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) or the fair value of the Company’s common stock in the event of an initial public offering, change in control or majority transaction, as defined per the LTIP.
The PSP is a short-term performance-based stock compensation plan. It was designed to incentivize key members of management and align short-term growth objectives related to the Company. PSP awards vest based on meeting both revenue and EBITDA targets.
As of December 31, 2019 and 2018, the Company has only issued stock options that are settled in the Company’s common stock. No restricted stock or other forms of equity-based awards have been issued.
The fair value of each option is estimated on the grant date using the Black-Scholes option-pricing model and the assumptions noted in the table below. The fair value is recognized over the requisite service period of the awards, which is generally the vesting period. For awards with only service-based vesting conditions, the Company recognizes compensation cost using the straight-line method. Expected volatility is based on average volatility for a representative sample of comparable public companies.
The expected term represents the period of time that the options are expected to be outstanding. The expected term is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected life of the option. The fair value of the stock options issued was measured using the following assumptions for the years ended December 31:
	2019	2018
Risk free interest rate	1.95%	2.80%
Expected term (in years)	6.02	6.11
Expected volatility	41.48%	41.98%
Expected dividend yield	0%	0%
The weighted-average grant-date fair values of options granted during the years ended December 31, 2019 and 2018 were $0.72 and $0.54 per share, respectively. During the years ended December 31, 2019 and 2018, the Company received proceeds from the exercise of stock options of  $1,148 and $552, respectively, and the aggregate intrinsic value of those stock options exercised was $3,406 and $2,234, respectively. The total grant date fair value of stock options that vested during the years ended December 31, 2019, 2018 and 2017 was $9,803, $7,334 and $3,351, respectively.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
As of December 31, 2019, total unrecognized stock-based compensation expense of  $19,769 related to unvested share-based compensation arrangements granted under the Plan is expected to be recognized over a weighted-average period of 2.03 years. Total stock-based compensation expense of  $17,614, $7,210 and $4,500 was recognized for the years ended December 31, 2019, 2018 and 2017, respectively.
LTIP options
LTIP awards have been issued since November 2017 pursuant to the Company’s 2017 Plan. The fair value of each LTIP option is estimated on the grant date using the Black-Scholes option-pricing model for those awards, with only performance conditions and the assumptions noted in the table above. Awards that vest based on market conditions are valued using a Monte-Carlo model however no compensation cost will be recognized unless an IPO or liquidity event occurs. Awards vest based on a combination of factors, including achievement of revenue, EBITDA, and stock value targets measured upon an IPO or liquidity event. For the year ended December 31, 2019, the Company recognized compensation costs of  $5,236 for LTIP awards. No compensation cost has been recognized for the LTIP for the year ended December 31, 2018 and 2017 because no awards were considered probable of vesting as of December 31, 2018 and 2017 as per the terms of the LTIP plan.
PSP options
PSP awards have been issued since November 2017 pursuant to the terms of the 2017 Plan. The Plan grants options to key executives that vest based on achievement of short-term revenue and EBITDA targets. PSP options are valued using the Black-Scholes option-pricing model with the assumptions noted in the table above. Based on the results of fiscal year 2018 the PSP targets were not achieved. PSP options vested in 2019 after board approval and $5,221 of compensation costs were recorded for PSP options during the year ended December 31, 2019. Total stock-based compensation cost of  $0 and $0 was recognized for the years ended December 31, 2018 and 2017.
Non-Employee Warrants
In September 2019, the Company issued warrants to a non-employee vendor providing marketing services. The warrant allows the vendor to purchase 341 shares of common stock for an exercise price of $0.01 per share over a 5-year term. The warrants were issued for marketing services provided to the Company, were fully vested, and had no future requisite service period. Compensation cost of  $444 was recognized entirely in the year ended December 31, 2019. Compensation cost for this warrant is presented within general and administrative expenses in the consolidated statement of operations. As of December 31, 2019, the warrant remains unexercised.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
The following table shows stock option activity for the years ended December 31, 2019, 2018 and 2017:
	Number of Shares				Weighted Average Exercise Price	Weighted Average Remaining Term (years)	Aggregate Intrinsic Value
	Time Based	PSP	LTIP	Total
Outstanding at December 31, 2016	$44,530	—	—	44,530	$0.22	8.24	$30,680
Granted	14,165	—	5,131	19,296	1.17
Exercised	(1,306)	—	—	(1,306)	0.15
Forfeited	(958)	—	—	(958)	0.61
Outstanding at December 31, 2017	$56,431	—	5,131	61,562	$0.51	8.00	$32,401
Granted	13,564	5,320	35,058	53,942	1.18
Exercised	(2,297)	—	—	(2,297)	0.25
Forfeited	(1,171)	(159)	—	(1,330)	0.88
Outstanding at December 31, 2018	$66,527	5,161	40,189	111,877	$0.84	8.15	$69,765
Granted	16,278	6,263	5,628	28,169	1.65
Exercised	(2,837)	(112)	—	(2,949)	0.41
Forfeited	(1,196)	(79)	—	(1,275)	1.19
Outstanding at December 31, 2019	$78,772	11,233	45,817	135,822	$1.01	7.64	$203,431
Time Vesting*				75,170	$0.84	7.01	$125,849
PSP**				10,719	$1.44	8.92	$11,484
LTIP**				8,568	$1.21	8.42	$11,129

*
Adjusted for assumed forfeitures

**
Adjusted for assumed forfeitures, excludes post-2019 vesting

11. Income Taxes
Loss before provision for (benefit from) income taxes for the years ended December 31, 2019, 2018 and 2017 consist of the following:
	Year Ended December 31,
	2019	2018	2017
United States	$(142,198)	$(76,122)	$(75,445)
Foreign	1	7	99
Loss before provision for (benefit from) income taxes	$(142,197)	$(76,115)	$(75,346)

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
The components of the provision (benefit) for income taxes consisted of the following:
	Year Ended December 31,
	2019	2018	2017
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	4	86	65
Total current provision	4	86	$65
Deferred:
Federal	$—	$9	$36
State	54	10	109
Foreign	—	—	—
Total deferred provision	54	19	145
Total provision	$58	$105	$210
The reconciliation between income taxes computed at the U.S. statutory income tax rate to our provision for income taxes for the years ended December 31, 2019, 2018 and 2017 are as follows:
	Year Ended December 31,
	2019	2018	2017
Provision for income taxes at statutory rate	$(29,863)	$(15,984)	$(25,400)
Prior year provision true-ups	3,164	(157)	982
State taxes, net of federal benefit	(7,522)	(7,525)	(2,769)
Certain stock-based compensation expenses	2,412	430	536
Non-deductible lobbying expenses	1,885	1,352	2,505
Non-deductible acquisition expenses	2,068	—	—
Change in valuation allowance	19,988	21,584	(66,370)
Impact of federal rate change on net deferred taxes	—	—	90,889
Net operating loss write-off	7,246	—	—
Other	680	405	(163)
Provision for income taxes	$58	$105	$210
In 2019, the Company wrote off  $7,246 of the net operating loss deferred tax asset due to the IRC Section 382 limitation discussed below, with a corresponding reduction to the valuation allowance of  $7,246 for a net provision impact of  $0.
The Tax Cuts and Jobs Act was enacted on December 22, 2017 (“the Act”). The Act contains significant changes to corporate taxation including, but not limited to, reducing the U.S. federal corporate tax rate from a top marginal rate of 35% to 21%, requiring companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creating new taxes on certain foreign sourced earnings. On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
As of December 31, 2017, the Company re-measured U.S. federal deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The amount recorded related to the re-measurement of our deferred tax asset balance was a decrease of  $90,890, with a corresponding reduction to the valuation allowance of  $91,050 for a net benefit of  $160.
The Act limited the deduction for net operating loss carryovers generated in the taxable years beginning after December 31, 2017, to 80% of taxable income computed without regard to the deduction and extended the life of these net operating losses to an indefinite carryforward. Due to the indefinite life of the net operating losses generated after December 31, 2017 and the annual 80% NOL utilization limitation that would be imposed in the year of use, the Act resulted in the indefinite life deferred tax liability becoming a source of income against the realization of the indefinite lived portion of the NOLs and certain deferred tax assets that the Company expects to become indefinite lived NOLs when they reverse in future years. As of December 31, 2017, the amount recorded related to the scheduling of the indefinite-lived intangibles was a benefit of  $230.
The one-time transition tax is based on our total post-1986 earnings and profits (“E&P”) for which we have previously deferred from U.S. income taxes. We recorded a provisional amount for our one-time transition tax liability of  $36 for our foreign subsidiaries, resulting in an increase of income tax provision of $0 as we are utilizing net operating losses, which had a full valuation allowance, against the one-time transition tax liability. During the year ended December 31, 2018 we completed our calculation of the total post-1986 foreign E&P for these foreign subsidiaries and increased the one-time transition tax liability by $15, resulting in no change to income tax expense as we utilized net operating losses, which had a full valuation allowance, against the one-time transition tax liability.
As a result of the Act and the current U.S. taxation of deemed repatriated earnings, the additional taxes that might be payable upon repatriation of foreign earnings are not significant. However, we do not have any current plans to repatriate these earnings because the underlying cash will be used to fund the ongoing operations of the foreign subsidiaries.
As of December 31, 2018, we have completed our accounting for the effects of the Act, including the transition tax, remeasurement of deferred taxes, our reassessment of valuation allowance and electing to account for global intangible low-taxed income (“GILTI”) as a period expense. There were no additional expenses recognized in the year ended December 31, 2018 to adjust the provisional amounts recorded in 2017 related to the Act.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2019 and 2018 are as follows:
	As of December 31,
	2019	2018
Deferred tax assets:
Stock-based compensation	$4,552	$3,472
Intangible assets	123	187
Fixed assets	—	365
Accrual and other temporary differences	20,907	12,273
Credit carryforwards	15	15
Net operating loss carryforwards	217,836	203,180
Total deferred tax assets:	$243,433	$219,492
Deferred tax liability:
Capitalized software costs	(6,335)	(4,364)
Fixed assets	(2,035)	—
Total Net Deferred Tax Assets	235,063	215,128
Valuation allowance	(235,280)	(215,292)
Net deferred tax liabilities	$(217)	$(164)
The Company has provided a valuation allowance against the net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured as of December 31, 2019. In computing our valuation allowance needs, we include the deferred tax liability associated with assets that have an indefinite life for US GAAP purposes because they provide a source of income against the realization of the indefinite lived portion of the NOLs and certain deferred tax assets that the Company expects to become indefinite lived NOLs when they reverse in future years. For the year ended December 31, 2019, the valuation allowance increased by approximately $19,988.
As of December 31, 2019, the Company had federal and state tax net operating loss carryforwards of approximately $676,040 and $759,040, respectively, which may be available to offset future income tax liabilities and expire at various dates through 2039. The aggregate amount of federal NOLs that are not expected to be utilized due to the annual Section 382 limitations is $34,504 and the tax effect of  $7,246 was written off during the year ended December 31, 2019, as discussed in more detail below. Additionally, the Company has $134,400 of federal net operating loss carryforwards which carryforward indefinitely, subject to an 80% taxable income limitation in the year of utilization. The Company has generated $171 and $100 of operating loss carryforwards in Malta and Australia, respectively, both of which carryforward indefinitely. The Company has approximately $15 of federal research credit carryforwards available that expire through 2032.
Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company completed a Section 382 study through December 31, 2019 to assess whether an ownership change had occurred, or whether there had been multiple ownership changes since its formation. The Company concluded that ownership changes occurred in November 2013 and March 2017. As a result, the Company’s use of NOL carryforwards as of March 2017 are subject to annual limitations through 2037. For the tax year

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
ending December 31, 2020, these NOLs are subject to a cumulative limitation of  $295,605 and each year after is subject to an annual limitation of  $77,069 in 2021, $25,247 in 2022 and $15,051 through 2037. Annual limitations under Section 382 that go unused can be carried forward to allow for an increased limitation in future years. The federal net operating losses incurred by the Company after February 2017 are not impacted by these limitations as of December 31, 2019. There could be additional ownership changes in the future, which may result in additional limitations on the utilization of the NOL and tax credit carryforwards.
With limited exception, the Company is no longer subject to U.S. federal and state income tax audits by taxing authorities for years through 2015. The years subsequent to 2015 contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it relates to the amount and/or timing of income, deductions and tax credits. Although the timing and outcome of tax audits is always uncertain, management has analyzed the Company’s income tax positions taken for all open years and has concluded that no provision for uncertain tax positions is required in the consolidated financial statements.
12. Related-Party Transactions
Media Purchase Agreement (“MPA”)
In July 2015, the Company entered into a MPA with a related party purchaser for various media placements from 2015 through 2018. The MPA was amended to extend through 2021. The annual commitment for calendar years 2017 through 2021 was $15,000 per year plus an additional contingent commitment of  $5,000 per year. The contingent commitment relates to the Company’s allocation of its non-integration advertising with other advertisers. Effective January 2019, the future minimum commitments related to the MPA were reduced to $15,000 in aggregate through December 31, 2021 ($5,000 per year) and the contingent commitment was removed. If the Company satisfies the $15,000 commitment prior to December 31, 2021, the MPA will expire unless the Company elects to extend the MPA through the next NFL season with no required minimum. The Company recorded expense of  $8,411 and $23,313 related to the MPA for the years ended December 31, 2019 and 2018, respectively, in sales and marketing expenses in the consolidated statements of operations. As of December 31, 2019, and 2018, $2,413 and $428, respectively, of MPA contractual obligations were unpaid and included in accounts payable and accrued expenses in the consolidated balance sheets. Future minimum obligations under the MPA are included in the other contractual obligations table in Note 13.
Private Placement Agent
In March 2015, the Company entered into an engagement letter with a related party (the “Private Placement Agent”), pursuant to which the related party served as a private placement agent for DraftKings in connection with DraftKings’ Series E and Series E-1 preferred stock financings. The engagement letter terminated in June 2018. Of the Company’s Series E-1 redeemable convertible preferred stock issued and outstanding, $119,752 and $119,427 as of December 31, 2019 and 2018, respectively, is held by the related party. Redeemable convertible preferred stock is discussed in Note 8. In connection with the Company’s Series E-1 redeemable convertible preferred stock issuance, $2,066 of fees were incurred during the year ended December 31, 2017 and $0 in fees were incurred during the years ended December 31, 2019 and 2018. The 2017 fees are accreted ratably over the expected life of Series E-1. These fees are presented in the Series E-1 redeemable convertible preferred stock in the consolidated balance sheets.
The Company also entered into an engagement letter in August 2019, and amended in December 2019, with the Private Placement Agent. Pursuant to the engagement letter, the Private Placement Agent has acted as the exclusive financial advisor to DraftKings, and the Company has

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
agreed to pay certain acquisition and financing fees in connection with potential transactions. Refer to Note 7 for a description of the financing fee incurred in 2019.
Receivables from Equity Method Investment
The Company provides office space and general overhead support to DKFS, LLC, an equity-method affiliate. The overhead support relates to rent, utilities and general and administrative support services. As of December 31, 2019, the Company had $959 of receivables from the entity related to these services and is included within current assets.
13. Commitments and Contingencies
Leases
The Company rents its corporate office facilities under long-term lease arrangements in New York, NY and Boston, MA. The terms of the leases include scheduled base rent increases, and obligations to pay for a proportionate share of each property’s operating costs and tax escalations as defined in each lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.
In November 2019, the Company entered into an agreement to lease office space in Dublin, Ireland. Pursuant to the lease agreement, the lease term is 12 months, commencing in December 2019. The total payment for the 12-month period is $651 (€598), exclusive of value added taxes, which will be charged at the prevailing rate.
The Company rents its corporate office facilities under a 10-year long-term lease arrangement commencing in April 2019. The total lease commitment is $35,642. The Company also opened a line of credit in the amount of  $3,409 in escrow to act as a security deposit on the lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.
Total rent expense for the years ended December 31, 2019, 2018 and 2017 was $10,412, $5,266 and $3,431, respectively.
Future minimum lease payments are as follows:
Years ending December 31,
2020	$10,067
2021	8,300
2022	8,374
2023	8,292
2024	7,310
Thereafter	23,685
Total	$66,028

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Other Contractual Obligations and Contingencies
The Company is a party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership related agreements where the Company is obligated to make future minimum payments under the non-cancelable terms of these contracts as follows:
Years ending December 31,
2020(a)	$74,390
2021	54,725
2022	33,885
2023	13,689
2024	4,950
Thereafter	4,100
Total	$185,739

(a)
2020 balance includes $13,880 of contingent success fees.

Included in the above contractual obligations are related party commitments from the MPA discussed in Note 13.
In connection with the DraftKings Merger as described in Note 18, the Company has entered into success fee arrangements with third-party advisors that would require the Company to pay the Private Placement Agent, a related party as described in Note 12, a fee of  $5,000 for services in connection with the consummation of the SBTech Acquisition and a fee of  $7,000 for services in connection with the consummation of the DraftKings Merger. The Company also has agreements with two separate advisors for a total fee of  $1,280 for services in connection with the consummation of the DraftKings Merger.
In addition, as described in Note 6, upon the earlier of  (i) an Acquisition, as defined in the Credit Agreement, or (ii) the closing of an initial public offering, in either case, the Company will also be required to pay a success fee to Pacific Western Bank in the amount of  $600 or $650 if the outstanding principal amount exceeds $45,000 at any time. These success fees have not been recorded in the consolidated balance sheet or consolidated statement of operations as at December 31, 2019 but have been recorded in the 2020 other contractual obligations above.
Litigation
From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation. Much of civil litigation to which the Company is a party relates to advertising and consumer protection matters. The majority of these cases were consolidated into a multi-district litigation (“MDL”) in February 2016 in the U.S. District Court for the District of Massachusetts along with claims against other entities and individuals within the DFS industry (the “DFS defendants”). On November 27, 2019, the Court granted in part and denied in part the DFS defendants’ motions to compel arbitration. The Company intends to vigorously defend itself. While we do not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on the Company’s financial condition, the outcome could be material to the Company’s financial results for any particular period, depending, in part, upon the results for such period.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Settlement Liability
On October 25, 2016, the Company and The Office of the Attorney General of the State of New York (“NYAG”) reached a settlement agreement that resolved all claims, brought forth by the NYAG, relating to deceptive advertising by the Company. The Company will pay a settlement amount of  $6,000 in penalties and costs to the State of New York over a period of four years. As of December 31, 2019, the Company paid all remaining obligations under the agreement. As of December 31, 2018, the Company accrued $2,876 and $0 of current and non-current liabilities, respectively, on the consolidated balance sheet related to the NYAG settlement agreement.
On September 1, 2017, the Company and the Commonwealth of Massachusetts through the Office of the Massachusetts Attorney General (“MAAG”) reached a settlement agreement that resolved all claims, demands, liabilities, and causes of action related to the advertising and offering of the Company’s daily fantasy sports contests and operation of the Company’s business activities. The Company agreed to pay a settlement amount of  $1,300 to the Commonwealth of Massachusetts over a period of three years. As of December 31, 2019, the Company has paid all remaining obligations under the agreement. The Company paid $400 and $400 to MAAG in fiscal years 2019 and 2018, respectively, per the terms of the agreement.
Letters of Credit
In connection with the Credit Agreement with Pacific Western Bank, the Company has entered into several letters of credit totaling $4,481 as of December 31, 2019 and 2018 for the Company’s leases of office space. Refer to Note 6 for further discussion of the Credit Agreement.
14. Retirement Plans
In August 2017, the Company created a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. All domestic employees who meet minimum age and service requirements are permitted to participate in this plan. The plan allows participants to defer a portion of their annual compensation on a pre-tax basis for the calendar years 2019, 2018 and 2017. Company contributions to the plan are made based on achievement of designated financial goals. During the years ended December 31, 2019, 2018 and 2017 the Company contributed $1,342, $842 and $0 respectively.
15. Revenue Recognition
On January 1, 2019, the Company adopted ASC 606 using the modified retrospective method and, due to the immaterial difference, there was no adjustment to the opening balance of accumulated deficit at January 1, 2019. The adoption of the New Revenue Standard did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. The Company expects the impact of the adoption of the New Revenue Standard will be immaterial to net loss on an ongoing basis.
Deferred Revenue
Deferred revenue primarily represents contract liabilities for the Company’s obligation to transfer additional goods or services to users for which the Company has received consideration, such as wagers or entry fees on unscored events and unredeemed player rewards awarded for participation in DFS, Sportsbook and iGaming events. These create a liability when issued to users and are recognized as revenue when redeemed or settled. The Company included deferred revenue within accrued expenses and liabilities to users on the consolidated balance sheets. Deferred revenue was $20,760 and $13,581 as of December 31, 2019 and 2018, respectively, relating primarily to unredeemed player awards. The December 31, 2018 deferred revenue balance was recognized as revenue during 2019.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
Revenue Disaggregation
The Company disaggregates revenue from contracts with customers in the following table which is intended to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Disaggregation of revenue for years ended December 31, 2019, 2018 and 2017 are as follows:
	Years Ended December 31,
	2019	2018(a)	2017(a)
Online Gaming(b)	$308,177	$219,131	$189,779
Other	15,233	7,146	2,065
Total revenue	$323,410	$226,277	$191,844

(a)
As disclosed in Note 2, prior period amounts have not been adjusted under the modified retrospective method of adoption of Topic 606.

(b)
Online Gaming includes DFS, iGaming and Sportsbook. These revenue streams have similar attributes and the same pattern of recognition.

16. Loss Per Share
The computation of loss per share and weighted-average shares of the Company’s common stock outstanding for the periods presented are as follows:
	Years ended December 31,
(in thousands except per share data):	2019	2018	2017
Net loss	$(142,734)	$(76,220)	$(75,556)
Less: accretion of preferred share issuance costs	(992)	(678)	(1,513)
Net loss attributable to common stockholders	$(143,726)	$(76,898)	$(77,069)
Basic and diluted weighted average common share outstanding	386,793	381,821	142,451
Loss per share attributable to common shareholders:
Basic and diluted	$(0.37)	$(0.20)	$(0.54)
There were no preferred or other dividends declared for the period. For the periods presented, the following securities and Convertible Notes described in Note 7 were not required to be included in the computation of diluted shares outstanding:
	Years ended December 31,
	2019	2018	2017
Warrants	515	2,422	2,080
Stock options	135,823	111,877	61,562
Convertible Notes(a)	20,952	—	—
Total	157,290	114,299	63,642

(a)
Represents the conversion of the outstanding balance plus accrued interest divided by the stated conversion price of 3.31. These notes are contingently issuable as of December 31, 2019.

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
17. Segment Information
The Company operates in a single segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company-level.
The Company attributes revenue to individual countries based on the location of the Company’s customers. The Company’s products are primarily sold from the United States, Canada, United Kingdom, Germany, Malta, Netherlands, Ireland, Austria and Australia.
The following table presents the Company’s revenue by geographic region for the periods indicated:
	Years ended December 31,
	2019	2018	2017
United States	$318,144	$219,415	$187,261
Other	5,266	6,862	4,583
Total revenue	$323,410	$226,277	$191,844
As of the years ended December 31, 2019, and 2018, the Company did not have material assets located outside of the United States.
18. Subsequent Events
On December 22, 2019, Diamond Eagle Acquisition Corp, a special purpose acquisition company (“Diamond Eagle”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with DraftKings Inc. (“DraftKings”), the Group, the Group’s shareholders, the representative of the Group’s shareholders, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), pursuant to which (i) Diamond Eagle will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings with DraftKings surviving the merger (the “DraftKings Merger”), (iii) immediately following the DraftKings Merger, Diamond Eagle will acquire all of the issued and outstanding share capital of SBTech and vested in-the-money options exercisable for SBTech share capital (the “SBTech Acquisition”) for approximately €590,000, consisting of (x) €180,000 in cash, subject to customary net debt and working capital and certain other specified adjustments payable in respect of the SBT shares and 30% of the in-the-money vested SBT options and (y) approximately €410,000 in shares of New DraftKings Class A common stock, valued at the redemption price for Diamond Eagle’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock and (iv) DEAC Nevada will be renamed DraftKings Inc. Each of the DraftKings Merger and the SBTech Acquisition will be on the terms and subject to the conditions set forth in the Business Combination Agreement. The transaction is expected to close in 2020.
In January and February 2020, DraftKings issued $40,042 of additional Convertible Notes. Refer to Note 7 for the associated terms and conditions.
In February 2020, the Company paid off its $6,750 term note outstanding at December 31, 2019. In March 2020, the Company withdrew $44,500 in funds from its Credit Agreement with Pacific Western Bank. The Net facility available from the Credit Agreement for future withdrawals as of March 26,

DRAFTKINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)
2020 is $1,019, which represents the $50,000 facility less the $44,500 in funds withdrawn and the $4,481 in letters of credit outlined in Note 13. The $44,500 remains on deposit with Pacific Western Bank on March 26, 2020.
COVID-19 is having a significant impact on the Company. The direct impact on the Company beyond disruptions in normal business operations is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. Typically, during the March and April time periods, the Company would have significant user interest and activity in our DFS and Sportsbook product offerings for sporting events such as the NCAA college basketball tournament, the Masters golf tournament, as well as late season games and early playoff series of the National Basketball Association and the National Hockey League. The status of most of these sporting events is unknown, including whether the NBA season will be completed either in part or in its entirety on a delayed schedule or whether the Masters will be played anytime in calendar year 2020.
The ultimate impact of COVID-19 on the Company’s financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed, or cancelled; however, COVID-19 has had an impact and may continue to have an impact, the full extent of which is unknown, but which could be material.
The Company considers events or transactions that occur after the balance sheet date, but before the consolidated financial statements are issued to provide additional evidence relative to certain estimates or identify matters that require additional disclosures. The Company evaluated subsequent events through March 26, 2020, the date on which the consolidated financial statements were available to be issued. The consolidated financial statements reflect those material items that arose after the balance sheet date, but prior to this date that would be considered recognized subsequent events.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF
FINANCIAL POSITION
(in thousands of €)
	Note	March 31, 2020	December 31, 2019
		Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		9,143	8,144
Trade receivables, net		20,835	24,745
Other current assets		3,212	3,258
Total current assets		33,190	36,147
NON-CURRENT ASSETS:
Intangible assets, net		26,197	26,094
Right-of-use assets		25,497	25,779
Property and equipment, net		9,821	9,930
Deferred tax assets		623	597
Other non-current assets		357	306
Total non-current assets		62,495	62,706
TOTAL ASSETS		95,685	98,853
The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of €)
	Note	March 31, 2020	December 31, 2019
		Unaudited
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables		9,484	8,127
Lease liabilities		3,889	3,516
Other accounts payable and accrued expenses		16,620	11,176
Total current liabilities		29,993	22,819
NON-CURRENT LIABILITIES:
Lease liabilities		22,373	22,749
Accrued severance pay, net		505	408
Total non-current liabilities		22,878	23,157
SHAREHOLDERS’ EQUITY:	3
Share capital		3	3
Actuarial reserve		(178)	(139)
Retained earnings		42,158	51,956
Equity attributable to owners of the parent		41,983	51,820
Non-controlling interest		831	1,057
Total shareholders’ equity		42,814	52,877
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		95,685	98,853

/s/ Richard Carter Richard Carter Chief Executive Officer	/s/ Shay Berka Shay Berka Chief Financial Officer	May 15, 2020 Date of approval of financial statements
The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
(in thousands of €)
	Three months ended March 31,
	2020	2019
	Unaudited
Revenue	22,594	21,899
Cost of revenue	15,601	12,016
Gross profit	6,993	9,883
Operating expenses:
Research and development expenses	5,865	4,014
Selling and marketing expenses	2,734	2,730
General and administrative expenses	4,756	2,258
Profit (loss) from operations	(6,362)	881
Financial income	9	—
Financial expenses	511	318
Profit (loss) before tax	(6,864)	563
Tax expenses	121	80
Net profit (loss)	(6,985)	483
Other comprehensive income (loss):
Items not reclassified to profit or loss in subsequent periods
Re-measurements of accrued severance pay	(78)	7
Total comprehensive income (loss) for the period	(7,063)	490
Net profit (loss) for the period attributed to:
Owners of the parent	(6,798)	465
Non-controlling interest	(187)	18
	(6,985)	483
Total comprehensive income (loss) for the period attributed to:
Owners of the parent	(6,837)	469
Non-controlling interest	(226)	21
	(7,063)	490
The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of €)
For the three months ended March 31, 2020 (Unaudited):	Equity attributable to owners of the parent				Non- controlling interest	Total Shareholders’ equity
	Share capital	Actuarial reserve	Retained earnings	Total
Balance at January 1, 2020	3	(139)	51,956	51,820	1,057	52,877
Changes during the period:
Net loss	—	—	(6,798)	(6,798)	(187)	(6,985)
Other comprehensive loss	—	(39)	—	(39)	(39)	(78)
Total comprehensive loss	—	(39)	(6,798)	(6,837)	(226)	(7,063)
Dividend declared*	—	—	(3,000)	(3,000)	—	(3,000)
Balance at March 31, 2020	3	(178)	42,158	41,983	831	42,814

*
Refer also to Note 6F.

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of €)
For the three months ended March 31, 2019 (Unaudited):	Equity attributable to owners of the parent				Non- controlling interest	Total Shareholders’ equity
	Share capital	Actuarial reserve	Retained earnings	Total
Balance at January 1, 2019	3	(65)	57,928	57,866	583	58,449
Changes during the period:
Net profit	—	—	465	465	18	483
Other comprehensive income	—	4	—	4	3	7
Total comprehensive income	—	4	465	469	21	490
Dividend declared	—	—	(750)	(750)	—	(750)
Dividend declared and paid	—	—	(4,250)	(4,250)	—	(4,250)
Balance at March 31, 2019	3	(61)	53,393	53,335	604	53,939
The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of €)
	Three months ended March 31,
	2020	2019
	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit (loss) for the period	(6,985)	483
Adjustments to reconcile net profit (loss) to net cash provided by operating activities:
Depreciation and amortization	4,673	3,458
Decrease (increase) in trade receivables	3,967	(259)
Decrease in other current assets	46	1,571
Decrease in other non-current assets	7	24
Increase in deferred tax assets	(26)	(62)
Increase (decrease) in trade payables	1,385	(2,156)
Increase in other accounts payable and accrued expenses	2,384	287
Interest charged on lease liabilities	96	160
Increase in accrued severance pay, net	19	33
Income tax expenses	147	142
Cash generated from operations	5,713	3,681
Income tax paid	(87)	(310)
Net cash provided by operating activities	5,626	3,371
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(659)	(1,245)
Increase in deposits	(58)	—
Purchase of software and licenses	(5)	(128)
Internally generated intangible assets	(2,936)	(3,283)
Net cash used in investing activities	(3,658)	(4,656)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	—	(4,250)
Principal paid on lease liabilities	(884)	(801)
Net cash used in financing activities	(884)	(5,051)
Effects of exchange rate changes on cash and cash equivalents	(85)	(5)
Net increase (decrease) in cash and cash equivalents	999	(6,341)
Cash and cash equivalents at the beginning of the period	8,144	20,731
Cash and cash equivalents at the end of the period	9,143	14,390
Non-cash activities
Dividend declared*	3,000	750

*
Refer also to Note 3A and 6F.

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

SBTECH (GLOBAL) LIMITED
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 1 — GENERAL:
1.
SBTech (Global) Limited (the “Company”) and its subsidiaries (together, the “Group”) was founded in July, 2007 in Gibraltar and since November 2016 has been domiciled in 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB (Company number 014119V). The Group is an industry-leading developer of proprietary iGaming platform and sports betting software and solutions for remote gaming operators. These services are provided on a business-to-business basis.

2.
Recently, the outbreak of the novel coronavirus (“COVID-19”) has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. COVID-19 presents material uncertainty and risk with respect to the Group, its performance, and its financial results and could adversely affect the Group’s financial information. The direct impact on the Group’s normal business operations is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events globally. The status of most of these sporting events is that they are postponed or unknown as to when they will restart, including whether sports seasons will be completed either in part or in their entirety on a delayed schedule. Assuming sports return this year, even without audiences, the Group does not expect a long-term impact on its financial condition and results of operations. Finally, the Group has business continuity programs in place to ensure that employees are safe and that the businesses continue to function while its employees work remotely. The Group has been closely monitoring the new working environment for their employees and have not experienced any adverse impact on its ability to continue to operate its business.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:
The significant accounting policies followed in the preparation of the financial information, on a consistent basis, are set out below.
Basis of preparation
These unaudited interim consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all disclosures that would otherwise be required in a complete set of financial statements and should be read in conjunction with the 2019 annual consolidated financial statements.
The Group has applied the same accounting policies and methods of computation in its unaudited interim consolidated financial statements as in its 2019 annual consolidated financial statements, except for those that relate to new standards, interpretations and amendments effective for the first time for periods beginning on January 1, 2020, as described below.
Use of estimates and assumptions in the preparation of the financial statements
The significant judgments made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in its last annual consolidated financial statements.
New standards, interpretations and amendments effective from January 1, 2020
Amendments to IAS 1 and IAS 8: Definition of Material
In October 2018, the IASB issued amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors to align the definition of “material” across the standards and to clarify certain aspects of the definition. The new definition states

SBTECH (GLOBAL) LIMITED
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
that, “Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity”. The amendments are effective for annual reporting periods beginning on or after January 1, 2020. The amendments to the definition of material does not have significant impact on the Group’s consolidated financial statements.
New standards, interpretations and amendments not yet effective
Amendments to IAS 1: Presentation of Financial Statements
In January 2020, the IASB issued amendments to IAS 1, which clarify the criteria used to determine whether liabilities are classified as current or non-current. These amendments clarify that current or non-current classification is based on whether an entity has a right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that “settlement” includes the transfer of cash, goods, services, or equity instruments unless the obligation to transfer equity instruments arises from a conversion feature classified as an equity instrument separately from the liability component of a compound financial instrument. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The amendments to IAS 1 do not have significant impact on the Group’s consolidated financial statements.
NOTE 3 — SHAREHOLDERS’ EQUITY:
A.
Composed as follows as of March 31, 2020:

	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Composed as follows as of December 31, 2019:
	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Ordinary shares confer upon their holders the rights to receive notice to participate and vote in general meeting of the Group, and the right to receive dividends if declared.
B.
Dividend

1.
On January 30, 2020 the Group’s board of directors declared a dividend in a total amount of 3,000 (€73.53 per share) to its shareholders (Refer also to Note 6F).

2.
On January 10, 2019 the Group’s board of directors declared a dividend in a total amount of 5,000 (€122.55 per share) to its shareholders. The Group paid on January 16, 2019 and April 1, 2019 amount of 4,250 and 750 respectively.

C.
Share based payment

On July 20, 2011 the Company established a share option plan (the “Plan”). The Company has assigned up to 15% of its share capital as a pool for options. According to the Plan, the exercise of the

SBTECH (GLOBAL) LIMITED
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
granted options depends on two main cumulative conditions, the maturity of the options after a certain vesting period and the occurrence of a Transaction Event. A Transaction Event is defined in the Plan as any (i) merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; (ii) sale of all or substantially all of the assets or shares of the Company to another entity; or (iii) IPO. As of March 31, 2020, the Group does not expect the occurrence of the Transaction Event to be considered as probable. Thus, no expense has been recorded.
	March 31, 2020
	Number of options	Weighted average exercise price (€)
Outstanding at beginning of period	5,893	2,330
Granted	—	—
Outstanding at end of period	5,893	2,330

	March 31, 2019
	Number of options	Weighted average exercise price (€)
Outstanding at beginning of period	5,217	927
Granted	—	—
Outstanding at end of period	5,217	927
NOTE 4 — REVENUE:
Major customers (in thousands and as a percentage of total revenue)
	Three months ended March 31,
	2020		2019
	€	%	€	%
Customer A	13,127	58%	9,720	44%
Customer B	1,157	5%	2,085	10%
Customer C	718	3%	1,740	8%
Customer D	573	3%	828	4%
Others	7,019	31%	7,526	34%
	22,594	100%	21,899	100%
NOTE 5 — RELATED PARTIES:
The unpaid balance of the Group’s related party loan as of March 31, 2020 and March 31, 2019 was 1,436 and 1,407, respectively.
NOTE 6 — SUBSEQUENT EVENTS:
A.
On April 23, 2020 (the “Closing”), the shareholders of Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”), approved the business combination agreement, dated as of December 22,

SBTECH (GLOBAL) LIMITED
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
2019 (as amended on April 7, 2020, the “BCA” or the “Business Combination Agreement”, and the transactions contemplated thereby, the “Business Combination”), by and among DEAC, DraftKings Inc., a Delaware corporation (“Old DK”), SBTech (Global) Limited (“SBT”), DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”) and certain other parties thereto, pursuant to which (i) DEAC merged with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub merged with and into Old DK, with Old DK surviving the merger (the “DK Merger”) and the stockholders of Old DK receiving shares of Class A common stock and one stockholder of Old DK also receiving shares of Class B common stock of New DraftKings (as defined below) and (iii) immediately following the DK Merger, DEAC Nevada acquired all of the issued and outstanding share capital of SBT for a combination of cash and stock consideration. DraftKings and SBT are now wholly-owned subsidiaries of DEAC Nevada, which was renamed “DraftKings Inc.” and is referred to herein as “New DraftKings”.
Under the BCA, DEAC agreed to combine with Old DK and SBT for approximately USD 2,700,000, of which (A) approximately USD 2,055,000 was paid to (i) the current equity holders of Old DK in the form of shares of Class A common stock of New DraftKings and (ii) holders of vested options and warrants exercisable for Old DK equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock and (B) approximately €590,000 was paid to the SBT shareholders and holders of vested in-the-money options exercisable for equity of SBT, consisting of  (i) €180,000 in cash, subject to customary net debt and working capital adjustments as well as certain other specified items (the “Cash Consideration”) in respect of the SBT shares and 30% of the in-the-money vested SBT options (“Cashed-Out SBT Options”) and (ii) approximately €410,000 in the form of shares of New DraftKings Class A common stock, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock. Outstanding options exercisable for DraftKings or SBT equity (other than Cashed-Out SBT Options, for which the holders will receive a portion of the Cash Consideration for such options) were converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DraftKings granted restricted stock units to certain of its employees, which were converted into restricted stock units denominated in New DraftKings Class A common stock.
B.
Upon the Closing, the performance condition in the share options granted under the Plan described in Note 3C was satisfied. The Group recognized cumulative share-based payment expense of approximately 9,984 for earned and exercisable options, where the requisite service condition has also been met.

C.
In connection with the anticipated Business Combination, the Group entered into an agreement with a financial advisor. Pursuant to the agreement, the Group agreed to pay for success fees equal to (i) USD 2.5 million (€2.2 million), in the event the sale included participation by a special purpose acquisition company (“SPAC”), or (ii) USD 2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. Upon Closing, USD 2.5 million (€2.2 million) success fees to financial advisor were settled through consideration paid to the Group’s shareholders.

D.
Immediately prior to Closing, and pursuant to covenants set forth in the Business Combination Agreement, the Group acquired all of the non-controlling interest in Gaming Tech Ltd. (“Gaming Tech”) for total consideration of 3,000, bringing its total ownership of Gaming Tech to 100%.

E.
Upon Closing, and pursuant to covenants outlined in the Business Combination Agreement, the Group settled its loan receivable balance of 1,438 with a related party, including interest.

F.
On April 16, 2020, the Group obtained a dividend waiver from its shareholders and cancelled the declared dividend described in Note 3B.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019

Independent Auditor’s Report
Board of Directors
SBTECH (GLOBAL) LIMITED
We have audited the accompanying consolidated financial statements of SBTech (Global) Limited and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2019, 2018 and 2017 and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SBTech (Global) Limited and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations, changes in shareholders’ equity and their cash flows for the year ended December 31, 2019, 2018 and 2017 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Emphasis of Matter
As more fully described in Note 19 to the consolidated financial statements, the Company has been negatively impacted by the outbreak of a novel coronavirus (COVID-19), which was declared a global pandemic by the World Health Organization in March 2020.
Tel-Aviv, Israel March 12, 2020, except for footnote 19 which is dated March 26, 2020	/s/ Ziv haft Certified Public Accountants (Isr.) BDO Member Firm

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of €)
	Note	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		8,144	20,731
Trade receivables, net	2	24,745	17,220
Other current assets	4	3,258	2,876
Total current assets		36,147	40,827
NON-CURRENT ASSETS:
Intangible assets, net	6	26,094	21,980
Right-of-use assets	15	25,779	—
Property and equipment, net	5	9,930	7,926
Deferred tax assets	13	597	235
Other non-current assets	7	306	1,688
Total non-current assets		62,706	31,829
TOTAL ASSETS		98,853	72,656
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables		8,127	7,006
Lease liabilities	15	3,516	—
Other accounts payable and accrued expenses	8	11,176	6,923
Total current liabilities		22,819	13,929
NON-CURRENT LIABILITIES:
Lease liabilities	15	22,749	—
Accrued severance pay, net		408	278
Total non-current liabilities		23,157	278
SHAREHOLDERS’ EQUITY:
Share capital	9	3	3
Actuarial reserve		(139)	(65)
Retained earnings		51,956	57,928
Equity attributable to owners of the parent		51,820	57,866
Non-controlling interest	18	1,057	583
Total shareholders’ equity		52,877	58,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		98,853	72,656

/s/ Richard Carter Richard Carter Chief Executive Officer	/s/ Shay Berka Shay Berka Chief Financial Officer	March 26, 2020 Date of approval of the Financial statements
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands of €)
	Note	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Revenue	10	96,857	94,147	66,087
Cost of revenue	11	54,173	45,087	31,844
Gross profit		42,684	49,060	34,243
Operating expenses:
Research and development expenses		18,103	10,115	8,693
Selling and marketing expenses		6,772	3,722	2,964
General and administrative expenses		11,772	7,636	5,892
Total operating expenses		36,647	21,473	17,549
Profit from operations		6,037	27,587	16,694
Financial income		23	97	37
Financial expense		846	340	177
Profit before tax		5,214	27,344	16,554
Tax expenses	13	638	565	264
Net profit		4,576	26,779	16,290
Other comprehensive loss:
Items that will not be reclassified to profit or loss:
Re-measurements of accrued severance pay		148	40	17
Total comprehensive income for the year		4,428	26,739	16,273
Profit for the year attributed to:
Owners of the parent		4,028	26,509	16,110
Non-controlling interest		548	270	180
		4,576	26,779	16,290
Total comprehensive income for the year attributed to:
Owners of the parent		3,954	26,489	16,102
Non-controlling interest		474	250	171
		4,428	26,739	16,273
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of €)
	Owners of the parent				Non- controlling interest	Total Shareholders’ equity
	Share capital	Actuarial reserve	Retained earnings	Total
Balance at December 31, 2016	3	(37)	17,489	17,455	162	17,617
Changes during 2017:
Net profit	—	—	16,110	16,110	180	16,290
Other comprehensive loss	—	(8)	—	(8)	(9)	(17)
Total comprehensive income for the year	—	(8)	16,110	16,102	171	16,273
Dividend declared	—	—	(687)	(687)	—	(687)
Dividend declared and paid	—	—	(313)	(313)	—	(313)
Balance at December 31, 2017	3	(45)	32,599	32,557	333	32,890
Changes in accounting policy – IFRS 9 Financial Instruments	—	—	(1,180)	(1,180)	—	(1,180)
Balance at January 1, 2018 as restated	3	(45)	31,419	31,377	333	31,710
Changes during 2018:
Net profit	—	—	26,509	26,509	270	26,779
Other comprehensive loss	—	(20)	—	(20)	(20)	(40)
Total comprehensive income for the year	—	(20)	26,509	26,489	250	26,739
Balance at December 31, 2018	3	(65)	57,928	57,866	583	58,449
Changes during 2019:
Net profit	—	—	4,028	4,028	548	4,576
Other comprehensive loss	—	(74)	—	(74)	(74)	(148)
Total comprehensive income for the year	—	(74)	4,028	3,954	474	4,428
Dividend paid	—	—	(10,000)	(10,000)	—	(10,000)
Balance at December 31, 2019	3	(139)	51,956	51,820	1,057	52,877
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of €)
	Note	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit for the year		4,576	26,779	16,290
Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	5,6,15	16,045	8,325	4,222
Interest charged on lease liabilities	15	677	—	—
Gain on sale of fixed assets	5	—	(14)	—
Increase in trade receivables		(7,408)	(6,706)	(7,602)
Decrease (increase) in other current assets	4	1,065	(1,833)	(245)
Increase in contract costs	6	(443)	—	—
Decrease (increase) in other non-current assets	7	(40)	34	(46)
Increase in deferred tax assets	13	(362)	(34)	(56)
Increase in trade payables		1,180	2,402	3,295
Increase (decrease) in accrued severance pay		(18)	(107)	13
Increase in other accounts payable and accrued expenses	8	4,050	1,903	2,255
Income tax expenses	13	1,000	565	264
Cash generated from operations		20,322	31,314	18,390
Income tax paid	13	(797)	(365)	(130)
Net cash provided by operating activities		19,525	30,949	18,260
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	5	(4,934)	(5,865)	(3,225)
Disposal of fixed assets	5	—	35	—
Purchase of software and licenses	6	(392)	(388)	(215)
Proceeds from sale of fixed assets	5	—	55	—
Decrease (increase) in restricted deposits		(25)	250	467
Increase in deposits	7	—	(60)	(72)
Loans granted to related party	14	—	—	(50)
Repayment of loan from related party	14	—	1,200	—
Internally generated intangible assets	6	(13,048)	(12,611)	(11,212)
Net cash used in investing activities		(18,399)	(17,384)	(14,307)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	9	(10,000)	(687)	(313)
Principal paid on lease liabilities	15	(3,537)	—	—
Loans received from related party	12	—	43	503
Repayment of loan	12	—	(540)	—
Net cash provided by (used in) financing activities		(13,537)	(1,184)	190
Effects of exchange rate changes on cash and cash equivalents		(176)	(104)	(6)
Net increase (decrease) in cash and cash equivalents		(12,587)	12,277	4,137
Cash and cash equivalents at beginning of the year		20,731	8,454	4,317
Cash and cash equivalents at the end of the year		8,144	20,731	8,454
Non-cash activities
Dividend declared		—	—	687
The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 1 — GENERAL:
SBTech (Global) Limited (the “Company”) and its subsidiaries (together, the “Group”) was founded in July, 2007 in Gibraltar and since November 2016 has been domiciled in 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB (Company number 014119V). The Group is an industry-leading developer of proprietary iGaming platform and sports betting software and solutions for remote gaming operators. These services are provided on a business-to-business basis.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:
The principal accounting policies adopted in the preparation of the consolidated financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.
Basis of preparation
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standard Board (“IASB”). The financial statements have been prepared under the historical cost convention, except for accrued severance pay, which is accounted for at fair value. The Group has elected to present the statements of comprehensive income using the function of expense method. In addition, these consolidated financial statements are presented in Euros. All currency amounts have been recorded to the nearest thousand, unless otherwise indicated.
Use of estimates and assumptions in the preparation of the financial statements
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates. See also Note 3.
Principal of consolidation
The consolidated financial statements include the accounts of SBTech (Global) Limited Ltd. and its subsidiaries in which it has a controlling interest. All intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements of the Group include the accounts of the companies detailed in Note 18.
Non-controlling interests
Total comprehensive income of non-wholly owned subsidiaries is attributed to owners of the parent and to the non-controlling interests in proportion to their relative ownership interests.
New and amended standards and interpretations adopted in the period
The Group adopted IFRS 16 with a transition date of January 1, 2019. The Group has chosen not to restate comparatives on adoption of the standard, and therefore, the revised requirements are not reflected in the prior year financial statements. Details of the impact this standard has had are disclosed below. Other new and amended standards and Interpretations issued by the IASB did not impact the Group as they are either not relevant to the Group’s activities or require accounting which is consistent with the Group’s current accounting policies, such as the implementation of IFRIC Interpretation 23

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
disclosed below. The Group has not early adopted any standards, interpretations or amendments that have been issued but are not yet effective.
IFRS 16 Leases
Effective January 1, 2019, IFRS 16 has replaced IAS 17 Leases and IFRIC 4 Determining whether an Arrangement Contains a Lease. IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, together with exemptions to exclude leases where the lease term is 12 months or less, or where the underlying asset is of low-value. IFRS 16 substantially carries forward the lessor accounting in IAS 17, with the distinction between operating leases and finance leases being retained. The Group does not have significant leasing acting as a lessor.
IFRS 16 provides for certain optional practical expedients, including those related to the initial application of the standard. The Group applied the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:
•
Applied a single discount rate to a portfolio of leases with reasonably similar characteristics;

•
Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than 12 months of lease term remaining as of the date of initial application and do not contain a purchase option.

As a lessee, the Group previously classified leases as operating or finance leases based on its assessment of whether the lease transferred substantially all of the risks and rewards of ownership. Under IFRS 16, the Group recognizes right-of-use assets and lease liabilities for all leases.
The Group adopted IFRS 16 using the modified retrospective approach, with recognition of transitional adjustments on the date of initial application (January 1, 2019), without restatement of comparative figures.
On initial application of IFRS 16, the Group recognized right-of-use assets and lease liabilities in relation to leases of office facilities, motor vehicles, and data centers, which had previously been classified as operating leases. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Group’s incremental borrowing rate as at January 1, 2019. The Group’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 2.98%. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.
The following table presents the impact of applying IFRS 16 on the consolidated statement of financial position as at January 1, 2019:
	Under previous policy	The change	Under IFRS 16
Non-current assets:
Right-of-use assets	—	20,769	20,769
Current liabilities:
Lease liabilities	—	2,440	2,440
Non-current liabilities:
Lease liabilities	—	18,329	18,329

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
For the year ended December 31, 2019:
•
Depreciation expense increased because of the depreciation of right-of-use assets. This resulted in increases in Cost of revenue of 1,792, Research and development expenses of 1,179, Selling and marketing expenses of 10, and General and administrative expenses of 365.

•
Lease expense relating to previous operating leases decreased by 1,798 in Cost of revenue, 1,307 in Research and development expenses, 20 in Selling and marketing expenses, and 412 in General and administrative expenses.

•
Financial expense increased by 677 relating to the interest expense on additional lease liabilities recognised.

•
Income tax expenses decreased, and deferred tax asset increased by 73 relating to the tax effect of these changes in expenses.

•
Cash flow from operating activities increased by 677 and cash flows from financing activities decreased by 3,537, relating to decrease in operating lease payments and increases in principal and interest payments of lease liabilities.

Significant accounting policies subsequent to transition
All leases are accounted for by recognising a right-of-use asset and a lease liability. Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate implicit in the lease unless (as is typically the case) this is not readily determinable, in which case the Group’s incremental borrowing rate on commencement of the lease is used. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.
On initial recognition, the carrying value of the lease liability also includes:
•
amounts expected to be payable under any residual value guarantee;

•
the exercise price of any purchase option granted in favor of the Group if it is reasonably certain to exercise that option;

•
any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right-of-use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:
•
lease payments made at or before commencement of the lease;

•
initial direct costs incurred; and

•
the amount of any provision recognized where the Group is contractually required to dismantle, remove or restore the leased asset.

Subsequent to initial measurement, lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Right-of-use assets are amortized on a straight-line basis over the remaining term of the lease or over the remaining useful life of the right-of-use asset, if rarely, this is judged to be shorter than the lease term. In the scenario of a purchase option, the Group amortizes the right-of-use asset over its useful life. Lease

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
liabilities are remeasured when there is a change in future lease payments arising from a change in an index or rate or when there is a change in the assessment of the term of any lease the remeasurement being recognized in front of the right-of-use assets.
The following is a reconciliation of the Group’s liabilities in respect of operating leases disclosed in the financial statements as of December 31, 2018, discounted at the incremental interest rate on the initial implementation date and lease commitments recognized on January 1, 2019:
€
Operating lease commitments as of December 31, 2018	11,309
Less: short-term leases not recognized under IFRS 16	(298)
Less: effect of termination options reasonably certain to be exercised	(190)
Plus: effect of extension options reasonably certain to be exercised	12,797
Undiscounted lease payments	23,618
Less: effect of discounting using the weighted average incremental borrowing rate of 2.98% as of January 1, 2019	(2,849)
Lease liabilities as of January 1, 2019	20,769
Use of estimates and judgements
There have been no material revisions to the nature and amount of estimates of amounts reported in prior periods except where the implementation of IFRS 16 discussed above requires a different approach to the accounting previously applied. Significant estimates and judgements that have been required for the implementation of the new standard are:
•
The determination of whether an arrangement contains a lease;

•
The determination of lease term for some lease contracts in which the Group is a lessee that include renewal options and termination options, and the determination whether the Group is reasonably certain to exercise such option; and

•
The determination of the incremental borrowing rate used to measure lease liabilities.

IFRIC Interpretation 23 Uncertainty over Income Tax Treatments
Effective January 1, 2019, the Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The Interpretation specifically addresses the following:
•
Whether an entity considers uncertain tax treatments separately

•
The assumptions an entity makes about the examination of tax treatments by taxation authorities

•
How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates

•
How an entity considers changes in facts and circumstances

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
The Group determines whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments and uses the approach that better predicts the resolution of the uncertainty. The Interpretation did not have an impact on the consolidated financial statements of the Group.
New standards, interpretations and amendments not yet effective
There are a number of standards, amendments to standards, and interpretations which have been issued by the IASB that are effective in future accounting periods that the Group has decided not to adopt early.
Amendments to IAS 1 and IAS 8: Definition of Material
In October 2018, the IASB issued amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors to align the definition of  “material” across the standards and to clarify certain aspects of the definition. The new definition states that, “Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity”. The amendments are effective for annual reporting periods beginning on or after January 1, 2020. The amendments to the definition of material is not expected to have a significant impact on the Group’s consolidated financial statements.
Amendments to IAS 1: Presentation of Financial Statements
In January 2020, the IASB issued amendments to IAS 1, which clarify the criteria used to determine whether liabilities are classified as current or non-current. These amendments clarify that current or non-current classification is based on whether an entity has a right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that “settlement” includes the transfer of cash, goods, services, or equity instruments unless the obligation to transfer equity instruments arises from a conversion feature classified as an equity instrument separately from the liability component of a compound financial instrument. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The Group is currently assessing the impact of these new accounting standards and amendments. The Group does not believe that the amendments to IAS 1 will have a significant impact on the Group’s consolidated financial statements.
The Group does not expect any other standards issued by the IASB, but not yet effective, to have a material impact on the Group’s consolidated financial statements.
Foreign currency
The financial information of the Group is presented in Euro which is the Group’s functional currency and is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Group. Transactions and balances in foreign currencies are converted into Euro in accordance with the principles set forth by IAS 21 (“The Effects of Changes in Foreign Exchange Rates”). Accordingly, transactions and balances have been converted as follows:
•
Monetary assets and liabilities — at the rate of exchange applicable at the consolidated statements of financial position date.

•
Income and expense items — at exchange rates applicable as of the date of recognition of those items.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
•
Non-monetary items are converted at the rate of exchange used to convert the related balance sheet items i.e. at the time of the transaction.

•
Exchange gains and losses from the aforementioned conversion are recognized in profit or loss.

Cash and cash equivalents
Cash equivalents are considered by the Group to be highly-liquid investments, including, inter alia, short-term deposits with banks, the maturity of which do not exceed three months at the time of deposit and which are not restricted.
Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying value of cash and cash equivalents, trade receivables, net and other current assets, and trade payables and other accounts payables and accrued expenses approximate their fair value due to the short-term nature of these instruments. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:
A.
In the principal market for the asset or liability; or

B.
In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.
The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.
A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. When there are no quoted prices in active markets for identical assets or liabilities, the Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Classification by fair value hierarchy
Assets and liabilities presented in the consolidated statements of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:
Level 1	—	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	—	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.
Level 3	—	Inputs that are not based on observable market data (valuation techniques that use inputs that are not based on observable market data).

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
Financial instruments
1.   Financial Assets
The Group classifies its financial assets into the following category, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Group’s accounting policy for the relevant category is as follows:
Amortized cost: These assets arise principally from the services rendered to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment. Impairment provisions for trade receivable are recognized based on the simplified approach within IFRS 9 using a provision in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within general and administrative expenses in the consolidated statements of comprehensive income. On assessment that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.
2.   Financial Liabilities
The Group classifies its financial liabilities based on the purpose for which the liability was acquired. The Group’s accounting policy is as follows:
Fair value through profit or loss: The Group does not have any liabilities held for trading nor has it designated any financial liabilities as being at fair value through profit or loss.
Amortized cost: Trade payables and certain other accounts payable and accrued expenses are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method.
3.   De-recognition
•
Financial Assets — The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

•
Financial Liabilities — The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

4.   Impairment of financial assets
The Group assesses at the end of each reporting period whether there is any objective evidence of impairment of financial assets carried at amortized cost. The Group recognizes an allowance for expected credit losses (“ECL”) for all debt instruments not held at fair value through profit or loss. ECLs

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). For trade receivables and contract assets, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Group assessed its financial assets that are subject to the expected credit loss model. In order to manage the credit risks associated with customer receivables, the Group aims to secure certain financial guarantees prior to entering into business relationships with its customers. Payment terms with customers from different geographical areas are similar.
To this end, the Group developed a matrix, which is based on past experience and historical data along with projections into consideration, in order to group the ECL:
1.
Receivables with a short billing cycle (“Payment option 1”).

2.
Receivables from related party (“Payment option 2”).

ECLs are measured as the unbiased probability-weighted present value of all cash shortfalls over the expected life of each financial asset. ECLs are mainly calculated with a statistical model using three major risk parameters: probability of default, loss given default and exposure at default. The estimation of these risk parameters incorporates all available relevant information, not only historical and current loss data, but also reasonable and supportable forward-looking information reflected by the future expectation factors.
This information includes macroeconomic factors (e.g., gross domestic product growth, unemployment rate, cost performance index) and forecasts of future economic conditions. For receivables from financial services, these forecasts are performed using a scenario analysis (base case, adverse and optimistic scenarios).
Definition of default, including reasons for selecting the definition
Prior to commencing a business relationship, the Group will enter into an agreement with the customer. The agreement or contract typically includes details of the terms of payment to which the Group is entitled. In most cases, the customer updates the Group if there is a delay in the payment beyond the terms of the agreement. Any delays in payment for more than two months are subject to approval of management. If a customer’s scheduled payment is delayed by more than two months and such delay is not approved by the Group’s management, the sale department will typically make direct contact with the customer’s management and inform them of the overdue obligation and the Group will pursue remedies available (such as legal notice, suspend fully or partially service) to collect the overdue payment. If the customer and the Group are not able to resolve the matter at that time, the receivable is considered to be in default as the collectability is no longer certain. If the collection effort is not successful, the Group will retain legal counsel in the applicable country to assist with collection and sends a demand letter to that effect.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
Write-off policy
The Group writes off its financial assets if any of the following occur:
•
Inability to locate the debtor.

•
Discharge of the debt in a bankruptcy.

•
It is determined that the efforts to collect the debt are no longer cost effective given the size of receivable.

The collections department must comply with the collection efforts outlined in the policy to collect on delinquent customer accounts before any write-offs are made.
Aging Schedule based on due date
As of December 31, 2019	Within payment terms	0-90 days over payment terms	90+ days over payment terms	Total
Payment option 1	14,884	4,574	1,430	20,888
Payment option 2	544	158	3,323	4,025
Total	15,428	4,732	4,753	24,913

As of December 31, 2018	Within payment terms	0-90 days over payment terms	90+ days over payment terms	Total
Payment option 1	8,890	1,366	3,226	13,482
Payment option 2	459	275	3,872	4,606
Total	9,349	1,641	7,098	18,088
Trade receivables by geographic area
	As of December 31, 2019	As of December 31, 2018
Europe	11,623	9,018
Rest of the world	13,290	9,070
Total	24,913	18,088
Two level matrix
	As of December 31, 2019	As of December 31, 2018
Payment option 1	20,888	13,482
Payment option 2	4,025	4,606
Total	24,913	18,088
At every reporting date the historical observed default rates are updated and changes in the forward-looking estimates are analyzed.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
Level provision matrix
The Group estimated the following provision matrix:
	Default rate	As of December 31, 2019	ECL
Payment option 1	0.8%	20,888	167
Payment option 2	0.04%	4,025	1
Total		24,913	168

	Default rate	As of December 31, 2018	ECL
Payment option 1	0.62%	13,482	84
Payment option 2	17.02%	4,606	784
Total		18,088	868
Movements in the impairment allowance for trade receivables are as follows:
	2019	2018	2017
At January 1 (under IAS 39)	—	—	—
Restated through opening retained earnings	—	1,180	—
At January 1 (under IFRS 9)	868	1,180	—
Decrease during the year	(700)	(312)	—
At December 31	168	868	—
As of December 31, 2019, and 2018, ECL for trade receivables were 168 and 868, respectively.
Intangible assets
Intangible assets include internally generated capitalized software development costs. Intangible assets with a finite useful life are amortized over their estimated useful lives and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end. The carrying amount of these assets is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable (see also Note 2 — Impairment of non-financial assets).
Expenditure incurred on development activities including the Group’s software development is capitalized only where the expenditure will lead to new or substantially improved products, the products are technically and commercially feasible and the Group has sufficient resources to complete the development and reach the stage for which the product is ready for use. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives of 4 years once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred (see also Note 2 — Research and development costs). Externally purchased software and licenses are amortized on a straight-line basis over the period of the software and licenses, which ranges between two to three years.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
Property, plant and equipment
Items of property, plant and equipment are initially recognized at cost. Cost includes directly attributable costs and the estimated present value of any future costs of dismantling and removing items. Depreciation is computed by the straight-line method, based on the estimated useful lives of the assets, as follows:
	Annual depreciation rate (%)	Main annual depreciation rate (%)
Motor vehicle	15	15
Computers	15 – 50	33
Furniture and office equipment	7 – 15	15
Leasehold improvements	Over the shorter of the term of the lease or useful life	10
Leasehold improvements are depreciated over the term of the expected lease including optional extension, or the estimated useful lives of the improvements, whichever is shorter.
Impairment of non-financial assets
Non-financial assets are subject to impairment test whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of the non-financial asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to dispose), the asset is written down and impairment charge is recognized accordingly. Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit (i.e. the smallest group of assets to which the asset belongs that generates cash inflow that are largely independent of cash inflows from other assets). An impairment loss allocated to an asset, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, is limited to the lower of the carrying amount of the asset that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and the assets recoverable amount. After an impairment of non-financial asset is recognized, the Group examines at each reporting date whether there are indications that the impairment which was recognized in the past no longer exists or should be reduced. The reversal of impairment loss of an asset is recognized in profit or loss. Impairment charges are included in general and administrative expenses. During the years ended December 31, 2019, 2018 and 2017 no impairment charges of non-financial assets were recognized.
Research and development costs
Expenditure on research activities is recognized in profit or loss as incurred. Expenditure incurred on development activities including the Group’s development is capitalized where the expenditure will lead to new or substantially improved products and only if all the following can be demonstrated:
•
The product is technically and commercially feasible.

•
The Group intends to complete the product so that it will be available for use or sale.

•
The Group has the ability to use the product or sell it.

•
The Group has the technical, financial and other resources to complete the development and to use or sell the product.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
•
The Group can demonstrate the probability that the product will generate future economic benefits.

•
The Group is able to measure reliably the expenditure attributable to the product during the development.

Capitalized development costs are amortized on a straight-line basis over their estimated useful lives of four years once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred.
Share based payment
The Group measures the share-based expense and the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes and Merton (BSM) model which considers the terms and conditions upon which the instruments were granted.
Deferred taxes
Deferred taxes are computed in respect of temporary differences between the carrying amounts of assets and liabilities in the financial statements and the amounts attributable for tax purposes. Deferred taxes are recognized in other comprehensive income or directly in equity if the tax relates to those items.
Deferred taxes are measured at the tax rates that are expected to apply in the period when the temporary differences are reversed in profit or loss, other comprehensive income or equity, based on tax laws that have been enacted or substantively enacted at the end of the reporting period. Deferred taxes in profit or loss represent the changes in the carrying amount of deferred tax balances during the reporting period, excluding changes attributable to items recognized in other comprehensive income or directly in equity. Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. In addition, temporary differences (such as carry forward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability is probable. Any resulting reduction or reversal is recognized on “income tax” within the statements of comprehensive income. Taxes that would apply in the event of the disposal of investments in investees have not been taken into account, as long as the disposal of such investments is not expected in the foreseeable future and the Group has control over such disposal. The Group’s policy is not to initiate distribution of dividends that triggers an additional tax liability. All deferred tax assets and liabilities are presented in the consolidated statement of financial position as non-current items, respectively. Deferred taxes are offset in the consolidated statement of financial position if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.
Current taxes
The current taxes is calculated on the basis of the tax laws enacted at the statement of financial position date in countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (Continued)
Revenue recognition
Revenue from contracts with customers is recognized when control of the services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services. The Group’s key revenue is derived from contracting parties and comprises as a percentage of the revenue generated by the contracting party from use of the Group’s intellectual property in trading activities. Revenue share income is based on the underlying gaming revenue earned by our licensees and is recognized in the accounting periods in which the gaming transactions occur. In reseller arrangements, the Group’s revenue is comprised of a base fixed monthly fee plus a fixed monthly fee for each end-user that the reseller contracts with to access the Group’s intellectual property in trading activities. The arrangements with customers do not provide the customer with the right to take possession of the Group’s software suite at any time. Instead, customers are granted continuous access to the Group’s software suite over the contractual period.
NOTE 3 — CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS:
The areas requiring the use of estimates and critical judgments that may potentially have a significant impact on the Group’s earnings and financial position are: capitalization and amortization of development costs and the useful life of property and equipment and of intangible assets. Upon adoption of IFRS 16 as of January 1, 2019, areas requiring the use of estimates and critical judgments also include the determination of whether an arrangement is or contains a lease, the determination of lease term in contracts in which the Group is a lessee (including the assessment of whether the Group is reasonably certain to exercise lessee extension or termination options), and the determination of the incremental borrowing rate used to measure lease liabilities.
Amortization of capitalized development costs and the useful life of property and equipment
Intangible assets and property and equipment are amortized or depreciated over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenue, which are periodically reviewed for continued appropriateness. Changes to estimates can result in significant variations in the amounts charged to the consolidated statements of comprehensive income in specific periods.
Share based payment
The Group has a share-based remuneration scheme for employees. The share options plan has a “Transaction Event” as described in Note 9.C other than continued service. As of the balance sheet date, the Group does not expect the occurrence of the Transaction Event to be considered as probable. As a result, no expense has been recorded.
NOTE 4 — OTHER CURRENT ASSETS:
	December 31, 2019	December 31, 2018
Related parties (see Note 7)	1,503	86
Prepaid expenses	1,352	1,286
Institutions	207	567
Other receivables	196	937
Total	3,258	2,876

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 5 — PROPERTY AND EQUIPMENT, NET:
	Leasehold Improvements	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2019	2,374	7,800	710	10,884
Additions	547	4,196	191	4,934
At December 31, 2019	2,921	11,996	901	15,818
Accumulated depreciation
At January 1, 2019	(393)	(2,352)	(213)	(2,958)
Depreciation	(220)	(2,616)	(94)	(2,930)
At December 31, 2019	(613)	(4,968)	(307)	(5,888)
Net book value at December 31, 2019	2,308	7,028	594	9,930

	Leasehold Improvements	Motor Vehicle	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2018	783	121	4,263	375	5,542
Additions	1,601	—	3,848	416	5,865
Disposals	(10)	(121)	(311)	(81)	(523)
At December 31, 2018	2,374	—	7,800	710	10,884
Accumulated depreciation
At January 1, 2018	(79)	(33)	(1,338)	(170)	(1,620)
Depreciation	(319)	(18)	(1,324)	(124)	(1,785)
Disposals	5	51	310	81	447
At December 31, 2018	(393)	—	(2,352)	(213)	(2,958)
Net book value at December 31, 2018	1,981	—	5,448	497	7,926

	Leasehold Improvements	Motor Vehicle	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2017	313	121	1,591	310	2,335
Additions	470	—	2,690	65	3,225
Disposals	—	—	(18)	—	(18)
At December 31, 2017	783	121	4,263	375	5,542
Accumulated depreciation
At January 1, 2017	(46)	(14)	(650)	(135)	(845)
Depreciation	(33)	(19)	(706)	(35)	(793)
Disposals	—	—	18	—	18
At December 31, 2017	(79)	(33)	(1,338)	(170)	(1,620)
Net book value at December 31, 2017	704	88	2,925	205	3,922

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 6 — INTANGIBLE ASSETS, NET:
	Internally generated intangible assets	Software and licenses	Others	Total
Cost
At January 1, 2019	32,681	603	—	33,284
Additions	13,048	392	443	13,883
At December 31, 2019	45,729	995	443	47,167
Accumulated Amortization
At January 1, 2019	(11,110)	(194)	—	(11,304)
Amortization	(9,601)	(161)	(7)	(9,769)
At December 31, 2019	(20,711)	(355)	(7)	(21,073)
Net book value at December 31, 2019	25,018	640	436	26,094

	Internally generated intangible assets	Software and licenses	Total
Cost
At January 1, 2018	20,070	215	20,285
Additions	12,611	388	12,999
At December 31, 2018	32,681	603	33,284
Accumulated Amortization
At January 1, 2018	(4,705)	(59)	(4,764)
Amortization	(6,405)	(135)	(6,540)
At December 31, 2018	(11,110)	(194)	(11,304)
Net book value at December 31, 2018	21,571	409	21,980

	Internally generated intangible assets	Software and licenses	Total
Cost
At January 1, 2017	8,858	—	8,858
Additions	11,212	215	11,427
At December 31, 2017	20,070	215	20,285
Accumulated Amortization
At January 1, 2017	(1,335)	—	(1,335)
Amortization	(3,370)	(59)	(3,429)
At December 31, 2017	(4,705)	(59)	(4,764)
Net book value at December 31, 2017	15,365	156	15,521

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 7 — OTHER NON-CURRENT ASSETS:
	December 31, 2019	December 31, 2018
Related parties (see also Note 14)*	—	1,407
Deposit	306	281
Total	306	1,688

*
Other non-current assets for related parties includes as of December 31, 2018 a loan the Group provided to a related party during the years 2015 — 2018 in the amount of 2,810. The loan bears interest of Libor+2.25% per annum. In 2019 there were no repayments against this loan. In 2018 the Group received repayments which amounted to 1,550. As of December 31, 2019, the loan amounted to 1,430 and was classified as short term (see also Note 4). As of December 31, 2018, the loan amounted to 1,407 and was classified as long term.

NOTE 8 — OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
	December 31, 2019	December 31, 2018
Employees, salaries and related liabilities	5,657	3,684
VAT and income tax payable	1,859	373
Accrued expenses	1,772	123
Provision for vacation	1,177	976
Advances and deposits from customers	711	1,767
Total	11,176	6,923
NOTE 9 — SHAREHOLDERS’ EQUITY:
A.   Composed as follows as of December 31, 2019:
	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Composed as follows as of December 31, 2018:
	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800
Ordinary shares confer upon their holders the rights to receive notice to participate and vote in general meeting of the Group, and the right to receive dividends if declared.
B.   Dividend
On January 10, 2019 and April 8, 2019, the Group’s board of directors declared dividends to its shareholders totaling 10,000 (€245.10 per share). In 2019, the dividend has been paid in full to the shareholders. On September 28, 2017, the Group’s board of directors declared a total amount of 1,000 dividend to its shareholders (€24.51 per share), 313 of which was paid to its shareholders in 2017 and the remaining 687 was paid in 2018. No dividends were declared in 2018.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 9 — SHAREHOLDERS’ EQUITY: (Continued)
C.   Share Based payments
On July 20, 2011 the Company established a share option plan (the “Plan”). The Company has assigned up to 15% of its share capital as a pool for options. According to the Plan, the exercise of the granted options depends on two main cumulative conditions, the maturity of the option after a certain vesting period and the occurrence of a Transaction Event. A Transaction Event is defined in the Plan as any (i) merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; (ii) sale of all or substantially all of the assets or shares of the Company to another entity; or (iii) IPO.
As of the balance sheet date, the Group does not expect the occurrence of the Transaction Event. Thus, no expense has been recorded.
	Share Option Plan: 2019		Share Option Plan: 2018
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
		€	€
Options outstanding at beginning of year	5,217	927	3,120	130
Changes during the year:
Granted	676	10,720	2,337	1,998
Cancelled	—	—	240	997
Options outstanding at end of year	5,893	2,330	5,217	927
NOTE 10 — REVENUE:
Geographical analysis of revenue
	For the year ended December 31,
	2019	2018	2017
Europe	37%	34%	48%
Rest of the world	63%	66%	52%
	100%	100%	100%

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 10 — REVENUE: (Continued)
Major customers (in thousands and as a percentage of total revenues)
	Year ended December 31,
	2019		2018		2017
	€	%	€	%	€	%
Customer A	44,445	46%	35,510	38%	26,840	41%
Customer B	7,980	8%	14,300	15%	8,950	14%
Customer C	6,265	6%	6,870	7%	8,765	13%
Customer D	3,553	4%	5,432	6%	2,548	4%
Others	34,614	36%	32,035	34%	18,984	28%
	96,857	100%	94,147	100%	66,087	100%
NOTE 11 — COST OF REVENUE:
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Payroll and related expenses	21,448	18,934	15,683
Depreciation and amortization	13,750	7,962	3,972
Games, data providers and related fees	9,785	10,936	7,068
IT	7,220	3,917	3,526
Others	1,970	3,338	1,595
Total	54,173	45,087	31,844
NOTE 12 — FINANCING ACTIVITIES IN THE STATEMENT OF CASH FLOWS:
Reconciliation of the changes in liabilities for which cash flows have been, or will be classified as financing activities in the consolidated statements of cash flows:
Loans from related parties
As of January 1, 2017	—
Changes from financing cash flows:
Loan received from related party	(503)
Exchange rate differences	6
As of December 31, 2017	(497)
Changes from financing cash flows:
Loan received from related party	(43)
Exchange rate differences	(27)
Interest	(28)
Repayment of loan including interest	595
As of December 31, 2018	—
Changes from financing cash flows:	—
As of December 31, 2019	—

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 13 — TAXES ON INCOME:
1.
Taxes on income

Isle of Man
The Company has been domiciled in Isle of Man and under the local current laws; the Company is not subject to corporate income tax.
Israel
The tax rates that apply in Israel are 23% in 2019 and 2018, and 24% in 2017.
Bulgaria
The tax rates that apply in Bulgaria are 10% in 2019, 2018 and 2017.
Ukraine
The tax rates that apply in Ukraine are 18% in 2019, 2018 and 2017.
Malta
The tax rates that apply in Malta are 35% in 2019, 2018 and 2017.
2.
Deferred tax assets

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The Group’s deferred tax assets result from:
	Year ended December 31, 2019	Year ended December 31, 2018
Other provisions and employee-related obligations	300	171
Property and equipment, net	131	—
Accrued severance pay, net	93	64
Other	73	—
Deferred tax assets	597	235
The movement on the deferred tax account is as shown below:
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
At January 1	235	201	145
Recognized in profit and loss – tax income	362	34	56
At December 31	597	235	201

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 13 — TAXES ON INCOME: (Continued)
3.
Composition

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Current tax	1,000	599	320
Change in deferred tax	(362)	(34)	(56)
Total	638	565	264

4.
Reconciliation between the theoretical tax on the pre-tax income and the tax expense:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Profit before taxation	5,214	27,344	16,554
Theoretical tax credit at applicable statutory 0%	—	—	—
Tax Rate difference between Isle of Man and the Group’s subsidiaries	891	463	188
Non-allowable expenses	58	21	14
Recognition of deferred tax assets	(362)	(34)	(56)
Miscellaneous	51	115	118
Tax on income	638	565	264
NOTE 14 — RELATED PARTIES:
Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party’s making of financial or operational decisions, or if both parties are controlled by the same third party. The Group is controlled by a major shareholder.
Terms and conditions of transactions with related parties
The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions. Outstanding balances at the year-end are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 14 — RELATED PARTIES: (Continued)
Related party transactions
	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Revenue received from related party	6,265	6,870	8,765
Lease paid to related party	627	480	127
Salary to related parties	126	395	331
Proceeds from sale of vehicle	—	55	—
Interest income (expense) on loan to (from) related party	23	(40)	113
Receivables from related parties
Name	Nature of transaction	December 31, 2019	December 31, 2018
Related company	Trade receivables, net	4,025	3,823
Related company	Loan granted*	1,430	1,407
Major shareholder	Ongoing transaction	73	86

*
The Group provided a loan to a related party during the years 2015 — 2018. See also Note 7.

Payables to related parties
Name	Nature of transaction	December 31, 2019	December 31, 2018
Related company	Ongoingtransaction	139	—
Key management personnel compensation
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group.
	December 31, 2019	December 31, 2018	December 31, 2017
Salary, benefits and others	1,907	947	814
NOTE 15 — LEASES:
The Group has lease contracts for office facilities, motor vehicles, and data centers used in its operations. Leases of office facilities generally have lease terms between 2 and 10 years, motor vehicles generally have lease terms between 3 and 4 years, and data centers generally have lease terms between 1 and 4 years. The Group has several lease contracts that include extension options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised in assessing the lease terms.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 15 — LEASES: (Continued)
The Group also has certain leases of office facilities with lease terms of 12 months or less. The Group applies the “short-term lease” recognition exemption for these leases.
Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:
	Office facilities	Motor vehicles	Data centers	Total
As of January 1, 2019	20,569	200	—	20,769
Additions	5,490	16	2,850	8,356
Depreciation expense	(2,833)	(98)	(415)	(3,346)
As of December 31, 2019	23,226	118	2,435	25,779
Set out below are the carrying amounts of lease liabilities and the movements during the period:
2019
As of January 1, 2019	20,769
Additions	8,356
Accretion of interest	677
Payments	(3,537)
As of December 31, 2019	26,265
Current	3,516
Non-current	22,749
The following are the amounts recognized in profit or loss:
2019
Depreciation expense of right-of-use assets	3,346
Interest expense on lease liabilities	677
Expense relating to short-term leases	319
Total amount recognized in profit or loss	4,342
The Group had total cash outflows for leases of 3,537 in 2019. The Group also had non-cash additions to right-of-use assets and lease liabilities of 8,356 in 2019.
The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.
Set out below are the undiscounted potential future rental payments relating to periods following the exercise date of extension and termination options that are not included in the lease term:

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 15 — LEASES: (Continued)
	Within five years	More than five years	Total
Extension options expected not to be exercised	—	—	—
Termination options expected to be exercised	190	—	190
	190	—	190
NOTE 16 — COMMITMENTS AND CONTINGENT LIABILITIES:
As part of the Board’s ongoing regulatory compliance process, the Board continues to monitor legal and regulatory developments and their potential impact on the Group. Management is not aware of any contingencies that may have a significant impact on the financial position of the Group.
In connection with the anticipated transaction (see Note 19), which is expected to close in 2020, the Group entered into an agreement with a financial advisor. Pursuant to the agreement, the Group agreed to pay for success fees equal to (i) USD 2.5 million (€2.2 million), in the event the sale includes participation by a special purpose acquisition company (“SPAC”), or (ii) USD 2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. In the event that a sale is not consummated by the Group and the Group receives a termination or break-up fee, the Group will pay the financial advisor a cash fee equal to 15% of the termination or break-up fee received by the Group. In addition, the Group entered into an agreement with a legal advisor by which the Group agreed to pay for fees based on time involved in the engagement and internal time charges. However, to the extent that the deal is abandoned, the fees will be capped at USD 0.5 million (€0.4 million).
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:
The Group is exposed to a variety of financial risks, which results from its financing, operating and investing activities. The objective of financial risk management is to contain, where appropriate, exposures in these financial risks to limit any negative impact on the Group’s financial performance and position. The Group’s financial instruments are its cash, trade receivables, partly other current and non-current assets, trade payables and other payables. The main purpose of these financial instruments is to raise finance for the Group’s operation. The Group actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Group’s financial instruments are mainly credit risk, currency and liquidity risk. The risk and capital management policies employed by the Group to manage these risks are discussed below.
Capital management
The Group’s objective is to maintain, as possible, a stable capital structure. In the opinion of the Group’s management, its current capital structure is stable. Consistent with others in the industry, the Group maintains or changes the capital structure by adjusting the dividend payments to shareholders or selling assets in order to repay liabilities. No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2019 and 2018.

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT: (Continued)
Risk management
Financial assets:
	Fair value through profit or loss		Amortized cost		Fair value through other comprehensive income
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash and cash equivalents	—	—	8,144	20,731	—	—
Trade receivables	—	—	24,745	17,220	—	—
Other current and non-current assets	—	—	1,685	2,713	—	—
Total	—	—	34,574	40,664	—	—
Financial liabilities:
	Fair value through profit or loss		Amortized cost
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Trade payables	—	—	8,127	7,006
Other accounts payable and accrued expenses	—	—	1,772	—
Lease liabilities	—	—	26,265	—
Total	—	—	36,164	7,006
Credit risk
Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. The Group closely monitors the activities of its counterparties and controls the access to its intellectual property which enables it to ensure the prompt collection of customers’ balances. The Group’s main financial assets are cash and cash equivalents as well as trade and other receivables and represent the Group’s maximum exposure to credit risk in connection with its financial assets. Trade and other receivables are carried on the balance sheet net of doubtful debt provisions estimated by the management based on prior year experience and an evaluation of prevailing economic circumstances. The Group holds its funds with highly reputable financial institutions, the majority of which is held in one UK financial institution. Cash held in UK financial institutions is protected and insured by the Financial Services Compensation Scheme (FSCS) up to £85,000 per authorized firm.
The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:
	December 31, 2019	December 31, 2018
Cash and cash equivalents	8,144	20,731
Trade receivables	24,745	17,220
Other current and non-current assets	1,685	2,713
Total	34,574	40,664

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT: (Continued)
Currency risk
Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group’s functional currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the New Israeli Shekel (“NIS”), U.S. Dollar (“USD”), British Pound (“GBP”) and Ukrainian Hryvnia (“UAH”). The Group’s policy is not to enter into any currency hedging transactions.
The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:
	December 31, 2019			December 31, 2018
	Assets	Liabilities	Total	Assets	Liabilities	Total
NIS	99	(346)	(247)	631	(523)	108
USD	2,743	(4,593)	(1,850)	868	(2,304)	(1,436)
GBP	6,053	(747)	5,306	1,796	(1,688)	108
UAH	117	(37)	80	14	(58)	(44)
	9,012	(5,723)	3,289	3,309	(4,573)	(1,264)
Sensitivity analysis
The table below details the effect on profit before tax of a 10% strengthening (and weakening) in the Euro exchange rate at the statement of financial position date for balance sheet items denominated in British Pound, New Israeli Shekels, U.S. Dollar and the Ukrainian Hryvnia.
	December 31, 2019
	Weaknesses	Strengths
NIS	(25)	25
USD	(185)	185
GBP	531	(531)
UAH	8	(8)
Total	329	(329)

	December 31, 2018
	Weaknesses	Strengths
NIS	11	(11)
USD	(144)	144
GBP	11	(11)
UAH	(4)	4
Total	(126)	126

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT: (Continued)
	December 31, 2017
	Weaknesses	Strengths
NIS	21	(21)
USD	(116)	116
GBP	(19)	19
UAH	(1)	1
Total	(115)	115
Liquidity risks
Liquidity risk is the risk that arises when the maturity of assets and the maturity of liabilities do not match. An unmatched position potentially enhances profitability but can also increase the risk of loss. The Group has procedures with the objective of minimizing such loss by maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities. Accordingly, the Group has a positive working capital.
The following tables detail the Group’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.
	December 31, 2019	December 31, 2018
Current assets	36,147	40,827
Current liabilities	22,819	13,929
Working capital	13,328	26,898
The following table sets out the contractual maturities of financial liabilities:
	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At December 31, 2019
Trade payables	8,127	—	—	—	—
Other accounts payable and accrued expenses	27	1,745	—	—	—
Lease liabilities	838	2,678	3,625	9,291	9,833
Total	8,992	4,423	3,625	9,291	9,833

	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At December 31, 2018
Trade and other payables	12,677	839	413	—	—
Total	12,677	839	413	—	—

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 18 — SUBSIDIARIES:
Details of the Group’s subsidiaries are as below:
Name	Country of incorporation	Proportion of voting rights and ordinary share capital held	Nature of business	Held by
Gaming Tech Ltd*	Israel	50%	General and administration, marketing support and research & development	SBTech (Global) Limited
SBTech (Global) Limited – Subsidiary Bulgaria	Bulgaria	100%	Research, development and marketing support	SBTech (Global) Limited
SBTech Malta Limited	Malta	100%	Holder of Maltase and U.S licenses	SBTech (Global) Limited
Software Co-Work Cyprus Limited	Cyprus	100%	Holding company	SBTech (Global) Limited
Sky Star Eight Limited	UK	100%	Business analytics and commercial support	SBTech (Global) Limited
SBTech Gibraltar Limited	Gibraltar	100%	Commercial support and holder of Gibraltar license	SBTech (Global) Limited
LLC “Software Co-work”	Ukraine	100%	Research and development	Software Co-Work Cyprus Limited
SBTech US Inc.	United States	100%	IT and Business support	SBTech Malta Limited
Lucrative Green Leaf Limited	Ireland	100%	IT & Hosting services	SBTech Malta Limited

*
The owner of the additional 50% of voting rights and ordinary share capital of the subsidiary has assigned and transferred all his board of director’s rights to the Company. As such, Gaming Tech Ltd. is consolidated in the Group’s consolidated financial statements.

	Gaming Tech Ltd
	December 31, 2019	December 31, 2018
Current assets	3,689	1,891
Non – current assets	1,723	1,581
Current liabilities	(2,708)	(1,981)
Non – current liabilities	(589)	(325)
Total assets, net	2,115	1,166
NCI	1,057	583
NOTE 19 — SUBSEQUENT EVENTS:
1.
On January 30, 2020 the Group’s board of directors declared a dividend in a total amount of 3,000 (€73.53 per share) to its shareholders. The Group paid 2,000 on February 7, 2020.

2.
On December 22, 2019, Diamond Eagle Acquisition Corp, a special purpose acquisition company (“Diamond Eagle”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with DraftKings Inc. (“DraftKings”), the Group, the Group’s shareholders, the representative of the Group’s shareholders, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), pursuant to which (i) Diamond Eagle will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings with DraftKings surviving the merger (the “DraftKings Merger”), (iii) immediately following the DraftKings Merger,

SBTECH (GLOBAL) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of €, except when specified otherwise)
NOTE 19 — SUBSEQUENT EVENTS: (Continued)
Diamond Eagle will acquire all of the issued and outstanding share capital of SBTech and vested in-the-money options exercisable for SBTech share capital (the “SBTech Acquisition”) for approximately 590,000, consisting of  (x) 180,000 in cash, subject to customary net debt and working capital and certain other specified adjustments payable in respect of the SBT shares and 30% of the in-the-money vested SBT options and (y) approximately 410,000 in shares of New DraftKings Class A common stock, valued at the redemption price for Diamond Eagle’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock and (iv) DEAC Nevada will be renamed DraftKings Inc. Each of the DraftKings Merger and the SBTech Acquisition will be on the terms and subject to the conditions set forth in the Business Combination Agreement. The transaction is expected to close in 2020.
3.
The novel coronavirus (COVID-19) is having a significant impact on the Company. The direct impact on the Company beyond disruptions in normal business operations in several of our offices is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. The status of most of these sporting events is that they are postponed or unknown as to when they will restart. The ultimate impact of COVID-19 on our financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed, or cancelled; however, COVID-19 has had a significant impact and may continue to have a significant impact, the full extent of which is unknown, but which could be material.

DIAMOND EAGLE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2020 (unaudited)	December 31, 2019 (audited)
ASSETS:
Current assets:
Cash and cash equivalents	$157,758	$491,225
Prepaid expenses	93,333	319,239
Total current assets	251,091	810,464
Cash and investments held in Trust Account	405,002,234	403,961,209
Total Assets	$405,253,325	$404,771,673
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$1,495,374	$1,493,133
Total current liabilities	1,495,374	1,493,133
Deferred underwriting compensation	14,000,000	14,000,000
Total Liabilities	15,495,374	15,493,133
Class A common stock subject to possible redemption; 38,475,795 and 38,427,853 shares at approximately $10.00 per share at March 31, 2020 and December 31, 2019, respectively	384,757,950	384,278,530
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,524,205 and 1,572,147 shares issued and outstanding, (excluding 38,475,795 shares and 38,427,853 shares subject to possible redemption) at March 31, 2020 and December 31, 2019, respectively	152	157
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,000,000 shares issued and outstanding at March 31, 2020 and December 31, 2019	1,000	1,000
Additional paid-in capital	2,210,029	2,689,444
Retained earnings	2,788,820	2,309,409
Total stockholders’ equity	5,000,001	5,000,010
Total Liabilities and Stockholders’ Equity	$405,253,325	$404,771,673
See accompanying notes to unaudited condensed consolidated interim financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended March 31, 2020	For the period from March 27, 2019 (inception) through March 31, 2019
Revenue	$—	$—
General and administrative expenses	718,799	675
Loss from operations	(718,799)	(675)
Other income – interest on Trust Account	1,444,499	—
Income before provision for income tax	725,700	(675)
Provision for income tax	(246,289)	—
Net income (loss)	$479,411	$(675)
Two Class Method:
Weighted average number of Class A common stock outstanding	40,000,000	—
Net income per common stock, Class A – basic	$0.02	$—
Weighted average number of Class A diluted stock outstanding	43,805,838	—
Net income per common stock, Class A – diluted	$0.02	$—
Weighted average number of Class B common stock outstanding	10,000,000	8,750,000(1)
Net loss per common stock, Class B – basic and diluted	$(0.04)	$—

(1) —
This number excludes an aggregate of up to 1,312,500 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised by the underwriters.

See accompanying notes to unaudited condensed consolidated interim financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
For the three months ended March 31, 2020 and the period from March 27, 2019 (inception)
through March 31, 2019
(Unaudited)
	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, March 27, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to initial stockholder at approximately $0.002 per share	—	—	10,062,500	1,006	23,994	—	25,000
Net loss	—	—	—	—	—	(675)	(675)
Balance, March 31, 2019	—	$—	10,062,500	$1,006	$23,994	$(675)	$24,325

	Common Stock				Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, January 1, 2020	1,572,147	$157	10,000,000	$1,000	$2,689,444	$2,309,409	$5,000,010
Adjustment to ordinary common stock subject to redemption	(47,942)	(5)	—	—	(479,415)	—	(479,420)
Net income	—	—	—	—	—	479,411	479,411
Balance, March 31, 2020	1,524,205	$152	10,000,000	$1,000	$2,210,029	$2,788,820	$5,000,001
See accompanying notes to unaudited condensed consolidated interim financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
	Three months ended March 31, 2020	For the period from March 27, 2019 (inception) through March 31, 2019
Cash flows from operating activities:
Net income (loss)	$479,411	$(675)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Trust income reinvested in Trust Account	(1,444,499)	—
Changes in operating assets and liabilities:
Prepaid expenses	225,906	—
Accounts payable and accrued expenses	2,240	2,408
Deferred offering costs	—	(1,733)
Net cash used in operating activities	(736,942)	—
Cash flows from investing activities:
Cash withdrawn from Trust account to pay taxes	403,475	—
Net cash provided by investing activities	403,475	—
Net change in cash and equivalents during period	(333,467)	—
Cash and equivalents at beginning of period	491,225	—
Cash and equivalents at end of period	$157,758	$—
Supplemental disclosure of cash flow information:
Cash paid for taxes	$—	$—
Supplemental disclosure of non-cash financing activities:
Class A common stock subject to possible redemption	$479,420	$—
Offering costs paid by Sponsor in exchange for Founder Shares	$—	$25,000
Deferred offering costs included in accrued expenses	$—	$1,733
See accompanying notes to unaudited condensed consolidated interim financial statements

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1.   Organization and Business Operations
Incorporation
Diamond Eagle Acquisition Corp., our predecessor, was incorporated as a Delaware corporation on March 27, 2019.
Subsidiaries
In connection with the business combination (the “Business Combination”) with DraftKings Inc., a Delaware corporation (“Old DK” or “DK”), and SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBTech” or “SBT”), the Company formed a wholly-owned subsidiary, DEAC Merger Sub Inc., which was incorporated in Delaware on December 9, 2019 (“Merger Sub”). Merger Sub did not have any activity as of March 31, 2020.
Also in connection with the Business Combination, the Company formed another wholly-owned subsidiary, DEAC NV Merger Corp. (“DEAC Nevada”), which was incorporated in Nevada on November 13, 2019. DEAC Nevada did not have any activity as of March 30, 2020. In connection with the Business Combination, DEAC Nevada changed its name to DraftKings Inc. and, by operation of Rule 12g-3(a) under the Exchange Act of 1934, as amended (the “Exchange Act”), became the successor issuer to DEAC and succeeded to the attributes of DEAC as the registrant, including DEAC’s SEC file number (001-38908) and CIK Code (0001772757).
Sponsor
The Company’s sponsor is Eagle Equity Partners, LLC, a Delaware limited liability company (the “Sponsor”).
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. The Company had neither engaged in any operations nor generated significant revenue through March 31, 2020.
Business Combination
On December 22, 2019, the Company entered into a business combination agreement (as amended, the “Business Combination Agreement”) with Old DK, SBTech, the shareholders of SBTech (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, DEAC Nevada and Merger Sub, pursuant to which (i) the Company changed its jurisdiction of incorporation to Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) Merger Sub merged with and into Old DK with Old DK surviving the merger (the “DK Merger”), and (iii) immediately following the DK Merger, New DraftKings (as defined below) acquired all of the issued and outstanding share capital of SBTech.
The aggregate value of the consideration paid to Old DK and SBTech shareholders in the Business Combination was approximately $2.7 billion, of which (A) approximately $2.055 billion was paid to (i) the current equityholders of Old DK (the “DK Sellers”) in the form of shares of Class A common stock of New DraftKings (“New DraftKings Class A common stock”), valued at the redemption price for the Company’s public shares in the Business Combination and (ii) holders of vested in-the-money options and warrants exercisable for DK equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock, and (B) approximately €590 million was paid to the SBT Sellers and holders of vested options exercisable for equity of SBT, consisting of (i) €180 million in cash, subject to customary net debt and working capital adjustments as well as certain other specified items (the “Cash Consideration”) payable in respect of the ordinary shares of SBT and 30% of the in-the-money vested options of SBT and (ii) approximately €410 million in shares of New DraftKings Class A common stock, valued at the redemption price for the Company’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock. Outstanding unvested options exercisable for DK or SBT equity (other than cashed-out options of SBT, for which the holders received a portion of the Cash Consideration for such options) converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DK granted restricted stock units to certain of its employees, which converted into restricted stock units denominated in New DraftKings Class A common stock. The Cash Consideration came from the following sources: (1) proceeds available from the Company’s Trust Account, after giving effect to all redemptions; and (2) proceeds from private placements of shares of the Company’s Class A common stock to certain institutional investors immediately prior to the closing of the Business Combination for $304.7 million of proceeds. In addition, in connection with the Business Combination, Jason Robins received shares of Class B common stock of New DraftKings (“New DraftKings Class B common stock”) such that as of immediately following the completion of the Business Combination, Mr. Robins held approximately ninety percent (90%) of the voting power of the capital stock of New DraftKings on a fully-diluted basis.
On April 23, 2020, the Company consummated the Business Combination. In connection with the closing of the Business Combination (the “Closing”), DEAC discontinued its existence as a Delaware company by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger as a Nevada corporation (the “reincorporation”). In addition, upon the Closing, Old DK and SBTech became wholly-owned subsidiaries of DEAC Nevada and DEAC Nevada changed its name to DraftKings Inc. (“New DraftKings” or “DraftKings”). References to the “Company” in these notes to the unaudited condensed consolidated financial statements refer to either DEAC before the Business Combination or New DraftKings after the Business Combination, as the context suggests.
PIPE Investment and Convertible Notes
In connection with satisfying the Minimum Proceeds Condition (as defined in the Business Combination Agreement), the Company entered into subscription agreements (the “Subscription Agreements”), each dated as of December 22, 2019, with certain institutional investors (the “Investors”), pursuant to which, among other things, the Company agreed to issue and sell, in private placements, an aggregate of 30,471,352 shares of Class A common stock for $10.00 per share and an aggregate of 3,000,000 warrants to purchase shares of Class A common stock (the “PIPE Investment”). The warrants have terms identical to New DraftKings’ publicly traded warrants.
On and after December 16, 2019, Old DK issued subordinated convertible promissory notes to certain investors in an aggregate principal amount of approximately $109.2 million (the “Convertible Notes”). Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest on the Convertible Notes converted immediately prior to the reincorporation into shares of Class A common stock, at a price per share equal to the price per share paid by the Investors in the PIPE Investment, which resulted in the issuance of 11,254,479 shares of Class A common stock on the Closing Date.
The PIPE Investment closed immediately prior to the Business Combination on the Closing Date. The shares of Class A common stock issued to the Investors and upon conversion of the Convertible Notes, were converted into shares of DraftKings’ Class A common stock upon consummation of the reincorporation and the Business Combination.
The shares issued to the Investors in the PIPE Investment and to the holders of Convertible Notes on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

For more information, please see the Registration Statement on Form S-1, originally filed by DEAC NV on April 15, 2020.
Financing
The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 10, 2019. The Company consummated the Public Offering on May 14, 2019, and, simultaneously with the closing of the Public Offering, the Sponsor and Harry E. Sloan purchased an aggregate of 6,333,334 warrants in a private placement (as described in Note 4) for a total purchase price of approximately $9,500,000. The closing of the Public Offering included a partial exercise (5,000,000 units) of the over-allotment option granted to the underwriters.
Upon the closing of the Public Offering and the private placement, $400,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).
Trust Account
The proceeds held in the Trust Account were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s amended and restated certificate of incorporation (the “Charter”) as of prior to the Business Combination provided that, other than the withdrawal of interest earned on the funds that may be released to the Company to fund working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of an initial business combination; (ii) the redemption of any of the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) included in the Units sold in the Public Offering properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units being sold in the Public Offering if the Company does not complete an initial business combination within 24 months from the closing of the Public Offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company was unable to complete an initial business combination within 24 months from the closing of the Public Offering. In connection with the Closing, the Company withdrew $404,981,569 of funds from the Trust Account to partially fund the Business Combination, pay transaction costs associated therewith and fund participant share redemptions.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (the “Securities Act”) registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

2.   Significant Accounting Policies
Basis of Presentation
These unaudited condensed consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for these periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year period and should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Form 10-K filed with the SEC on March 12, 2020.
Net Income (Loss) Per Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in the issuance of Common Stock that then shared in the earnings of the entity.
For the three months ended March 31, 2020, the Company had potentially dilutive securities in the form of 19,666,667 warrants, including 13,333,333 warrants issued as part of the Public Units and 6,333,334 Private Placement Warrants issued in the Private Placement. Of the total warrants outstanding for the period then ended, approximately 2,615,800 and 1,242,505 represent incremental shares of common stock, based on their assumed exercise, to be included in the weighted average number of shares of Class A common stock outstanding under the treasury stock method for the calculation of diluted income per share of Class A common stock. The Company uses the “treasury stock method” to calculate potential dilutive shares, as if they were redeemed for common stock at the beginning of the period.
The Company’s unaudited condensed consolidated statement of operations includes a presentation of net income per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise taxes of $50,000, working capital up to $250,000 annually, and income taxes of $246,289, by the weighted average number of Class A common stock for the period. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net income, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet with the exception of investments in the Trust Account which are carried at amortized cost.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of $22,555,870 consisting principally of underwriters’ discounts of $22,000,000 (including $14,000,000 of which payment is deferred) and $555,870 of professional, printing, filing, regulatory and other costs were charged to additional paid-in capital upon completion of the Public Offering.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
There were no unrecognized tax benefits as of March 31, 2020 and December 31, 2019. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. As of March 31, 2020 and December 31, 2019, the Company’s taxable income primarily consisted of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up and business combination costs and are not currently deductible. During the three months ended March 31, 2020, and the period from March 27, 2019 (inception) to March 31, 2019, the Company recorded income tax expense of $246,289 and nil, respectively.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
3.   Public Offering
Public Units
In the Public Offering, which closed May 14, 2019, the Company sold 40,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock and one-third of one redeemable warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the Public Offering. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation.
The Company granted the underwriters a 45-day option to purchase up to 5,250,000 additional Units to cover any over-allotment, at the Public Offering price less the underwriting discounts and commissions. The Company issued 5,000,000 Units in connection with the underwriters’ partial exercise of the over-allotment option.
Underwriting Commissions
The Company paid an underwriting discount of $8,000,000 ($0.20 per Unit sold) to the underwriters at the closing of the Public Offering on May 14, 2019, with an additional fee (“Deferred Discount”) of $14,000,000 ($0.35 per Unit sold) payable upon the Company’s completion of an initial business combination. The Deferred Discount becomes payable to the underwriters from the amounts held in the Trust Account solely in connection with the closing of its initial business combination.
Subsequent to March 31, 2020, in connection with the consummation of the Business Combination, the Company paid the Deferred Discount in full.
4.   Related Party Transactions
Founder Shares
On March 28, 2019, the Sponsor received 10,062,500 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.002 per share.
The Founder Shares are identical to the shares of Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
On April 10, 2019, the Sponsor transferred 4,930,625 Founder Shares to Harry E. Sloan (together with the Sponsor, the “initial stockholders”) for a purchase price of $12,250 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 5,131,875 Founder Shares. On May 10, 2019, the Sponsor and Mr. Sloan each forfeited at no cost 31,875 and 30,625 Founder Shares, respectively, to the Company in connection with the election by the underwriters of the Public Offering to exercise their over-allotment option in part and not in full, resulting in an aggregate of 10,000,000 Founder Shares outstanding. On December 31, 2019, the Sponsor transferred an aggregate of 80,000 Founder Shares to each of the Company’s independent directors.
The initial stockholders and the Company’s independent directors agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial business combination, or earlier if, subsequent to the Company’s initial business combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial business combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial business combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.
Private Placement Warrants
In conjunction with the Public Offering, the Sponsor and Harry E. Sloan purchased an aggregate of 6,333,334 Private Placement Warrants, at a price of $1.50 per warrant (approximately $9,500,000 in the aggregate) in the IPO Private Placement. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account such that at closing of the Public Offering, $400,000,000 was placed in the Trust Account. On December 31, 2019, the Sponsor transferred an aggregate of 333,332 Private Placement Warrants to certain of the Company’s independent directors.
The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination and they are non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable for cash by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the holders of these securities entered into the Stockholders Agreement (as defined below). See Note 8.
Sponsor Loans
The Sponsor agreed to loan the Company up to an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was payable without interest on the earlier of December 31, 2019 or the completion of the Public Offering. Upon completion of the Public Offering, $60,875 under the Note was repaid in full. As of March 31, 2020 and December 31, 2019, there was no outstanding balance under the Note.
Administrative Services Agreement
The Company entered into an administrative services agreement in which the Company reimbursed an affiliate of the Sponsor for office space, utilities and secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. For the three months ended March 31, 2020 and the period from March 27, 2019 (inception) to March 31, 2019, the Company incurred $45,000 and nil, respectively, of administrative services expenses under the arrangement.
The Company ceased paying these monthly fees upon the Closing.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans. No amounts were borrowed under this arrangement as of March 31, 2020 and December 31, 2019.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
5.   Commitments and Contingencies
Underwriting Agreement
As of March 31, 2020, the Company was committed to pay the Deferred Discount totaling $14,000,000, or 3.5% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of an initial business combination.
In connection with the Closing, the Company paid the Deferred Discount in full.
6.   Trust Account
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$405,002,234
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2020.
Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
As of December 31, 2019, investment securities in the Company’s Trust Account consisted of $403,960,089 in United States Treasury Bills and another $1,120 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2019 consolidated balance sheet and adjusted for the amortization or accretion of premiums or discounts. The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gain. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:
	Carrying Value at December 31, 2019	Gross unrealized Holding Gain	Quoted prices in Active Markets (Level 1)
Treasury Securities Held as of December 31, 2019(1)	$403,960,089	$31,347	$403,991,436

(1)
Maturity date March 24, 2020.

On April 23, 2020, in connection with the Business Combination, the Company liquidated the Trust Account to fund the Business Combination and related expenses. See Note 8.
7.   Stockholders’ Equity
Class A Common Stock — DEAC is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. At March 31, 2020 and December 31, 2019, there were 40,000,000 shares of Class A common stock issued and outstanding of which, 38,475,795 and 38,427,853, respectively, were classified outside of permanent equity.
Class B Common Stock — DEAC is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of DEAC’s Class B common stock are entitled to one vote for each share. At March 31, 2020 and December 31, 2019, there were 10,000,000 shares of Class B common stock issued and outstanding.
Preferred stock — DEAC is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At March 31, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of an initial business combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement relating to the Warrants. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem its outstanding Warrants (including the Private Placement Warrants) in whole and not in part, for the number of shares of Class A Common Stock determined by reference to the table set forth in the Company’s prospectus relating to the Public Offering based on the redemption date and the “fair market value” of the Class A Common Stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Common Stock) as the outstanding Warrants, as described above and if, and only if, there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. The “fair market value” of the shares of Class A Common Stock is the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances.
8.
Subsequent Events

As described in Note 1, the Company completed its initial business combination on April 23, 2020.
In connection with the closing of the Business Combination, the Company paid the Deferred Discount of $14,000,000 to the underwriters of the Public Offering and paid $90,172 to redeeming Class A stockholders.
On April 23, 2020, the Company closed the PIPE Investment. See Note 1. On April 15, 2020, the Company filed a Registration Statement on Form S-1 registering these shares, which was declared effective by the U.S. Securities and Exchange Commission on April 23, 2020.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Diamond Eagle Acquisition Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Diamond Eagle Acquisition Corp. (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the period from March 27, 2019 (inception) to December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from March 27, 2019 (inception) to December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2019.
New York, New York
March 11, 2020

DIAMOND EAGLE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEET
December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$491,225
Prepaid expenses	319,239
Total current assets	810,464
Cash and investments held in Trust Account	403,961,209
Total Assets	$404,771,673
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,493,133
Total current liabilities	1,493,133
Deferred underwriting compensation	14,000,000
Total Liabilities	15,493,133
Class A common shares subject to possible redemptions; 38,427,853 shares at approximately $10.00 per share	384,278,530
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,572,147 shares issued and outstanding, (excluding 38,427,853 shares subject to possible redemption)	157
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000
Additional paid-in capital	2,689,444
Retained earnings	2,309,409
Total stockholders’ equity, net	5,000,010
Total liabilities and stockholders’ equity	$404,771,673
See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
For the period from March 27, 2019 (inception) to December 31, 2019
Revenue	$—
General and administrative expenses	1,857,305
Loss from operations	(1,857,305)
Other income – interest on Trust Account	5,111,208
Income before provision for income tax	3,253,903
Provision for income tax	(944,494)
Net income	$2,309,409
Two Class Method:
Weighted average number of Class A common stock outstanding	40,000,000
Net income per common stock, Class A – basic and diluted	$0.09
Weighted average number of Class B common stock outstanding	10,010,045
Net loss per common stock, Class B – basic and diluted	$(0.15)
See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from March 27, 2019 (inception) to December 31, 2019
	Common Stock				Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Issuance of common stock to initial shareholder at approximately $0.002 per share	—	$—	10,062,500	$1,006	$23,994	$—	$25,000
Sale of Units to the public at $10.00 per unit	40,000,000	4,000	—	—	399,996,000	—	400,000,000
Underwriters’ discount and offering expenses	—	—	—	—	(22,555,869)	—	(22,555,869)
Sale of 6,333,334 Private Placement Warrants at $1.50 per warrant	—	—	—	—	9,500,000	—	9,500,000
Forfeiture of Class B shares by initial shareholders	—	—	(62,500)	(6)	6	—	—
Proceeds subject to possible redemption	(38,427,853)	(3,843)	—	—	(384,274,687)	—	(384,278,530)
Net income	—	—	—	—	—	2,309,409	2,309,409
Balance, December 31, 2019	1,572,147	$157	10,000,000	$1,000	$2,689,444	$2,309,409	$5,000,010

See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from March 27, 2019 (inception) to December 31, 2019
Cash flows from operating activities:
Net income	$2,309,409
Adjustments to reconcile net income to net cash used in operating activities:
Trust income reinvested in Trust Account	(5,111,208)
Changes in operating assets and liabilities:
Prepaid expenses	(319,239)
Accounts payable	1,268,808
Net cash used in operating activities	(1,852,230)
Cash flows from investing activities:
Principal deposited in Trust Account	(400,000,000)
Cash withdrawn from Trust for income taxes	1,149,999
Net cash used in investing activities	(398,850,001)
Cash flows from financing activities:
Proceeds from promissory note – related party	60,675
Repayment of promissory note – related party	(60,675)
Proceeds from private placement of warrants	9,500,000
Proceeds from sale of Class A ordinary shares	400,000,000
Payment of underwriters’ discount	(8,000,000)
Payment of offering costs	(306,544)
Net cash provided by financing activities	401,193,456
Increase in cash during period	491,225
Cash and equivalents at beginning of period	—
Cash and equivalents at end of period	$491,225
Supplemental disclosure of cash flow information:
Cash paid for taxes	$1,149,999
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,000,000
Class A common stock subject to possible redemption	$384,278,530
Offering costs paid by sponsor in exchange for founder shares (Class B Common Stock)	$25,000
Deferred offering costs included in accounts payable	$224,325
See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.
Organization and Business Operations

Incorporation
Diamond Eagle Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on March 27, 2019.
Subsidiaries
In connection with the proposed business combination (the “Business Combination”) with DraftKings Inc. (“DK”) and SBTech (Global) Limited (“SBT”), the Company formed a wholly-owned subsidiary, DEAC Merger Sub Inc., which was incorporated in Delaware on December 9, 2019 (“Merger Sub”). Merger Sub did not have any activity as of December 31, 2019.
Also in connection with an initial business combination, the Company formed another wholly-owned subsidiary, DEAC NV Merger Corp. (“DEAC Nevada”), which was incorporated in Nevada on November 13, 2019. DEAC Nevada did not have any activity as of December 31, 2019.
Sponsor
The Company’s sponsor is Eagle Equity Partners, LLC, a Delaware limited liability company (the “Sponsor”).
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected.
Financing
The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 10, 2019. The Company consummated the Public Offering on May 14, 2019, and, simultaneously with the closing of the Public Offering, the Sponsor and Harry E. Sloan purchased an aggregate of 6,333,334 warrants in a private placement (as described in Note 4) for a total purchase price of approximately $9,500,000. The closing of the Public Offering included a partial exercise (5,000,000 units) of the over-allotment option granted to the underwriters.
Upon the closing of the Public Offering and the private placement, $400,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).
Trust Account
The Trust Account can be invested in permitted United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s amended and restated certificate of incorporation (the “Charter”) provides that, other than the withdrawal of interest to pay income taxes, and the withdrawal of interest to fund the Company’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, if any, none of the funds held in Trust will be released until the earlier of: (i) the completion of an initial business combination; (ii) the redemption of any of the shares of Class A common stock included in the units sold in the Public Offering (the “Units”) properly tendered in connection with a stockholder vote to amend the Company’s Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the shares of Class A common stock included in the Units if the Company does not complete an initial business combination within 24 months from the closing of the Public Offering (May 14, 2021) or (iii) the redemption of 100% of the shares of Class A common stock included in the Units if the Company is unable to complete an initial business combination by May 14, 2021.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Business Combination
An initial business combination is subject to the following size, focus and stockholder approval provisions:
Size/Control — An initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into an initial business combination. The Company will not complete an initial business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.
Tender Offer/Stockholder Approval — The Company, after signing a definitive agreement for an initial business combination, will either (i) seek stockholder approval of an initial business combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares of Class A common stock, regardless of whether they vote for or against an initial business combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of an initial business combination, including interest but less income taxes payable, or (ii) provide stockholders with the opportunity to sell their shares of Class A common stock to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest but less income taxes payable. The decision as to whether the Company will seek stockholder approval of an initial business combination or will allow stockholders to sell their shares of Class A common stock in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of an initial business combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate business combination.
If the Company holds a stockholder vote in connection with an initial business combination, a public stockholder will have the right to redeem its shares of Class A common stock for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest but less income taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Going Concern and Liquidity
The Company has until May 14, 2021 to complete its initial business combination. If the Company does not complete an initial business combination within this period of time, it shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor, Harry E. Sloan and the Company’s executive officers and directors (the “initial stockholders”) have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an initial business combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.
As of December 31, 2019, the Company had $491,225 in cash and a working capital deficit of $682,669. In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of December 31, 2019, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity, in the form of Working Capital Loans, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of an initial business combination or a minimum one year from the date of issuance of these consolidated financial statements.
2.
Significant Accounting Policies

Basis of Presentation
The accompanying consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC.
Net Income (Loss) Per Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase approximately 13,333,333 and 6,333,334 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.
The Company’s consolidated statement of operations includes a presentation of net income per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted Class A common stock is calculated by dividing the interest income earned on the Trust Account of  $5,111,208, net of applicable franchise taxes of $153,971, working capital up to $250,000 annually, and income taxes of  $944,494, by the weighted average number of Class A common stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss of

$1,453,333, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable.
The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of  $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheet with the exception of investments in Trust, as they are carried at amortized cost.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of  $22,555,869 consisting principally of underwriters’ discounts of  $22,000,000 (including $14,000,000 of which payment is deferred) and $555,869 of professional, printing, filing, regulatory and other costs were charged to additional paid-in capital upon completion of the Public Offering. Approximately $224,395 of such offering expenses were accrued but unpaid at December 31, 2019.
Redeemable Shares
As discussed in Note 1, all of the 40,000,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of shares of Class A common stock under the Company’s Charter. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its Charter provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.
Accordingly, at December 31, 2019, 38,427,853 shares of the 40,000,000 shares of Class A common stock included in the Units were classified outside of permanent equity.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
There were no unrecognized tax benefits as of December 31, 2019. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the period from March 27, 2019 (inception) to December 31, 2019, the Company recorded an income tax expense of $944,494.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
3.
Public Offering

On May 14, 2019, the Company sold 40,000,000 Units at a price of  $10.00 per unit in the Public Offering. Each Unit consists of one share of Class A common stock of the Company, $0.0001 par value per share (the “Public Shares”), and one-third of one warrant to purchase one share of Class A common stock (the “Public Warrants”). The closing of the Public Offering included a partial exercise (5,000,000 Units) of the overallotment option granted to the underwriters.
Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of  $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of an initial business combination and

12 months from the closing of the Public Offering. However, if the Company does not complete an initial business combination on or prior to the 24-month period allotted to complete an initial business combination, the Public Warrants will expire at the end of such period. Under the terms of a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company has agreed to, following the completion of an initial business combination, use its best efforts to file a new registration statement under the Securities Act for the registration of the shares of Class A common stock issuable upon exercise of the Public Warrants. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Public Warrants issued in connection with the 40,000,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.
The Company granted the underwriters a 45-day option to purchase up to 5,250,000 additional Units to cover any over-allotments at the Public Offering price less the underwriting discounts and commissions. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Public Offering. Prior to the Public Offering, the underwriters’ elected to exercise a portion of the over-allotment option for 5,000,000 additional Units for additional gross proceeds of  $50 million. The partial exercise resulted in a reduction of 62,500 shares of Class B common stock subject to forfeiture and are considered as forfeited in the accompanying consolidated balance sheet.
The Company paid an upfront underwriting discount of  $8,000,000 ($0.20 per Unit sold) in the aggregate to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to $14,000,000 ($0.35 per Unit sold) to become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes an initial business combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.
4.
Related Party Transactions

Founder Shares
On March 28, 2019, the Sponsor received 10,062,500 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of  $25,000, or approximately $0.002 per share.
The Founder Shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
On April 10, 2019, the Sponsor transferred 4,930,625 Founder Shares to Harry E. Sloan (together with the Sponsor, the “initial stockholders”) for a purchase price of  $12,250 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 5,131,875 Founder Shares. On May 10, 2019, the Sponsor and Mr. Sloan each forfeited at no cost 31,875 and 30,625 Founder Shares, respectively, to the Company in connection with the election by the underwriters of the Public Offering to exercise their over-allotment option in part and not in full, resulting in an aggregate of 10,000,000 Founder Shares outstanding. On December 31, 2019, the Sponsor transferred 20,000 Founder Shares to each of the Company’s independent directors, resulting in the Sponsor holding 5,020,000 Founder Shares, for the same per-share purchase price initially paid by the Sponsor.
The initial stockholders and the Company’s independent directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of  (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Rights — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial stockholders have agreed to waive their redemption rights in connection with an initial business combination with respect to the Founder Shares and any Public Shares they may purchase, and to waive their redemption rights with respect to the Founder Shares if the Company fails to complete an initial business combination within 24 months from the closing of the Public Offering.
Voting — If the Company seeks stockholder approval of an initial business combination, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of an initial business combination.
Liquidation — Although the initial stockholders and their permitted transferees have waived their redemption rights with respect to the Founder Shares if the Company fails to complete an initial business combination within the prescribed time frame, they will be entitled to redemption rights with respect to any Public Shares they may own.
Private Placement Warrants
In conjunction with the Public Offering, the Sponsor and Harry E. Sloan purchased an aggregate of 6,333,334 private placement warrants (the “Private Placement Warrants”), at a price of  $1.50 per warrant (approximately $9,500,000 in the aggregate) in the Private Placement. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account such that at closing of the Public Offering, $400,000,000 was placed in the Trust Account. On December 31, 2019, the Sponsor transferred 66,666 Private Placement Warrants to Scott Delman and 133,333 Private Placement Warrants to each of Joshua Kazam and Fredric Rosen for the same per-warrant purchase price initially paid by the Sponsor.
The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial business combination and they are non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable for cash by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.
If the Company does not complete an initial business combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor, Scott Delman, Fredric Rosen, Joshua Kazam and Harry E. Sloan will expire worthless.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Loans
The Sponsor agreed to loan the Company up to an aggregate of  $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. These loans were payable without interest on the earlier of December 31, 2019 or the completion of the Public Offering. Upon completion of the Public Offering, $60,675 was repaid in full. At December 31, 2019, there were no amounts outstanding under the Note.
Administrative Services
The Company will reimburse the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team by the Sponsor, members of the Sponsor, and the Company’s management team or their affiliates in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and the Company does not pay a third party directly for such services, from the date of closing of the Public Offering. As of December 31, 2019, $90,000 of administrative expenses were incurred under this agreement and paid to the Sponsor. Upon completion of an initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors intend to loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of  $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. No amounts were borrowed under this arrangement as of December 31, 2019.
5.
Commitments and Contingencies

The Company is committed to pay the Deferred Discount totaling $14,000,000, or 3.5% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of an initial business combination. The underwriters will not be entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no business combination.
6.
Trust Account and Fair Value Measurements

As of December 31, 2019, investment securities in the Company’s Trust Account consisted of $403,960,089 in United States Treasury Bills and another $1,120 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2019 consolidated balance sheet and adjusted for the amortization or accretion of premiums or discounts. The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gain. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:
	Carrying Value at December 31, 2019	Gross unrealized Holding Gain	Quoted prices in Active Markets (Level 1)
Treasury Securities Held as of December 31, 2019(1)	$403,960,089	$31,347	$403,991,436

(1)
Maturity date March 24, 2020.

7.
Stockholders’ Equity

Common Stock — The authorized shares of common stock of the Company include up to 400,000,000 shares, including 380,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock. Holders of the shares of Class A common stock and holders of the shares of Class B common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Each share of common stock has one vote. At December 31, 2019, there were 40,000,000 shares of Class A common stock outstanding and 10,000,000 shares of Class B common stock outstanding. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of the Public Offering, on May 10, 2019, the Sponsor and Harry E. Sloan surrendered an aggregate of 62,500 Founder Shares (consisting of 31,875 by the Sponsor and 30,625 by Harry E. Sloan) to the Company for no consideration, resulting in the Sponsor holding 5,100,000 Founder Shares and Harry E. Sloan holding 4,900,000 Founder Shares. On December 31, 2019, the Sponsor transferred 20,000 Founder Shares to each of the Company’s independent directors, resulting in the Sponsor holding 5,020,000 Founder Shares, for the same per-share purchase price initially paid by the Sponsor.
Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares. At December 31, 2019, no preferred shares were outstanding.
Warrants — Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of an initial business combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement relating to the warrants. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of  $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem its outstanding warrants in whole and not in part, for the number of shares of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Public Offering based on the redemption date and the “fair market value” of the Class A common stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the shares of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding warrants, as described above and if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. The “fair market value” of the shares of Class A common stock is the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
8.
Income Tax

The Company incurred United States federal income tax expense of approximately $944,494 for the period from March 27, 2019 (date of inception) through December 31, 2019.
The Company made three estimated quarterly tax payments of  $383,333 each, to the Internal Revenue Service (“IRS”) for federal income taxes estimated for 2019 on interest earned in the Trust Account. The funds were paid from the Trust Account. At December 31, 2019, the Company had prepaid federal income taxes of  $205,505 included in prepaid expenses on the accompanying consolidated balance sheet.
The Company’s provision for income tax consists of the following:
For the Period Ended December 31, 2019
Federal
Current	$944,494
Deferred	(261,174)
State
Current	—
Deferred	—
Change in valuation allowance	261,174
Income tax provision	$944,494
The Company incurred costs of  $1,237,757 related to its search to complete a business combination which are not deductible for federal income tax purposes and resulted in the generation of a deferred tax asset of  $261,174 which is available to offset future taxable income.
In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The

Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:
For the Period Ended December 31, 2019
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Deferred tax rate change
Change in valuation allowance	8.0%
Income tax provision	29.0%

9.
Business Combination

On December 22, 2019, the Company entered into a business combination agreement (the “Business Combination Agreement”) with DraftKings Inc., a Delaware corporation (“DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBT”), the shareholders of SBT (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of the Company (“DEAC Nevada”) and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which (i) the Company will change its jurisdiction of incorporation to Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) Merger Sub will merge with and into DK with DK surviving the merger (the “DK Merger”), and (iii) immediately following the DK Merger, New DraftKings (as defined below) will acquire all of the issued and outstanding share capital of SBT. Upon consummation of the transactions contemplated by the Business Combination Agreement, DraftKings and SBT will become wholly owned subsidiaries of DEAC Nevada, which will be renamed “DraftKings Inc.” and is referred to herein as “New DraftKings” both as of the time of the reincorporation and following such name change.
DK is a digital sports entertainment and gaming company. DK provides users with daily fantasy sports, sports betting and iGaming opportunities. SBT’s principal business activities involve the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products.
The aggregate value of the consideration to be paid to DK and SBT shareholders in the Business Combination is approximately $2.7 billion, of which (A) approximately $2.055 billion will be paid to (i) the current equityholders of DK (the “DK Sellers”) in the form of shares of Class A common stock of New DraftKings (“New DraftKings Class A common stock”), valued at the redemption price for the Company’s public shares in the Business Combination, plus in the case of Jason Robins, such additional number of shares of Class B common stock of New DraftKings (“New DraftKings Class B common stock”) such that as of immediately following the completion of the Business Combination, Mr. Robins shall have approximately ninety percent (90%) of the voting power of the capital stock of New DraftKings on a fully-diluted basis, and (ii) holders of vested in-the-money options and warrants exercisable for DK equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock, and (B) approximately €590 million will be paid to the SBT Sellers and holders of vested options exercisable for equity of SBT, consisting of  (i) €180 million in cash, subject to customary net debt and working capital adjustments as well as certain other specified items (the “Cash Consideration”) payable in respect of the ordinary shares of SBT and 30% of the in-the-money vested options of SBT and (ii) approximately €410 million in shares of New DraftKings Class A common stock, valued at the redemption price for the Company’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings

Class A common stock. Outstanding options exercisable for DK or SBT equity (other than cashed-out options of SBT, for which the holders will receive a portion of the Cash Consideration for such options) will be converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DK granted restricted stock units to certain of its employees, which will be converted into restricted stock units denominated in New DraftKings Class A common stock. The Cash Consideration will come from the following sources: (1) proceeds available from the Company’s Trust Account, after giving effect to any and all redemptions; and (2) proceeds from private placements of shares of the Company’s Class A common stock to certain institutional investors to occur immediately prior to the closing of the Business Combination, of which the Company currently has commitments for $304.7 million of proceeds.
Additional information regarding DK, SBT and the Business Combination is available in the definitive proxy statement/prospectus filed with the SEC on January 6, 2020.

16,000,000 Shares of Class A Common Stock
16,000,000 Shares of Class A Common Stock
Offered by the Selling Stockholders

PROSPECTUS

October   , 2020
Joint Book-Running Managers
Credit Suisse	Goldman Sachs & Co. LLC
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.
Securities and Exchange Commission registration fee	$112,657.54
FINRA filing fee	225,000.00
Accounting fees and expenses	275,000.00
Legal fees and expenses	625,000.00
Transfer agent and registrar fees and expenses	5,000.00
Advisory fees	550,000.00
Financial printing and miscellaneous expenses	100,000.00
Total	$1,892,657.54

Item 14.
Indemnification of Directors and Officers.

Our articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.
Our amended and restated articles of incorporation and bylaws also provide for indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.
These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.
We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.
The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15.
Recent Sales of Unregistered Securities.

Private Placements in Connection with IPO
On March 28, 2019, our Sponsor purchased an aggregate of 10,062,500 founder shares in exchange for a capital contribution of $25,000, or approximately $0.002 per share. On April 10, 2019, our Sponsor transferred 4,930,625 founder shares to Harry E. Sloan for a purchase price of $12,250 (the same per-share price initially paid by our Sponsor), resulting in the Sponsor holding 5,131,875 founder shares.
The Sponsor and Mr. Sloan purchased an aggregate of 6,333,334 private placement warrants in connection with DEAC’s initial public offering, at a price of $1.50 per warrant, or $9,550,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share.
The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the registrant.
Transaction Consideration
In connection with the Business Combination, at the Closing on April 23, 2020, DraftKings issued 186,329,945 shares of Class A common stock to the holders of common stock of Old DK and 40,739,291 shares of Class A common stock to the holders of ordinary shares of SBTech. The Stock Consideration Shares were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.
Private Placement and Convertible Notes
In connection with satisfying the Minimum Proceeds Condition (as defined in the Business Combination Agreement), DEAC entered into the Subscription Agreements, each dated as of December 22, 2019, with the PIPE Investors, pursuant to which, among other things, DEAC agreed to the Private Placement. The warrants have terms identical to the Company’s publicly traded warrants.
On and after December 16, 2019, DraftKings issued subordinated convertible promissory notes to certain investors in an aggregate principal amount of approximately $109.2 million (the “Convertible Notes”). Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest on the Convertible Notes converted immediately prior to the reincorporation into shares of DEAC Class A common stock, at a price per share equal to the price per share paid by the Investors in the Private Placement, which resulted in the issuance of 11,254,479 shares of DEAC Class A common stock on the Closing Date.
The Private Placement closed immediately prior to the Business Combination on the Closing Date. The shares of DEAC Class A common stock issued to the PIPE Investors and upon conversion of the Convertible Notes, were converted into shares of DraftKings Class A common stock upon consummation of the reincorporation and the Business Combination.
The shares issued to the Investors in the Private Placement and to the holders of Convertible Notes on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.
Old DK Warrant Exercise
Following the Closing of the Business Combination, PacWest Bancorp exercised its option to convert former warrants issued by Old DK into shares of Class A common stock. As a result of the exercise, DraftKings delivered 59,433 shares of Class A common stock to PacWest Bancorp on May 4, 2020. The shares issued to PacWest Bancorp were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.
Item 16.
Exhibits and Financial Statements.

(a) Exhibits.   The following exhibits are being filed herewith:
Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1†	Business Combination Agreement, dated as of December 22, 2019, among DraftKings Inc., SBTech (Global) Limited, SBTech’s shareholders, Diamond Eagle Acquisition Corp., DEAC NV Merger Corp. and a wholly-owned subsidiary of DEAC (incorporated by reference to Exhibit 2.1 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
2.2	Agreement and Plan of Merger, dated as of March 12, 2020, by and among Diamond Eagle Acquisition Corp. and DEAC NV Merger Corp. (incorporated by reference to Exhibit 2.3 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
2.3	Amendment to Business Combination Agreement, dated as of April 7, 2020, among DraftKings Inc., SBTech (Global) Limited, SBTech’s shareholders, Diamond Eagle Acquisition Corp., DEAC NV Merger Corp. and a wholly-owned subsidiary of DEAC (incorporated by reference to Exhibit 2.4 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
3.1	Amended and Restated Articles of Incorporation of DraftKings Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020)
3.2	Amended and Restated Bylaws of DraftKings Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.1	Specimen Class A Common Stock Certificate of DraftKings (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.2	Form of Warrant Certificate of DraftKings Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.3	Warrant Agreement, dated May 10, 2019, by and between Diamond Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Diamond Eagle Acquisition Corp.’s Current Report on Form 8-K filed on May 14, 2019).
4.4	Assignment and Assumption Agreement, dated April 23, 2020, by and among DraftKings Inc., DEAC, Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
5.1*	Opinion of Greenberg Traurig, LLP as to the validity of the common stock.
10.1	DraftKings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.2	Form of Subscription Agreement, dated December 22, 2019, by and between Diamond Eagle Acquisition Corp. and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.2 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020.
10.3	Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Matt Kalish (incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).

Exhibit No.	Description
10.4	Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Paul Liberman (incorporated by reference to Exhibit 10.3 the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.5	Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Jason Robins (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.6	Executive Employment Agreement, dated May 30, 2019, between DraftKings Inc. and Jason Park (incorporated by reference to Exhibit 10.3 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020.
10.7	DraftKings Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.9	Earnout Escrow Agreement, dated April 23, 2020, by and among DraftKings Inc., Shalom Meckenzie, in his capacity as SBT Sellers’ Representative, Eagle Equity Partners LLC, Jeff Sagansky, Eli Baker, Harry Sloan, I.B.I. Trust Management, the trustee, and Computershare Trust Company, N.A., as escrow agent (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.10	Stockholders Agreement, dated April 23, 2020, by and among DraftKings Inc., the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.11	Amendment to Stockholders Agreement, dated October 5, 2020, by and among DraftKings Inc., the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on October 5, 2020).
10.12	Share Exchange Agreement, dated April 23, 2020, by and among DraftKings Inc., a Delaware corporation, Jason Robins and DEAC NV Merger Corp. (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.13†**	Agreement for the Provision of a Sports Betting Solution (“License Agreement”), between Sports Information Services Limited and Crown Gaming Inc., dated as of June 19, 2018 (incorporated by reference to Exhibit 10.5 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.14†**	Addendum to License Agreement, between Sports Information Services Limited and Crown Gaming Inc., dated as of August 22, 2019 (incorporated by reference to Exhibit 10.6 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.15†**	Addendum, dated as of July 23, 2020 to the Agreement for the Provision of a Sports Betting Solution between Sports Information Services Limited and Crown Gaming Inc., dated as of June 19, 2018 (incorporated by reference to Exhibit 10.1 to DraftKings Inc.’s Current Report on Form 8-K (File No. 001-38908), filed with the SEC on July 23, 2020).
10.16	Amended and Restated Loan and Security Agreement (the “LSA”), dated October 21, 2016, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.7 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).

Exhibit No.	Description
10.17	First Amendment to the LSA, dated July 28, 2017, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.8 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.18	Second Amendment to the LSA, dated December 28, 2017, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.9 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.19	Third Amendment and Joinder to the LSA, dated July 3, 2018, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.10 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.20	Fourth Amendment to the LSA, dated December 19, 2018, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.11 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.21	Fifth Amendment to the LSA, dated March 28, 2019 by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.12 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.22	Sixth Amendment to the LSA, dated August 15, 2019, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.13 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.23	Seventh Amendment to the LSA, dated April 23, 2020, by and among DraftKings Inc. (a Nevada corporation), DraftKings Inc. (a Delaware corporation), Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.20 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.24	Eighth Amendment to the LSA, dated June 30, 2020, by and among DraftKings Inc. (a Nevada corporation), DraftKings Inc. (a Delaware corporation), Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.11 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2020).
10.25*	Ninth Amendment to the LSA, dated September 14, 2020, by and among DraftKings Inc. (a Nevada corporation), DraftKings Inc. (a Delaware corporation), Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank.
10.26	DraftKings Inc. 2017 Equity Incentive Plan, as amended from time to time (incorporated by reference to Exhibit 10.22 of the Company’s Registration Statement on Form S-1 (No. 333-238051), filed with the SEC on May 6, 2020).
10.27	DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan, as amended from time to time (incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-1 (No. 333-238051), filed with the SEC on May 6, 2020).
10.28	SBTech (Global) Limited 2011 Global Share Option Plan (incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1 (No. 333-238051), filed with the SEC on May 6, 2020).
10.29	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.10 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2020).
10.30	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.11 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2020).

Exhibit No.	Description
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Diamond Eagle Acquisition Corp.
23.2	Consent of BDO USA, LLP, independent registered public accounting firm of DraftKings Inc.
23.3	Consent of Ziv Haft, CPA (Isr.), a BDO Member Firm, independent registered public accounting firm of SBTech (Global) Limited.
23.4*	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of this registration statement).
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB+*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE+*	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

**
Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv). The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

(b) Financial Statements.   The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 17.
Undertakings.

The undersigned registrant, hereby undertakes:
(a) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c) The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or

497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 6th day of October, 2020.
DraftKings Inc.
By:
/s/ R. Stanton Dodge

Name:
R. Stanton Dodge

Title:
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 6th day of October, 2020.
Name	Position	Date

* Jason D. Robins	Chief Executive Officer and Chairman (Principal Executive Officer)	October 6, 2020
* Jason K. Park	Chief Financial Officer (Principal Financial Officer)	October 6, 2020
* Erik Bradbury	Chief Accounting Officer (Principal Accounting Officer)	October 6, 2020
* Harry Evans Sloan	Vice Chairman	October 6, 2020
* Michael Gavin Isaacs	Director	October 6, 2020

* Matthew Kalish	Director	October 6, 2020
* Woodrow H. Levin	Director	October 6, 2020
* Paul Liberman	Director	October 6, 2020
* Shalom Meckenzie	Director	October 6, 2020
* Jocelyn Moore	Director	October 6, 2020
* Ryan R. Moore	Director	October 6, 2020

Name	Position	Date
* Valerie Mosley	Director	October 6, 2020
* Steven J. Murray	Director	October 6, 2020
* Hany M. Nada	Director	October 6, 2020
* Richard Rosenblatt	Director	October 6, 2020
* John S. Salter	Director	October 6, 2020
* Marni M. Walden	Director	October 6, 2020

*By:
/s/ R. Stanton Dodge

R. Stanton Dodge
As Attorney-in-Fact